UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Section 240.14a-12

Bluerock Residential Growth REIT, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
March 10, 2022
Dear Stockholder,
You are cordially invited to attend a special meeting of stockholders of Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company” or “Bluerock Residential”), to be held online as a virtual meeting on April 12, 2022, at 11:00 a.m., New York time. At the special meeting, you will be asked to consider and vote on the merger (the “merger”) of the Company with and into Badger Merger Sub LLC (“Merger Sub”), a wholly owned subsidiary of Badger Parent LLC (“Parent”), an affiliate of Blackstone Inc. (“Blackstone”), pursuant to the Agreement and Plan of Merger, dated as of December 20, 2021, and as it may be amended from time to time, among the Company, Parent and Merger Sub (the “merger agreement”). Due to the public health impact of the coronavirus pandemic and to support the health and well-being of our stockholders and our community, the special meeting will be held in a virtual meeting format only, via live webcast.
If the merger is completed, each share of Common Stock (as defined below) that is issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive $24.25 in cash, without interest and less any applicable withholding taxes, as more fully described in the enclosed proxy statement (the “merger consideration”).
In connection with the merger, Bluerock Residential has agreed that, subject to the terms and conditions of the merger agreement, Bluerock Residential will use commercially reasonable efforts to, prior to the effective time of the merger, effect a contribution of certain single-family properties and other assets of Bluerock Residential (the “separation”) to Bluerock Homes Trust, Inc., a Maryland corporation (“Bluerock Homes”), a newly formed subsidiary of the Company. Following the separation, the Company will distribute, on a pro rata basis to holders of Common Stock (as defined below), the outstanding shares of Bluerock Homes common stock (the “distribution”). After the distribution is completed, Bluerock Homes will be a separate externally managed, publicly traded real estate investment trust (“REIT”). The completion of the separation and the distribution is a condition to the closing of the merger under the merger agreement, and the shares of Bluerock Homes common stock to be received in the distribution are in addition to the merger consideration.
Only holders of record of our Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and our Class C Common Stock, $0.01 par value per share (the “Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”), at the close of business on March 7, 2022, are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof.
Our board of directors has unanimously determined and declared that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company and its stockholders and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger and the other proposals to be considered at the special meeting.
The merger must be approved by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the merger by the holders of the issued and outstanding Common Stock. The notice of special meeting and proxy statement accompanying this letter provide you with more specific information concerning the special meeting, the merger, the merger agreement and the other transactions contemplated thereby. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about the Company from us or from documents we have filed with the U.S. Securities and Exchange Commission.
Our stockholders are not required to approve the distribution, and are not required to take any action to receive shares of Bluerock Homes common stock. The number of shares of Common Stock that you own prior to the distribution will not change as a result of the distribution.
Your vote is very important regardless of the number of shares of Common Stock that you own. Whether or not you plan to attend the special meeting, we request that you authorize a proxy to vote your shares of Common Stock by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares of Common Stock voted as instructed in your proxy, or you may withdraw your proxy at the special meeting and vote your shares of Common Stock via the special meeting website. If you fail to vote by proxy or via the special meeting website, or fail to instruct your broker, bank or other nominee on how to vote, it will have the same effect as a vote “AGAINST” approval of the merger.
On behalf of the board of directors, thank you for your continued support.
Sincerely,
R. Ramin Kamfar
Chief Executive Officer and Chairman
This proxy statement is dated March 10, 2022, and is first being mailed to our stockholders on or about March 11, 2022.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON April 12, 2022
To the Stockholders of Bluerock Residential Growth REIT, Inc.:
You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”), to be held online as a virtual meeting on April 12, 2022, at 11:00 a.m., New York time. The special meeting is being held for the purpose of acting on the following matters:
1.
To consider and vote on a proposal to approve the merger of the Company with and into Badger Merger Sub LLC (“Merger Sub”), a wholly owned subsidiary of Badger Parent LLC (“Parent”), contemplated by the Agreement and Plan of Merger, dated as of December 20, 2021, and as it may be amended from time to time, among the Company, Parent and Merger Sub (the “proposal to approve the merger”);

2.
To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (the “proposal to approve the merger-related compensation”); and

3.
To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger (the “proposal to approve adjournment of the meeting”).

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to the Maryland General Corporation Law, as amended (the “Maryland General Corporation Law”), and our bylaws, only the matters set forth in this Notice of Special Meeting may be brought before the special meeting. Our board of directors has fixed the close of business on March 7, 2022, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof. All holders of record of our Common Stock (as defined below) as of the record date are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting. The vote of the holders of our preferred stock is not required to approve any of the proposals at the special meeting and is not being solicited.
Our board of directors has unanimously determined and declared that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company and its stockholders and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve the merger-related compensation, and “FOR” the proposal to approve adjournment of the meeting.
The merger must be approved by the affirmative vote of the holders of our Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and Class C Common Stock, $0.01 par value per share (the “Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”) entitled to cast a majority of all the votes entitled to be cast on the merger. Accordingly, your vote is very important regardless of the number of shares of Common Stock that you own. Whether or not you plan to attend the special meeting, we request that you authorize a proxy to vote your shares of Common Stock by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the special meeting, you may continue to have your shares of Common Stock voted as instructed in your proxy, or you may withdraw your proxy at the special meeting and vote your shares of Common Stock via the special meeting website. If you fail to vote by proxy or via the special meeting website, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger.

Each of the proposal to approve the merger-related compensation and the proposal to approve adjournment of the meeting requires the affirmative vote of a majority of the votes cast on such proposal. If you fail to vote by proxy or via the special meeting website, or fail to instruct your broker, bank or other nominee on how to vote, it will have no effect on the outcome of such proposals, assuming a quorum is present. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals.
Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Secretary, or by voting at the special meeting via the special meeting website. Attendance at the special meeting alone will not be sufficient to revoke a previously authorized proxy.
Holders of shares of Common Stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares of Common Stock in connection with the merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Our board of directors has made no such determination.
We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares of Common Stock will be represented and voted even if you do not attend the special meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.
BY ORDER OF THE BOARD OF DIRECTORS
Michael L. Konig Secretary
New York, New York
March 10, 2022

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Page
STOCKHOLDER PROPOSALS	110
HOUSEHOLDING OF PROXY MATERIALS	111
OTHER MATTERS	112
WHERE YOU CAN FIND MORE INFORMATION	113
EXHIBITS
Exhibit A — Agreement and Plan of Merger, dated as of December 20, 2021, by and among Bluerock Residential Growth REIT, Inc., Badger Parent LLC and Badger Merger Sub LLC	A-1
Exhibit B — Opinion of Morgan Stanley & Co. LLC, dated December 19, 2021	B-1
Exhibit C — Opinion of Duff & Phelps, a Kroll Business operating as Kroll, LLC, dated December 19, 2021	C-1
Exhibit D — Opinion of Robert A. Stanger & Company, Inc., dated December 19, 2021	D-1

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SUMMARY
This summary highlights only selected information from this proxy statement relating to (1) the merger (the “merger”) of Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company” or “Bluerock Residential”), with and into Badger Merger Sub LLC (“Merger Sub”), a wholly owned subsidiary of Badger Parent LLC (“Parent”), an affiliate of Blackstone Inc. (“Blackstone”), and (2) other matters contemplated by the Agreement and Plan of Merger, dated as of December 20, 2021, and as it may be amended from time to time, among the Company, Parent, and Merger Sub (the “merger agreement”). This summary does not contain all the information about the merger and related transactions contemplated by the merger agreement that may be important to you. As a result, to understand the merger and the related transactions fully and for a more complete description of the terms of the merger and related transactions, you should read carefully this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement attached as Exhibit A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about March 11, 2022.
The Parties to the Merger (page 28)
Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
(212) 843-1601
Bluerock Residential Growth REIT, Inc., which we refer to as “we,” “our,” “us,” “Bluerock Residential” or the “Company,” was formed as a Maryland corporation in July 2008 and elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), beginning with our taxable year ended December 31, 2010. Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a high-quality portfolio of apartment communities and single-family residential homes in demographically attractive growth markets and by implementing our investment strategies and our “Live/Work/Play Initiatives” to achieve sustainable long-term growth in both our core funds from operations and net asset value. The Company’s website is www.bluerockresidential.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the U.S. Securities and Exchange Commission (the “SEC”). Shares of Class A Common Stock are listed on the NYSE American under the symbol “BRG.” For additional information about us and our business, please refer to “Where You Can Find More Information.”
Badger Parent LLC
c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
(212) 583-5000
Parent is a Delaware limited liability company and an affiliate of the Guarantor. Parent was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The Guarantor is an affiliate of Blackstone.
Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $279 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, multifamily and single-family housing, office, hospitality and retail. Blackstone’s opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ strategy comprises open-ended funds that invest in substantially stabilized real estate assets globally and Blackstone Real Estate Income Trust, Inc., a non-listed REIT that invests in U.S. income-generating assets. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).

Badger Merger Sub LLC
c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
(212) 583-5000
Merger Sub is a Delaware limited liability company. Parent is the sole member of Merger Sub. Merger Sub was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, we will merge with and into Merger Sub, and Merger Sub will continue as the surviving company.
About Bluerock Homes
Bluerock Homes Trust, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
(212) 843-1601
Bluerock Homes Trust, Inc. (“Bluerock Homes”) was formed as a Maryland corporation and wholly owned subsidiary of Bluerock Residential on December 16, 2021 for the purpose of effecting, prior to the merger, the separation of certain single-family properties and other assets of Bluerock Residential (the “separation,” and such properties, the “single-family properties”) from the remainder of our business, followed by a pro rata distribution to holders of Common Stock of the outstanding shares of Bluerock Homes common stock (the “distribution”). Bluerock Homes will be an externally managed, publicly traded REIT following the distribution. The headquarters of Bluerock Homes will be located in New York, New York, at 1345 Avenue of the Americas, 32nd Floor, and its telephone number is (212) 843-1601.
The Special Meeting (page 30)
The Proposals
The special meeting of our stockholders (the “special meeting”) will be held online as a virtual meeting on April 12, 2022, at 11:00 a.m., New York time. At the special meeting, holders of our Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and our Class C Common Stock, $0.01 par value per share (the “Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”), as of the record date, which was the close of business on March 7, 2022, will be asked to consider and vote on (1) a proposal to approve the merger (the “proposal to approve the merger”), (2) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (the “proposal to approve the merger-related compensation”) and (3) a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger (the “proposal to approve adjournment of the meeting”).
Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.
Record Date, Notice and Quorum
All stockholders of record of shares of our Common Stock as of the record date, which was the close of business on March 7, 2022, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Class A Common Stock that such holder owned as of the record date, and will be entitled to cast 50 votes on each matter presented at the special meeting for each share of Class C Common Stock that such holder owned as of the record date. On the record date, there were 29,260,629 shares of Class A Common Stock and 76,603 shares of Class C Common Stock outstanding and entitled to vote at the special meeting.

The presence virtually via the special meeting website or by proxy of our common stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date. Pursuant to our bylaws, the board of directors may adjourn the meeting, whether or not a quorum is present, and reconvene as the board may determine (subject to certain restrictions in the merger agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).
Required Vote
Completion of the merger requires approval of the merger by the affirmative vote of the holders of the issued and outstanding Common Stock entitled to cast a majority of all the votes entitled to be cast on the merger. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Class A Common Stock that such holder owned as of the record date, and will be entitled to cast 50 votes on each matter presented at the special meeting for each share of Class C Common Stock that such holder owned as of the record date. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, if you fail to vote by proxy or at the special meeting via the special meeting website (including by abstaining), or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as voting against the proposal to approve the merger.
Each of the proposal to approve the merger-related compensation and the proposal to approve adjournment of the meeting requires the affirmative vote of a majority of the votes cast on such proposal. Approval of these proposals is not a condition to completion of the merger. For the purpose of each of these proposals, if you fail to vote by proxy or at the special meeting via the special meeting website, or fail to instruct your broker, bank or other nominee on how to vote, it will not have any effect on the outcome of such proposals. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals, assuming a quorum is present.
The vote of the holders of our Series B Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), 7.625% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), 7.125% Series D Cumulative Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), and Series T Redeemable Preferred Stock, par value $0.01 per share (“Series T Preferred Stock”), which we refer to collectively as “Preferred Stock,” is not required to approve any of the proposals at the special meeting and is not being solicited.
As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 818,724 shares of our Class A Common Stock and approximately 72,964 shares of our Class C Common Stock, entitling them to exercise approximately 13.50% of the voting power of our Common Stock entitled to vote at the special meeting, in each case including excess shares (as defined below). Our directors and executive officers have informed us that they intend to vote the shares of Common Stock that they own in favor of the proposal to approve the merger, in favor of the proposal to approve the merger-related compensation and in favor of the proposal to approve adjournment of the meeting. Under the Stockholders Agreement, dated October 31, 2017 among the Company and the stockholders party thereto (the “stockholders agreement”), if at any meeting of stockholders the holders of Class C Common Stock own shares of Class C Common Stock representing more than 9.9% of the voting rights of the then-outstanding Common Stock (such shares, the “excess shares”), then such holders shall vote such excess shares as directed by the board of directors. Under the merger agreement, unless the board of directors effects a company adverse recommendation change, any excess shares must be voted in favor of the approval of the merger. In addition, R. Ramin Kamfar, James G. Babb III, Ryan S. MacDonald, Jordan B. Ruddy, Michael L. Konig (who are members of our management) and certain of their affiliated entities, solely in their capacity as stockholders of the Company and limited partners of Bluerock Residential Holdings, L.P., a Delaware limited partnership and the Company’s operating partnership (the “operating partnership” or “Bluerock Residential Holdings”), have entered into support agreements requiring, among other things, such persons to vote their shares of Common Stock, other than any excess shares, in favor of the proposal to approve the merger. As of the record date, the parties to the support agreements beneficially owned approximately 773,431 shares of our Class A Common Stock and approximately 72,964 shares of our Class C Common Stock, entitling them to exercise approximately 13.36% of the voting power of our Common Stock entitled to vote at the special meeting, in each case including excess shares. As of the record date, the parties to the support agreements, together (without duplication) with our directors and executive officers, beneficially owned approximately 818,724 shares of our Class A Common Stock and approximately 72,964 shares of our Class C Common Stock, entitling them to exercise approximately 13.50% of the voting power of our Common Stock entitled to vote at the special meeting, in each case including excess shares.
Proxies; Revocation
Any of our common stockholders of record entitled to vote may authorize a proxy to vote his, her or its shares of Common Stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by voting at the special meeting via the special meeting website. If the shares of Common Stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of Common Stock using the instructions provided by your broker, bank or other nominee.
Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or through the Internet at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our Secretary or by your voting at the special meeting via the special meeting website. Attendance at the special meeting alone will not be sufficient to revoke a previously authorized proxy.
The Merger (page 34)
Pursuant to the merger agreement, on the closing date, the Company will merge with and into Merger Sub and the separate existence of the Company will cease, and Merger Sub will continue as the surviving entity in the merger. We use the term “surviving company” in this proxy statement to refer to Merger Sub following the effective time of the merger. We use the term “closing date” in this proxy statement to refer to the date on which closing of the merger occurs.
Our merger with Merger Sub will become effective upon the later of the acceptance for record of the articles of merger with respect to the merger by the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware or such other time as may be agreed by the parties to the merger agreement and specified in the articles of merger and certificate of merger. We use the term “merger effective time” in this proxy statement to refer to the time the merger becomes effective. In no event will the merger effective time occur at or prior to the effective time of the distribution.
Recommendation of Our Board of Directors (page 44)
Our board of directors has unanimously
•
determined and declared the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of the Company and its stockholders;

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approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and

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recommended that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve the merger-related compensation, and “FOR” the proposal to approve adjournment of the meeting.

Opinions of Our Financial Advisors (page 48)
Opinion of Morgan Stanley & Co. LLC
At the December 19, 2021 meeting of our board of directors, Morgan Stanley & Co. LLC (“Morgan Stanley”) rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to our board of directors, dated December 19, 2021, that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the $24.25 per share cash consideration, without interest, to be received by the holders of shares of our Common Stock pursuant to the merger agreement (the “merger consideration”), together with the shares of Bluerock Homes common stock to be received by holders of shares of our Common Stock in the distribution (collectively with the merger consideration, the “Consideration”), is fair from a financial point of view to such holders of shares of our Common Stock.
The full text of the written opinion of Morgan Stanley, dated as of December 19, 2021, is attached to this proxy statement as Exhibit B and is hereby incorporated into this proxy statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion is directed to our board of directors, in its capacity as such, addresses only the fairness of the Consideration to be received by the holders of shares of our Common Stock pursuant to the merger agreement from a financial point of view to such holders as of the date of the opinion and does not address any other aspects or implications of the merger, the separation or the distribution (the merger, the separation and the distribution, collectively, the “Transactions”). Morgan Stanley’s opinion was not intended to, and does not, constitute a recommendation to any holder of shares of our Common Stock as to how to vote at the special meeting to be held in connection with the merger or whether to take any other action with respect to the Transactions. Morgan Stanley was not requested to opine as to, and its opinion did not in any manner address, the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of the Company to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement.
Opinion of Duff & Phelps, a Kroll Business Operating as Kroll, LLC
On December 19, 2021, Duff & Phelps, a Kroll Business operating as Kroll, LLC (“Duff & Phelps”) delivered its opinion, dated December 19, 2021 (the “Duff & Phelps Opinion”), to the board of directors that, as of the date of the opinion and subject to and based on the assumptions made therein, the redemption (the “Exchange”) of all of the Company’s preferred units in our operating partnership and 25,210,092 of the Company’s common units (the “common units”) in our operating partnership (the “Redeemed Units” or the “exchange consideration”) as consideration for our operating partnership’s interests in New LP (as defined below in “The Merger Agreement — The Separation and the Distribution”) holding our business other than the Bluerock Homes Business, is fair, from a financial point of view, to the Company.
The full text of the written opinion of Duff & Phelps, dated as of December 19, 2021, is attached to this proxy statement as Exhibit C and is hereby incorporated into this proxy statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Duff & Phelps in rendering its opinion. We encourage you to read the entire opinion and the summary of Duff & Phelps’s opinion below carefully and in their entirety. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Duff & Phelps’s opinion was provided for the information of, and directed to, our board of directors, in its capacity as such, for its information and assistance in connection with its consideration of the financial terms of the Exchange. Neither Duff & Phelps’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be or constitutes a recommendation to any stockholder of the Company as to how such stockholder should act with respect to the Transactions.
Opinion of Robert A. Stanger & Company, Inc.
Prior to the December 19, 2021 meeting of our board of directors, Robert A. Stanger & Company, Inc. (“Stanger”) delivered its written opinion (the “Stanger Opinion”) to our board of directors, dated December 19, 2021, that, as of that date, Stanger concluded, based upon its analysis and the assumptions, qualifications and limitations cited in its written fairness opinion, and in reliance thereon, that as of the date of the fairness opinion the terms of the management contract that Bluerock Homes and Bluerock Residential Holdings (which will be controlled by Bluerock Homes following the separation) intend to enter into with an external manager (the “Management Agreement”) are fair to Bluerock Homes, from a financial point of view.
The full text of the written opinion of Stanger, dated as of December 19, 2021, is attached to this proxy statement as Exhibit D and is hereby incorporated into this proxy statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Stanger in rendering its opinion. The summary of the opinion of Stanger set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Stanger’s opinion is directed to our board of directors, in its capacity as such, in connection with its consideration of the proposed terms of the Management Agreement.
Treatment of Common Stock, Preferred Stock, Company Warrants and Equity Awards (page 79)
Common Stock
At the merger effective time, each share of our Common Stock (other than shares of our Common Stock that are owned by Parent or any wholly owned subsidiary of Parent or us, which will automatically be cancelled with no consideration being delivered in exchange thereof (the “cancelled shares”)) issued and outstanding immediately prior to the merger effective time will be automatically converted into the right to receive the merger consideration. If we declare a dividend reasonably determined by us to be required to maintain our status as a REIT under the Code or to avoid or reduce the payment of income or excise tax or any other entity-level tax as permitted under the merger agreement, the merger consideration will be decreased by an amount equal to the per share amount of such dividend.
Preferred Stock
After the date this proxy statement is mailed to our stockholders, we will deliver to the stockholders of record of our Preferred Stock a notice of redemption for each applicable series of Preferred Stock that complies in all material respects with the specifications and timing requirements of our organizational documents. The notice of redemption will state that the redemption of our Preferred Stock will be effective as of, and conditioned upon the occurrence of, the merger effective time. The redemption notices will be prepared by us and be reasonably acceptable to Parent.
At or prior to the merger effective time, Parent, on behalf of the surviving company, will irrevocably set aside and deposit in trust for the benefit of the holders of our Preferred Stock cash equal to (i) $25.00, plus an amount equal to all accrued and unpaid dividends to and including the redemption date, without interest, per share of Series C Preferred Stock, Series D Preferred Stock and Series T Preferred Stock, and (ii) $1,000.00, plus an amount equal to all accrued and unpaid dividends to and including the redemption date, without interest, per share of Series B Preferred Stock (such amount, collectively, the “Preferred Stock redemption amount”). We and Parent will give irrevocable instructions, effective as of the merger effective time, for the payment of the Preferred Stock redemption amount.
Company Warrants
At least ten (10) business days prior to the merger effective time, we will notify the warrant agent in accordance with the warrant agreements (the “warrant agreements”) that govern warrants to purchase our Class A Common Stock (the “Company Warrants”) that, as of the merger effective time, each share of our Class A Common Stock issued and outstanding immediately prior to the merger effective time (other than the cancelled shares) will be automatically converted into the right to receive the merger consideration and that the terms of the warrant agreements will be adjusted so that the holder of any Company Warrant exercised after the merger effective time will be entitled to receive in cash the merger consideration that the holder would have received if the Company Warrant had been exercised immediately prior to the closing date.

Restricted Stock Awards
At the merger effective time, each restricted stock award that is outstanding immediately prior to the merger effective time will be cancelled in consideration for the right to receive an amount in cash equal to (1) the number of shares of our Common Stock subject to the restricted stock award immediately prior to the merger effective time, multiplied by (2) the merger consideration, without interest and less any such amount required to be withheld or deducted under applicable tax law with respect to the vesting of such restricted stock award and/or the making of such payment.
Financing (page 65)
In connection with the closing of the merger, Parent will cause an aggregate of approximately $800 million to be paid to the holders of our Common Stock (assuming the cash exercise of all outstanding Company Warrants), including holders of Company equity awards. As described under “The Merger Agreement — Treatment of Common Stock, Preferred Stock, Company Warrants and Equity Awards,” Parent will also cause approximately $1.19 billion to be paid to the holders of our Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series T Preferred Stock, in each case, plus accrued and unpaid dividends to and including the closing date. In addition, Parent has informed us that in connection with the closing of the merger, Parent expects to cause the outstanding indebtedness under our revolving credit facilities to be prepaid in full and our mortgage loans will be repaid or remain outstanding. As of December 31, 2021, nothing was outstanding under our revolving credit facilities and we had approximately $1.37 billion in mortgage loans outstanding.
Parent has informed us that it is currently in the process of obtaining debt financing to be provided in connection with the merger. In addition, it is expected that Blackstone will contribute equity to Parent for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.
Parent has informed us that in addition to the payment of the merger consideration, the funds to be obtained from the debt and equity financing may be used for purposes such as reserves, the refinancing of certain of our existing debt, paying carrying costs with respect to the properties, funding working capital requirements, and for other costs and expenses related to the financing and the merger. Parent has informed us that it currently believes that the funds to be borrowed under the debt financing would be secured by, among other things, a mortgage lien on certain properties which are wholly owned and/or ground leased by us, the direct and/or indirect equity interests in certain entities which own certain properties, certain escrows and reserves and such other pledges and security required by the lenders to secure and perfect their interests in the applicable collateral, and that such debt financing would be conditioned on the merger being completed and other customary conditions for similar financings.
Pursuant to the merger agreement, we have agreed to deliver, or we have agreed to use commercially reasonable efforts to cause any joint venture to deliver, promptly following Parent’s request, a notice prepared by Parent, in form and substance reasonably approved by us, to each of the lenders under our existing mortgage indebtedness requesting that such lender consent to, among other things, the consummation of the merger and the other transactions contemplated by the merger agreement and to certain modifications of the existing loan documents reasonably requested by Parent. Pursuant to the merger agreement, we have also agreed to deliver customary prepayment and/or defeasance notices to the extent requested by Parent.
The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the merger. For more information, see “The Merger Agreement — Financing Cooperation” and “The Merger Agreement — Conditions to the Merger.”
Interests of Our Directors and Executive Officers in the Merger (page 66)
Our directors and executive officers have certain interests in the merger that are different from, or in addition to those of our stockholders. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” for additional information about interests that our directors and executive officers have in the merger that are different than yours.

No Solicitation (page 91)
Prior to the approval of the merger by holders of our Common Stock, we and our subsidiaries are subject to restrictions on our ability to solicit any company takeover proposals (as defined in “The Merger Agreement — Company Stockholders’ Meeting”), including, among others, restrictions on our ability to furnish to any other person any information in connection with any company takeover proposal or engage in any discussions or negotiations regarding any company takeover proposal. Subject to the terms of the merger agreement, we or our subsidiaries may furnish information with respect to us or our subsidiaries to, and engage in discussions or negotiations with, a person if we receive a written bona fide company takeover proposal from such person after the date of the merger agreement that did not result from our breach of our obligations described in “The Merger Agreement — No Solicitation” and as described under “The Merger Agreement — Obligation of the Board of Directors with Respect to Its Recommendation,” and our board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such company takeover proposal constitutes or could reasonably be expected to lead to a company superior proposal (as defined in “The Merger Agreement — No Solicitation”). Under certain circumstances and after following certain procedures and adhering to certain restrictions, we are permitted to terminate the merger agreement if our board of directors approves, and substantially concurrently with the termination of the merger agreement, we enter into, a definitive agreement providing for the implementation of a company superior proposal (subject to payment of the company termination fee (as described below)).
The Separation and the Distribution (page 98)
We will use commercially reasonable efforts to, as promptly as reasonably practicable (but not prior to the satisfaction of the other conditions to closing of the merger), consummate the separation and the distribution as contemplated by and subject to the terms of the separation documentation contemplated by the merger agreement (the “separation documentation”) and pursuant to the separation principles that are an exhibit to the merger agreement (the “separation principles”). We and Parent will cooperate reasonably with each other to cause the distribution to be effected on the closing date, prior to the merger effective time. The separation principles provide that the consummation of the distribution will be subject to conditions customary for public company spin-off transactions, including (i) all necessary permits and authorizations under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the issuance and trading of shares of common stock of Bluerock Homes having been obtained and being in effect and such shares of common stock of Bluerock Homes having been approved for listing on the applicable stock exchange, (ii) our having received opinion(s) (which continue to be valid) in customary form from one or more nationally recognized valuation or accounting firms or investment banks reasonably acceptable to Parent, as to the solvency of Bluerock Homes after giving effect to the distribution and (iii) certain internal restructuring steps contemplated by the separation principles, including the Exchange, having been completed in all material respects.
Conditions to the Merger (page 101)
Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others, that:
•
the merger has been approved by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the merger by holders of issued and outstanding Common Stock;

•
the Bluerock Homes registration statement has become effective under the applicable securities laws and is not the subject of any proceedings seeking a stop order, and no proceedings for that purpose have been initiated or threatened by the SEC and not withdrawn;

•
the separation and the distribution have been consummated;

•
no governmental entity of competent jurisdiction has adopted, enacted or entered any law or order that is then in effect and has the effect of making the consummation of the merger, the separation or the distribution illegal;

•
our, Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct in the manner described under “The Merger Agreement — Conditions to the Merger”;

•
we, Parent, and Merger Sub must have performed and complied, in all material respects, with our and their respective covenants required by the merger agreement to be performed or complied with on or prior to the merger effective time;

•
we have delivered to Parent, and Parent and Merger Sub have delivered to us, a certificate dated as of the closing date signed by a duly authorized officer, certifying the conditions contained in the two bullet points immediately above have been satisfied; and

•
we have delivered to Parent a written opinion of our tax counsel, Vinson & Elkins LLP, or other counsel selected by us and reasonably acceptable to Parent, dated as of the closing date, concluding (subject to customary assumptions, qualifications and representations, including the representations made by us in a representation letter), that commencing with our taxable year ended December 31, 2010, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled us to continue to qualify for taxation as a REIT through and including the merger effective time.

Termination of the Merger Agreement (page 102)
We and Parent may mutually agree to terminate and abandon the merger agreement at any time prior to the closing date, even after we have obtained the requisite vote of holders of our Common Stock to approve the merger.
Termination by Either the Company or Parent
In addition, we, on the one hand, or Parent, on the other hand, may terminate and abandon the merger agreement by mutual written notice at any time prior to the closing date, in certain cases even after we have obtained the requisite vote of holders of our Common Stock to approve the merger, if:
•
the merger has not been consummated by September 20, 2022 (as it may be extended, the “outside date”), provided that, if the closing has not occurred by the outside date because the closing conditions relating to the Bluerock Homes registration statement and the consummation of the separation and the distribution were neither satisfied nor waived but all other conditions have been satisfied or waived (other than those that by their nature are to be satisfied at the closing, but which conditions are capable of being satisfied if the closing were to occur on such date), then either we or Parent may, by written notice on or before the second business date prior to the then-current outside date, extend the outside date by one month; provided that the outside date may, subject to certain restrictions, only be extended by us until the one-month anniversary of September 20, 2022, and Parent may not extend the outside date beyond the three-month anniversary of September 20, 2022; provided, further, that the right to terminate the merger agreement pursuant to this bullet point will not be available to a party if the failure to consummate the merger by the outside date is due to a breach by such party of any representation, warranty, covenant or other agreement set forth in the merger agreement;

•
any governmental entity of competent jurisdiction has issued an order permanently restraining, enjoining or otherwise prohibiting the consummation of the separation, distribution or merger and such order has become final and nonappealable; provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to a party if such order is due to the breach by such party of any representation, warranty, covenant or other agreement set forth in the merger agreement; or

•
the requisite vote of holders of our Common Stock to approve the merger has not been obtained at the special meeting (as it may be adjourned or postponed) at which the approval of the merger is voted upon and such vote has concluded.

Termination by the Company
We may also terminate and abandon the merger agreement by written notice to Parent at any time prior to the closing date, in certain cases even after we have obtained the requisite vote of holders of our Common Stock to approve the merger, if:

•
Parent or Merger Sub has breached or there has been any inaccuracy in any of their representations or warranties, or have breached or failed to perform any of their covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a closing condition to our obligation to effect the merger and (ii) is either not curable or is not cured by the earlier of the outside date and the date that is 30 days following written notice from us to Parent of such breach, inaccuracy or failure; provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to us if we are in breach of any of our representations, warranties, covenants or other agreements such that Parent has a right to terminate the merger agreement;

•
at any time prior to the receipt of the requisite vote of holders of our Common Stock to approve the merger, our board of directors has determined in accordance with the requirements described under “The Merger Agreement — Obligation of the Board of Directors with Respect to Its Recommendation” to cause us to terminate the merger agreement in order to substantially concurrently enter into a definitive agreement providing for the implementation of a company superior proposal, provided that we have previously or concurrently paid the company termination fee (as described below); and

•
(1) all of Parent’s and Merger Sub’s conditions to consummate the merger have been satisfied or waived by Parent (other than those that by their nature are to be satisfied at the closing, and the consummation of the separation and the distribution, which conditions are capable of being satisfied as of the date the closing should have occurred by the terms of the merger agreement); (2) on the date the closing should have occurred by the terms of the merger agreement, we have delivered written notice to Parent to the effect that (A) all of the aforementioned conditions have been satisfied or waived by Parent, (B) the Company is prepared to consummate the closing, and (C) the Company will be prepared to consummate the closing on the delayed closing date; (3) Parent fails to consummate the closing on the delayed closing date; and (4) we were prepared to consummate the closing on the delayed closing date. For this purpose “delayed closing date” means the earliest date following the date on which the closing should have occurred that the separation and the distribution may be completed in accordance with applicable law and stock exchange rules, but in any event not less than three business days following the date on which the closing should have occurred pursuant to the terms of the merger agreement.

Termination by Parent
Parent may also terminate and abandon the merger agreement by written notice to us at any time prior to the closing date, in certain cases even after we have obtained the requisite vote of holders of our Common Stock to approve the merger, if:
•
we have breached or there has been any inaccuracy in any of our representations or warranties, or have breached or failed to perform any of our covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a closing condition to Parent’s and Merger Sub’s obligations to effect the merger and (ii) is either not curable or is not cured by the earlier of the outside date and the date that is 30 days following written notice from Parent to us of such breach, inaccuracy or failure; provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to Parent if Parent or Merger Sub is in breach of any of its representations, warranties, covenants or other agreements such that we have the right to terminate the merger agreement; and

•
(1) prior to the receipt of the requisite vote of holders of our Common Stock to approve the merger, a company adverse recommendation change (as defined in “The Merger Agreement — Obligations of the Board of Directors with Respects to Its Recommendation”) occurs; (2) we have failed to publicly recommend against any tender offer or exchange offer for our Common Stock pursuant to Regulation 14D under the Exchange Act that constitutes a company takeover proposal, including by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders, within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer; (3) prior to the receipt of the requisite vote of holders of our Common Stock to approve the merger, our board of directors has failed to publicly reaffirm the recommendation of our board of directors with respect to the merger contained in this proxy statement (the “company recommendation”) within ten (10) business days after Parent’s written request following the date of a company takeover proposal has been first publicly announced (or if our special meeting is scheduled to be held within ten (10) business days after the date a company takeover proposal has been publicly announced, as far in advance of the date on which the special meeting is scheduled to be held as is reasonably practicable); or (4) we have entered into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or other agreement with a person that has informed us or our representatives that it is considering making, or has made, a company takeover proposal (or any representative of such person) relating to, or any agreement providing for, a company takeover proposal other than an acceptable confidentiality agreement.
Termination Fees (page 104)
Termination Fee Payable by the Company
We have agreed to pay to Parent a termination fee of $60 million (the “company termination fee”), if:
•
Parent terminates the merger agreement pursuant to the provision described in the second bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”;

•
we terminate the merger agreement pursuant to the provision described in the second bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company”; or

•
all of the following requirements are satisfied:

◦
after the date of the merger agreement, a company takeover proposal (substituting 50% for the 15% threshold set forth in the definition of a company takeover proposal) (a “qualifying transaction”), has been received by us or our representatives or any person has publicly proposed or made a company takeover proposal (and in the case of a termination pursuant to the third bullet point under “The Merger Agreement — Termination of the Merger Agreement —Termination by Either the Company or Parent,” such company takeover proposal or publicly announced intention will have been made prior to the special meeting);

◦
thereafter the merger agreement is terminated by us or Parent pursuant to either the first or third bullet point under “The Merger Agreement — Termination of the Merger Agreement —Termination by Either the Company or Parent,” or by Parent pursuant to the first bullet point of “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”; and

◦
within twelve (12) months after the date of such termination referenced in the immediately preceding sub-bullet point we or any of our subsidiaries completes or enters into a definitive agreement providing for the implementation of any qualifying transaction.

Termination Fee Payable by Parent
Parent has agreed to pay to us a termination fee of $200 million (the “parent termination fee”), if we terminate the merger agreement pursuant to the provisions described in the first bullet point or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company,” or Parent terminates the merger agreement pursuant to the first bullet point of “The Merger Agreement — Termination of the Merger Agreement — Termination by Either the Company or Parent” at a time when we were then entitled to terminate the merger agreement pursuant to the provisions described in the first bullet point or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by the Company.”
Guaranty and Remedies (page 104)
In connection with the merger agreement, Blackstone Real Estate Partners IX L.P., a Delaware limited partnership (the “Guarantor”), entered into a guaranty (the “guaranty”) in our favor to guarantee Parent’s payment obligations with respect to the parent termination fee and certain expense reimbursement and indemnification obligations of Parent under the merger agreement, subject to the terms and limitations set forth in the guaranty.
The maximum aggregate liability of the Guarantor under the guaranty will not exceed the sum of (1) $200 million, (2) interest on any overdue portion of the parent termination fee as described in the merger agreement and (3) all reasonable and documented third-party costs and out-of-pocket expenses (including reasonable fees of counsel) actually incurred by us relating to any litigation or other proceeding brought by us to enforce our rights under the guaranty, if we prevail in such litigation or proceeding.
We cannot seek specific performance to require Parent or Merger Sub to complete the merger and, subject to limited exceptions, including with respect to enforcing confidentiality provisions and certain expense reimbursement and indemnification obligations of Parent, our sole and exclusive remedy against Parent relating to any breach of the merger agreement or otherwise will be the right to receive the parent termination fee under the conditions described under “The Merger Agreement — Termination Fees — Termination Fee Payable by Parent.” Parent and Merger Sub may, however, seek specific performance to require us to complete the merger.
Support Agreements (page 105)
In connection with the merger, R. Ramin Kamfar, James G. Babb III, Ryan S. MacDonald, Jordan B. Ruddy, Michael L. Konig (who are members of our management) and certain of their affiliated entities (collectively, the “holders”), solely in their capacity as our stockholders and limited partners of our operating partnership, have entered into support agreements with Parent pursuant to which the holders agreed, among other things, (i) to vote their respective shares of our Common Stock and limited partnership interests in our operating partnership (the “covered shares”) other than any excess shares, in favor of the approval of the merger, (ii) to vote their respective covered shares, other than any excess shares, against any company takeover proposal (as defined in “The Merger Agreement — Company Stockholders’ Meeting”) and any other action that could reasonably be expected to impede, interfere with, delay, materially delay, materially postpone or adversely affect the merger or the other transactions contemplated by the merger agreement or result in a breach in any material respect of any of the covenants, representations or warranties or other obligations or agreements of us under the merger agreement, of us or Bluerock Homes under the separation documentation or of such holder under the applicable support agreement, and (iii) not to transfer their respective covered shares, in each case, subject to certain exceptions. For further discussion, see “The Merger Agreement — Support Agreements.”
Regulatory Matters (page 71)
We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger, other than the acceptance for record of the articles of merger with respect to the merger by the State Department of Assessments and Taxation of Maryland, and the filing of the certificate of merger with the Secretary of State of the State of Delaware.
No Dissenters’ Rights of Appraisal (page 109)
We are organized as a corporation under Maryland law. Holders of shares of Common Stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares of Common Stock in connection with the merger because, as permitted by the Maryland General Corporation Law, as amended (the “Maryland General Corporation Law”), our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Our board of directors has made no such determination.
Material U.S. Federal Income Tax Consequences (page 71)
The receipt of cash in exchange for shares of Common Stock pursuant to the merger, taken together with the distribution, is expected to be treated as a distribution in complete liquidation of the Company and will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined below) of shares of Common Stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of (A) the amount of cash received with respect to such U.S. holder’s shares of Common Stock in the merger plus (B) the fair market value, determined when the distribution occurs, of the shares of Bluerock Homes common stock received in the distribution, and (2) the U.S. holder’s adjusted tax basis in its shares of Common Stock. The U.S. federal income tax consequences to a non-U.S. holder (as defined below) of the distribution and the merger will depend on various factors, including whether the receipt of such distributions and payments are treated as distributions from the Company that are attributable to gain from the sale of “United States real property interests” (“USRPIs”) pursuant to the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). See “The Merger — Material U.S. Federal Income Tax Consequences — Consequences of the Merger to Non-U.S. Holders of Shares of Common Stock” for further discussion of the material U.S. federal income tax consequences of the distribution and the merger to non-U.S. holders. You should consult your own tax advisors regarding the particular tax consequences to you of the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Merger — Material U.S. Federal Income Tax Consequences.”
Delisting and Deregistration of Common Stock, Preferred Stock and Company Warrants (page 77)
Following the completion of the merger, our Common Stock and Preferred Stock will no longer be traded on the NYSE American and will be deregistered under the Exchange Act. In addition, the Company Warrants will also be deregistered under the Exchange Act.
Litigation Relating to the Merger (page 77)
On February 14, 2022, a complaint, captioned Marchese v. Bluerock Residential Growth REIT, Inc., et al., No. 1:22-cv-01234, was filed by a purported stockholder of the Company in the U.S. District Court for the Southern District of New York. The complaint names the Company and the board of directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a materially misleading or incomplete proxy statement in connection with the merger. The complaint seeks, among other things, an order directing defendants to correct alleged material misstatements or omissions in the proxy statement, and to enjoin the Company from taking steps to consummate the merger or, in the event the merger is consummated, to rescind the merger or grant rescissory damages. The Company believes the claims asserted in the lawsuit are without merit.
On February 21, 2022, the Company received a demand letter and draft complaint, captioned Stone v. Bluerock Residential Growth REIT, Inc., et al., from a purported stockholder of the Company. The demand letter requests that the Company and the board of directors issue disclosures correcting purported deficiencies in the proxy statement alleged in the draft complaint. The draft complaint alleges, among other things, that the Company and the board of directors violated certain sections of the Exchange Act by disseminating a misleading or incomplete proxy statement in connection with the merger. The complaint seeks, among other things, to enjoin the Company from consummating the merger until the alleged deficiencies in the proxy statement are corrected or, in the event the merger is consummated, to rescind the merger or grant rescissory damages. The Company believes the claims asserted are without merit.
On February 25, 2022, a putative class action complaint, captioned Whitfield v. Kamfar, et al., No. 24C22001079, was filed by a purported stockholder of the Company in the Circuit Court for Baltimore City, Maryland. The complaint names the Company and the board of directors as defendants. The complaint alleges that the directors breached their fiduciary duties in connection with their consideration and approval of the merger as well as by filing an allegedly materially incomplete and misleading proxy statement. The complaint seeks, among other things, to enjoin the stockholder vote on the merger and the consummation of the merger, or, in the event the merger is consummated, to rescind the merger or an award of rescissory and/or compensatory damages. The Company believes the claims asserted in the lawsuit are without merit.
On March 1, 2022, a complaint, captioned Garfield v. Kamfar, et al., No. 602620/2022, was filed by a purported shareholder of the Company in the Supreme Court of the State of New York, County of Nassau. The complaint names the Company, Parent, and the board of directors as defendants. The complaint alleges that the directors breached their fiduciary duties in connection with their consideration and approval of the merger as well as by filing an allegedly materially incomplete and misleading proxy statement. The complaint further alleges that Parent aided and abetted the directors’ breach of fiduciary duties. The complaint seeks, among other things, to enjoin the stockholder vote on the merger until the alleged deficiencies in the proxy statement are corrected. The Company believes the claims asserted in the lawsuit are without merit.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A.
Q:
What is the proposed transaction?

A:
The proposed transaction is the acquisition of the Company by affiliates of Blackstone pursuant to the merger agreement. After the merger has been approved by our common stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company. The merger will occur at the time provided in the merger agreement.

The Company has agreed that, subject to the terms and conditions of the merger agreement, the Company will use commercially reasonable efforts to complete the separation of certain of the Company’s single-family properties and other assets (collectively, the “Bluerock Homes Business”) from the remainder of our business and the distribution of Bluerock Homes common stock to our common stockholders. After the distribution is completed, Bluerock Homes will be a separate, externally managed, publicly traded REIT that will own and operate Bluerock Residential’s single-family properties. The separation and the distribution will be carried out in accordance with the terms of the separation principles. The completion of the separation and the distribution is a condition to the merger under the merger agreement.
For additional information about the merger, please review the merger agreement, including the separation principles, attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.
Q:
As a common stockholder, what will I receive in the merger?

A:
For each outstanding share of Common Stock that you own immediately prior to the merger effective time, you will receive the merger consideration, which is $24.25 in cash, without interest and less any applicable withholding taxes. The merger consideration is in addition to the shares of Bluerock Homes common stock that our stockholders of record as of the record date for the distribution will be entitled to receive in the distribution.

Q:
Will the shares of Bluerock Homes be publicly traded on an exchange?

A:
Immediately following the distribution, Bluerock Homes will be a publicly traded REIT. It will be a condition to the distribution that the Bluerock Homes common stock that will be distributed in the distribution has been approved for listing on the NYSE American, subject to official notice of distribution, prior to the consummation of the distribution. Bluerock Homes expects that its common stock will be traded on the NYSE American under the ticker symbol “BHM.”

Q:
Will I receive any regular quarterly dividends with respect to the shares of Common Stock that I own?

A:
On December 10, 2021, our board of directors authorized and we declared a quarterly cash dividend of $0.1625 per share of Common Stock for the quarter ended December 31, 2021, which was paid in cash on January 5, 2022, to holders of record of our Common Stock at the close of business on December 23, 2021. Under the terms of the merger agreement, we may make, declare and pay regular quarterly cash dividends on Common Stock for the fiscal quarters ending March 30, 2022, and June 30, 2022, in amounts up to $0.1625 per share per quarter (with record and payment dates consistent with historical record and payments dates for fiscal year 2021). Under the terms of the merger agreement, we may not authorize, declare or pay any other dividends to the holders of shares of Common Stock for fiscal quarters ending after June 30, 2022, without the prior written consent of Parent, other than dividends reasonably determined to be required to maintain our status as a REIT under the Code or to avoid the payment of income or excise tax or any other entity-level tax (with any such additional required dividend resulting in a corresponding decrease to the merger consideration).
Q:
What will happen to my outstanding warrants in the merger?

A:
The outstanding Company Warrants to purchase Common Stock will remain outstanding following the merger effective time in accordance with their terms, but the terms of the warrant agreements with respect to the Company Warrants will be adjusted so that the holder of any Company Warrant exercised after the merger effective time will be entitled to receive in cash the amount of the merger consideration that, if the Company Warrant had been exercised immediately prior to the merger effective time, such holder would have been entitled to receive upon the consummation of the merger.

Q:
What will happen to the Company’s Dividend Reinvestment Plans (“DRIPs”) in the merger?

A:
On December 19, 2021, the board of directors approved the suspension of the DRIPs with respect to our Class A Common Stock and Series T Preferred Stock until further notice, as required pursuant to the merger agreement. Prior to the merger effective time, pursuant to the merger agreement, the board of directors will adopt resolutions or take other actions required to terminate the DRIPs effective prior to, but subject to the occurrence of, the merger effective time.

Q:
When do you expect the merger to be completed?

A:
If our common stockholders vote to approve the merger, and assuming that the other conditions to the merger are satisfied or waived, it is currently anticipated that the merger will be completed in the second quarter of 2022. Pursuant to the merger agreement, the closing of the merger will take place on the third business day after satisfaction or waiver of the conditions to the merger described under “The Merger Agreement — Conditions to the Merger” (other than (1) those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions, and (2) the consummation of the separation and the distribution, but subject to the consummation of the separation and the distribution prior to the merger effective time) or on such other date as may be mutually agreed in writing by us and Parent. For further information regarding the timing of the closing of the merger, see “The Merger Agreement — Effective Time; Closing Date.”

Q:
What happens if the merger is not completed?

A:
If the merger is not approved by our common stockholders, or if the merger is not completed for any other reason, our common stockholders will not receive any payment for their shares of Common Stock pursuant to the merger agreement. Instead, Bluerock Residential will remain a public company and shares of Common Stock will continue to be registered under the Exchange Act and listed on the NYSE American. Upon a termination of the merger agreement, under certain circumstances, we will be required to pay Parent the company termination fee. In certain other circumstances, Parent will be required to pay us the parent termination fee upon termination of the merger agreement.

Q:
If the merger is completed, how do I obtain the merger consideration for my shares of Common Stock?

A:
Following the completion of the merger, your shares of Common Stock will automatically be converted into the right to receive your portion of the merger consideration. Shortly after the merger is completed, you will receive instructions describing how you may surrender your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:
When and where is the special meeting?

A:
The special meeting will be held on April 12, 2022, at 11:00 a.m., New York time. The special meeting will be held solely via live webcast, and there will not be a physical meeting location, given the current public health impacts of the Covid-19 pandemic and our desire to promote the health and safety of our stockholders, as well as our directors, officers, employees and other constituents.

Q:
Who can vote and attend the special meeting?

A:
All holders of record of shares of Common Stock as of the record date, which was the close of business on March 7, 2022, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Class A Common Stock that such holder owned as of the record date, and will be entitled to cast 50 votes on each matter presented at the special meeting for each share of Class C Common Stock that such holder owned as of the record date. The vote of the holders of shares of Preferred Stock is not required to approve any of the proposals at the special meeting and is not being solicited.

Q:
What vote of common stockholders is required to approve the merger?

A:
Approval of the merger requires the affirmative vote of the holders of issued and outstanding Common Stock entitled to cast a majority of all the votes entitled to be cast on the merger. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the proposal to approve the merger.

Q:
What vote of common stockholders is required to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger?

A:
Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.

Q:
What vote of common stockholders is required to approve adjournments of the special meeting?

A:
Approval of any adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.

Q:
Why is my vote important?

A:
If you do not authorize your proxy or voting instructions or vote at the special meeting via the special meeting website, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the proposal to approve the merger must be approved by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the merger by the holders of issued and outstanding Common Stock, your failure to authorize your proxy or voting instructions or to vote at the special meeting via the special meeting website will have the same effect as a vote “AGAINST” the approval of the merger.

Q:
Will I also vote on any proposals to approve the separation and the distribution?

A:
No. No vote of Company stockholders is required to approve the separation and the distribution.

Q:
How does the merger consideration compare to the market price of the Company’s shares of Common Stock?

A:
The merger consideration of $24.25 per share in cash (without taking into account the value of the shares of Bluerock Homes to be received by holders of Common Stock in the distribution) represents a premium of approximately 124% to the unaffected closing price of $10.85 on September 15, 2021, the last trading day prior to Bloomberg’s report, on September 16, 2021, that the Company was evaluating strategic alternatives.

Q:
How does our board of directors recommend that I vote?

A:
Our board of directors recommends that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve the merger-related compensation, and “FOR” the proposal to approve adjournment of the meeting.

Q:
Why am I being asked to consider and cast a vote on the non-binding proposal to approve the merger-related compensation payable to our named executive officers?

A:
The SEC has adopted rules that require companies to seek a non-binding, advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger.

Q:
What will happen if stockholders do not approve the non-binding proposal to approve the merger-related compensation?

A:
The proposal to approve the merger-related compensation is a proposal separate and apart from the proposal to approve the merger. Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the merger, in accordance with the terms and conditions applicable to such compensation.

Q:
Do any of the Company’s directors and executive officers have any interests in the merger that are different than mine?

A:
Our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” for additional information about interests that our directors and executive officers have in the merger that are different than yours.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement and the exhibits attached to this proxy statement, please vote your shares of Common Stock or authorize a proxy to vote your shares of Common Stock in one of the ways described below as soon as possible. You will be entitled to cast one vote on each matter presented at the special meeting for each share of Class A Common Stock that you owned as of the record date, and you will be entitled to cast 50 votes on each matter presented at the special meeting for each share of Class C Common Stock that you owned as of the record date.

Q:
How do I cast my vote?

A:
If you are a holder of record of Common Stock on the record date, you may vote at the special meeting via the special meeting website or authorize a proxy to vote your shares of Common Stock at the special meeting. You can authorize your proxy by marking, signing, dating and returning the enclosed proxy card by mail, or, if you prefer, by telephone or through the Internet by following the instructions included with your proxy card. Specific instructions to be followed by stockholders of record interested in authorizing a proxy via the Internet or by telephone are shown on the accompanying proxy card. Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxyholder to vote the stockholder’s shares and confirm that their instructions have been properly recorded. A stockholder that authorizes a vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholder.

Q:
How do I cast my vote if my shares of Common Stock are held of record in a “street name”?

A:
If your shares are held in a “street name” through a broker, bank or other nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker, bank or other nominee; or, if you want to participate in the special meeting, you must follow the instructions you receive from your broker, bank or other nominee.

Q:
What will happen if I abstain from voting or fail to vote?

A:
With respect to the proposal to approve the merger, if you abstain from voting and fail to cast your vote at the special meeting via the special meeting website or by proxy, or if you hold your shares of Common Stock in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger. With respect to the proposal to approve the merger-related compensation and the proposal to approve adjournment of the meeting, if you abstain from voting and you fail to cast your vote at the special meeting via the special meeting website or by proxy, or if you hold your shares of Common Stock in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will not have any effect on the outcome of such proposals.

Q:
How will proxy holders vote my shares of Common Stock?

A:
If you properly authorize a proxy prior to the special meeting, your shares of Common Stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of Common Stock will be voted “FOR” the proposal to approve the merger, “FOR” the proposal to approve the merger-related compensation and “FOR” the proposal to approve adjournment of the meeting. Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

Q:
What happens if I sell shares of Common Stock before the special meeting?

A:
If you held shares of Common Stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for those shares. The right to receive such consideration when the merger becomes effective will pass to the person who at that time owns the shares of Common Stock you previously owned.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. If you own shares of Common Stock as a record holder on the record date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending the meeting and voting via the special meeting website. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker, bank or other nominee to vote your shares of Common Stock, the foregoing options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:
Is the merger expected to be taxable to me?

A:
Yes. The receipt of cash in exchange for shares of Common Stock pursuant to the merger, taken together with the distribution, is expected to be treated as a distribution in complete liquidation of the Company and will be a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of shares of Common Stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of (A) the amount of cash received with respect to such U.S. holder’s shares of Common Stock in the merger plus (B) the fair market value, determined when the distribution occurs, of the shares of Bluerock Homes common stock received in the distribution, and (2) the U.S. holder’s adjusted tax basis in its shares of Common Stock. The U.S. federal income tax consequences to a non-U.S. holder of the distribution and the merger will depend on various factors, including whether the receipt of such distributions and payments are treated as distributions from the Company that are attributable to gain from the sale of USRPIs pursuant to the provisions of FIRPTA. See “The Merger — Material U.S. Federal Income Tax Consequences —

Consequences of the Merger to Non-U.S. Holders of Shares of Common Stock” for further discussion of the material U.S. federal income tax consequences of the distribution and the merger to non-U.S. holders. You should consult your own tax advisors regarding the particular tax consequences to you of the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Merger — Material U.S. Federal Income Tax Consequences.”
Q:
What rights do I have if I oppose the merger?

A:
If you are a common stockholder of record on the record date, you can vote against the proposal to approve the merger. You are not, however, entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise any such rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Our board of directors has made no such determination. See “No Dissenters’ Rights of Appraisal.”

Q:
Where can I find the voting results of the special meeting?

A:
We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available on the SEC’s website at www.sec.gov when filed.

Q:
Have any stockholders entered into a support agreement in connection with the merger?

A:
Yes. Certain holders of Common Stock (R. Ramin Kamfar, James G. Babb III, Ryan S. MacDonald, Jordan B. Ruddy, Michael L. Konig (who are members of our management) and certain of their affiliated entities), solely in their capacity as our stockholders and limited partners of our operating partnership, have entered into support agreements with Parent pursuant to which the holders agreed, among other things, (i) to vote their respective covered shares other than any excess shares, in favor of the approval of the merger, (ii) to vote their respective covered shares, other than any excess shares, against any company takeover proposal and any other action that could reasonably be expected to impede, interfere with, delay, materially delay, materially postpone or adversely affect the merger or the other transactions contemplated by the merger agreement or result in a breach in any material respect of any of the covenants, representations or warranties or other obligations or agreements of us under the merger agreement, of us or Bluerock Homes under the separation documentation or of such holder under the applicable support agreement, and (iii) not to transfer their respective covered shares, in each case, subject to certain exceptions.

As of the record date, the covered shares represented approximately 11.69% of the outstanding voting power of our Common Stock after giving effect to the voting provisions relating to “Excess Shares” (as defined in the stockholders agreement). Under the stockholders agreement, if at any meeting of stockholders the holders of Class C Common Stock own shares of Class C Common Stock representing more than 9.9% of the voting rights of the then-outstanding Common Stock (such shares, the “excess shares”), then such holders shall vote such excess shares as directed by the board of directors. Under the merger agreement, unless the board of directors effects a company adverse recommendation change, any excess shares (which represented approximately 1.67% of the outstanding voting power of our Common Stock as of the record date) must be voted in favor of the approval of the merger. The support agreements automatically terminate upon the earlier of (i) the merger effective time and (ii) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement — Support Agreements.”
Q:
Can I participate if I am unable to attend the special meeting?

A:
If you are unable to attend the meeting via the special meeting website, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet.

Q:
Where can I find more information about the Company?

A:
We file certain information with the SEC, which is available on the SEC’s website at www.sec.gov and on our website at www.bluerockresidential.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. See “Where You Can Find More Information.”

Q:
Where can I find more information about Bluerock Homes?

A:
In connection with the distribution, Bluerock Homes has filed a registration statement on Form 10 with the SEC relating to the shares of Bluerock Homes common stock to be received by our common stockholders in the distribution. The effectiveness of the Form 10 is a condition to the consummation of the separation and distribution which, in turn, is a condition to the consummation of the merger. The Form 10 filed by Bluerock Homes in connection with the distribution is not incorporated by reference into this proxy statement, and you should not consider information contained in the Form 10 to be part of this proxy statement.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
We will bear the cost of solicitation of proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. In addition to the use of mail, proxies may be solicited by personal interview, telephone, fax, e-mail or otherwise, by our directors, officers and other employees. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $20,000, plus reimbursement of out-of-pocket expenses. We also will request persons, firms and corporations holding shares of Common Stock in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Q:
Who can help answer my other questions?

A:
If after reading this proxy statement you have more questions about the special meeting or the merger, you should contact us at:

Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
Attention: Michael L. Konig, Secretary
(212) 843-1601
You may also contact Morrow Sodali LLC, our proxy solicitor, as follows:
Morrow Sodali LLC
333 Ludlow Street
Fifth Floor, South Tower
Stamford, Connecticut 06902
Toll-Free: 1-800-662-5200
If your broker holds your shares of Common Stock, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents that we incorporate by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements. These forward-looking statements include, among others, statements about the expected benefits of the merger, the separation and the distribution, the expected timing and completion of the merger, the separation and the distribution and the future business, performance and opportunities of the Company. Forward-looking statements may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and we may not be able to realize them. These forward-looking statements are based upon the Company’s present expectations, estimates and projections about the industry and markets in which the Company operates and beliefs of and assumptions made by Company management, involve numerous risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, and are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. You should not place undue reliance upon these forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in these forward-looking statements due to numerous factors. Factors that could have a material adverse effect on our operations, future prospects, the merger, the separation or the distribution include, but are not limited to:
•
the potential adverse effect of the current Covid-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and tenants of our properties, business partners within our network and service providers, as well as the real estate market and the global economy and financial markets;

•
the competitive environment in which we operate;

•
the use of proceeds of the Company’s securities offerings;

•
real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;

•
risks associated with geographic concentration of our investments;

•
decreased rental rates or increasing vacancy rates;

•
our ability to lease units in newly acquired or newly constructed apartment properties;

•
potential defaults on or non-renewal of leases by tenants;

•
creditworthiness of tenants;

•
our ability to obtain financing for and complete acquisitions under contract under the contemplated terms, or at all;

•
development and acquisition risks, including rising and unanticipated costs and failure of such acquisitions and developments to perform in accordance with projections;

•
the timing of acquisitions and dispositions;

•
the performance of our network of leading regional apartment and single-family residential owners/operators with which we invest, including through controlling positions in joint ventures;

•
potential natural disasters such as hurricanes, tornadoes and floods;

•
national, international, regional and local economic conditions;

•
determinations by our board of directors as to timing and payment of dividends, and our ability to pay future distributions at the dividend rates we have paid historically;

•
the general level of interest rates;

•
potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates;

•
financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;

•
lack of or insufficient amounts of insurance;

•
our ability to maintain our qualification as a REIT through the merger effective time;

•
litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;

•
possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us;

•
unanticipated difficulties or expenditures relating to the merger, the separation or the distribution;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•
the failure to obtain the approval of the Company’s stockholders of the merger or the failure to satisfy any of the other conditions to the completion of the merger, the separation or the distribution;

•
the risk that the market does not value Bluerock Homes common stock at net asset value (“NAV”);

•
the failure to recognize the potential benefits of the distribution due to, among other reasons, Bluerock Homes’ lack of liquidity, small market size or inability to grow and expand revenues and earnings following the distribution;

•
stockholder litigation in connection with the merger, the separation or the distribution, which may affect the timing or occurrence of the merger, the separation or the distribution or result in significant costs of defense, indemnification and liability;

•
the effect of the announcement of the merger, the separation and the distribution on the ability of the Company to retain and hire key personnel and maintain relationships with its tenants, vendors and others with whom it does business, or on its operating results and businesses generally;

•
risks associated with the disruption of management’s attention from ongoing business operations due to the merger, the separation and the distribution;

•
the ability to meet expectations regarding the timing and completion of the merger, the separation and the distribution;

•
the possibility that any opinions, consents or approvals required in connection with the separation or the distribution will not be received or obtained in the expected time frame, on the expected terms or at all; and

•
significant transaction costs, fees, expenses and charges.

There can be no assurance that the merger, the separation, the distribution or any other transaction described above will in fact be consummated in the expected time frame, on the expected terms or at all. There can be no assurance as to the impact of Covid-19 and other potential future outbreaks of infectious diseases on the Company’s financial condition, results of operations, cash flows and performance and those of the Company’s tenants as well as on the economy and real estate and financial markets, which may impact the timing or occurrence of the merger, the separation or the distribution. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the SEC on February 23, 2021, and subsequent filings by the Company with the SEC. Any forward-looking statement speaks only as of the date on which it is made, and the Company assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

PROPOSAL 1
PROPOSAL TO APPROVE THE MERGER
We are asking our common stockholders to vote on a proposal to approve the merger of Bluerock Residential Growth REIT, Inc. with and into Merger Sub.
For detailed information regarding this proposal, see the information about the merger and the merger agreement throughout this proxy statement, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Exhibit A to this proxy statement.
Approval of the proposal to approve the merger requires the affirmative vote of the holders of issued and outstanding Common Stock entitled to cast a majority of all the votes entitled to be cast on the merger. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares of Common Stock “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares of Common Stock, will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 1. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the proposal to approve the merger.
Approval of this proposal is a condition to the completion of the merger. In the event that this proposal is not approved, the merger cannot be completed.
Recommendation of the Board of Directors
Our board of directors unanimously recommends that our common stockholders vote “FOR” the proposal to approve the merger.

PROPOSAL 2
PROPOSAL TO APPROVE THE MERGER-RELATED COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our common stockholders to vote at the special meeting on an advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in “The Merger — Interests of Our Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger.”
The stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, in accordance with the terms and conditions applicable to such compensation. Approval of this proposal is not a condition to the completion of the merger.
We are asking our common stockholders to vote “FOR” the following resolution:
RESOLVED, that Bluerock Residential Growth REIT, Inc.’s common stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Bluerock Residential Growth REIT, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Our Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger” beginning on page 66 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).
Approval of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares of Common Stock “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares of Common Stock will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 2. For the purpose of this proposal, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.
Recommendation of the Board of Directors
Our board of directors unanimously recommends that our common stockholders vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger.

PROPOSAL 3
PROPOSAL TO APPROVE ADJOURNMENT OF THE MEETING
We are asking our common stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.
Approval of the proposal to approve any such adjournment of the special meeting requires the affirmative vote of a majority of the votes cast on the proposal. Approval of this proposal is not a condition to the completion of the merger. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares of Common Stock “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares of Common Stock will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 3. For the purpose of this proposal, failure to vote your shares of Common Stock (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal, assuming a quorum is present.
In addition, even if a quorum is not present at the special meeting, the chairman of the meeting may adjourn the meeting and reconvene as the chairman of the meeting or the board may determine (subject to certain restrictions in the merger agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).
Recommendation of the Board of Directors
Our board of directors unanimously recommends that our common stockholders vote “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.

THE PARTIES TO THE MERGER
Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
(212) 843-1601
We were formed as a Maryland corporation in July 2008 and elected to be taxed as a REIT under the Code, beginning with our taxable year ended December 31, 2010. We are a leading investor and asset manager of commercial real estate. Our principal business objective is to generate attractive, risk-adjusted investment returns by assembling a high-quality portfolio of apartment communities and single-family residential homes in demographically attractive growth markets and by implementing our investment strategies and our “Live/Work/Play Initiatives” to achieve sustainable long-term growth in both our core funds from operations and net asset value. The Company’s website is www.bluerockresidential.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. Shares of Class A Common Stock are listed on the NYSE American under the symbol “BRG.” For additional information about us and our business, please refer to “Where You Can Find More Information.”
Badger Parent LLC
c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
(212) 583-5000
Parent is a Delaware limited liability company and an affiliate of the Guarantor. Parent was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The Guarantor is an affiliate of Blackstone.
Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $279 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, multifamily and single-family housing, office, hospitality and retail. Blackstone’s opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ strategy comprises open-ended funds that invest in substantially stabilized real estate assets globally and Blackstone Real Estate Income Trust, Inc., a non-listed REIT that invests in U.S. income-generating assets. Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust (NYSE: BXMT).
Badger Merger Sub LLC
c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
(212) 583-5000
Merger Sub is a Delaware limited liability company. Parent is the sole member of Merger Sub. Merger Sub was formed solely for purposes of facilitating Parent’s acquisition of us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, we will merge with and into Merger Sub, and Merger Sub will continue as the surviving company.

About Bluerock Homes
Bluerock Homes Trust, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
(212) 843-1601
Bluerock Homes was formed as a Maryland corporation and wholly owned subsidiary of Bluerock Residential on December 16, 2021, for the purpose of effecting, prior to the merger, the separation of certain single-family properties and other assets of Bluerock Residential from the remainder of our business, followed by a pro rata distribution to holders of Common Stock of the outstanding shares of Bluerock Homes common stock. Bluerock Homes will be an externally managed, publicly traded REIT following the distribution. The headquarters of Bluerock Homes will be located in New York, New York, at 1345 Avenue of the Americas, 32nd Floor, and its telephone number is (212) 843-1601.

THE SPECIAL MEETING
Date, Time and Purpose of the Special Meeting
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be exercised at a special meeting to be held on April 12, 2022, at 11:00 a.m., New York time. The special meeting will be held solely via live webcast, and there will not be a physical meeting location, given the current public health impacts of the Covid-19 pandemic and our desire to promote the health and safety of our stockholders, as well as our directors, officers, employees and other constituents.
Only holders of our Common Stock as of the close of business on the record date are entitled to receive notice of, and vote at, the special meeting via the Company special meeting website or any adjournment or postponement thereof.
If you are a holder of record, you will be able to attend the special meeting online, ask a question and vote by visiting the special meeting website at www.virtualshareholdermeeting.com/BRG2022SM. You will need to provide your 16-digit control number that is on your Notice Regarding the Availability of Proxy Materials, or on your proxy card if you received proxy materials by mail. If you hold your shares of Common Stock in “street name” and want to attend the special meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you must follow the instructions you receive from your broker, bank or other nominee.
The purpose of the special meeting is for you to consider and vote on the following matters:
1.
a proposal to approve the merger of the Company with and into Merger Sub, a wholly owned subsidiary of Parent, as contemplated by the Agreement and Plan of Merger, dated as of December 20, 2021, and as it may be amended from time to time, among the Company, Parent and Merger Sub;

2.
a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger; and

3.
a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.

Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting. The affirmative vote of the holders of issued and outstanding Common Stock entitled to cast a majority of all the votes entitled to be cast on the merger is required to approve the merger and for the merger to occur. A copy of the merger agreement is attached as Exhibit A to this proxy statement, which we encourage you to read carefully in its entirety.
Record Date, Notice and Quorum
All holders of record of our Common Stock as of the record date, which was the close of business on March 7, 2022, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Class A Common Stock that such holder owned as of the record date, and will be entitled to cast 50 votes on each matter presented at the special meeting for each share of Class C Common Stock that such holder owned as of the record date. On the record date, there were 29,260,629 shares of Class A Common Stock and 76,603 shares of Class C Common Stock outstanding and entitled to vote at the special meeting.
The presence virtually via the special meeting website or by proxy of our stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If you fail to submit a proxy prior to the special meeting or to vote at the special meeting via the special meeting website, your shares of Common Stock will not be counted toward a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date. Under the Maryland General Corporation Law and our bylaws, the chairman of the meeting may adjourn the special meeting whether or not a quorum is present (subject to certain restrictions in the merger agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).
Required Vote
Completion of the merger requires approval of the merger by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the merger by the holders of issued and outstanding Common Stock. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of Class A Common Stock that such holder owned as of the record date, and will be entitled to cast 50 votes on each matter presented at the special meeting for each share of Class C Common Stock that such holder owned as of the record date. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, if you fail to vote by proxy or at the special meeting via the special meeting website (including by abstaining), or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as voting against the proposal to approve the merger.
In addition, each of the proposal to approve the merger-related compensation and the proposal to approve adjournment of the meeting requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the merger. For the purpose of each of these proposals, if you fail to vote by proxy or at the special meeting via the special meeting website, or fail to instruct your broker, bank or other nominee on how to vote, it will not have any effect on the outcome of such proposals. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals, assuming a quorum is present.
Accordingly, in order for your Common Stock to be voted, if you are a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet, or vote at the special meeting via the special meeting website. The vote of the holders of shares of Preferred Stock is not required to approve any of the proposals at the special meeting and is not being solicited.
As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 818,724 shares of our Class A Common Stock and approximately 72,964 shares of our Class C Common Stock, entitling them to exercise approximately 13.50% of the voting power of our Common Stock entitled to vote at the special meeting, in each case including excess shares. Our directors and executive officers have informed us that they intend to vote the Common Stock that they own in favor of the proposal to approve the merger, in favor of the proposal to approve the merger-related compensation and in favor of the proposal to approve adjournment of the meeting. Under the stockholders agreement, if at any meeting of stockholders the holders of Class C Common Stock own shares of Class C Common Stock representing more than 9.9% of the voting rights of the then-outstanding Common Stock (such shares, the “excess shares”), then such holders shall vote such excess shares as directed by the board of directors. Under the merger agreement, unless the board of directors effects a company adverse recommendation change, any excess shares must be voted in favor of the approval of the merger. In addition, R. Ramin Kamfar, James G. Babb III, Ryan S. MacDonald, Jordan B. Ruddy, Michael L. Konig (who are members of our management) and certain of their affiliated entities, solely in their capacity as our stockholders and limited partners of our operating partnership, have entered into support agreements requiring, among other things, such persons (i) to vote their respective covered shares, other than any excess shares, in favor of the proposal to approve the merger, (ii) to vote their respective covered shares, other than any excess shares, against any company takeover proposal (as defined in “The Merger Agreement — Company Stockholders’ Meeting”) and any other action that could reasonably be expected to impede, interfere with, delay, materially delay, materially postpone or adversely affect the merger or the other transactions contemplated by the merger agreement or result in a breach in any material respect of any of the covenants, representations or warranties or other obligations or agreements of us under the merger agreement, of us or Bluerock Homes under the separation documentation or of such holder under the applicable support agreement, and (iii) not to transfer their respective covered shares, in each case, subject to certain exceptions. As of the record date, the parties to the support agreements beneficially owned approximately 773,431 shares of our Class A Common Stock and approximately 72,964 shares of our Class C Common Stock, entitling them to exercise approximately 13.36% of the voting power of our Common Stock entitled to vote at the special meeting, in each case including excess shares. As of the record date, the parties to the support agreements, together (without duplication) with our directors and executive officers, beneficially owned approximately 72,964 shares of our Class A Common Stock and approximately 818,724 shares of our Class C Common Stock, entitling them to exercise approximately 13.50% of the voting power of our Common Stock entitled to vote at the special meeting, in each case including excess shares.
Votes cast by proxy or at the special meeting via the special meeting website will be counted by the person appointed by us to act as inspector of election for the special meeting. The inspector of election will also determine the number of shares of Common Stock represented at the special meeting, by attendance virtually via the special meeting website or by proxy.
How to Authorize a Proxy
Holders of record of our Common Stock may vote or cause their shares to be voted by proxy using one of the following methods:
1.
mark, sign, date and return the enclosed proxy card by mail;

2.
authorize your proxy or voting instructions by telephone or through the Internet by following the instructions included with your proxy card; or

3.
appear and vote at the special meeting via the special meeting website.

Regardless of whether you plan to attend the special meeting, we request that you authorize a proxy for your Common Stock as described above as promptly as possible.
Under NYSE American rules, all the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name” through a broker, bank or other nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker, bank or other nominee; or, if you want to participate in the special meeting, you must follow the instructions you receive from your broker, bank or other nominee. Brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Because the proposal to approve the merger requires the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the merger by the holders of issued and outstanding Common Stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger. Because the approval of each of (1) the proposal to approve the merger-related compensation and (2) the proposal to adjourn the meeting requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is present.
Proxies and Revocation
If you authorize a proxy, your Common Stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your Common Stock will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve the merger-related compensation and “FOR” the proposal to approve adjournment of the meeting.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:
1.
by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at 1345 Avenue of the Americas, 32nd Floor, New York, New York 10105;

2.
by delivering to our Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares of Common Stock; or

3.
by voting at the special meeting via the special meeting website.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.
Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.
Solicitation of Proxies
We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, fax, e-mail or otherwise, by our officers, directors and other employees, for which they will not receive additional compensation. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $20,000, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify Morrow Sodali LLC against certain losses, costs and expenses. We also will request persons, firms and corporations holding Common Stock in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.
Adjournments
Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if the holders of a sufficient number of Common Stock are not present at the special meeting, via the special meeting website or by proxy, to constitute a quorum or if we believe it is reasonably likely that the merger will not be approved at the special meeting when convened on April 12, 2022, or when reconvened following any adjournment. Any adjournments may be made to a date not more than 120 days after the original record date without notice (other than by an announcement at the special meeting), by the chairman of the meeting, whether or not a quorum is present (subject to certain restrictions in the merger agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).
Postponements
At any time prior to convening the special meeting, we may postpone the special meeting for any reason without the approval of our common stockholders to a date not more than 120 days after the original record date (subject to certain restrictions in the merger agreement, including that in certain circumstances the special meeting may not be held, without Parent’s consent, on a date that is more than 30 days after the date on which the special meeting was originally scheduled).

THE MERGER
General Description of the Merger
Under the terms of the merger agreement, affiliates of Blackstone will acquire the Company and its subsidiaries through the merger of the Company with and into Merger Sub. Pursuant to the terms of the merger agreement, the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving company.
Background of the Merger
Our management and board of directors regularly review our performance and prospects in light of the current business, economic, capital markets and real estate environments, as well as developments in the multi-family and single-family residential real estate businesses and the opportunities and challenges facing participants in those businesses. These reviews have included consideration, from time to time, of potential strategic alternatives that could, taking into account market cycles and the level of investor demand for asset classes represented in our portfolio, enhance and realize the value of our portfolio for our stockholders, including potential acquisitions, dispositions, joint ventures and business combination transactions, as well as remaining an independent standalone company. In connection with these reviews, our management from time to time evaluates the properties in our portfolio, individually and collectively, and opportunities to enhance and realize the value of such properties for our stockholders. Our board of directors and management have also considered the potential benefits that might result from enabling greater strategic and management focus within our single-family residential real estate business by separating it from our multi-family residential real estate business and spinning it off to our stockholders as a standalone public company, which would also provide an opportunity for stockholders to invest only in our single-family residential business.
On July 27, 2021, the board of directors held a meeting which was attended by management and representatives of Wachtell, Lipton, Rosen & Katz, outside legal counsel to the Company (“Wachtell Lipton”), and KVCF, PLC, outside legal counsel to the Company (“KVCF”). During this meeting, the board of directors, with the assistance of management, reviewed our business performance and outlook in light of general market conditions and considered opportunities and risks in our multi-family and single-family residential real estate businesses. The directors discussed, among other matters, management’s assessment that the accumulation of available equity capital for stabilized multi-family residential real estate assets resulting in low capitalization rates for those assets, strong revenue fundamentals in the multi-family residential real estate market in the sunbelt region, increasing supply of multi-family residential real estate assets, as well as the possibility of interest rate increases in the future, coupled with improvements in the outlook for the single-family residential real estate market and opportunities for margin improvement and value creation in the Company’s portfolio of single-family residential real estate assets, presented an opportune environment for the Company to explore a potential strategic transaction involving the sale of our portfolio of multi-family residential real estate. The directors discussed with management and our advisors the advantages and disadvantages of potential transaction structures, including with respect to tax efficiency and the allocation of risk, and that a transaction involving a sale of our portfolio of multi-family residential real estate assets and a spin-off to our stockholders of our portfolio of single-family residential real estate assets offered several advantages relative to alternative transaction structures. R. Ramin Kamfar, our chief executive officer and chairman of our board of directors, conveyed management’s belief, which the board of directors agreed with, that it would be in the best interest of the Company and our stockholders for the board of directors to receive the assistance of one or more financial advisors to assess and pursue potential strategic opportunities, including a sale of our portfolio of multi-family residential real estate assets and a spin-off to our stockholders of our portfolio of single-family residential real estate assets, and the board of directors discussed potential financial advisors. The Company later selected Morgan Stanley, Eastdil Secured Advisors LLC (“Eastdil”) and BofA Securities, Inc. (“Bank of America”), based on their qualifications, expertise and reputation in our sector, and their knowledge of the business and affairs of the Company and of potential counterparties, to serve as our financial advisors in connection with a potential strategic transaction.
Following the July 27, 2021 meeting of the board of directors, the Company, at the direction of the board of directors and with the assistance of its advisors, confirmed the optimal transaction structure and designed a process for the sale of our portfolio of multi-family residential real estate assets and a spin-off to our stockholders of our portfolio of single-family residential real estate assets. Throughout August and continuing through the first week of September 2021, the Company began to prepare for outreach to potential transaction counterparties after Labor Day 2021 and to assemble due diligence information that could be made available to potential transaction counterparties. Also during this period, the Company began to consider retaining additional advisors to assess and opine on aspects of the potential separation transaction, including the external management of Bluerock Homes. The Company, at the direction of the board of directors, later in the process selected Duff & Phelps to provide advice with respect to the separation and the distribution, including the Exchange, and Stanger to provide advice with respect to terms of a Management Agreement to be entered into by Bluerock Homes and an external manager that would be owned by certain members of the Company’s management (the “Manager”). The Company selected Duff & Phelps and Stanger based on their qualifications, expertise and reputation, and their knowledge of the business and affairs of the Company.
Over the course of the period between September 8, 2021, and September 16, 2021, representatives of Morgan Stanley and Eastdil, at the Company’s direction, contacted 16 parties identified by the Company, Morgan Stanley and Eastdil as potentially having an interest in a potential transaction with the Company, including Blackstone on September 9, 2021.
On September 14, 2021, the Company received a written indication of interest from a third party (“Party A”) setting forth the terms of an unsolicited, non-binding offer to acquire 100% of the outstanding equity of the Company in an all-cash transaction at a price of $13.89 per share.
On September 16, 2021, Bloomberg reported that the Company was evaluating strategic alternatives (the “September 16 Bloomberg article”). Thereafter, 38 additional parties contacted the Company, Morgan Stanley or Eastdil regarding a potential transaction. The Company and our financial advisors invited all such parties to enter into non-disclosure agreements. Of the 55 total parties (including Party A), 28 executed non-disclosure agreements with the Company.
On September 20, 2021, the board of directors held a meeting, with representatives of Wachtell Lipton and KVCF in attendance. The directors discussed the latest developments in our assessment of a potential strategic transaction. The board of directors also discussed the written indication of interest received from Party A. The board of directors determined to instruct Morgan Stanley to invite Party A to participate in the strategic transaction process, which would involve Party A entering into a non-disclosure agreement and conducting due diligence, in order to allow Party A to submit a more attractive proposal.
During the last week of September and continuing through the first half of November 2021, the potential transaction counterparties that had executed non-disclosure agreements received access to a virtual data room containing information regarding our multi-family residential real estate portfolio and were able to conduct due diligence, including through telephone calls and videoconferences with our management and our advisors.
On October 18, 2021, at the Company’s direction, representatives of Morgan Stanley and Eastdil provided a process letter (the “October 18 process letter”) to the 28 potential transaction counterparties that had executed non-disclosure agreements, which letter invited such parties to submit, no later than November 9, 2021, non-binding indications of interest regarding a transaction to acquire the Company. The October 18 process letter indicated that the Company, at the time of sale, would consist of only our interest in our 30 multi-family residential real estate operating assets and mezzanine and preferred investments in 25 multi-family residential real estate assets.
On November 2, 2021, the board of directors held a meeting to discuss various matters and received an update from representatives of management regarding the potential strategic transaction process, including with respect to the potential transaction counterparties that had executed non-disclosure agreements and their due diligence activity to date.
Over the course of November 9, 2021, and November 10, 2021, 10 potential transaction counterparties submitted non-binding indications of interest for our multi-family residential real estate portfolio. The initial indications of interest contemplated gross asset values between $2.6 billion and $3.5 billion for the assets that the Company would own at the time of the potential transaction. Of the 10 proposals received from potential transaction counterparties, the four highest contemplated gross asset valuations of at least $3.2 billion: one potential transaction counterparty (“Party B”) proposed a $3.5 billion gross asset valuation of the assets proposed to be sold in the potential transaction, while Blackstone and another potential transaction counterparty (“Party C”) each proposed a $3.4 billion gross asset valuation, and another potential transaction counterparty (“Party D”) proposed a $3.2 billion gross asset valuation. Party A submitted a proposal that contemplated a $2.9 billion gross asset value. No potential transaction counterparty expressed interest in any of our assets other than the multi-family residential real estate portfolio.
Following the submission of the initial non-binding indications of interest, the Company and representatives of Morgan Stanley and Eastdil considered how to continue the process. The Company, in consultation with Morgan Stanley and Eastdil, believed that, subject to approval by the board of directors, the optimal path forward was to invite the four highest bidders into the second round of the process, and inform the remaining parties that submitted indications of interest that they would have to increase the value of their proposals in order to participate in the next round of bidding. On November 16, 2021, the Company directed representatives of Morgan Stanley and Eastdil to invite, subject to the approval of the board of directors, each of Blackstone and Parties B, C and D to participate in a second phase of due diligence and thereafter to submit a best and final proposal, including the price per share of Common Stock, at which such party would be willing to acquire the Company at a time when it would consist only of our multi-family residential real estate portfolio. Each such party was requested to submit, no later than December 6, 2021, a mark-up of a draft merger agreement to be provided to each such party, and to submit its best and final proposal no later than December 15, 2021. All potential transaction counterparties that submitted initial indications of interest other than Blackstone and Parties B, C and D were advised by representatives of Morgan Stanley and Eastdil, on behalf of the Company, that they would have to increase the value of their proposals in order to participate in the next round of bidding. None of these other parties increased the value of their proposals.
On November 18, 2021, the board of directors met to discuss the status of the strategic transaction process, with representatives of management and representatives of Morgan Stanley, Eastdil, Wachtell Lipton and KVCF in attendance. During the meeting, representatives of Morgan Stanley and Eastdil presented an overview of the initial indications of interest and the plan proposed by the Company in consultation with its advisors to advance the four highest bidders to the second round of the process and invite others to improve their proposals in order to remain in the process. Representatives of Wachtell Lipton reviewed with the directors their duties in connection with their consideration of potential strategic alternatives for the Company. Following the presentations from our advisors and discussion among the directors, the board of directors directed our management and financial advisors to continue to engage with each of Blackstone and Parties B, C and D in order to be in a position, following the receipt of best and final proposals on December 15, 2021, to expeditiously enter into definitive transaction documentation with one of such parties if the Company were to receive an acceptable proposal.
During the course of November 18, 2021, and November 19, 2021, management and representatives of Morgan Stanley, Eastdil and Wachtell Lipton held separate videoconferences with Blackstone, Party C and Party D in order to discuss the transaction structure and the process by which the Bluerock Homes Business would be separated from the remainder of our business. Party B scheduled a videoconference with management and its advisors, to be held on November 22, 2021, in order to receive an overview of the proposed transaction structure and the process by which the Bluerock Homes Business would be separated from the remainder of our business, but subsequently cancelled the meeting and did not reschedule.
Also on November 19, 2021, a draft merger agreement was provided to Blackstone and Parties B, C and D in the virtual data room. The proposed draft of the merger agreement provided for, among other things: (1) the separation of the Bluerock Homes Business from our multi-family residential real estate business and the distribution of shares of Bluerock Homes common stock to our stockholders as contemplated by separation principles that would be attached to the merger agreement, (2) an outside date of nine months from the date of the agreement, after which date the merger agreement would be terminable by either party if the potential transaction had not yet been completed, (3) a termination fee equal to 3.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by the Company upon a termination of the merger agreement under certain circumstances, (4) a reverse termination fee equal to 10.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by the purchaser upon a termination of the merger agreement under certain circumstances and (5) the right of the Company to continue to pay, during the pendency of the merger, a quarterly cash dividend to holders of Common Stock not in excess of $0.17 per share per quarter.
On November 23, 2021, and November 24, 2021, respectively, Party B and Party D separately indicated to representatives of Morgan Stanley and Eastdil that they would not be prepared to provide an actionable proposal on December 15, 2021, and that they each were uncertain about their ability to make such a proposal even with a greater amount of time. Party B and Party D were each advised by representatives of Morgan Stanley and Eastdil that, although the Company did not presently intend to extend the deadline for the submission of proposals, each such party should continue to perform due diligence. However, both Party B and Party D ceased their due diligence activity in the virtual data room and did not thereafter contact the Company or our advisors with respect to a potential transaction.
Throughout the second half of November and the first half of December 2021, Blackstone and Party C, with the assistance of their advisors, conducted additional due diligence with respect to the Company and its multi-family residential real estate portfolio and discussed the structure of the potential transaction, including through telephone calls and videoconferences with our management and our advisors, including Morgan Stanley, Eastdil, Wachtell Lipton, KVCF and Vinson & Elkins LLP, tax counsel to the Company, as well as due diligence site visits at certain properties within our multi-family residential real estate portfolio. In these discussions, representatives of Morgan Stanley, Eastdil and Wachtell Lipton communicated to each of Blackstone and Party C that they were not the only potential transaction counterparty that had submitted a compelling initial indication of interest, and that any final proposals submitted by such parties should take into account this competitive dynamic, including with respect to purchase price and contract terms.
On November 27, 2021, representatives of Morgan Stanley and Eastdil, at the Company’s direction, provided a draft of the separation principles to each of Blackstone and Party C. The draft of the separation principles provided for, among other things, a target cash level for the Company (after giving effect to separation of the Bluerock Homes Business) at the closing of the merger, with all cash above that amount to be contributed to the Bluerock Homes Business.
On December 1, 2021, representatives of Party C delivered a revised draft of the merger agreement to representatives of Wachtell Lipton, ahead of the December 6 deadline for comments to the merger agreement. Among other terms, the revised draft of the merger agreement submitted by Party C provided for, among other things: (1) an outside date of six months from the date of the agreement, after which date the merger agreement would be terminable by either party if the potential transaction had not yet been completed, (2) a termination fee equal to 4.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by the Company upon a termination of the merger agreement under certain circumstances, (3) reimbursement by the Company of Party C’s out-of-pocket expenses incurred in connection with the transaction in the event of a termination of the merger agreement under certain circumstances, (4) a reverse termination fee equal to 10.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by Party C upon a termination of the merger agreement under certain circumstances and (5) the right of the Company to pay, during the pendency of the merger, up to two quarterly cash dividends to holders of Common Stock, not in excess of $0.1625 per share per quarter. The revised draft of the merger agreement did not include a financing contingency.
Thereafter, between December 1, 2021, and December 6, 2021, representatives of Wachtell Lipton exchanged drafts of the transaction documentation and discussed various terms thereof with representatives of Party C with a view towards improving the terms of Party C’s final proposal. Among other things, Party C was informed numerous times that the outside date, and its impact on the certainty of closing given the potential timeline to consummate the separation and the distribution, was a critical factor on which best and final proposals would be evaluated.
On December 6, 2021, representatives of Morgan Stanley, on behalf of the Company, informed Blackstone that the Company had already been negotiating transaction documentation with at least one other potential transaction party and that Blackstone should assume that, by the December 6, 2021 deadline, the Company would have received at least one merger agreement that were substantially acceptable to the Company from a potential transaction counterparty whose initial indications of interest was at or above the valuation of the multi-family residential real estate portfolio proposed by Blackstone in its initial indication of interest.

On December 6, 2021, representatives of Wachtell Lipton delivered a revised draft of the merger agreement to representatives of Party C that provided for, among other things: (1) an outside date of six months from the date of the agreement, which would be extended to nine months from the date of the agreement in certain circumstances that would render the distribution unable to be completed within six months, (2) a termination fee equal to 4.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by the Company upon a termination of the merger agreement under certain circumstances, (3) reimbursement by the Company of Party C’s out-of-pocket expenses incurred in connection with the transaction in the event of a termination of the merger agreement under certain circumstances, subject to a maximum reimbursement of 0.5% of the Company’s equity value implied by the transaction, including Preferred Stock, which reimbursement would be credited against any termination fee that became payable, (4) a reverse termination fee equal to 10.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by Party C upon a termination of the merger agreement under certain circumstances and (5) the right of the Company to pay, during the pendency of the merger, up to three quarterly cash dividends to holders of Common Stock, not in excess of $0.1625 per share per quarter.
Representatives of Party C characterized the revised draft of the merger agreement as substantially acceptable to Party C, subject to any revisions from lenders providing financing to Party C in connection with a potential transaction.
Also on December 6, 2021, representatives of Simpson Thacher & Bartlett LLP, counsel to Blackstone (“Simpson Thacher”), delivered a revised draft of the merger agreement to representatives of Wachtell Lipton. The revised draft of the merger agreement provided for, among other things: (1) an outside date of nine months from the date of the agreement that could be extended by Blackstone for an additional three months in the event that all conditions to closing had been satisfied other than the completion of the separation and the distribution, (2) a termination fee equal to 3.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by the Company upon a termination of the merger agreement under certain circumstances, (3) a reverse termination fee equal to 10.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by Blackstone upon a termination of the merger agreement under certain circumstances and (4) the right of the Company to pay, during the pendency of the merger, a quarterly cash dividend to holders of Common Stock in December 2021 and for the first two fiscal quarters of 2022, not in excess of $0.1625 per share per quarter. The revised draft of the merger agreement did not include a financing contingency, but provided that the Company would not have a right to specific performance to require Blackstone to complete the merger. The revised draft of the merger agreement also indicated that Blackstone would expect to receive support agreements from holders of our Class C common stock, including from Mr. Kamfar, our chairman and chief executive officer. Under the stockholders agreement, dated October 31, 2017 among us and the stockholders party thereto (the “stockholders agreement”), if at any meeting of stockholders such holders own shares of Class C Common Stock representing more than 9.9% of the voting rights of our then-outstanding common stock, then such holders must vote such excess shares as directed by the board of directors. The revised draft of the merger agreement also provided that unless the board of directors effected a company adverse recommendation change, any such excess shares would be required to be voted in favor of the approval of the merger.
Representatives of Simpson Thacher also delivered on December 6, 2021, a revised draft of the separation principles to representatives of Wachtell Lipton. The revised draft of the separation principles provided for, among other things, a target cash level for the Bluerock Homes Business at the closing of the merger, with cash in excess of such amount to be retained by the Company.
Thereafter, representatives of Wachtell Lipton discussed various terms of the draft merger agreement and other transaction documents with representatives of Simpson Thacher.
On December 10, 2021, representatives of Simpson Thacher provided to representatives of Wachtell Lipton a draft form of support agreement to be executed by holders of our Class C common stock.
On December 14, 2021, Party C submitted a revised draft of the merger agreement reflecting comments from the lenders providing financing to Party C in connection with a potential transaction, along with revised drafts of the separation principles, equity commitment letter and limited guarantee. Among other revisions, the revised draft of the merger agreement submitted by Party C provided for: (1) an outside date of six months from the date of the agreement, without the possibility of an extension to nine months from the date of the agreement and (2) the right of the Company to pay, during the pendency of the merger, up to two, but not three, quarterly cash dividends to holders of Common Stock, not in excess of $0.1625 per share per quarter.
On December 15, 2021, Party C submitted a proposal to acquire the Company (after the separation and distribution of the Bluerock Homes Business) for $22.22 in cash per share of Common Stock, reflecting a gross asset value of $3.5 billion. Party C did not alter its position that the merger agreement should provide for a six month outside date.
On December 15, 2021, Blackstone submitted a written proposal to acquire the Company for $23.25 in cash per share of Common Stock. In its letter, Blackstone noted that it had sufficient fully discretionary equity capital to complete the acquisition of the Company without any partners, and also indicated that it had completed all of its due diligence and was prepared to sign binding definitive documentation as soon as possible. Blackstone included with its written proposal revised drafts of the merger agreement and the separation principles. The revised draft of the merger agreement provided for, among other things: (1) an outside date of nine months from the date of the agreement, which could be extended in certain circumstances by the Company to up to 10 months, and by Blackstone to up to 12 months from the date of the merger agreement, (2) a termination fee equal to 3.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by the Company upon a termination of the merger agreement under certain circumstances, (3) a reverse termination fee equal to 10.0% of the Company’s equity value implied by the transaction, including Preferred Stock, payable by Blackstone upon a termination of the merger agreement under certain circumstances and (4) the right of the Company to pay, during the pendency of the merger, a quarterly cash dividend to holders of Common Stock in December 2021 and for the first two fiscal quarters of 2022, not in excess of $0.1625 per share per quarter.
Following submission of Blackstone’s proposal, representatives of Morgan Stanley, on behalf of the Company, contacted representatives of Blackstone to encourage Blackstone to increase its bid. Blackstone thereafter engaged in multiple discussions with representatives of Morgan Stanley which culminated in Blackstone’s oral submission on December 15, 2021, which was confirmed in writing on the morning of December 16, 2021, of a proposal to acquire the Company (after the separation and distribution of the Bluerock Homes Business) for $24.25 in cash per share of Common Stock.
On December 16, 2021, the board of directors held a special meeting to review and consider the proposals submitted by Blackstone and Party C, which meeting was attended by representatives of Morgan Stanley, Wachtell Lipton, KVCF, Duff & Phelps and Stanger. Representatives of Morgan Stanley presented their preliminary valuation analyses of the Company, and representatives of Morgan Stanley and Wachtell Lipton reviewed the terms of the proposals and draft merger agreements and other transaction documents submitted by Blackstone and Party C, each of which provided for an acquisition of the Company, after the distribution of shares of Bluerock Homes common stock to our common stockholders, at a significant premium to the unaffected closing price of $10.85 on September 15, 2021, the last day prior to the September 16 Bloomberg article reporting that the Company was considering strategic alternatives. The directors, management and our advisors discussed Blackstone’s experience in acquiring real estate assets and its substantial available capital, as well as Blackstone’s willingness to provide for an outside date that could be extended by the Company to up to 10 months after execution of the merger agreement in order to accommodate the potential timeline to consummate the separation and distribution. The directors, management and our advisors also considered that the draft merger agreement submitted by Blackstone did not entitle the Company to specifically enforce the merger agreement or the equity commitment letter, and that the Company’s exclusive remedy would be limited to a $200 million reverse termination fee payable by Parent in certain circumstances (the payment of which would be guaranteed by Blackstone Real Estate Partners IX L.P.), as well as Blackstone’s track record of completing REIT acquisitions. The directors, management and the advisors compared Blackstone’s proposal to Party C’s lower per-share offer, and also considered the uncertainties in the financing plan proposed by Party C, as well as its proposal for an outside date of six months from the date of the merger agreement, which the board of directors believed increased the risk of not closing. The board of directors also considered the number of potential transaction counterparties that expressed an interest in a transaction involving our multi-family residential real estate portfolio and participated in the transaction process, but that only Blackstone indicated it would be able to acquire the Company on terms that would be acceptable to the Company. Representatives of Wachtell Lipton reviewed the structure of the proposed transaction and the steps to be taken to consummate the separation and the distribution, including the operating partnership’s distribution of its interests in the New LP holding our multi-family residential real estate business to the Company as consideration for a redemption of the Redeemed Units in the Exchange, followed by a contribution of the Company’s remaining interest in the operating partnership to Bluerock Homes prior to the distribution. The directors, management and our advisors also discussed the treatment of management and their interests in the proposed transaction, including the Exchange, which will result in an increase in the ownership of the Bluerock Homes Business by holders of operating partnership interests (other than Bluerock Homes), and management’s commitment to our single-family residential real estate business through their commitments not to redeem their operating partnership interests, as well as management’s ownership of the Manager proposed to enter into the Management Agreement with Bluerock Homes. The board of directors then received a presentation from Duff & Phelps regarding the proposed terms of the Exchange and a presentation from Stanger regarding the proposed terms of the Management Agreement between Bluerock Homes and its Manager. After deliberation, the board of directors determined that Blackstone was the potential acquirer that was likely to offer the greatest value and the greatest certainty of closing and that the Company should pursue the potential transaction with Blackstone but continue to improve the terms of the merger agreement and other transaction documents.
Over the course of the following days, representatives of Wachtell Lipton and Simpson Thacher negotiated the remaining unresolved terms in the merger agreement and other transaction documents.
On December 18, 2021, Party C submitted a revised proposal, increasing its proposed purchase price to $23.00 in cash per share of Common Stock. Party C did not offer any extension to the six-month outside date contemplated by its revised draft of the merger agreement submitted on December 14, 2021. Party C also explained that it would require until the end of December 2021 in order to be in a position to enter into a merger agreement and announce a transaction.
On the afternoon of December 19, 2021, the board of directors held a special meeting during which management and representatives of Morgan Stanley and Wachtell Lipton reviewed the history of the transaction process, negotiations with Blackstone and Party C and the terms of Blackstone’s proposal. Representatives of Eastdil, Bank of America, KVCF and Duff & Phelps were also in attendance. Representatives of Morgan Stanley provided an updated financial presentation regarding the final proposal from Blackstone and a valuation analysis of the Company and then delivered to the board of directors Morgan Stanley’s oral opinion, subsequently confirmed in writing, that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Consideration to be received by the holders of shares of Common Stock pursuant to the merger agreement is fair from a financial point of view to such holders of shares of Common Stock. Prior to the meeting, the directors were provided with a relationship disclosure letter from Morgan Stanley, Eastdil, Bank of America, Duff & Phelps and Stanger, and, at the meeting, representatives of Wachtell Lipton reviewed with the directors the relationship disclosure letters. The directors also received, prior to the meeting, the Duff & Phelps Opinion and the Stanger Opinion. At the meeting, representatives of Wachtell Lipton reviewed with the directors their duties in connection with their consideration and potential approval of the transaction with Blackstone. Following discussion, the board of directors unanimously determined and declared the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of the Company and our stockholders and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, and resolved to recommend that the holders of Common Stock approve the merger. In addition, the board of directors and management discussed our communications plan with respect to the proposed transaction with Blackstone and reviewed a draft press release to be issued in connection with the transaction.
The parties finalized and executed the merger agreement and the other transaction documents early in the morning of December 20, 2021. Thereafter, later in the morning of December 20, 2021, the parties issued a press release announcing the transaction.

Reasons for the Merger
In reaching its decision to determine and declare the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of the Company and our stockholders and to approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that the holders of Common Stock approve the merger, the board of directors consulted with our senior management team, as well as our financial and legal advisors, and considered a number of factors, including the following material factors which the board of directors viewed as supporting its decision:
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the current and historical trading prices of shares of Common Stock, and the fact that the merger consideration of $24.25 per share in cash (without taking into account the value of the shares of Bluerock Homes to be received by holders of Common Stock in the distribution) represents a premium of approximately 124% to the unaffected closing price of $10.85 on September 15, 2021, the last day prior to the September 16 Bloomberg article reporting that the Company was considering strategic alternatives;

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the course and history of competitive negotiations between the Company and the potential transaction counterparties, including Party C and Blackstone, and the belief of the board of directors that it had obtained Blackstone’s best and final offer and that it was unlikely that any other party would be willing to transact at a higher valuation;

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the fact that Party C’s highest bid was $23.00 per share and that Party C’s proposal provided for a six month outside date;

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the process conducted by the Company, including the fact that the Company or our advisors contacted or were contacted by 55 potential transaction counterparties, including following the September 16 Bloomberg article reporting that the Company was evaluating strategic alternatives, and that a total of 28 parties executed non-disclosure agreements with the Company in order to conduct due diligence;

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the fact that no potential transaction counterparty that submitted an initial indication of interest (other than Party A in its initial unsolicited proposal prior to Party A’s participation in the process), expressed any interest in any of our assets other than the multi-family residential real estate portfolio;

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the fact that all potential transaction counterparties that submitted initial indications of interests, other than the four highest bidders, whose proposals exceeded $3.2 billion in gross asset value and who advanced to the final round of diligence and proposals, were advised by representatives of Morgan Stanley and Eastdil, on behalf of the Company, that they would have to increase the value of their proposals in order to participate in the next round of bidding, and that no such parties increased the value of their proposals;

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the fact that, in late November 2021, each of Party B and Party D indicated that it was uncertain about its ability to make a best and final proposal prior to the December 15, 2021 deadline for the submission of proposals, or even with a greater amount of time, and the fact that, while Party B and D were advised by representatives of Morgan Stanley and Eastdil, on behalf of the Company, that, although the Company did not intend to delay the deadline, each such party should continue to perform due diligence, both Party B and Party D subsequently ceased their due diligence activity in the virtual data room and did not thereafter contact the Company or our advisors with respect to a potential transaction;

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the belief of the board of directors that further extending the deadline for best and final proposals or otherwise soliciting other potential buyers could jeopardize the availability of Blackstone’s proposal and would not yield proposals of greater value or with increased certainty to closing;

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our right under the merger agreement, in response to unsolicited acquisition proposals, to furnish information to and conduct negotiations with third parties in certain circumstances;

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the right of the board of directors, under the merger agreement, to change, withhold, qualify or withdraw its recommendation that the holders of Common Stock approve the merger under certain circumstances, subject to payment of a termination fee if Parent elects to terminate the merger agreement in such circumstances;
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our right to terminate the merger agreement, under certain circumstances, in order to enter into a definitive agreement providing for the implementation of a superior proposal if the board of directors determines in good faith, after consultation with our independent financial advisors and outside legal counsel and after consideration of any revisions to the terms of the merger agreement proposed in writing by Parent, that the superior proposal continues to constitute a superior proposal, upon payment of a termination fee;

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the fact that the $60 million termination fee payable by us in certain circumstances (representing approximately 3.0% of the Company’s equity value and 1.7% of its enterprise value, in each case, based on the merger consideration) was viewed by our board of directors, after consultation with our legal and financial advisors, as reasonable and not likely to preclude any other party from making a competing acquisition proposal;

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the fact that the merger consideration is a fixed cash amount, providing our stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks, uncertainties and longer potential timeline for realizing equivalent value from our business plan for our multi-family residential real estate assets or other possible strategic alternatives;

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the fact that holders of Common Stock will also receive shares of Bluerock Homes common stock in the distribution, enabling holders of Common Stock to continue to participate in value creation in our portfolio of single-family residential real estate assets, and the belief of the board of directors, following review and consideration of our business plan and the prospects of Bluerock Homes on a standalone basis, that the combined value of the merger consideration and the shares of Bluerock Homes common stock that stockholders will receive in the distribution represents the best available opportunity for the Company;

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the opportunity for investors, including holders of Common Stock, to evaluate the Bluerock Homes Business independently of our multi-family residential real estate business and better assess the distinctive merits, performance and future prospects of the Bluerock Homes Business, and to better control their asset allocation decisions;

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the fact that Bluerock Homes will have a distinct business strategy focused on our single-family residential real estate properties and the opportunity for its experienced management team to focus on the Bluerock Homes Business and its growth strategy;

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management’s commitment to our single-family residential real estate business through the interests of members of management in the operating partnership and their commitments not to redeem their operating partnership interests, making more of the cash consideration available to our stockholders;

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the fact that Bluerock Homes would be externally managed, including that the Manager will bear certain expenses that would otherwise be borne by Bluerock Homes;

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the knowledge of the board of directors of the business, operations, financial condition, earnings and prospects of the Company, including its multi-family and single-family residential businesses, as well as its knowledge of the current and prospective environment in which the Company and each of its businesses operates, including economic and market conditions;

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the accumulation of available equity capital for stabilized multi-family residential real estate assets resulting in low capitalization rates for those assets, strong revenue fundamentals in the multi-family residential real estate market in the sunbelt region, increasing supply of multi-family residential real estate assets, as well as the possibility of interest rate increases in the future, which the board of directors and management believed made for opportune conditions for a sale of our multifamily assets;

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the risks and uncertainties of remaining a public company owner of our multi-family residential real estate portfolio, including the relatively high discount to NAV in the trading price of shares of Common Stock as compared to that of other public companies in the multi-family residential real estate business;

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the belief that the transactions contemplated by the merger agreement are more favorable to our stockholders than other strategic alternatives available to the Company, including after considering the feasibility of such alternatives and the significant risks and uncertainties associated with pursuing such alternatives;

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the expected probability that the merger would be completed based on, among other things, Blackstone’s substantial available capital, proven ability to complete large acquisition transactions, extensive experience in the real estate industry, the absence of a financing condition and the $200 million reverse termination fee payable to the Company if the merger agreement is terminated in certain circumstances (representing approximately 10.0% of the Company’s equity value and 5.6% of its enterprise value, in each case, based on the merger consideration), which payment is guaranteed by Blackstone Real Estate Partners IX L.P.;

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the financial analysis of Morgan Stanley reviewed and discussed with the board of directors, and its oral opinion, subsequently confirmed in writing, that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Consideration to be received by the holders of shares of Common Stock pursuant to the merger agreement is fair from a financial point of view to such holders of shares of Common Stock (see “— Opinions of Our Financial Advisors — Opinion of Morgan Stanley & Co. LLC”);

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the financial analysis of Duff & Phelps with respect to the terms of the Exchange and the opinion of Duff & Phelps that, as of the date of such opinion and subject to and based on the assumptions made therein, the exchange consideration to be paid by the Company in the Exchange is fair, from a financial point of view, to the Company (see “— Opinions of Our Financial Advisors — Opinion of Duff & Phelps, A Kroll Business Operating as Kroll, LLC”);

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the financial analysis of Stanger with respect to the terms of the Management Agreement and the opinion of Stanger that, as of the date of such opinion, based upon its analysis and the assumptions, qualifications and limitations cited therein, and in reliance thereon, that as of the date of such opinion the terms of the Management Agreement are fair to Bluerock Homes, from a financial point of view (see “— Opinions of Our Financial Advisors — Opinion of Robert A. Stanger & Company, Inc.”);

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the terms and conditions of the merger agreement, which were reviewed by the board of directors with our financial and legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties; and

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the fact that the merger would be subject to the approval of our stockholders, and our stockholders would be free to reject the merger by voting against the merger for any reason, including if a higher offer were to be made prior to the stockholders’ meeting (in certain cases subject to payment by the Company of a $60 million termination fee if the Company subsequently were to enter into a definitive agreement relating to, or to consummate, an acquisition proposal).

The board of directors also considered the following potentially negative factors in its consideration of the merger agreement and the merger:
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our inability to solicit competing acquisition proposals and the possibility that the $60 million termination fee payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

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the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions to the closing of the merger, including the risk that our stockholders do not approve the merger proposal;

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the fact that if either of Parent or Merger Sub fails, or threatens to fail, to satisfy its obligations under the merger agreement, we are not entitled to specifically enforce the merger agreement or the equity commitment letter, and that our exclusive remedy, available if the merger agreement is terminated in certain circumstances, would be limited to a reverse termination fee payable by Parent in the amount of $200 million (the payment of which is guaranteed by Blackstone Real Estate Partners IX L.P.);

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the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

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the fact that, under the terms of the merger agreement, the Company is not permitted to make, declare or pay regular quarterly cash dividends on Common Stock for fiscal quarters after the fiscal quarter ending June 30, 2022;

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the fact that the receipt of the cash merger consideration in the merger and the receipt of common stock of Bluerock Homes in the distribution would be taxable to our stockholders for U.S. federal income tax purposes;

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the fact that it may not be possible to accurately estimate the value of Bluerock Homes common stock in advance of an active trading market for it, and the risk that equity markets do not value Bluerock Homes common stock at or near its net asset value;

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the fact that, under Maryland law and our charter, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the merger;

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the significant costs involved in connection with entering into the merger agreement and completing the transactions contemplated by the merger agreement and the substantial time and effort of management required to consummate the transactions contemplated by the merger agreement and related disruptions to the operation of our business;

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the fact that the announcement and pendency of the transactions contemplated by the merger agreement, the failure to complete the merger, and/or actions that the Company may be required, or Parent may be permitted, to take under the merger agreement could have an adverse impact on our existing and prospective business relationships with tenants and other third parties and on our employees; and

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the fact that some of our directors and executive officers have interests in the merger that are different from, or in addition to, our stockholders generally (see “— Interests of Our Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. In reaching its decision to determine and declare the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of the Company and our stockholders and to approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that the holders of Common Stock approve the merger, the board of directors did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered.
The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of Our Board of Directors
Our board of directors unanimously determined and declared that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company and its stockholders and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve the merger-related compensation and “FOR” the proposal to approve adjournment of the meeting.
Forward-Looking Financial Information
As a matter of general practice, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, we do not publicly disclose detailed projections as to our anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results and operational metrics in our regular earnings press releases and other investor materials.
However, in connection with the evaluation of a possible transaction, our management prepared and provided certain unaudited prospective financial information for the Company (the “Company financial projections”) and for Bluerock Homes (the “Bluerock Homes projections” and, together with the Company financial projections, the “financial projections”) to our board of directors and to Morgan Stanley and Stanger for use in connection with their financial analyses and fairness opinions. Certain of the financial projections were also provided to potential bidders, including Blackstone, in connection with their due diligence review. A summary of the financial projections is set forth below and is included in this proxy statement solely for the purpose of providing holders of Company common stock access to certain non-public information made available to the Company’s board of directors, Morgan Stanley, Stanger and potential bidders, including Blackstone, as described in this proxy statement. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by us that the information is material.
These financial projections were not prepared with the purpose of, or with a view toward, public disclosure, and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). Neither our independent registered public accounting firm nor any other independent accountants have audited, compiled or performed any procedures with respect to the financial projections nor expressed an opinion or any form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, such financial projections.
The financial projections have been included only to reflect information made available to our board of directors, Morgan Stanley, Stanger and potential bidders, including Blackstone, at the time of certain events and decisions, are not facts and should not be relied upon as indicative of actual future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of the Company, Parent nor any of our or their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. None of the Company, Parent nor any of their respective affiliates has or intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become or may become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.
The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in our businesses or prospects since the time they were prepared, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial forecasts will be achieved. The financial projections also reflect assumptions as to certain business decisions that are subject to change. In addition, our future financial performance may be affected by our ability to successfully implement a number of initiatives to improve our operations and financial performance and our ability to achieve strategic goals, objectives and targets over the applicable periods.
Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, economic, competitive and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic and competitive uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which we operate. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results. For additional information on factors that may cause future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 22. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Neither we nor our affiliates or advisors or any other person has made any representation to any of our stockholders or any other person regarding our actual performance compared to the results included in the financial projections. We have not made any representation to Parent or its affiliates, in the merger agreement or otherwise, concerning the projections.
The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger, the separation or the distribution. Further, the financial projections do not take into account the effect of any failure of the merger, the separation or the distribution to be consummated and should not be viewed as accurate or continuing in that context.
Financial Projections
The following table summarizes the Company financial projections that were provided to our board of directors and to Morgan Stanley for use in connection with their financial analyses and fairness opinion. These Company financial projections did not give effect to the separation or the distribution and included information related to the Company’s existing portfolio of multi-family residential assets that were expected to be held by the Company at the time of the merger as well as information related to the Company’s existing portfolio of in-place single-family assets.
Summary of Company Financial Projections(1)
	Years Ending
	9/30/2022	9/30/2023	9/30/2024	9/30/2025	9/30/2026
NOI (Current Portfolio)(2)	131	136	140	145	149
NOI from Reinvestment of Mezzanine / Preferred Redemptions(3)	0	1	8	13	15
Plus: Mezzanine / Preferred Cash Flows (Current Income)(4)	17	17	15	11	9
Less: G&A(5)	(28)	(29)	(30)	(31)	(32)
EBITDA	121	126	134	137	142
Less: Capex	(25)	(26)	(28)	(29)	(31)
Less: Funding Commitments for Mezzanine / Preferred Portfolio	(83)	—	—	—	—

(1)
Dollar amounts in millions.

(2)
Represents the NOI from the Company’s operating portfolio as of September 30, 2021 and includes interest income from the Company’s mezzanine / preferred portfolio that is accrued but not paid in cash (such amounts paid in cash being provided in the row opposite the heading “Mezzanine / Preferred Cash Flows (Current Income)”). Does not assume any acquisitions (or cash flows therefrom) contemplated by the “full deployment” assumptions underlying the Bluerock Homes projections, as discussed below.

(3)
Assumes proceeds of redemption of mezzanine and preferred investments (principal and accrued interest income) are reinvested in acquisitions at 3.5% in year 1 trending to 4.0% in year 5.

(4)
Represents the portion of interest income from mezzanine and preferred investments that is paid in cash.

(5)
Includes estimated property-level and corporate G&A.

In addition, in connection with its financial analyses and fairness opinion, Morgan Stanley calculated and disclosed to the board of directors forecasted net operating income (“NOI”) of the Company of $169 million for the 12 months ending September 30, 2027 by applying, at the direction of our management, a 3% annual growth rate to the NOI of the Company of $164 million for the 12 months ending September 30, 2026 included in the Company financial projections.
The Bluerock Homes projections were provided to our board of directors and Morgan Stanley for use in connection with their financial analyses and fairness opinion. The Bluerock Homes projections included NOI of $55 million, a NAV of $494 million, EBITDA of $45 million, FFO of $28 million, a Net Debt / EBITDA ratio of 15.6x and a Total Debt / Gross Asset Value (“GAV”) ratio of 60%, in each case assuming full deployment over a full year (12-month) period. “Full deployment” assumes the acquisition by Bluerock Homes of $908 million of incremental assets using 60% leverage and proceeds from mezzanine and preferred investments, a line of credit draw, property debt on existing assets and existing cash.
The Company provided to Morgan Stanley and to potential bidders, including Blackstone, in connection with their due diligence a subset of the Company financial projections with respect to the Company’s existing multi-family residential real estate assets that were expected to be held by the Company at the time of the merger. These financial projections included NOI for the Company’s operating portfolio of multi-family residential real estate assets of $135 million and estimated property-level G&A of $3.4 million, in each case for the 12-month period ending December 1, 2022. The Company also provided projections of interest income paid in cash of $13 million, $13 million, $12 million, $9 million and $8 million for the 12-month periods ending September 30, 2022, 2023, 2024, 2025 and 2026 respectively for the portion of the Company’s mezzanine / preferred portfolio that were expected to be held by the Company at the time of the merger. The Company did not provide bidders with financial information contemplated by the “full deployment” assumptions underlying the Bluerock Homes projections, as discussed above, or with respect to the reinvestment of proceeds received from maturing mezzanine and preferred investments in the multi-family residential real estate portfolio nor with respect to certain mezzanine or preferred investments that were not expected to be held by the Company at the time of the merger.
The Company also provided financial projections to the board of directors and to Stanger in connection with its fairness opinion that included $0 in incentive fees payable to the Manager under the Management Agreement under three scenarios assuming capital raises of $1 billion, $1.25 billion and $1.5 billion.
Certain of the above financial projections above were not prepared in accordance with GAAP, including NOI, Mezzanine / Preferred Cash Flows, EBITDA, G&A, Capex, Funding Commitments, NAV, FFO, Net Debt, Total Debt, GAV, interest income and incentive fees. We use these non-GAAP financial measures in analyzing our financial results and believe that they enhance investors’ understanding of our financial performance and the comparability of our results to prior periods, as well as against the performance of REITs. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company’s calculation of non-GAAP financial measures may differ from others in the industry and are not necessarily comparable with similarly titled amounts used by other companies. The non-GAAP financial measures used in the financial projections were relied upon by Morgan Stanley for purposes of its fairness opinion and by the board of directors in connection with its consideration of the merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Morgan Stanley for purposes of its fairness opinion or by the board of directors in connection with its consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures included in the financial projections above.
We do not intend to update or otherwise revise the above financial projections to reflect circumstances existing after the date when they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited prospective financial information are no longer appropriate.

Opinions of Our Financial Advisors
Opinion of Morgan Stanley & Co. LLC
We retained Morgan Stanley to provide us with financial advisory services in connection with a possible strategic transaction. We selected Morgan Stanley to act as our financial advisor based on Morgan Stanley’s qualifications, expertise and reputation in our sector, and its knowledge of the business and affairs of the Company and of potential counterparties. As part of this engagement, our board of directors requested that Morgan Stanley evaluate the fairness from a financial point of view of the Consideration to be received by the holders of shares of our Common Stock pursuant to the merger agreement. On December 19, 2021, at a meeting of our board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to our board of directors dated December 19, 2021, that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Consideration to be received by the holders of shares of our Common Stock pursuant to the merger agreement is fair from a financial point of view to such holders of shares of our Common Stock.
The full text of the written opinion of Morgan Stanley, dated as of December 19, 2021, is attached to this proxy statement as Exhibit B and is hereby incorporated into this proxy statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion is directed to our board of directors, in its capacity as such, addresses only the fairness of the Consideration to be received by the holders of shares of our Common Stock pursuant to the merger agreement from a financial point of view to such holders as of the date of the opinion and does not address any other aspects or implications of the Transactions. Morgan Stanley’s opinion was not intended to, and does not, constitute a recommendation to any holder of shares of our Common Stock as to how to vote at the special meeting to be held in connection with the merger or whether to take any other action with respect to the Transactions. Morgan Stanley was not requested to opine as to, and its opinion did not in any manner address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of the Company to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. For purposes of this section entitled “Opinion of Morgan Stanley & Co. LLC,” “the Company” refers to the Company on a consolidated basis, including the assets and liabilities to be held by Bluerock Homes.
In connection with rendering its opinion, Morgan Stanley, among other things:
•
reviewed certain publicly available financial statements and other business and financial information of the Company;

•
reviewed certain internal financial statements and other financial and operating data concerning the Company;

•
reviewed certain financial projections prepared by the management of the Company;

•
discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•
reviewed the reported prices and trading activity for our Common Stock;

•
compared the financial performance of the Company and the prices and trading activity of our Common Stock with that of certain other publicly traded companies comparable with the Company, and their respective securities;

•
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•
participated in certain discussions and negotiations among representatives of the Company and Parent and certain other parties and their financial and legal advisors;

•
reviewed the merger agreement, including the separation principles, the term sheet for the management agreement to be entered into among Bluerock Homes, Bluerock Residential Holdings and an external manager to be newly formed in connection with the separation and the distribution, the equity commitment letter, limited guaranty and support agreements, each substantially in the form of the drafts dated December 19, 2021, and certain related documents; and

•
performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for its opinion. With respect to the financial projections of the Company, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company, and Morgan Stanley expressed no opinion on such projections. In addition, Morgan Stanley assumed that the Transactions and the other transactions contemplated by the merger agreement would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions that would be material to its analysis. Morgan Stanley expressed no opinion as to the terms of financing by Parent or the terms or conditions upon which it is obtained. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley also assumed that the definitive merger agreement would not differ in any material respect from the December 19, 2021 draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required in connection with the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of our Common Stock in the transaction. Morgan Stanley also expressed no opinion as to the relative fairness of any consideration to be received pursuant to the merger agreement to holders of any other equity securities of the Company. Morgan Stanley’s opinion did not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company or Bluerock Homes, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to them as of, December 19, 2021. Events occurring after December 19, 2021, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to our board of directors dated December 19, 2021. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
For purposes of Morgan Stanley’s opinion and the analyses described below, the consideration to be received by holders of shares of our Common Stock in connection with the Transactions was assumed to be $24.25 per share in cash, together with shares of Bluerock Homes common stock to be received by holders of shares of our Common Stock in the distribution pursuant to the terms of the merger agreement.
Comparable Public Companies Analysis
Morgan Stanley reviewed and compared certain publicly available financial information, publicly available ratios and publicly available market multiples relating to the Company with equivalent publicly available data for companies that share similar business characteristics with the Company to derive an implied equity value reference range for the Company. Morgan Stanley reviewed the following publicly traded companies (which are referred to as “selected companies” in this section): Preferred Apartment Communities Inc., BRT Apartments Corp., Centerspace, Independence Realty Trust Inc. and NexPoint Residential Trust Inc.
For purposes of this analysis, Morgan Stanley analyzed certain statistics for each of these companies for comparison purposes, including the ratios of share price to consensus Wall Street research analyst (“Street consensus”) estimated funds from operations (“FFO”) for calendar years 2022 and 2023 and share price to Street consensus estimated adjusted funds from operations (“AFFO”) for calendar years 2022 and 2023. Morgan Stanley also analyzed for each of these companies the premium or discount represented by the ratio of share price to Street consensus estimated NAV per share, the premium or discount represented by the ratio of share price to Street consensus estimated GAV per share and the capitalization rate implied by each of these companies’ share prices. The multiples, ratio and implied capitalization rate for each of the selected companies were calculated using their respective closing prices on December 17, 2021, and were based on the most recent publicly available information, Capital IQ consensus estimates and SNL Financial consensus estimates as of December 17, 2021, which represents the last closing price for our Common Stock and the selected companies’ stock prior to the announcement of the Transactions. Morgan Stanley derived a range for each metric using the mean value for each statistic for the applicable comparable companies as a midpoint and setting a range using (a) 2.0x above and below that midpoint for share price to 2022 and 2023 estimated FFO and share price to 2022 and 2023 estimated AFFO, (b) 2.5% above and below the midpoint for the premium or discount of share price to Street consensus estimated NAV per share and GAV per share and (c) 0.25% above and below the midpoint for the implied capitalization rate. Morgan Stanley selected these ranges based on its professional judgment after reviewing the selected companies’ ranges for each metric and the historical ranges of the Company for each metric.
Morgan Stanley then used these multiple and percentage ranges to derive separate implied per share equity value reference ranges for the Company using each of the metrics reviewed by applying the range derived from the comparable companies for each metric to the corresponding Street consensus metrics for the Company. The following table reflects the results of this analysis:
	Range		Implied Per Share Equity Value Range
	Low	High	Low	High
Price / 2022E FFO	19.0x	23.0x	$15.17	$18.37
Price / 2023E FFO	16.5x	20.5x	$15.42	$19.16
Price / 2022E AFFO	20.8x	24.8x	$15.13	$18.03
Price / 2023E AFFO	17.7x	21.7x	$14.64	$17.94
Premium / Discount to the mean Street consensus estimated NAV	(5)%	1%	$15.58	$16.39
Premium / Discount to the mean Street estimated GAV	(5)%	1%	$12.61	$16.18
Implied Capitalization Rate	5.3%	4.8%	$11.21	$17.03

Based on this analysis, Morgan Stanley derived the following implied per share equity value reference range for the Company based on the average of the low and high end of the selected range determined by taking the average of the respective low and high FFO, AFFO and NAV metrics above, in each case, using levered value, and the respective GAV and Implied Capitalization Rate metrics above, in each case, using unlevered value. This analysis indicated the following implied per share equity value reference range for a share of our Common Stock, as compared to the Consideration:
Implied Per Share Equity Value Reference Range	Per Share Consideration
$13.55 to $17.29	$24.25 and shares of Bluerock Homes common stock to be received in the distribution
No company utilized in the comparable company analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the Company’s control, such as the impact of competition on the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
Discounted Cash Flow Analysis
Morgan Stanley calculated a range of implied equity value per share of our Common Stock, based on a discounted cash flow analysis utilizing the financial projections provided by our management, which financial projections are described in the section entitled “— Forward-Looking Financial Information.”
Morgan Stanley performed a discounted cash flow analysis, which is designed to imply a value of a company by calculating the present value of estimated future unlevered free cash flows, terminal value and in the Company’s mezzanine and preferred investments. The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt-servicing costs. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the forecast period (excluding unlevered free cash flows from mezzanine and preferred investments), and the present value of the Company’s mezzanine and preferred investments, are added to arrive at a total aggregate value. Outstanding debt, the liquidation value of preferred equity and noncontrolling interests are subtracted and the Company’s cash on hand as of September 30, 2021 is added to arrive at an equity value. The calculated equity value is then divided by the number of fully diluted shares of our Common Stock, in order to arrive at an implied equity value per share.
The projected unlevered free cash flows from September 30, 2022 through the end of 2026 were discounted to present value using a range of discount rates from 5.4% to 5.8% representing the Company’s weighted average cost of capital, which weighted average cost of capital was calculated by Morgan Stanley based on information provided to it by the Company. The weighted average cost of capital was determined utilizing the capital asset pricing model to calculate the Company’s cost of equity and utilizing the Company’s current weighted average interest rate on its current indebtedness to calculate the Company’s cost of debt.
Morgan Stanley then calculated a range of implied terminal enterprise values of the Company as of September 30, 2026, by applying a range of implied exit capitalization rates of 5.0% to 5.5% to the forecasted NOI of the Company for the 12 months ending September 30, 2027. The range of capitalization rates was selected using the Company’s implied capitalization rate as of December 17, 2021 and the Company’s five-year historical average implied capitalization rate as of December 17, 2021 as the low end and the high end, respectively. The implied terminal enterprise value of the Company was then discounted to present value using the range of the Company’s weighted average cost of capital as the discount rates. This present value of the implied terminal enterprise value of the Company was then added to the implied present value of the unlevered free cash flows as described above and the implied present value of the Company’s mezzanine and preferred investments, subtracting outstanding debt, the liquidation value of preferred equity and noncontrolling interests and adding the Company’s cash on hand as of September 30, 2021, and dividing by the number of fully diluted shares of Common Stock as of September 30, 2021 (accounting for dilution by Company Warrants outstanding as of December 14, 2021), all as provided by the Company’s management.

This analysis implied the following range for our Common Stock, as compared to the Consideration:
Implied Per Share Equity Value Reference Range	Per Share Consideration
$13.48 to $19.96	$24.25 and share(s) of Bluerock Homes common stock to be received in the distribution
Net Asset Value Analysis
Morgan Stanley analyzed the value of the Company as a function of the net value of its assets. Morgan Stanley based its net asset value analysis on our management’s estimates of asset value as of September 30, 2021. Morgan Stanley calculated the estimated net asset value per share of our Common Stock by applying to management’s estimated forward NOI of $131 million a range of capitalization rates of 3.6% to 5.8%, which range was selected based on, among other factors, market-specific capitalization rates per Green Street. Morgan Stanley added the estimated value of the Company’s preferred and mezzanine portfolio, cash, restricted cash, amounts due from affiliates and accounts receivable, prepaids and other, and deducted property-level debt, accounts payable, other accrued liabilities, amounts due to affiliates, distributions payable, joint venture partner interests and promotes payable and the liquidation value of preferred equity from the aggregate value of the Company’s assets. Additionally, Morgan Stanley deducted the estimated costs required to consummate the Transactions and prepay property-level debt of the Company as provided by management. An implied per share equity value reference range for the Company was then calculated based on the range of our net asset values derived from such analysis divided by the number of fully diluted shares of Common Stock outstanding as of September 30, 2021 (accounting for dilution by Company Warrants outstanding as of December 14, 2021). This analysis indicated the following implied per share equity value reference range for each share of our Common Stock, net of estimated transaction costs, as compared to the Consideration:
Implied Per Share Equity Value Reference Range	Per Share Consideration
$17.57 to $26.18	$24.25 and share(s) of Bluerock Homes common stock to be received in the distribution
Premiums Paid Analysis
Using publicly available information, Morgan Stanley reviewed the terms of selected public company precedent transactions announced since 2000, in which the targets were publicly traded U.S. multi-family REITs and the transaction value was at least $100 million (excluding student housing and merger-of-equals transactions). All transactions that Morgan Stanley found that satisfied the foregoing criteria were included in the premiums paid analysis.
Selected Precedent Transactions
Transaction Announcement Date	Target	Acquiror
July 2019	Pure Multi-Family REIT	Cortland Partners
July 2017	Monogram Residential Trust	Greystar-led consortium
January 2017	Milestone Apartments	Starwood Capital Group
August 2016	Post Properties	Mid-America Apartment Communities
June 2015	Home Properties	Lone Star Americas Acquisitions
May 2015	Trade Street Residential	Independence Realty Trust
April 2015	Associated Estates Realty Corp.	Brookfield Property Group
December 2013	BRE Properties	Essex Property Trust
June 2013	Colonial Properties Trust	Mid-America Apartment Communities
June 2007	America First Apartment Investors	Sentinel Omaha LLC

Transaction Announcement Date	Target	Acquiror
May 2007	Archstone Smith Trust	Tishman Speyer & Lehman Brothers
December 2005	Town & Country Trust	Morgan Stanley / Onex Real Estate JV
October 2005	Amli Residential Properties	Prime Property Fund
June 2005	Gables Residential Trust	ING Clarion
October 2004	Cornerstone Realty Income Trust	Colonial Properties Trust
October 2004	Summit Properties	Camden Property Trust
May 2001	Charles E. Smith Residential Realty	Archstone Communities
July 2000	Grove Property Trust Stock	Equity Residential Properties Trust
Morgan Stanley calculated the premiums paid in these transactions over the applicable unaffected stock price of the acquired company (i.e., the amount by which the price that the purchaser paid for the shares of the target exceeded the unaffected market price of such shares), which represents the volume-weighted average stock price for the ten trading days ending five trading days prior to the announcement of such precedent transactions, or ending five trading days prior to the last unaffected trading date for the target for precedent transactions in which market rumors or other relevant news impacted the target’s share price prior to transaction announcement. Morgan Stanley noted that the mean of the premiums paid in these precedent transactions was 13.8%.
Based on the results of this analysis and the premiums paid in precedent transactions as outlined above, Morgan Stanley applied a premium range of 9.0% to 17.2% based on the observed bottom quartile and top quartile, respectively, to the last unaffected price for our Common Stock of $10.85 on September 15, 2021, which resulted in the following implied Common Stock equity value range of the Company, as compared to the Consideration:
Implied Per Share Equity Value Reference Range	Per Share Consideration
$11.82 to $12.72	$24.25 and share(s) of Bluerock Homes common stock to be received in the distribution
No company or transaction utilized in the premiums paid analysis is identical to the Company or the Transactions. The fact that points in the range of implied value per share of the Company derived from the valuation of premiums paid in precedent transactions were less than or greater than the Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Consideration, but is one of many factors Morgan Stanley considered.
Historical Stock Price
Morgan Stanley reviewed our stock price performance during the 52 weeks ending December 17, 2021, and the volume-weighted average stock price during the 30-trading-day and 90-trading-day periods ending September 15, 2021, the last unaffected trading date for our Common Stock. Based on this review, Morgan Stanley noted our Common Stock had traded in the following ranges over the applicable 52-week period ending December 17, 2021, and the 30-day and 90-day periods ending September 15, 2021, as compared to the Consideration:
52 Weeks Ending December 17, 2021	30-day Period Ending September 15, 2021	90-day Period Ending September 15, 2021	Per Share Consideration
$8.80 to $16.62	$11.60	$10.47	$24.25 and share(s) of Bluerock Homes common stock to be received in the distribution

Private Buyer Analysis
Morgan Stanley performed a hypothetical take-private analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of the Company under current market conditions. In preparing this analysis, Morgan Stanley utilized the financial projections provided by our management, including estimated NOI for the years ending September 30, 2022 through September 30, 2026. Morgan Stanley based its analysis on the financial projections provided by our management and assumed a September 30, 2026 exit at a range of market capitalization rates of 3.9% to 4.4%. In addition, Morgan Stanley assumed that (i) the acquisition occurred on September 30, 2021, based on our September 30, 2021 financial statements, (ii) a five-year hold period, (iii) the potential impact of any property tax resets was disregarded, (iv) the buyer incurs new CMBS debt in connection with the transaction in an aggregate principal amount resulting in a loan-to-value ratio of 60%, and (v) the buyer is targeting a levered internal rate of return of 10% to 12%. Based upon these assumptions, Morgan Stanley calculated the following implied per share equity value reference range for our Common Stock, as compared to the Consideration:
Implied Per Share Equity Value Reference Range	Per Share Consideration
$15.01 to $28.25	$24.25 and share(s) of Bluerock Homes common stock to be received in the distribution
Research Analyst Price Targets and NAV Targets
Morgan Stanley reviewed available public market trading price targets for our Common Stock by all four equity research analysts that provided a price target for the Company prior to November 16, 2021, the date of the most recent report available at the time of such analysis. Morgan Stanley reviewed the most recent price target published by each of the analysts prior to such date. These targets reflect each analyst’s estimate of the future public market trading price of our Common Stock at the time the price target was published. Based on this review, Morgan Stanley noted that the equity research analysts had the following range of price targets per share of our Common Stock, as compared to the Consideration:
Research Analyst Price Targets	Per Share Consideration
$11.50 to $14.50	$24.25 and share(s) of Bluerock Homes common stock to be received in the distribution
Morgan Stanley also reviewed available equity research analyst estimates of NAV per share of our Common Stock prior to November 16, 2021. Morgan Stanley reviewed the most recent estimates of NAV per share published by five equity research analysts, including four of the same analysts who published price targets prior to such date. Based on this review, Morgan Stanley noted that the equity research analysts had the following range of estimates of NAV per share of our Common Stock of the Company, as compared to the Consideration:
Research Analyst NAV Per Share Estimates	Per Share Consideration
$12.07 to $20.50	$24.25 and share(s) of Bluerock Homes common stock to be received in the distribution
The public market trading price targets and estimates of NAV per share published by equity research analysts do not necessarily reflect current market trading prices for our Common Stock, and these targets and estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions. Moreover, the NAV per share estimates published by equity research analysts typically do not account for the costs required to execute a merger. Such costs include transfer taxes, debt breakage costs, compensation costs trigged by a change of control, professional and advisory fees, and other miscellaneous costs.
Bluerock Homes Common Stock
Morgan Stanley reviewed and compared certain publicly available financial information, publicly available ratios and publicly available market multiples regarding publicly traded U.S. single-family REITs and publicly traded externally managed REITs, which companies shared certain business characteristics with

Bluerock Homes, including Bluerock Homes’ expected leverage, structure and geographical profile. Morgan Stanley then applied the 2022 consensus EBITDA multiple, 2022 consensus FFO multiple and Premium/Discount to the mean consensus estimated NAV, in each case, of certain of these comparable companies to our management’s financial projections and estimates with respect to Bluerock Homes’s NAV, EBITDA and FFO, each as described in the section entitled “Forward-Looking Financial Information,” in order to derive a reference range of implied trading value of Bluerock Homes per share of Bluerock Residential Common Stock of $3.45 to $5.98 per share of Bluerock Residential Common Stock, as compared to the $5.60 NAV of Bluerock Homes per share of Bluerock Residential Common Stock, based on management’s estimate of Bluerock Homes’ NAV of $494 million.
General
Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.
In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company, or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Consideration to be received by the holders of shares of our Common Stock pursuant to the merger agreement, and in connection with the delivery of its opinion as of December 19, 2021, to our board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of our Common Stock might actually trade.
The Consideration was determined through arm’s-length negotiations between the Company and Parent and was unanimously approved by our board of directors. Morgan Stanley provided advice to the Company during these negotiations. Morgan Stanley did not, however, recommend any specific form or amount of consideration to us or our board of directors, or that any specific consideration constituted the only appropriate consideration for the Transactions. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Transactions or the likelihood of consummation of the Transactions, nor does it address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how any holder of shares of our Common Stock should vote at the special meeting to be held in connection with the merger, or as to any other action that a holder of shares of our Common Stock should take relating to the Transactions.
Morgan Stanley’s opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to determine and declare that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company and its stockholders (see “— Reasons for the Merger” and “— Recommendation of Our Board of Directors”). Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the Consideration or of whether our board of directors would have been willing to agree to a different consideration.
Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of Parent or any of its affiliates, the Company or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors and officers may have committed and may commit in the future to invest in private equity funds managed by affiliates of Parent.
Under the terms of its engagement letter, Morgan Stanley provided our board of directors with financial advisory services and a financial opinion, and we have agreed to pay Morgan Stanley an aggregate fee equal to approximately $29 million, a portion of which is payable quarterly during the term of Morgan Stanley’s engagement, a portion of which was contingent upon rendering of Morgan Stanley’s financial opinion and a portion of which is contingent upon the closing of the merger. We have also agreed to reimburse Morgan Stanley for its reasonable out-of-pocket expenses, including fees of outside counsel and other professional advisors, incurred in performing its services. In addition, we have agreed to indemnify and hold harmless Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates from and against any losses, claims, damages or liabilities relating to, arising out of or in connection with Morgan Stanley’s engagement.
Other than the financial advisory services related to the Transactions described in the prior paragraph, Morgan Stanley has not provided financial advisory or other financing services to the Company and its affiliates in the two years prior to December 17, 2021, and thus has not received any fees related to such services. Morgan Stanley has provided financial advisory and financing services to Parent and its affiliates (including certain majority-controlled affiliates and portfolio companies of Parent identified by Morgan Stanley and disclosed to us) and, in the two years prior to December 17, 2021, received fees of approximately $250 million to $300 million in connection with such services. Morgan Stanley has advised us that it may also seek in the future to provide financial advisory and financing services to the Company, Parent or their respective affiliates and would expect to receive fees for the rendering of those services. The information disclosed in this paragraph is based upon information provided to us by Morgan Stanley.
Opinion of Duff & Phelps, a Kroll Business Operating as Kroll, LLC
The Company retained Duff & Phelps to serve as an independent financial advisor to the board of directors of the Company to evaluate the fairness to the Company, from a financial point of view, of the exchange consideration to be paid in the Exchange. We selected Duff & Phelps to act in this capacity based on Duff & Phelps’s qualifications, expertise and reputation, and its knowledge of the business and affairs of the Company. On December 19, 2021, Duff & Phelps delivered its opinion, dated December 19, 2021, to the board of directors that, as of the date of the opinion and subject to and based on the assumptions made therein, the exchange consideration to be paid by the Company in the Exchange is fair, from a financial point of view, to the Company.
The full text of the written opinion of Duff & Phelps, dated as of December 19, 2021, is attached to this proxy statement as Exhibit C and is hereby incorporated into this proxy statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Duff & Phelps in rendering its opinion. We encourage you to read the entire opinion and the summary of Duff & Phelps’s opinion below carefully and in their entirety. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Duff & Phelps’s opinion was provided for the information of, and directed to, our board of directors, in its capacity as such, for its information and assistance in connection with its consideration of the financial terms of the Exchange. Neither Duff & Phelps’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be or constitutes a recommendation to any stockholder of the Company as to how such stockholder should act with respect to the Transactions.
Duff & Phelps’s opinion was approved by its fairness opinion committee.
Scope of Duff & Phelps’s Analysis
In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in real estate and business valuations, in general, and with respect to similar transactions, in particular. Duff & Phelps’s procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:
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Review of the following documents provided by the Company’s management:

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Portfolio summary schedule of the Bluerock Homes Business;

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Financial models for certain properties in the Bluerock Homes Business;

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Development cost schedules for in-process development properties;

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Recent appraisals and Broker Price Opinions for certain properties in the Bluerock Homes Business;

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Investment Memorandums for certain properties in the Bluerock Homes Business; and

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Other internal documents relating to certain properties in the Bluerock Homes Business provided to Duff & Phelps by management of the Company;

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Review of certain information prepared and provided to Duff & Phelps by the Company’s management regarding Bluerock Homes including, but not limited to, the following documents:

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The Company’s annual reports and audited financial statements included in the Company’s Reports on Form 10-K filed with the SEC for the years ended December 31, 2019, and December 31, 2020, and the Company’s unaudited interim financial statements for the nine months ended September 30, 2021, included in the Company’s Report on Form 10-Q filed with the SEC;

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As described below, unaudited segment and pro forma financial information for the Company for the nine months ended September 30, 2021 and for the estimated year ended December 31, 2021, which the Company’s management identified as being the most current financial statements available;

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Other internal documents relating to the Bluerock Homes Business provided to Duff & Phelps by management of the Company; and

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Documents related to the Transactions, including the Exchange (the “transaction documents”), including the final merger agreement;

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Discussed the information referred to above and the background and other elements of the Transactions, including the Exchange, with the management of the Company;

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Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

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Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including discounted cash flow analyses, a direct capitalization analysis, an analysis of implied overall capitalization ratios based on market data, an analysis of publicly traded REITs that Duff & Phelps deemed relevant, a liquidation valuation and letter of intent and broker price opinion valuation analyses; and

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Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

The unaudited segment and pro forma financial information for the Company that Duff & Phelps received and utilized in its analysis consisted of the identification of the assets (including cash and cash equivalents) and/or liabilities contemplated to be transferred to the Bluerock Homes Business in the separation.
Summary of Financial Analyses by Duff & Phelps
The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion to the board of directors. Duff & Phelps noted that the analyses have been designed specifically for the opinion and may not translate to any other purposes. The preparation of a fairness opinion is a complex analytical process, and therefore is not readily susceptible to partial analysis or summary description. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentations to the board of directors and its opinion, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion attached as Exhibit C to this proxy statement.
In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it and did not draw, in isolation, conclusions from or with regard to any one analysis or factor for purposes of its opinion, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by Duff & Phelps, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’s own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.
Duff & Phelps used various financial analyses (described in detail below) to estimate the value of the Bluerock Homes Business’s interests in properties within its portfolio. Duff & Phelps applied different financial analyses to valuing different properties based on a number of factors unique to each property, including, among other factors, the type of interest that the Bluerock Homes Business had in such property and the recency of the investment in such property.
Duff & Phelps combined the valuation results from these financial analyses to determine a range of value for the Bluerock Homes Business’s interests in the properties within its portfolio. Duff & Phelps then added the Bluerock Homes Business’s estimated cash and cash equivalents of $168.0 million (which is also the target cash amount for Bluerock Homes set forth in the separation principles, and was provided to Duff & Phelps by Company management) to the aggregate value of those interests. The result was a net asset value range for the Bluerock Homes Business of $483.3 million to $504.1 million. Duff & Phelps noted that the value of the Bluerock Homes Business of $498.7 million implied by the exchange consideration fell within the range of the resulting valuations.
Direct Capitalization Analysis for Stabilized Properties
Duff & Phelps employed the direct capitalization approach to estimate the value of certain stabilized properties in the Bluerock Homes Business portfolio in which the Bluerock Homes Business’s interest is common equity ownership. These properties were not included in the analysis described in the sections below entitled “Liquidation Valuation” or “Letter of Intent and Broker Price Opinion Valuation Analyses for Miscellaneous Properties.” For this purpose, a stabilized property refers to a property that was identified as a stabilized property by Company management, generally where construction or renovation of the property had been completed and the property had achieved or nearly achieved a high occupancy rate. Under the direct capitalization approach, the stabilized NOI for each such property is determined, and then a direct capitalization analysis is used to determine the gross asset value of the Bluerock Homes Business’s interest in these portfolio properties by applying a capitalization rate to the stabilized NOI.

For purposes of the analysis performed by Duff & Phelps, the stabilized NOI for each such property was selected by Duff & Phelps in its professional judgment based upon recent third-party appraisals and third-party broker price opinions, as applicable, for each property. A range of appropriate capitalization rates was determined using Duff & Phelps’s professional judgment based upon qualitative property characteristics, competitive position and market conditions, industry surveys, other comparable single-family residential transactions, single-family portfolio transactions and an analysis of publicly traded REITs that Duff & Phelps deemed relevant. The high and low capitalization rates for each property were then applied to the property’s stabilized NOI, and the resulting range of capitalized NOI was used to calculate a high and low gross asset value of each such property. All debt and preferred equity interests were valued at face value. The face value of any debt and preferred interests in a property were deducted from these gross asset values. The resulting figure was multiplied by the Bluerock Homes Business’s percentage of common equity interest in each property to derive a valuation range of the Bluerock Homes Business’s common equity interest in each such property.
Liquidation Valuation
Duff & Phelps employed a liquidation valuation to estimate the value of investments in the properties in the Bluerock Homes Business portfolio in which the Bluerock Homes Business’s investments consist of only debt or preferred equity. Duff & Phelps also used the liquidation valuation for the properties in the Bluerock Homes Business in which the Bluerock Homes Business’s investments consists of debt or preferred equity and common equity ownership and the properties were recently acquired or no NOI was provided by or ascertainable from information provided by Company management. For these properties, the Bluerock Homes Business’s investments in the properties were valued at the face value of the investments made by the Bluerock Homes Business to the date of the valuation. As these valuations were equal to the cost of the investment by the Bluerock Homes Business, this analysis yielded a single net asset value, with no range. DCF analyses were utilized to confirm that the values of investments in certain properties were not impaired, in order to support using liquidation values for these properties.
Letter of Intent and Broker Price Opinion Valuation Analyses for Miscellaneous Properties
For one property for which a letter of intent for a disposition of that property by the Bluerock Homes Business had been entered into prior to the valuation date, and which was provided by Company management to Duff & Phelps, the estimated year-end closing sale price of $141 million set forth in the letter of intent was used to calculate the value of the Bluerock Homes Business’s preferred interest in that property. From the $141 million purchase price, all debt and preferred interests not held by the Bluerock Homes Business were deducted. As the resulting value was greater than the face value of preferred interests held by the Bluerock Homes Business, and thus that preferred interest would not be impaired in the sale, the value of the Bluerock Homes Business’s preferred interest in the property was valued at the face value of the preferred investment made by the Bluerock Homes Business.
A third-party broker price opinion was used to value the Bluerock Homes Business’s common equity interest in one other property. The value of the common equity interest based on the broker price opinion was then added to the Bluerock Homes Business’s debt and preferred interests in that property to derive a valuation for the Bluerock Homes Business’s investments in that property.
Summary of Material Financial Analyses by Duff & Phelps
Based on the valuation indications derived from its valuation analyses, Duff & Phelps determined a value range for the net asset value of the Bluerock Homes Business of $483.3 million to $504.1 million. Duff & Phelps noted that the value of the Bluerock Homes Business of $498.7 million implied by the exchange consideration fell within the range of the resulting net asset values. As a result, subject to the assumptions, qualifications, and limitations set forth in the Duff & Phelps Opinion, Duff & Phelps determined that the exchange consideration to be paid by the Company in the Exchange is fair, from a financial point of view, to the Company.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses, rendering its opinion with respect to the exchange consideration, Duff & Phelps, with the Company’s consent:
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Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

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Relied upon the fact that the board of directors and the Company are advised by counsel as to all legal matters with respect to the Exchange and the other aspects of the Exchange and the Transactions;

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Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good-faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

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Assumed that information supplied and representations made by Company management were substantially accurate regarding the Bluerock Homes Business and the Exchange;

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Assumed that the merger will be consummated at the price set forth in the merger agreement and that such price represents a fair value for the Company after giving effect to the Company’s contribution of its remaining interest in the operating partnership (including the general partnership interest) after giving effect to the Exchange to Bluerock Homes and distribution of its ownership interest in Bluerock Homes to the holders of Common Stock (the “contribution and distribution”);

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Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

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Assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there was no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

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Assumed that the Exchange would be completed in accordance with the transaction documents without any amendments thereto or any waivers of any terms or conditions thereof; and

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Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Exchange would be obtained without any adverse effect on the Company or the Bluerock Homes Business.

The foregoing assumptions or any of the material facts on which the opinion was based may prove to be untrue. Furthermore, in Duff & Phelps’s analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Exchange.
Duff & Phelps prepared its opinion effective as of December 19, 2021. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps expressed no view as to the potential effects of any unusual volatility in the credit, financial and stock markets on the Company or the Exchange.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested, and did not advise the board of directors or any other party with respect to alternatives, to the Exchange.
Duff & Phelps did not express any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Transactions. The opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s creditworthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Transactions, or with respect to the fairness of any such compensation.
Fees and Expenses, Prior Relationships
Under the terms of the Company’s engagement letter with Duff & Phelps, we have agreed to pay Duff & Phelps an aggregate fee of $600,000, $250,000 of which was paid upon its engagement, $250,000 of which was paid upon Duff & Phelps informing the Company that it was prepared to deliver the opinion (regardless of the conclusion reached in the opinion), and $100,000 of which was paid upon the public announcement of the Transactions. In addition, the Company has agreed to reimburse Duff & Phelps for its out-of-pocket expenses and to indemnify Duff & Phelps and certain related persons against liabilities arising out of Duff & Phelps’s service as a financial advisor to the board of directors. The terms of the fee arrangement with Duff & Phelps, which the Company and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and Duff & Phelps, and the board of directors is aware of the Transactions. No portion of Duff & Phelps’s fee was contingent on either the conclusions reached in its opinion or the consummation of the Exchange and the Transactions or any other transaction.
During the two years preceding the date of the opinion, Duff & Phelps has provided certain valuation services to the Company for which it received fees that are immaterial to Duff & Phelps, and it is the intent of the Company to engage Duff & Phelps for certain opinion services related to the contribution and distribution (the fees of which are expected to be immaterial to Duff & Phelps). Additionally, Duff & Phelps has in the past provided, and continues to provide, affiliates of Parent with periodic portfolio valuation services. Furthermore, Duff & Phelps has previously been and is currently engaged to provide financial advisory services to affiliates of Parent in connection with related party transactions and valuation advisory services for certain of the portfolio companies of affiliates of Parent. For these prior and future engagements, Duff & Phelps received, and will receive, customary fees (which have been and are expected to be immaterial to Duff & Phelps), expense reimbursement, and indemnification. For the avoidance of any doubt, Duff & Phelps is not engaged to provide any services to Parent in connection with the Exchange and the Transactions. Duff & Phelps may provide valuation and financial advisory services to the Company or the Company’s board of directors (or any committee thereof) in the future. The information disclosed in this paragraph is based upon information provided to us by Duff & Phelps.
Opinion of Robert A. Stanger & Company, Inc.
We retained Stanger to provide us with financial advisory services in connection with our board of directors’ consideration of the proposed terms of the Management Agreement. We selected Stanger to act in this capacity based on Stanger’s qualifications, expertise and reputation in our sector, and its knowledge of the business and affairs of the Company. As part of this engagement, our board of directors requested that Stanger evaluate the fairness from a financial point of view of the proposed terms of the Management Agreement. Prior to the December 19, 2021 meeting of our board of directors, Stanger delivered its written opinion to our board of directors, dated December 19, 2021, that, as of that date, Stanger concluded based upon its analysis and the assumptions, qualifications and limitations cited in its written fairness opinion, and in reliance thereon, that as of the date of the fairness opinion the terms of the Management Agreement are fair to Bluerock Homes, from a financial point of view.
The full text of the written opinion of Stanger, dated as of December 19, 2021, is attached to this proxy statement as Exhibit D and is hereby incorporated into this proxy statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Stanger in rendering its opinion. The summary of the opinion of Stanger set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Stanger’s opinion is directed to our board of directors, in its capacity as such, in connection with its consideration of the proposed terms of the Management Agreement.

Summary of Materials Considered
In the course of Stanger’s analysis to render its opinion regarding the fairness, from a financial point of view, to Bluerock Homes of the terms of the Management Agreement, Stanger: (i) reviewed a copy of a Management Agreement Term Sheet setting forth the key terms of the Management Agreement (the “Term Sheet”); (ii) reviewed a five-year projection model for the Bluerock Homes Business as prepared by management of the Company; (iii) reviewed the financial terms of management agreements for 12 publicly traded REITs (the “Publicly Traded Externally Advised REITs”); (iv) reviewed the financial terms of management agreements for 15 non-traded REITs (the “Non-Traded Externally Advised REITs”); and (v) conducted such other analyses as Stanger deemed appropriate.
Summary of Analyses
In preparing its opinion for the board of directors, Stanger performed a variety of analyses, including those described below. In rendering the opinion, Stanger applied judgment to a variety of complex analyses and assumptions. Stanger advised the board of directors that the preparation of a fairness opinion is a complex process that involves various quantitative and qualitative judgments and determinations with respect to financial, comparative and other analytical methods and information and the application of these methods and information to the unique facts and circumstances presented. Stanger arrived at its opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. The fact that any specific analysis is referred to is not meant to indicate that such analysis was given greater weight than any other analysis. Stanger made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its reviews and analyses. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. Accordingly, Stanger advised the board of directors that its entire analysis must be considered as a whole, and that selecting portions of its analyses, analytical methods and the factors considered without considering all factors and analyses and assumptions, qualifications and limitations of each analysis would create an incomplete view of the evaluation process underlying the opinion.
Stanger’s opinion was provided to the board of directors in connection with the board of directors’s consideration of the financial terms in the Term Sheet and was one of several factors considered by the board of directors in evaluating the Management Agreement. Neither Stanger’s opinion nor its analyses were determinative of the terms of the Management Agreement or of the views of the board of directors. Below is a summary of the material valuation analyses prepared in connection with Stanger’s opinion.
Overview of Reviews and Analyses
In conducting its reviews and analysis of the financial terms of the Term Sheet, Stanger considered, among other things a comparable transactions analysis.
Stanger reviewed and analyzed the financial terms of management agreements for the following Publicly Traded Externally Advised REITs and Non-Traded Externally Advised REITs.

#	Publicly Traded Externally Advised REITs	#	Non-Traded Externally Advised REITs
1.	American Finance Trust	1.	Ares Real Estate Income Trust Inc.
2.	Ashford Hospitality Trust	2.	Black Creek Industrial REIT IV, Inc.
3.	Braemar Hotels and Resorts	3.	Blackstone Real Estate Income Trust
4.	Brookfield Property	4.	Brookfield Real Estate Income Trust, Inc.
5.	Diversified Healthcare Trust	5.	Cantor Fitzgerald Income Trust, Inc.
6.	Front Yard Residential	6.	CIM Income NAV, Inc.
7.	Gladstone Commercial	7.	Clarion Partners Real Estate Income Fund Inc.
8.	Gladstone Land	8.	Cottonwood Communities, Inc.
9.	Global Medical REIT	9.	Hines Global Income Trust, Inc.
10.	Global Net Lease	10.	Invesco Real Estate Income Trust
11.	Jernigan Capital	11.	Jones Lang LaSalle Income Property Trust, Inc.
12.	Nexpoint Residential Trust	12.	KKR Real Estate Select Trust, Inc.
		13.	Nuveen Global Cities REIT, Inc.
		14.	RREEF Property Trust, Inc.
		15.	Starwood Real Estate Income Trust, Inc.
Stanger observed that the management agreements for seven of the Publicly Traded Externally Advised REITs provide for a performance fee based on FFO, AFFO or core earnings (the “Group A REITs”). Stanger additionally observed that three of the management agreements for the Publicly Traded Externally Advised REITs provide for a performance fee based on the total return of the REIT over a specified period in excess of a defined peer average (the “Group B REITs”). Stanger also observed that two of the management agreements for the Publicly Traded Externally Advised REITs do not provide for a performance fee (the “Group C REITs”). The Non-Traded Externally Advised REITs are referred to herein as the “Group D REITs.” A summary of the fee structures for the Publicly Traded Externally Advised REITs and Non-Traded Externally Advised REITs (collectively, the “Management Agreement Comparables”) is set forth in the table below.
		Publicly Traded Externally Advised REITs						Non-Traded Externally Advised REITs
Group	Bluerock Homes	A		B		C		D
		Low	High	Low	High	Low	High	Low	High
Sample Size		7		3		2		15
Base Management Fee	1.50%	0.85%	1.50%	0.70%	1.40%	2.00%	2.50%	1.00%	1.50%
	(Equity)	(Equity)	(Equity)	(Equity)	(Equity)	(Equity)	(Equity)	(Equity)	(Equity)
Incentive Fee
Incentive Fee	20.0%	15.0%	25.0%	5.0%	12.0%	None	None	None	12.5%
	(AFFO)	(FFO)	(Core Earnings)	(Excess Return)	(Excess Return)				(Total Return)
Incentive Fee Hurdle	8.00%	5.0%	19.7%	Peer Average	Peer Average	None	None	5.0%	7.0%
	(Equity)	(Equity)	(Equity)					(Equity)	(Equity)
Advisor Catch Up	None	None	None	None	None	None	None	25.0%	100.0%
Disposition Fee	None	None	15% of Gain	None	None	None	None	None	2.0%
Termination Fee	3.0x	1.5x	3.0x	12.0x	22.0x	None	None	None	(a)
	(Base/Incentive)	(Base/Incentive)	(Base/Incentive)	(EBITDA)	(EBITDA)
Internalization Fee	2.75x	5.0x	6.0x	None	None	None	None	None	None
Formula	(Base/Incentive)	(EBITDA)	(EBITDA)

(a)
Recoupment of contingent deferred fees

The annual base management fee per the Term Sheet is 1.50% of new stockholders’ equity, per annum, as compared to: (i) 0.85% to 1.50% for the Group A REITs; (ii) 0.70% to 1.40% for the Group B REITs; (iii) 2.00% to 2.50% for the Group C REITs; and (iv) 1.00% to 1.50% for the Group D REITs. Stanger

observed that the annual base management fee per the Term Sheet is within the range of the annual base management fees for the Management Agreement Comparables.
The annual incentive fee per the Term Sheet is 20% of AFFO after stockholders receive an 8.0% annual return on equity with no manager incentive fee catch up as compared to: (i) 15.0% of FFO to 25.0% of Core Earnings after a 5.0% to 19.7% stockholder return with no manager fee catch up for the Group A REITs; (ii) 5.0% to 12.0% of the excess return over a peer average with no manager fee catch up for the Group B REITs; (iii) no incentive fee for the Group C REITs; and (iv) none to 12.50% of total return after a 5.0% to 7.0% stockholder return with a 25.0% to 100.0% manager catch up for the Group D REITs. Stanger observed that the annual incentive fee per the Term Sheet is within the range of the annual incentive fees for the Management Agreement Comparables.
The Term Sheet does not include a disposition fee. The disposition fee for the Group A REITs range from none to 15.0% of the cumulative net gain from the sale of investments. The management agreements for the Group B REITs and the Group C REITs do not provide for a disposition fee and the Group D REITs provide for a disposition fee ranging from none to 2.0%. Stanger observed that the absence of a disposition fee in the Term Sheet is in line with the Management Agreement Comparables.
The Term Sheet provides for a termination fee of 3.0x the Base and Incentive Fees earned during the 12-month period immediately preceding such termination as compared to: (i) 1.5x to 3.0x the Base and Incentive Fees for the Group A REITs; (ii) 12.0x to 22.0x of the Manager’s earnings before interest, taxes and depreciation (“EBITDA”) earned during the 12-month period immediately preceding such termination for the Group B REITs; (iii) no termination fees are provided for in the management agreements of the Group C REITs; and (iv) no termination fee to the recoupment of contingent deferred fees for the Group D REITs. Stanger observed that the termination fee per the Term Sheet is within the range of the termination fees for the Management Agreement Comparables.
The Term Sheet provides for an internalization fee formula of 2.75x the Base and Incentive Fees earned during the 12-month period immediately preceding such internalization. Stanger estimated the proposed internalization fee formula per the Term Sheet was the equivalent to an implied 4.6x to 5.5x EBITDA multiple assuming a 40% to 50% expense ratio. The management agreements for the Group A REITs provided for an internalization fee formula of 5.0x to 6.0x trailing 12-month EBITDA and the management agreements for the Group B REITs, the Group C REITs and the Group D REITs do not provide an internalization fee formula. Stanger additionally reviewed 65 precedent internalization transactions totaling over $7.6 billion (the “Precedent Transactions”) and observed that the EBITDA multiple on the Precedent Transactions ranged from 2.0x to 13.6x, had a median of 6.4x and an average of 7.0x. Stanger observed that the internalization fee formula in the Term Sheet is within the range of the internalization fee formulas for the Management Agreement Comparables and the Precedent Transactions.
The Term Sheet also provides for expense reimbursements to the Manager so that Bluerock Homes will pay all of the costs and expenses of Bluerock Homes and will reimburse the Manager or its affiliates for documented expenses of the Manager and its affiliates incurred on behalf of Bluerock Homes that are reasonably necessary for the performance by the Manager of its duties and functions under the Management Agreement, which may include Bluerock Homes’ pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for Bluerock Homes’ operations. The Term Sheet states that the Manager will be responsible for the expenses related to any and all personnel of the Manager. The expense reimbursement provisions of the Term Sheet are in line with the expense reimbursement provisions for the Management Agreement Comparables.
Conclusions
Stanger concluded based upon its analysis and the assumptions, qualifications and limitations cited in its written fairness opinion, and in reliance thereon, that as of the date of the fairness opinion the terms of the Management Agreement are fair to Bluerock Homes, from a financial point of view. The issuance of the fairness opinion was approved by Stanger’s fairness opinion committee.

Assumptions
In conducting its review and rendering its opinion, Stanger assumed with the consent of the board of directors that the terms of the Management Agreement will not, when executed, differ in any material respect from the Term Sheet, including that the Management Agreement, when executed, will not require Bluerock Homes to internalize Bluerock Homes at any time. In rendering its opinion, Stanger has been advised that it may rely upon, and therefore relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to Stanger by the Company.
Limitations and Qualifications
Stanger was not requested to, and therefore did not: (i) appraise the assets or liabilities of Bluerock Homes; (ii) estimate or opine to the impact of the Management Agreement on the anticipated trading price of the Bluerock Homes shares; (iii) make any recommendation to the Company with respect to whether or not to adopt the Management Agreement or the impact, tax or otherwise, of adopting the Management Agreement; (iv) express any opinion as to (a) the business decision to pursue the implementation of the Management Agreement or alternatives to the Management Agreement; (b) the amount of expenses relating to the Management Agreement; (c) any legal, tax, regulatory or accounting matters; or (d) any other aspect of the Management Agreement other than the fairness, from a financial point of view, to Bluerock Homes of the terms of the Management Agreement as set forth in the Term Sheet; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any officers, directors, or employees of any of the Parties, or any class of such persons, relative to the compensation or consideration to be paid to the stockholders of Company common stock pursuant to the separation and distribution.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stanger advised the board of directors that Stanger’s entire analysis must be considered as a whole and that selecting portions of Stanger’s analysis and the factors considered by Stanger, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.
Compensation and Material Relationships
Stanger has been paid a fee of $250,000 in connection with this fairness opinion engagement. Stanger served as financial advisor to the board of directors in connection with the board of directors’s review of the financial terms of the Term Sheet. Stanger will also be reimbursed for certain out-of-pocket expenses, including legal fees, and will be indemnified against liabilities arising under any applicable federal or state law or otherwise related to or arising out of Stanger’s engagement or performance of its services to the Company. Payment of the fairness opinion fee to Stanger was not dependent upon completion of any transaction or upon the findings of Stanger with respect to fairness. Other than this fairness opinion engagement, during the past two years preceding the date of its opinion, Stanger has not been engaged by the Company.
Financing
In connection with the closing of the merger, Parent will cause an aggregate of approximately $800 million to be paid to the holders of our Common Stock (assuming the cash exercise of all outstanding Company Warrants), including holders of Company equity awards. As described under “The Merger Agreement — Treatment of Common Stock, Preferred Stock, Company Warrants and Equity Awards,” Parent will also cause approximately $1.19 billion to be paid to the holders of our Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series T Preferred Stock, in each case, plus accrued and unpaid dividends to and including the closing date. In addition, Parent has informed us that in connection with the closing of the merger, Parent expects to cause the outstanding indebtedness under our revolving credit facilities to be prepaid in full and our mortgage loans will be repaid or remain outstanding. As of December 31, 2021, nothing was outstanding under our revolving credit facilities and we had approximately $1.37 billion in mortgage loans outstanding.

Parent has informed us that it is currently in the process of obtaining debt financing to be provided in connection with the merger. In addition, it is expected that Blackstone will contribute equity to Parent for the purpose of funding the acquisition costs (including the merger consideration) that are not covered by such debt financing.
Parent has informed us that in addition to the payment of the merger consideration, the funds to be obtained from the debt and equity financing may be used for purposes such as reserves, the refinancing of certain of our existing debt, paying carrying costs with respect to the properties, funding working capital requirements, and for other costs and expenses related to the financing and the merger. Parent has informed us that it currently believes that the funds to be borrowed under the debt financing would be secured by, among other things, a mortgage lien on certain properties which are wholly owned and/or ground leased by us, the direct and/or indirect equity interests in certain entities which own certain properties, certain escrows and reserves and such other pledges and security required by the lenders to secure and perfect their interests in the applicable collateral, and that such debt financing would be conditioned on the merger being completed and other customary conditions for similar financings.
Pursuant to the merger agreement, we have agreed to deliver, or we have agreed to use commercially reasonable efforts to cause any joint venture to deliver, promptly following Parent’s request, a notice prepared by Parent, in form and substance reasonably approved by us, to each of the lenders under our existing mortgage indebtedness requesting that such lender consent to, among other things, the consummation of the merger and the other transactions contemplated by the merger agreement and to certain modifications of the existing loan documents reasonably requested by Parent. Pursuant to the merger agreement, we have also agreed to deliver customary prepayment and/or defeasance notices to the extent requested by Parent.
The merger agreement does not contain a financing condition or a “market MAC” condition to the closing of the merger. For more information, see “The Merger Agreement — Financing Cooperation” and “The Merger Agreement — Conditions to the Merger.”
Interests of Our Directors and Executive Officers in the Merger
In considering the recommendation of our board of directors to vote in favor of the proposal to approve the merger, holders of our Common Stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of holders of our Common Stock generally. Our board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to determine and declare the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of the Company and our stockholders and to approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that the holders of Common Stock approve the merger.
These interests include:
•
continued employment with an affiliate of the Manager for Bluerock Homes for all our executive officers other than Michael L. Konig;

•
accelerated vesting of certain Company long-term incentive plan units;

•
eligibility to receive certain employment payments; and

•
for a holder of limited partnership interests in our operating partnership, an increased ownership percentage in the Bluerock Homes Business following the separation and the distribution relative to holders of our Common Stock who do not hold limited partnership interests in our operating partnership.

The foregoing interests are described in further detail below.
Our executive officers who are named executive officers (the “named executive officers”) for purposes of the discussion below are R. Ramin Kamfar (Chairman of the Board and Chief Executive Officer), Jordan B. Ruddy (Chief Operating Officer and President), James G. Babb, III (Chief Strategy Officer),

Ryan S. MacDonald (Chief Investment Officer), Christopher J. Vohs (Chief Financial Officer and Treasurer) and Michael L. Konig (Chief Legal Officer and Secretary).
Treatment of Outstanding Equity Awards
Our executive officers hold vested and unvested long-term incentive plan units (“LTIP Units”) in our operating partnership. Unvested LTIP Units are subject to time and/or performance-based vesting requirements and may convert into units of limited partnership interest in the operating partnership (“OP Units”) upon reaching capital account equivalency with the OP Units held by the Company, and may then be redeemed for cash or, at the option of the Company, settled in shares of Common Stock on a one-for-one basis.
Immediately prior to the effective time of the distribution:
•
outstanding and unvested time-based LTIP Units will vest in full; and

•
outstanding and unvested performance-based LTIP Units will vest based on the level of achievement of the applicable performance goals calculated through the latest practicable date prior to the effective time of the distribution, pro-rated to reflect the truncated performance period, and any portion of such unvested performance-based LTIP Units that do not so vest will be forfeited.

No LTIP Units held by our executive officers (other than those held by Mr. Konig) will be cashed out in connection with the merger and our operating partnership will be controlled by Bluerock Homes following the separation and the distribution. Following the merger effective time, the vested LTIP Units held by our executive officers (other than those held by Mr. Konig) will continue to be eligible to convert to common units of the operating partnership upon reaching capital account equivalency with common units in the operating partnership, and may then be redeemed for cash or, at the option of Bluerock Homes, settled in shares of Class A common stock of Bluerock Homes.
In the case of Mr. Konig, who is not expected to continue his employment with Bluerock Homes after the merger effective time, his vested LTIP Units will convert into shares of Common Stock on a one-for-one basis prior to the record date for the distribution and each share of Common Stock so converted that is outstanding as of the merger effective time will become entitled to receive (x) the per share dividend of Bluerock Homes common stock and (y) the merger consideration. See the section entitled “— Quantification of Potential Payments and Benefits to our Named Executive Officers in Connection with the Merger” for an estimate of the value and benefits described above that would become payable to each of our named executive officers in respect of their LTIP Units. The estimated aggregate amounts that would become payable at the merger effective time to the executive officer who is not a named executive officer is as follows: unvested LTIP Units — $943,824 (based on estimated performance and proration assuming the merger effective time occurs on March 7, 2022, and using a per unit price of $26.60, the average closing price of Common Stock on the first five trading days following public announcement of the merger).
All of the LTIP Units held by our non-employee directors are fully vested at the time of grant pursuant to their terms.
None of our executive officers or directors owns any awards of restricted Common Stock.
Employment Payments
The Company has entered into employment agreements with each of its executive officers (collectively, the “Employment Agreements”). The Employment Agreements provide certain cash severance benefits upon a termination of employment by the Company without “cause,” or a resignation by the executive officer for “good reason,” subject to such executive officer’s execution of a general release.
The severance benefits under each Employment Agreement, if such termination or resignation occurs on or within 18 months following a change in control of the Company (or, in the case of Mr. Kamfar, with or without a change in control), are:
•
cash severance equal to three times (or in the case of the executive officer who is not a named executive officer, one times) the sum of the executive officer’s (x) annual base salary in effect at the time of termination and (y) the average of the annual bonuses paid to him with respect to the two completed calendar years prior to the year in which the employment termination occurs;
•
a prorated target annual bonus for the year of termination; and

•
the executive officer’s COBRA premium under our group health plans during the executive officer’s COBRA continuation period (together with the cash severance and pro-rated annual bonus described above, the “Employment Payments”).

Under the merger agreement, each executive officer is entitled to the Employment Payment at the merger effective time (upon which time each executive officer’s employment with the Company will terminate), subject to (i) the executive officer’s continuous employment with the Company (or a subsidiary) through the merger effective time, (ii) the executive officer’s execution of a customary release of claims in favor of the Company and Bluerock Homes and (iii) an aggregate cap for all Employment Payments (and to the extent the Employment Payments would otherwise exceed such cap, the Employment Payments for each applicable individual will be reduced pro rata).
Except as described below, the Employment Payments will be an obligation of the Company. Under the merger agreement, if any executive officer waives the Company’s obligation with respect to his Employment Payment, (i) Bluerock Homes will instead assume such obligation, and (ii) the cash that the Company will contribute to Bluerock Homes immediately prior to the effective time of the distribution will be increased by the amount of such Employment Payment, as described in the section entitled “The Merger Agreement — The Separation and the Distribution”. As of the date of this proxy statement, no executive officer has waived, or is expected to waive, the Company’s obligation to pay any Employment Payment.
Each Employment Agreement provides that for the one-year period following the termination of the executive officer’s employment or its service relationship with the Company for any reason (which will occur upon the consummation of the merger), he will not solicit our employees or exclusive consultants or independent contractors, and for the eighteen-month period following the termination of his employment with us for any reason, each executive officer will not solicit our investors or customers or compete with us.
See the section entitled “— Quantification of Potential Payments and Benefits to our Named Executive Officers in Connection with the Merger” of this proxy statement for the estimated amounts of the Employment Payments that each of our named executive officers would be entitled to receive upon the consummation the merger, assuming the merger effective time occurs on March 7, 2022. The estimated aggregate amount of the Employment Payment paid in cash to the executive officer who is not a named executive officer is $703,088.
Cash Retention Program
Under the terms of the merger agreement, the Company may grant cash retention awards with an aggregate value of up to $1.5 million, with any awards to be paid in full immediately prior to the merger effective time. Amounts under this cash retention program will be allocated among our employees who are identified, and in the amounts and on the terms determined, by our Chief Executive Officer. As of the date of this proxy statement, no cash retention awards have been, or are expected to be, granted to any of our executive officers.
Continued Relationship with Bluerock Homes
Following the consummation of the merger, our executive officers will cease to serve as executive officers or employees of the Company, and, with the exception of Mr. Konig, will hold the same roles at Bluerock Homes and its Manager as they currently hold at the Company. Although they will not receive compensation from Bluerock Homes, as executive officers, they will be eligible to receive Bluerock Homes equity awards, the amounts and vesting terms of which will be determined by the board of directors of Bluerock Homes. In addition, certain of our executive officers will have ownership interests in the Manager of Bluerock Homes.
In connection with the separation and the distribution, the operating partnership (which will be controlled by Bluerock Homes following the separation and the distribution) will create new series of LTIPs and common units (“C-LTIPs” and “C-common units,” respectively). C-LTIPs will be issued by the operating partnership to the Manager of Bluerock Homes pursuant to the Management Agreement. One half of each quarterly installment of each of the base management fee and the incentive fee under the Management Agreement will be payable in C-LTIPs. The remainder of each of the management fee and the incentive fee will be payable in cash or in C-LTIPs, at the election of the board of directors of Bluerock Homes. Additional C-LTIPs will also be issuable to the executive officers of Bluerock Homes or other service providers of Bluerock Homes at the discretion of the board of directors of Bluerock Homes.
C-LTIPs, subject to (1) vesting in accordance with their terms and (2) achievement of capital account equivalency with common units in the operating partnership, may, at the option of the holder, be converted into C-common units. C-common units will be redeemable at the option of the holder, and the operating partnership may elect to settle any such redemption in cash or Class C common stock of Bluerock Homes. The terms of Class C common stock are further described below. However, Class C common stock of Bluerock Homes will not be issuable on redemption of other common units in the operating partnership (which will be redeemable for cash or Class A common stock of Bluerock Homes at the election of the operating partnership), including those outstanding prior to the separation and the distribution.
Following the consummation of the merger, our directors will cease to serve as the directors of the Company and will become the directors of Bluerock Homes. The non-employee directors of Bluerock Homes will be compensated for their board service as determined by the Bluerock Homes board of directors.
Ownership of Bluerock Homes Immediately Following the Distribution
As of the record date, our executive officers and directors or their respective affiliates held approximately 818,724 shares of Class A Common Stock of the Company, 72,964 shares of the Class C Common Stock of the Company, 5,646,435 OP Units and 5,262,426 LTIP Units, representing in the aggregate an approximate 29.09% direct and indirect interest in the operating partnership.
All of our executive officers, other than Mr. Konig, along with certain entities related to them, have agreed to retain their interests in the operating partnership until the earlier of the merger effective time and the termination of the merger agreement, rather than redeeming their interests for cash or shares of Common Stock. Holders of OP Units and LTIP Units, including our executive officers and their related entities, who do not redeem those interests for Common Stock prior to the record date for the distribution will not receive any of the merger consideration in respect of their interests in the operating partnership and will instead continue to hold their interests in the operating partnership following the separation and distribution.
In the distribution, holders of our Class C Common Stock will receive shares of Class C common stock of Bluerock Homes in the same ratio that shares of Class A common stock of Bluerock Homes will be distributed in respect of shares of our Class A Common Stock. Each share of Bluerock Homes Class C common stock will entitle its holder to up to 50 votes, whereas each share of Bluerock Homes Class A common stock will entitle its holder to 1 vote. However, no holder of Bluerock Homes Class C common stock will be entitled to a number of votes in respect of its shares of Bluerock Homes Class C common stock that exceeds the number of shares of Bluerock Homes Class C common stock, C-LTIPs, LTIPs, C-common units and other common units in the operating partnership beneficially owned by such holder. Consequently, no holder of Bluerock Homes Class C common stock will be entitled to a number of votes in excess of the number of its direct and indirect economic interests in the operating partnership.
As a result of the separation and the distribution, including the consummation of the Exchange in connection therewith, our executive officers and directors are expected to have an indirect ownership interest of approximately 65% in the Bluerock Homes Business through their ownership of Bluerock Homes Class A and Class C common stock and their continued ownership in the operating partnership (which will be controlled by Bluerock Homes following the separation and distribution). See the section entitled “The Merger Agreement — The Separation and the Distribution” for more information regarding the separation and the distribution, including the Exchange.
As described in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences”, the receipt of cash by the holders of our Common Stock pursuant to the merger, taken together with the shares of Bluerock Homes common stock to be received by them in the distribution, is expected to be treated as a fully taxable transaction for U.S. federal income tax purposes. However, the holders of OP Units and LTIP Units, including our executive officers and their related entities (other than Mr. Konig), are generally not expected to recognize taxable gain in respect of their OP Units and LTIP Units as such OP Units and LTIP Units will be retained and not cashed out in connection with the separation and the distribution or the merger.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, our non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger.
Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “— Interests of Our Directors and Executive Officers in the Merger” above.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. The disclosure below assumes that the merger effective time occurs on March 7, 2022.
Named Executive Officer(1)	Cash ($)(1)	Equity ($)(2)	Total ($)
R. Ramin Kamfar	4,476,020	2,205,008	6,681,028
Jordan B. Ruddy	2,638,107	1,560,231	4,198,338
James G. Babb, III	2,318,214	2,762,277	5,080,491
Ryan S. MacDonald	3,225,573	4,643,572	7,869,145
Christopher J. Vohs	1,486,779	997,076	2,483,855
Michael L. Konig	2,294,986	3,642,904	5,937,890

(1)
Cash.   Consists of (i) a cash payment equal to three times the sum of the named executive officer’s (x) annual base salary in effect at the time of termination and (y) the average of the annual bonuses paid to him with respect to the two completed calendar years preceding the year in which the closing occurs; (ii) a prorated target annual bonus for the year in which closing occurs; and (iii) the named executive officer’s COBRA premium under our group health plans during the executive officer’s COBRA continuation period. The cash payment is “double trigger,” becomes payable upon the completion of the merger (upon which time each executive officer’s employment with the Company will terminate) and is subject to the execution of a release of claims (see “— Interests of Our Directors and Executive Officers in the Merger — Employment Payments”). The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Payment Described in (i)	Prorated Bonus	COBRA Premium	Total ($)
R. Ramin Kamfar	4,296,375	135,616	44,029	4,476,020
Jordan B. Ruddy	2,531,157	72,329	34,621	2,638,107
James G. Babb, III	2,215,384	58,767	44,063	2,318,214
Ryan S. MacDonald	3,086,321	90,411	48,841	3,225,573
Christopher J. Vohs	1,416,045	26,671	44,063	1,486,779
Michael L. Konig	2,199,001	58,767	37,218	2,294,986

(2)
Equity.   Includes accelerated vesting at the merger effective time (upon which time each executive officer’s employment with the Company will terminate) of the LTIP Units, which is a “double trigger” benefit. The table below reflects a per unit value of $26.60, the average closing price of Common Stock on the first five trading days following public announcement of the merger, for the LTIP Units. For further details regarding the treatment of equity awards in connection with the merger, see “— Interests of Our Directors and Executive Officers in the Merger — Treatment of Outstanding Equity Awards.” The estimated value of such awards are shown in the following table:

Named Executive Officer	LTIP Units ($)
R. Ramin Kamfar	2,205,008
Jordan B. Ruddy	1,560,231
James G. Babb, III	2,762,277
Ryan S. MacDonald	4,643,572
Christopher J. Vohs	997,076
Michael L. Konig	3,642,904
Regulatory Matters
We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger, other than the acceptance for record of the articles of merger with respect to the merger by the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with the Secretary of State of the State of Delaware and the SEC declaring that the Form 10 filed by Bluerock Homes in connection with the distribution is effective. For further information regarding the timing of the closing of the merger, see “The Merger Agreement — Effective Time; Closing Date.”
Material U.S. Federal Income Tax Consequences
The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) of shares of Common Stock whose shares are exchanged for cash pursuant to the merger and of shares of Preferred Stock whose shares are redeemed for cash in connection with the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each, as in effect as of the date hereof. These authorities are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. This summary assumes that the distribution and the merger will be consummated in accordance with the merger agreement, the separation and distribution agreement contemplated by the merger agreement and as described in this proxy statement.
This discussion is not a complete description of all tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance thereunder and the intergovernmental agreements entered into, and laws and regulations promulgated, pursuant thereto or in connection therewith) nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Common Stock or shares of Preferred Stock that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust (1) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined under the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•
an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Common Stock or shares of Preferred Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
This discussion applies only to U.S. holders and non-U.S. holders of shares of Common Stock or shares of Preferred Stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also does not address any U.S. federal income tax consequences to holders who purchase or sell their shares of Common Stock between the record date for the distribution and the date on which the distribution is effected. Further, this discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to specific holders in light of their particular facts and circumstances, and it does not apply to holders subject to special treatment under U.S. federal income tax laws, such as, for example:
•
insurance companies;

•
dealers, brokers or traders in securities or currencies;

•
traders in securities who elect to apply the mark-to-market method of accounting;

•
broker-dealers;

•
persons acting as nominees or otherwise not as beneficial owners;

•
holders subject to the alternative minimum tax;

•
persons who are required to recognize income or gain no later than such income or gain is required to be reported on an applicable financial statement;

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U.S. holders that have a functional currency other than the U.S. dollar;

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tax-exempt entities and organizations;

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retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding shares of Common Stock or shares of Preferred Stock through such plans or accounts);

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banks and other financial institutions;

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certain former citizens or former long-term residents of the United States;

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controlled foreign corporations or passive foreign investment companies;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein);

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S corporations;

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REITs;

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regulated investment companies;

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holders who own or have owned at any time, or are deemed to own or to have owned at any time, directly, indirectly or constructively, at least 5% or more, by voting power or value, of our stock;

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“qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) or entities all of the interests in which are held by a qualified pension fund;

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“qualified shareholders” (within the meaning of Section 897(k)(3) of the Code) or investors therein;

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non-U.S. holders who hold, or have held at any time, directly, indirectly, or constructively, more than 10% of our outstanding shares of Common Stock or more than 10% of our outstanding shares of Preferred Stock;

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holders who hold shares of Common Stock or shares of Preferred Stock as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction; or

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holders who acquired shares of Common Stock or shares of Preferred Stock through the exercise of employee stock options or other equity awards, through a tax-qualified retirement plan or otherwise as compensation.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock or shares of Preferred Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the merger to it in light of its particular circumstances.
DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO A HOLDER MAY BE COMPLEX AND WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. ALL HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND ANY POTENTIAL CHANGES IN SUCH LAWS.
Tax Classification of the Merger in General
It is expected that the distribution and the merger will be treated as part of a prearranged, integrated plan for U.S. federal income tax purposes and that, for such purposes, the distribution and the merger will be viewed together as (i) the adoption by the Company of a plan of liquidation, (ii) a sale by the Company of a portion of its assets to Merger Sub (or, if applicable, its regarded owner for U.S. federal income tax purposes), and (iii) a distribution by the Company of the shares of Bluerock Homes common stock distributed in the distribution, and of the cash consideration payable in connection with the merger to the holders of shares of Common Stock and shares of Preferred Stock, in complete liquidation of the Company. The remainder of this discussion assumes that the distribution and the merger will be treated as described above.
There can be no assurance that the IRS will agree with the treatment of the distribution and the merger described above. If the IRS were to successfully challenge this treatment, it is possible that the distribution would instead be treated as a taxable distribution separate from the deemed liquidation of the Company pursuant to the merger. In such case, the value of the Bluerock Homes common stock distributed in the distribution would not be considered part of the merger consideration. In addition, although the Company will ascribe a value to the shares of the Bluerock Homes common stock distributed in the distribution, this valuation is not binding on the IRS or any other taxing authority. These taxing authorities could ascribe a higher valuation to the distributed Bluerock Homes common stock, particularly if, following the distribution, those shares trade at prices significantly above the value ascribed to those shares by the Company. Such a higher valuation may affect the distribution amount and thus the tax consequences of the distribution and the merger to stockholders.
Consequences of the Merger to U.S. Holders of Shares of Common Stock
The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the merger, taken together with the distribution, is expected to be treated as a distribution in complete liquidation of the Company and a fully taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of shares of Common Stock will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the sum of (A) the amount of cash received with respect to such U.S. holder’s shares of Common Stock in the merger, plus (B) the fair market value, determined when the distribution occurs, of the shares of Bluerock Homes common stock received in the distribution, and (2) the U.S. holder’s adjusted tax basis in its shares of Common Stock.

If a U.S. holder acquired different blocks of shares of Common Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of shares of Common Stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of Common Stock surrendered in the merger is greater than one year at the time of the distribution and the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
A U.S. holder who has held shares of Common Stock for less than six months at the time of the merger (and the distribution), taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of such shares of Common Stock in the merger (and the distribution) will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares.
Consequences of the Merger to Non-U.S. Holders of Shares of Common Stock
General
The U.S. federal income tax consequences to a non-U.S. holder of distributions and payments made with respect to such non-U.S. holder’s shares of Common Stock in connection with the merger (and the distribution) will depend on various factors, including whether the receipt of such distributions and payments are treated as distributions from the Company that are attributable to gain from the sale of USRPIs pursuant to the provisions of FIRPTA. The IRS announced in Notice 2007-55 that it intends to take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT (including distributions and payments made in connection with the distribution and the merger, which as noted, are expected to be treated as distributions in complete liquidation of the Company for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of USRPIs. Although legislation effectively overriding Notice 2007-55 has previously been proposed, it is not possible to say if or when any such legislation will be enacted. Accordingly, we intend to take the position that distributions and payments made with respect the Company’s shares of Common Stock pursuant to the merger (and the distribution) will be subject to tax in accordance with Notice 2007-55, subject to the 10% Exception, as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.
Distribution of Gain from the Disposition of U.S. Real Property Interests
To the extent that the tax treatment set forth in Notice 2007-55 applies, and the 10% Exception described in the next paragraph below does not apply, then, to the extent that distributions and payments received by a non-U.S. holder with respect to such non-U.S. holder’s Common Stock pursuant to the merger (and the distribution) are treated as attributable to gain from the deemed or actual sale of Bluerock Residential’s USRPIs, such amounts will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder, and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% (or 20% to the extent provided in the Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS.
Notwithstanding the foregoing, if shares of Common Stock are considered “regularly traded” (within the meaning of the applicable Treasury Regulations) on an established securities market located in the United States and the non-U.S. holder did not hold more than 10% of such class of stock at any time during the one-year period ending on the date of the merger (and the distribution), the tax treatment and consequences described above would not apply (the “10% Exception”), and non-U.S. holders would instead be subject to the rules described below under “— Taxable Sale of Common Stock.” We believe that shares of our Class A Common Stock are, and will be at the time of the merger (and the distribution), considered regularly traded on an established securities market located in the United States within the meaning of the applicable

Treasury Regulations. Bluerock Residential Class C Common Stock are not, and will not be at the time of the merger (and the distribution), considered regularly traded on an established securities market located in the United States. Non-U.S. holders should consult their tax advisors regarding tax consequences of the merger (and the distribution) to them.
Taxable Sale of Common Stock
If both (A) the tax treatment set forth in Notice 2007-55 were not to apply to a non-U.S. holder’s receipt of distributions and payments with respect to such non-U.S. holder’s shares of Common Stock pursuant to the merger (and the distribution) and (B) either (1) the “publicly traded exception” (as described below) applies or (2) we are a “domestically controlled qualified investment entity” (as described below), such that the Company’s shares of Common Stock do not constitute USRPIs under FIRPTA with respect to such non-U.S. holder, then the non-U.S. holder should not be subject to tax on any gain recognized in connection with the receipt of cash consideration payable pursuant to the merger (which, as described above under “— Consequences of the Merger to U.S. Holders of Shares of Common Stock” and subject to the discussion of Notice 2007-55 above, is generally expected to be treated as a distribution in complete liquidation of the Company and, together with the receipt of shares of Bluerock Homes common stock pursuant to the distribution, as amounts received in full payment in exchange for such holder’s shares of Common Stock) unless: (a) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if required pursuant to an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or (b) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger (and the distribution) and certain other requirements are met.
The “publicly traded exception” applies to a non-U.S. holder if our Common Stock is “regularly traded,” as defined by the applicable Treasury Regulations, and the non-U.S. holder has held 10% or less of the shares of Common Stock at all times during the shorter of the period that the non-U.S. holder owned such stock or the five-year period ending on the date of the merger (and the distribution). We believe that shares of our Class A Common Stock are, and will be at the time of the merger (and the distribution), considered regularly traded on an established securities market located in the United States within the meaning of the applicable Treasury Regulations. Bluerock Residential Class C Common Stock are not, and will not be at the time of the merger (and the distribution), considered regularly traded on an established securities market located in the United States.
We will be a “domestically controlled qualified investment entity” at the time of the merger (and the distribution) if non-U.S. holders held directly or indirectly less than 50% in value of shares of Common Stock at all times during the five-year period ending with the merger (and the distribution). While we believe that the Company has been and currently is domestically controlled as of the date hereof, no assurances can be given that the actual ownership of shares of Common Stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the time of the merger (and the distribution).
A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States (or, if an applicable income tax treaty requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain described above.
A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger (and the distribution) and who meets certain other requirements will be subject to a flat 30% tax on the gain recognized in connection with the merger (and the distribution), which may be offset by certain U.S.-source capital losses of the non-U.S. holder.
If a non-U.S. holder’s shares of Common Stock constitute a USRPI under FIRPTA, any gain recognized by such holder on a sale of such stock will be treated as income effectively connected with a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and, in the case of a non-U.S. holder that is a corporation, the branch profits tax as described above).
Income Tax Treaties
If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible benefits under an applicable income tax treaty.
U.S. Withholding Tax
As described above, it is not entirely clear whether the receipt of distributions and payments pursuant to the merger (and the distribution) by a non-U.S. holder will be treated as a sale or exchange of shares of Common Stock (if Notice 2007-55 does not apply) or as a distribution from the Company that is attributable to gain from the deemed sale of the Company’s USRPIs in the merger (and the distribution) (if Notice 2007-55 does apply and the holder does not qualify for the 10% Exception described above). Accordingly, we intend to withhold, pursuant to FIRPTA, U.S. federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the consideration paid to a non-U.S. holder to the extent attributable to gains that the Company recognizes from sales of USRPIs, unless such non-U.S. holder qualifies for the 10% Exception described above. A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA; provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.
Consequences of the Merger to Holders of Shares of Preferred Stock
The redemption of shares of Preferred Stock will be treated as a taxable transaction. The U.S. federal income tax consequences of the redemption to holders of shares of Preferred Stock generally will be the same as the consequences to holders of shares of our Common Stock described above with respect to the merger, except that the capital gain or loss recognized by a holder of shares of Preferred Stock will be measured by the difference between the amount of cash the holder receives in connection with the redemption of shares of Preferred Stock and such holder’s adjusted tax basis in shares of Preferred Stock. Consistent with IRS Notice 2007-55 (described above), and without limiting any of the above discussion, 21% (or 20% to the extent provided in U.S. Treasury Regulations) of any cash received by a non-U.S. holder in the redemption, which is treated as a distribution attributable to gain from the deemed or actual sale of our USRPIs, will be withheld and remitted to the IRS unless such holder qualifies for the 10% Exception discussed above.
Information Reporting and Backup Withholding
Information reporting and backup withholding may apply to distributions and payments made in connection with the merger (and the distribution). Backup withholding will not apply, however, to a holder of shares of Common Stock or shares of Preferred Stock who (1) in the case of a U.S. holder, furnishes a correct taxpayer identification number, certifies that such holder is not subject to backup withholding on an IRS Form W-9, and otherwise complies with all applicable requirements of the backup withholding rules; (2) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8; or (3) provides proof that such holder is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, so long as such holder furnishes the required information to the IRS in a timely manner.
THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF SHARES OF COMMON STOCK OR SHARES OF PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Delisting and Deregistration of Common Stock, Preferred Stock and Company Warrants
Following the completion of the merger, our Common Stock and Preferred Stock will no longer be traded on the NYSE American and will be deregistered under the Exchange Act. In addition, the Company Warrants will also be deregistered under the Exchange Act.
Litigation Relating to the Merger
On February 14, 2022, a complaint, captioned Marchese v. Bluerock Residential Growth REIT, Inc., et al., No. 1:22-cv-01234, was filed by a purported stockholder of the Company in the U.S. District Court for the Southern District of New York. The complaint names the Company and the board of directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a materially misleading or incomplete proxy statement in connection with the merger. The complaint seeks, among other things, an order directing defendants to correct alleged material misstatements or omissions in the proxy statement, and to enjoin the Company from taking steps to consummate the merger or, in the event the merger is consummated, to rescind the merger or grant rescissory damages. The Company believes the claims asserted in the lawsuit are without merit.
On February 21, 2022, the Company received a demand letter and draft complaint, captioned Stone v. Bluerock Residential Growth REIT, Inc., et al., from a purported stockholder of the Company. The demand letter requests that the Company and the board of directors issue disclosures correcting purported deficiencies in the proxy statement alleged in the draft complaint. The draft complaint alleges, among other things, that the Company and the board of directors violated certain sections of the Exchange Act by disseminating a misleading or incomplete proxy statement in connection with the merger. The complaint seeks, among other things, to enjoin the Company from consummating the merger until the alleged deficiencies in the proxy statement are corrected or, in the event the merger is consummated, to rescind the merger or grant rescissory damages. The Company believes the claims asserted are without merit.
On February 25, 2022, a putative class action complaint, captioned Whitfield v. Kamfar, et al., No. 24C22001079, was filed by a purported stockholder of the Company in the Circuit Court for Baltimore City, Maryland. The complaint names the Company and the board of directors as defendants. The complaint alleges that the directors breached their fiduciary duties in connection with their consideration and approval of the merger as well as by filing an allegedly materially incomplete and misleading proxy statement. The complaint seeks, among other things, to enjoin the stockholder vote on the merger and the consummation of the merger, or, in the event the merger is consummated, to rescind the merger or an award of rescissory and/or compensatory damages. The Company believes the claims asserted in the lawsuit are without merit.
On March 1, 2022, a complaint, captioned Garfield v. Kamfar, et al., No. 602620/2022, was filed by a purported shareholder of the Company in the Supreme Court of the State of New York, County of Nassau. The complaint names the Company, Parent, and the board of directors as defendants. The complaint alleges that the directors breached their fiduciary duties in connection with their consideration and approval of the merger as well as by filing an allegedly materially incomplete and misleading proxy statement. The complaint further alleges that Parent aided and abetted the directors’ breach of fiduciary duties. The complaint seeks, among other things, to enjoin the stockholder vote on the merger until the alleged deficiencies in the proxy statement are corrected. The Company believes the claims asserted in the lawsuit are without merit.

THE MERGER AGREEMENT
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this proxy statement. We recommend that you read the merger agreement attached to this proxy statement as Exhibit A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The merger agreement contains representations and warranties made by, and to, us, Parent and Merger Sub. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Exhibit A, were made for the purposes of negotiating and entering into the merger agreement between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to our stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or its affiliates.
Structure
The Merger
At the merger effective time, the Company will be merged with and into Merger Sub, the separate existence of the Company will cease and Merger Sub will be the surviving entity in the merger, such that immediately following the merger, Merger Sub will be a wholly owned subsidiary of Parent. Following the completion of the merger, our Common Stock and Preferred Stock will no longer be traded on the NYSE American and will be deregistered under the Exchange Act. In addition, the Company Warrants will also be deregistered under the Exchange Act.
Effective Time; Closing Date
On the closing date, Merger Sub and the Company will file articles of merger with the State Department of Assessments and Taxation of the State of Maryland and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the later of the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of the State of Maryland, the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such other time as may be mutually agreed by the parties to the merger agreement and specified in the articles of merger and certificate of merger (but the merger effective time may not occur at or prior to the effective time of the distribution).
The closing of the merger will take place on the third business day after satisfaction or waiver of the conditions to the merger described under “— Conditions to the Merger” (other than (1) those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions, and (2) the consummation of the separation and the distribution, but subject to the consummation of the separation and the distribution prior to the merger effective time) or on such other date as may be mutually agreed in writing by us and Parent.
Organizational Documents
At the merger effective time, the certificate of formation of Merger Sub, as in effect immediately prior to the merger effective time, will be the certificate of formation of the surviving company, and the limited liability company agreement of Merger Sub, as in effect immediately prior to the merger effective time, will be the limited liability company agreement of the surviving company, in each case, until further amended in accordance with their respective terms and applicable law. The limited liability company agreement of the surviving company will contain provisions with respect to exculpation of, indemnification of and advancement of expenses to our directors and officers, and certain other persons identified in the merger agreement, for periods at or prior to the merger effective time as described below in “— Certain Other Covenants.”
Officers
Except as otherwise determined by Parent prior to the merger effective time, the officers of Merger Sub immediately prior to the merger effective time will be the initial officers of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Treatment of Common Stock, Preferred Stock, Company Warrants and Equity Awards
Common Stock
At the merger effective time, each share of our Common Stock (other than the cancelled shares) issued and outstanding immediately prior to the merger effective time will be automatically converted into the right to receive the merger consideration. If we declare a dividend reasonably determined by us to be required to maintain our status as a REIT under the Code or to avoid or reduce the payment of income or excise tax or any other entity-level tax as permitted under the merger agreement, the merger consideration will be decreased by an amount equal to the per share amount of such dividend.
Preferred Stock
After the date this proxy statement is mailed to our stockholders, we will deliver to the holders of record of our Preferred Stock a notice of redemption for each applicable series of Preferred Stock that complies in all material respects with the specifications and timing requirements of our organizational documents. The notice of redemption will state that the redemption of our Preferred Stock will be effective as of, and conditioned upon the occurrence of, the merger effective time at the applicable redemption amount as described in the following paragraph. The redemption notices will be prepared by us and be reasonably acceptable to Parent.
At or prior to the merger effective time, Parent, on behalf of the surviving company, will irrevocably set aside and deposit in trust for the benefit of the holders of our Preferred Stock cash equal to the Preferred Stock redemption amount: (i) $25.00, plus an amount equal to all accrued and unpaid dividends to and including the redemption date, without interest, per share of Series C Preferred Stock, Series D Preferred Stock and Series T Preferred Stock, and (ii) $1,000.00, plus an amount equal to all accrued and unpaid dividends to and including the redemption date, without interest, per share of Series B Preferred Stock. We and Parent will give irrevocable instructions, effective as of the merger effective time, for the payment of the Preferred Stock redemption amount.
Company Warrants
At least ten (10) business days prior to the merger effective time, we will notify the warrant agent in accordance with the warrant agreements that, as of the merger effective time, each share of our Class A Common Stock will be automatically converted into the right to receive the merger consideration and that the terms of the warrant agreements will be adjusted so that the holder of any Company Warrant exercised after the merger effective time will be entitled to receive in cash the merger consideration that the holder would have received if the Company Warrant had been exercised immediately prior to the closing date.
Restricted Stock Awards
At the merger effective time, each restricted stock award that is outstanding immediately prior to the merger effective time will be cancelled in consideration for the right to receive an amount in cash equal to (1) the number of shares of our Common Stock subject to the restricted stock award immediately prior to the merger effective time, multiplied by (2) the merger consideration, without interest and less any such amount required to be withheld or deducted under applicable tax law with respect to the vesting of such restricted stock award and/or the making of such payment.
No Further Ownership Rights
From and after the merger effective time, all holders of certificates and book-entry shares, in each case, representing shares of our Common Stock, will cease to have any rights as stockholders of the Company other than the right to receive the merger consideration without interest upon the surrender of such certificate or book-entry share in accordance with the merger agreement, and our stock transfer books will be closed with respect to all shares of our Common Stock outstanding immediately prior to the merger effective time. There will be no further registration of transfers on the stock transfer books of the surviving company of shares of our Common Stock that were outstanding immediately prior to the merger effective time. If, after the merger effective time, any certificates or book-entry shares formerly representing shares of our Common Stock are presented to the surviving company, Parent or the paying agent, such certificates or book-entry shares will be cancelled and exchanged as provided in the merger agreement.
Exchange and Payment Procedures
Prior to the closing, Parent will appoint a bank or trust company reasonably acceptable to us to act as paying agent for the payment of the merger consideration, and will enter into a paying agent agreement reasonably acceptable to us relating to the paying agent’s responsibilities under the merger agreement. At or prior to the merger effective time, Parent will deposit, or cause to be deposited, with the paying agent, in trust for the benefit of the holders of shares of our Common Stock (other than cancelled shares), cash sufficient to pay the aggregate merger consideration. As promptly as practicable (and no later than the fifth business day) after the merger effective time, Parent will cause the paying agent to mail or otherwise deliver to each holder of record of one or more certificates or book-entry shares representing shares of our Common Stock that were converted into the right to receive the merger consideration, instructions for use in effecting the surrender of the certificates or book-entry shares, as the case may be, in exchange for the merger consideration, and to each holder of a certificate a letter of transmittal in customary form that will specify that delivery will be effected and risk of loss and title to the certificates will pass only upon proper delivery of the certificate to the paying agent.
Each holder of record of one or more certificates, upon surrender to the paying agent of such certificates, together with such letter of transmittal and such other documents as may reasonably be required by Parent or the paying agent, and each holder of record of book-entry shares, upon surrender to the paying agent of such book-entry shares (which shall be deemed surrendered upon receipt by the paying agent of an “agent’s message” in customary form or such other evidence as the paying agent may reasonably request), will be entitled to receive the merger consideration payable in respect of the shares of our Common Stock previously represented thereby, and the certificates and book-entry shares surrendered will be cancelled. If a transfer of ownership of our Common Stock is not registered in our transfer records, payment of the merger consideration may be made to a person other than the person in whose name the certificate or book-entry share is registered if such certificate or book-entry share is properly endorsed or otherwise in a proper form for transfer and the person requesting such payment will pay any transfer or other taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. No interest will be paid or will accrue on any payment to holders of certificates or book-entry shares.
We, the surviving company, Parent, Merger Sub and the paying agent will be entitled to deduct and withhold from any amounts payable pursuant to the merger agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable tax law. To the extent that any amounts are so deducted, withheld and remitted to the appropriate taxing authority, such deducted or withheld amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made.
Subject to applicable law, neither we, Parent, the surviving company, Merger Sub nor the paying agent, nor any employee, officer, director, manager, member, agent or affiliate thereof, will be liable to any person in respect of any portion of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Any portion of the merger consideration that remains unclaimed by, or otherwise undistributed to, the holders of certificates and book-entry shares for twelve (12) months after the merger effective time will be delivered to the surviving company upon demand, and any holder of certificates or book-entry shares that has not otherwise complied with the exchange and payment procedures contained in the merger agreement will look only to the surviving company as general creditors thereof for satisfaction of its claim for merger consideration that such holder has the right to receive pursuant to the merger agreement, without any interest thereon.
If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the paying agent and, if required by Parent or the paying agent, the posting by such person of a bond in such amount as Parent or the paying agent may determine is reasonably necessary as indemnity against any claim that may be made against the paying agent or the surviving company with respect to such certificate, the paying agent will deliver, in exchange for such lost, stolen, or destroyed certificate, the merger consideration in accordance with the terms of the merger agreement.
Representations and Warranties
We have made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. We did not make any representations or warranties with respect to Bluerock Homes, its subsidiaries and the Bluerock Homes Business other than as explicitly set forth in the merger agreement. Our representations and warranties relate to, among other things:
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the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate our properties and assets and to carry on our businesses and those of our subsidiaries;

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our company charter and bylaws and the similar organizational documents of our operating partnership;

•
the capital structure and indebtedness of, and the absence of restrictions or encumbrances with respect to the equity interests of each of us, our operating partnership and our subsidiaries;

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our power and authority to execute and deliver the merger agreement, and, subject to the approval of the holders of our Common Stock, to consummate the transactions contemplated by the merger agreement;

•
the enforceability of the merger agreement against us;

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the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which we, our operating partnership or any of our subsidiaries (including Bluerock Homes) is a party, in each case, as a result of us executing, delivering and performing under or consummating the transactions contemplated by the merger agreement;

•
approvals of, filings with, or notices to, governmental entities required by us or any of our subsidiaries (including Bluerock Homes) in connection with our entering into, performing under or consummating the transactions contemplated by, the merger agreement;

•
our SEC filings since January 1, 2019 and the financial statements contained in those filings (including as they relate to Bluerock Homes);

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the draft audited combined financial statements of the Bluerock Homes Business as of December 31, 2020 and the unaudited combined balance sheet of the Bluerock Homes Business as of September 30, 2021;

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our internal controls over financial reporting and disclosure controls and procedures (including as they relate to Bluerock Homes);

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the absence of liabilities required to be recorded on a balance sheet under GAAP;

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our and our subsidiaries’ compliance with applicable laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder;

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possession of all permits necessary for us and our subsidiaries to own, lease and operate our and our subsidiaries’ properties and assets and to carry on and operate our and our subsidiaries’ businesses as currently conducted;

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environmental matters affecting us and our subsidiaries;

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the absence of any material adverse effect (as discussed below) and certain other changes and events since December 31, 2020;

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the absence of any suit, claim, action, investigation or proceeding against us or our subsidiaries;

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the accuracy of the information supplied by us in this proxy statement and in the Bluerock Homes registration statement;

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tax matters affecting us and our subsidiaries;

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real property owned and leased by us and our subsidiaries and our and our subsidiaries’ ground leases, leases, mezzanine loans, preferred equity loans, participation agreements and joint venture agreements;

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intellectual property used by, owned by or licensed by us and our subsidiaries;

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our and our subsidiaries’ material contracts and the absence of any breach of or default under the terms of any material contract;

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no employee benefit plans being sponsored, maintained or contributed to by us or our subsidiaries after giving effect to the separation and neither us nor our subsidiaries employing or engaging any individual service providers after giving effect to the separation;

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the absence of any broker’s or finder’s fees, other than those payable to our financial advisors or other advisors set forth in the disclosure schedules, in connection with the transactions contemplated by the merger agreement;

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the receipt by our board of directors of a fairness opinion from Morgan Stanley, to the effect that, as of the date of such fairness opinion and subject to the assumptions, limitations, qualifications and other matters set forth therein, the consideration (as defined therein) to be received by the holders of our Common Stock is fair, from a financial point of view, to such holders;

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the exemption of the merger agreement, the merger and the other transactions contemplated by the merger agreement from the requirements of any fair price, moratorium, control share acquisition, supermajority, affiliate transactions, business combination statute or regulation or other anti-takeover or similar laws;

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our and our subsidiaries’ material insurance policies; and

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our and our subsidiaries’ status under the Investment Company Act of 1940.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect means any change, event, circumstance, occurrence or development that has a material adverse effect on the business, operations, assets or financial condition of us and our subsidiaries, taken as a whole; excluding, however, the impact of:
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changes in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including any changes in or affecting the domestic or any foreign securities, equity, credit or financial markets, or changes in or affecting domestic or any foreign interest or exchange rates;

•
changes in GAAP or interpretation thereof after the date of the merger agreement;

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changes in law or in the interpretation or enforcement thereof after the date of the merger agreement;

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changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of the merger agreement;

•
changes in the business or regulatory conditions generally affecting the residential real estate industry;

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the announcement or the existence of, compliance with or performance under, the merger agreement or the transactions contemplated thereby or the separation or distribution, including the identity of Parent, Merger Sub or any of their respective affiliates (including the impact thereof on our relationships and the relationships of our subsidiaries, contractual or otherwise, with employees, labor unions, financing sources, customers, suppliers or partners);

•
natural disasters or weather or public health developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, mudslides and wildfires, epidemics, pandemics, plagues or disease outbreaks, manmade disasters or acts of God;

•
changes arising out of Covid-19 or the implementation or compliance by us or our subsidiaries of or with any Covid-19 measures;

•
a decline in the trading price or trading volume of our Common Stock or any change in the ratings or ratings outlook for us or any of our subsidiaries; provided that the underlying causes thereof may be considered in determining whether a material adverse effect has occurred if not otherwise excluded by the merger agreement;

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the failure to meet any internal or analysts’ projections, guidance, budgets, forecasts or estimates; provided that the underlying causes thereof may be considered in determining whether a material adverse effect has occurred if not otherwise excluded under the merger agreement and provided that the exception in this bullet point will not be construed as implying that we are making any representation or warranties under the merger agreement with respect to any internal or analysts’ projections, guidance, budgets, forecasts or estimates;

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any action required to be taken or omitted to be taken by the merger agreement;

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any action taken or omitted to be taken by us or any of our subsidiaries at the written request of Parent;

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any transaction litigation;

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any breach by Parent or Merger Sub of the merger agreement; or

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the failure to obtain any approvals or consents from any governmental entity or other person in connection with the transactions contemplated by the merger agreement, the separation or the distribution.

To the extent that such change referred to in the first, second, third, fourth, fifth, seventh or eighth bullet points above has a disproportionate adverse effect on the business, operations, assets or financial condition of us or our subsidiaries, taken as a whole, relative to other companies operating in the residential real estate industry in the United States, only the incremental disproportionate impact may be taken into account when determining whether there has been or would reasonably be expected to be a material adverse effect, except to the extent otherwise excluded. The sixth and fifteenth bullet points above will not apply to the use of material adverse effect in certain representations and warranties. The determination of material adverse effect will in all events not take into account any changes to the extent related to Bluerock Homes, its subsidiaries or the Bluerock Homes Business.
The merger agreement also contains customary representations and warranties made, jointly and severally, by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:
•
their organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate their properties and assets and to carry on their businesses;

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their power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

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the enforceability of the merger agreement against them;

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the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which they are a party, in each case, as a result of them executing, delivering and performing under or consummating the transactions contemplated by the merger agreement;

•
approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by, the merger agreement;

•
the absence of any suit, claim, action or proceeding against them that would reasonably be expected to prevent or materially impair the ability of them to consummate the merger by the outside date;

•
the accuracy of the information supplied by them in this proxy statement;

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no broker, finder or investment banker being entitled to any fee or commission in connection with or upon consummation of the merger for which we would be liable if the closing did not occur;

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their solvency as of the closing;

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the ownership of Merger Sub by Parent and the absence of prior business or operations of Merger Sub;

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the absence of any agreements between Parent, Merger Sub or any of their controlled affiliates, on the one hand, and any beneficial owner of any shares of our Common Stock or any employee or member of our management team or board of directors, on the other hand, relating to us, the transactions contemplated by the merger agreement or the operations of the surviving company after the merger effective time, other than the support agreements made available to us prior to the execution and delivery of the merger agreement;

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that none of Parent, Merger Sub or, to the knowledge of Parent, their respective affiliates beneficially owns any shares of our Common Stock or other securities convertible into, exchangeable for or exercisable for our Common Stock or any equity securities of any of our subsidiaries, and none of Parent or Merger Sub or, to the knowledge of Parent, any of their respective affiliates has any rights to acquire, directly or indirectly, any of our Common Stock, except pursuant to the merger agreement;

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that no vote of the members of Parent or the holders of any other securities of Parent is required by law, the organizational documents of Parent, or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by the merger agreement, including the merger and equity financing;

•
the equity commitment letter made available by Parent to us and, assuming the accuracy of the representations and warranties set forth in the merger agreement and the performance in all material respects by us of our obligations under the merger agreement, the equity financing will provide Parent with cash proceeds on the closing date sufficient (1) for the satisfaction of all of Parent’s and Merger Sub’s obligations under the merger agreement, including the payment of the merger consideration and any fees and expenses of or payable by Parent, Merger Sub or the surviving company and its subsidiaries, and (2) to prepay, repay, refinance or satisfy and discharge all outstanding indebtedness of us and our subsidiaries (after giving effect to the separation) that is required pursuant to its terms to be prepaid, repaid, refinanced or satisfied and discharged at the closing;

•
the limited guarantee executed by the equity investor in favor of us; and

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the independent review and analysis conducted by each of Parent and Merger Sub of the business, operations, assets, contracts, intellectual property, real estate, technology, liabilities, results of operations, financial condition and prospects of us and our subsidiaries.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the merger.
Conduct of Our Business Pending the Merger
Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, between the date of the merger agreement and the earlier of the merger effective time or the termination of the merger agreement in accordance with its terms (such period, the “interim period”), we will and will cause our subsidiaries to use commercially reasonable efforts:
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to conduct our business in all material respects in the ordinary course and to maintain our status as a REIT under the Code;

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to maintain and preserve substantially intact our and our subsidiaries’ current business organizations; and

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to preserve our goodwill and relationships with landlords, tenants, customers, lessors and lessees.

The restrictions set forth above and below will (other than with respect to the third through tenth bullet points below) apply to Bluerock Homes, its subsidiaries and the Bluerock Homes Business, only to the extent (1) that the failure to comply with such restrictions with respect to Bluerock Homes, its subsidiaries and the Bluerock Homes Business would reasonably be expected to (x) adversely affect us and our subsidiaries (after giving effect to the separation) following the merger effective time in any material respect or (y) prevent or materially impair our ability to consummate the merger by the outside date; or (2) expressly provided in the merger agreement with respect to Bluerock Homes, any of its subsidiaries or the Bluerock Homes Business.
We have also agreed that during the interim period, subject to certain exceptions, we will not and will not permit any of our subsidiaries (after giving effect to the separation) to:
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(1) amend our or our operating partnership’s organizational documents or take any action to exempt any person from any provision of such organizational documents; (2) amend the organizational documents of any of our subsidiaries (after giving effect to the separation), other than our wholly owned subsidiaries; (3) consent to any “major decision” or similar term under preferred equity joint venture agreements or take any other “major decision” or similar term solely in the control of one of our subsidiaries (after giving effect to the separation) under preferred equity joint venture agreements; or (4) amend mezzanine loan documents, preferred equity joint venture agreements or take any action to exempt any person from any provision of preferred equity joint venture agreements;

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split, combine or reclassify any capital stock, voting securities or other equity interests of the Company, our non-wholly owned subsidiaries (after giving effect to the separation) or, if solely in our control, any preferred equity joint ventures or any subsidiaries of preferred equity joint ventures;

•
authorize, set aside, make, declare or pay any dividend, or make any other distribution (whether in cash, shares or property, or any combination thereof) on, or redeem, repurchase or otherwise acquire, any shares of our or our subsidiaries’ capital stock or other equity interests, or any other securities or obligations convertible into or exchangeable for any shares of our or our subsidiaries’ capital stock or other equity interests, except for (1) any such transactions solely between us and our wholly owned subsidiaries or among our wholly owned subsidiaries, (2) the acceptance or withholding of shares of our Common Stock otherwise deliverable to satisfy withholding taxes incurred in connection with our outstanding equity awards, (3) distributions reasonably determined to be required to maintain our status as a REIT under the Code or to avoid or reduce the payment of income or excise tax or any other entity-level tax, which distributions will result in a reduction of the merger consideration as described under “— Treatment of Common Stock, Preferred Stock, Company Warrants and Equity Awards — Common Stock,” (4) the making, declaration or payment of regular quarterly cash dividends or distributions by us and our operating partnership on our Common Stock and common units for the fiscal quarters ending March 30, 2022 and June 30, 2022, in each case, in an amount per share or unit, as applicable, not in excess of $0.1625 per quarter and with record and payment dates consistent with historical declaration, record and payment dates for fiscal year 2021 and the payment of the dividend on our Common Stock and common units of our operating partnership declared on December 10, 2021, (5) the distribution or the separation to the extent contemplated in the separation documentation, (6) cash dividends and distributions on our Preferred Stock and preferred units of our operating partnership in accordance with the terms of our organizational documents and the organizational documents of our operating partnership that are not in excess of the quarterly or monthly dividends paid in fiscal year 2021 and with record dates that are consistent with the historical record dates from fiscal year 2021 (and with respect to our Series T Preferred Stock, other dividends and distributions to the extent required by our organizational documents), (7) redemption of our Preferred Stock in accordance with its terms, and (8) the redemption of partnership interests in our operating partnership for cash in accordance with its terms;
•
grant any equity or equity-based awards under the long-term incentive plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of our or our subsidiaries’ capital stock, or other equity or equity-based interests, other than capital stock or other equity or equity-based interests of Bluerock Homes or its subsidiaries;

•
except as required by any employee benefit plan maintained by us or our subsidiaries as of the date of the merger agreement, (1) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees or consultants of ours or our subsidiaries (other than increases or grants to individuals who are not directors or executive officers in the ordinary course of business), (2) grant or increase any severance, change of control or termination pay or termination benefits, (3) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or individual consultants of ours or our subsidiaries, (4) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (5) take any action to fund, accelerate or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement, or (6) other than in the ordinary course of business, hire or engage any new executive officer, any new employee or individual consultant or increase headcount; provided that this bullet point will not apply to the extent that such action will only impact Bluerock Homes following the consummation of the separation and the distribution;

•
issue or sell any additional shares of our or its capital stock or other equity interests or securities convertible or exchangeable into, or exercisable for, any shares of our or its capital stock or other equity interests or any options, warrants or other rights of any kind to acquire any shares of our or its capital stock or other equity interests, except for (1) the issuance or sale of shares of our Class A Common Stock or our operating partnership’s common units pursuant to equity awards or warrants outstanding as of the date of the merger agreement in accordance with their terms or issued after the date of the merger agreement in accordance with its terms, (2) the issuance of partnership interests in our operating partnership in accordance with our and our operating partnership’s organizational documents in connection with the issuance of shares of our capital stock permitted by the merger agreement, (3) in transactions solely among us and our wholly owned subsidiaries (after giving effect to the separation) or among our wholly owned subsidiaries (after giving effect to the separation), or among Bluerock Homes and its subsidiaries or among Bluerock Homes’ subsidiaries, or (4) issuances of our Series T Preferred Stock as dividends to the extent required by our organizational documents;

•
enter into any agreement, understanding or arrangement with respect to the sale, registration or voting of its capital stock or equity interests;

•
with respect to us, our subsidiaries and any preferred equity joint venture, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion or other reorganization, other than any such transactions solely among us and our subsidiaries (after giving effect to the separation) or among our subsidiaries (after giving effect to the separation);

•
incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities, except for (1) any indebtedness solely among us and our wholly owned subsidiaries (after giving effect to the separation) or among our wholly owned subsidiaries (after giving effect to the separation), (2) indebtedness under our existing credit agreements incurred (x) in the ordinary course of business or (y) to fund acquisitions by Bluerock Homes of real property as otherwise permitted by the merger agreement (provided that indebtedness incurred pursuant to this clause (2) may not exceed $135,274,000), (3) indebtedness under existing real property loan documents and the initial preferred equity loans, in each case, in the ordinary course of business, except that there may not be future or additional advances under the existing real property loan documents, (4) guarantees by us of indebtedness of our subsidiaries or guarantees by our subsidiaries of indebtedness for borrowed money of ours or of our subsidiaries, to the extent that such indebtedness is in existence as of the date of the merger agreement or incurred in compliance with the merger agreement, (5) indebtedness in an amount not to exceed $115,000,000 that will, at or prior to the merger effective time, be assumed and/or transferred to Bluerock Homes and/or its subsidiaries and, to the extent that we and our subsidiaries other than Bluerock Homes and its subsidiaries are obligors or guarantors thereunder, they will be fully released therefrom before the merger effective time, and (6) additional indebtedness that is prepayable without penalty or premium incurred by us or any of our subsidiaries other than in accordance with the foregoing exceptions not to exceed $5,000,000 in aggregate principal amount outstanding at any time that is not secured by any of our real property or preferred real property;
•
prepay, defease, refinance or amend any indebtedness for borrowed money or any debt securities, except for intercompany indebtedness among us and/or any of our wholly owned subsidiaries (after giving effect to the separation), repayments under our existing credit agreements in the ordinary course of business (specifically excluding existing real property loan agreements) and mandatory payments under the terms of any indebtedness existing as of the date of the merger agreement in accordance with its terms;

•
originate or make any loans, advances, capital contributions or other investments in any person except for any such investments solely among us and/or our wholly owned subsidiaries (after giving effect to the separation) or among our wholly owned subsidiaries (after giving effect to the separation), pursuant to mezzanine loans in the ordinary course of business or other than as required or permitted under the merger agreement;

•
sell, transfer, license, mortgage, lease, assign, encumber or otherwise dispose of (1) any material properties or assets to any person, other than to us or any of our wholly owned subsidiaries (after giving effect to the separation) and other than residential leases for multi-family units and permitted liens, or (2) any real property or any interest in any joint ventures or mezzanine loans, in each case, other than with respect to the assets of Bluerock Homes, its subsidiaries or the Bluerock Homes Business, and certain other exceptions described in the merger agreement;

•
acquire (1) any assets (other than acquisitions of personal property or equipment in the ordinary course of business) for aggregate consideration exceeding $3,000,000 or real property, other than a specified acquisition, or (2) any interest or make any investment in any other person, other than a wholly owned subsidiary of ours (after giving effect to the separation); provided that this bullet point does not apply to Bluerock Homes, its subsidiaries or the Bluerock Homes Business so long as neither we nor any of our subsidiaries (after giving effect to the separation) will have any material liability in respect of such acquisition following closing, except for immaterial liabilities that are fully indemnified by Bluerock Homes under the separation documentation, and all such acquisitions permitted pursuant to this proviso are payable solely in cash;

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(1) terminate (except upon expiration), modify or amend in any material respect, or waive any material rights under, any material contract, (2) assign, renew or extend any material contract, or (3) enter into any new contract that would have been considered a material contract if entered into prior to the date of the merger agreement; provided that (other than with respect to certain types of contracts specified in the merger agreement) if Parent fails to respond to our written request for approval of any such action within 48 hours of receipt of any such request, Parent will be deemed to have given its written consent to such action;

•
implement or adopt any material change in its financial accounting principles, procedures or its methods, other than as may be required by GAAP or applicable law;

•
with respect to our business (after giving effect to the separation), make or commit to make capital expenditures other than (1) as required by law, (2) expenditures that we reasonably determine are necessary to avoid a material business interruption, maintain the ability to operate in the ordinary course of business or maintain the safety and integrity of any asset or property, in each case, in response to any emergency, force majeure event or unanticipated and subsequently discovered change, (3) paid by any of our wholly owned subsidiaries to us or to any of our other wholly owned subsidiaries, or (4) for the maintenance and repair at existing real property in the ordinary course of business;

•
with respect to us and our subsidiaries (after giving effect to the separation), (1) change any material method of tax accounting, (2) make, change or rescind any entity classification or other material election with respect to taxes, (3) file any material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments) or amend any material tax return, (4) settle or compromise any material tax liability, claim or assessment, (5) enter into any closing agreement related to a material amount of taxes, (6) consent (other than in the ordinary course of business) to any extension or waiver of a statute of limitations with respect to any material tax return, (7) enter into, amend or modify any tax protection agreement, or take any action or fail to take any action that would violate or be inconsistent with any tax protection agreement or otherwise give rise to a material liability with respect thereto, or (8) surrender any right to claim a refund of a material amount of taxes or consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material tax claim or assessment, except, in each case, after prior consultation with Parent, if we determine in good faith that such action is reasonably necessary to preserve our qualification as a REIT or the status of any subsidiary as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT, as the case may be;

•
take any action, or fail to take any action, that would reasonably be expected to cause (1) us to fail to qualify as a REIT or (2) any of our subsidiaries (after giving effect to the separation) to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT;

•
create any material lien (other than permitted liens) on our or our subsidiaries’ (after giving effect to the separation) shares of stock, partnership interests or other equity interests or on any of our or our subsidiaries’ (after giving effect to the separation) real property or that of any preferred equity joint venture or subsidiary of a preferred equity joint venture;

•
settle or compromise any proceeding against us or any of our subsidiaries (after giving effect to the separation) (or for which they would be financially responsible), except for (1) settlements or compromises providing for payment of amounts (net of any amount covered by insurance or indemnification that is reasonably expected to be received by us or any of our subsidiaries (after giving effect to the separation)) less than $2,000,000 individually, or $5,000,000 in the aggregate, and which do not restrict the conduct of our business and the business of our subsidiaries (after giving effect to the separation) or involve any finding or admission of any violation of law or wrongdoing by us or any of our subsidiaries (after giving effect to the separation) or (2) proceedings arising from our ordinary course of operation that are fully covered by insurance or indemnification;

•
with respect to us or our subsidiaries (after giving effect to the separation), enter into any new line of business;

•
(1) initiate or consent to any zoning reclassification of any our real property, preferred real property or any change to any approved site plan, special use permit or other land use entitlement affecting our real property or preferred real property or (2) amend, modify or terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any permit of ours or of our subsidiaries (after giving effect to the separation), in each case, except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject real property or preferred real property;

•
other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect our and our subsidiaries’ (after giving effect to the separation) existing insurance policies or replace such insurance policies with comparable insurance policies;

•
agree to any material condemnation or payment of material condemnation proceeds;

•
other than in the ordinary course of business, make any material adverse change with respect to our or our subsidiaries’ (after giving effect to the separation) privacy policies or the operation or security of their IT assets, except as required by applicable law;

•
apply for or otherwise take action to receive any relief under any Covid-19 assistance; or

•
agree to take, or make any commitment to take, any of the actions described in the foregoing bullet points.

Company Stockholders’ Meeting
Under the merger agreement, we are required, as soon as reasonably practicable following the date that this proxy statement is cleared by the SEC for mailing to holders of our Common Stock, to set a record date for, duly give notice of, convene and hold a special meeting of our stockholders for the purpose of seeking stockholder approval of the merger. We are required to (1) recommend to holders of Common Stock that they vote in favor of the merger so that we may obtain the approval of the merger and (2) use our reasonable best efforts to obtain approval of the merger by holders of our Common Stock (including by soliciting proxies from our stockholders), unless, in each case, our board of directors has made an adverse recommendation change, as permitted by the merger agreement and described below under “— No Solicitation.”
We have agreed to cooperate with and keep Parent informed on a reasonably current basis regarding our solicitation efforts and voting results following the dissemination of this proxy statement. We may adjourn or postpone the special meeting after consultation with Parent:
•
to the extent reasonably necessary to allow time for the filing and dissemination of any supplemental or amended disclosure document that our board of directors has determined in good faith, after consultation with outside legal counsel, is required to be filed and disseminated under applicable law;

•
if as of the time that the special meeting is originally scheduled, there are insufficient shares of our Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting; or

•
if we reasonably determine in good faith that additional time is required to solicit proxies in favor of the approval of the merger, provided that, in the case of this bullet point and the one immediately above, the special meeting may not be held on a date that is more than 30 days after the date for which the special meeting was originally scheduled without the prior written consent of Parent.

Without the prior written consent of Parent, the approval of the merger will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by our stockholders in connection with the approval of the merger) that we will propose to be acted on by our stockholders at the special meeting and we will not submit to the vote of our stockholders any company takeover proposal.
For purposes of the merger agreement, “company takeover proposal” means any bona fide proposal or offer made by any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent and its affiliates), and whether involving a transaction or series of related transactions, for:
•
a merger, share exchange, consolidation, dissolution, liquidation or similar transaction to which we are a constituent entity;

•
the direct or indirect acquisition, whether by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, pursuant to which any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent and its affiliates), or the direct or indirect stockholders thereof, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), of more than 15% of the outstanding shares of our Common Stock (or equity of the resulting company) or more than 15% of the outstanding voting power of all of our Common Stock (or voting power of the resulting company), in either case of this bullet point, then issued and outstanding (including through the acquisition of options, rights or warrants to purchase, or securities convertible into or exchangeable or redeemable for such shares of our Common Stock or equity of the resulting company) including any Company Warrants or common units; or

•
any sale, lease, exchange, mortgage, pledge, transfer, disposition or similar transaction, whether by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, pursuant to which any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent and its affiliates), or the direct or indirect stockholders thereof, acquires or would acquire more than 15% of our and our subsidiaries’ assets (after giving effect to the separation), on a consolidated basis (as determined on a book value basis, including indebtedness secured solely by such assets).
Unless we have made a company adverse recommendation change to the extent permitted by the merger agreement, we will ensure that our board of directors directs any excess shares to be voted in favor of approval of the merger at the special meeting. Unless the merger agreement has been terminated in accordance with its terms, our obligation to duly call, give notice of, convene and hold the special meeting and mail this proxy statement (and any amendment or supplement to this proxy statement that may be required by law) to our stockholders will not be affected by a company adverse recommendation change.
Agreement to Take Certain Actions
Subject to the terms and conditions of the merger agreement, each of the Company, Parent and Merger Sub will, and will cause each of our respective subsidiaries to, use our reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws to consummate the transactions contemplated by the merger agreement as soon as reasonably possible after the date of the merger agreement, including:
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using reasonable best efforts to take, or cause to be taken, all actions necessary to cause the conditions to closing set forth in the merger agreement to be satisfied;

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preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits in connection with the transactions contemplated by the merger agreement;

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taking all reasonable steps as may be necessary or desirable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits, including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings; and

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defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and using reasonable best efforts to avoid each and every impediment under any antitrust, merger control, competition, trade regulation or other law that may be asserted by any governmental entity with respect to the merger so as to enable the consummation to occur as soon as reasonably possible.

In connection with obtaining any consents in connection with the transactions contemplated by the merger agreement from any person (1) without the prior written consent of Parent, none of us or any of our subsidiaries (after giving effect to the separation) will pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation, (2) none of Parent or any of its affiliates will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability, and (3) neither us nor our subsidiaries will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability, except, in each case of this clause (3), if the payment, commitment or obligation is conditioned upon the closing.
We, Parent and Merger Sub will, and will cause each of our respective subsidiaries to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby, use our reasonable best efforts to:
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cooperate in all respects with each party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party;

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keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication received by such party from, any governmental entity and of any material communication received or given in connection with any proceeding by any private party, in each case, regarding any of the transactions contemplated hereby;
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permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other substantive communication given by it to any governmental entity or, in connection with any proceeding by any private party, with any other person in advance;

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consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, any such governmental entity or, in connection with any proceeding by any private party, with any other person; and

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give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

If any objections are asserted with respect to the transactions contemplated by the merger agreement under any applicable law or if any suit is instituted by any governmental entity or any private party challenges any of the transactions contemplated by the merger agreement as violative of any applicable law, we, Parent and Merger Sub will, and will cause each of our respective subsidiaries to, use our reasonable best efforts to resolve any such objections or challenges as such governmental entity or private party may have to such transactions under such applicable law so as to permit consummation of the transactions contemplated by the merger agreement on the terms set forth in the merger agreement as soon as reasonably possible after the date of the merger agreement; provided, however, that no provision of the merger agreement will require Parent or any its affiliates to agree or otherwise be required to take any action, including any action with respect to any affiliates of Parent or any interest therein (in each case other than with respect to Parent and Merger Sub and their subsidiaries (including, following the closing, the surviving company and its subsidiaries)).
No Solicitation
Upon the execution of the merger agreement, we agreed to (1) immediately cease and cause to be terminated any activities, solicitations, discussions or negotiations with any person, other than Parent and Merger Sub, that may be ongoing with respect to any company takeover proposal, (2) request that each person, other than Parent, its controlled affiliates and their respective representatives, that has executed a confidentiality agreement in connection with any company takeover proposal promptly return or destroy all non-public information concerning us or our subsidiaries (after giving effect to the separation) furnished to such person by or on behalf of us or any of our subsidiaries prior to the date of the merger agreement, and (3) terminate any data room access of, or provision of other diligence materials to, each such person and their representatives.
We have further agreed that in accordance with the terms of the merger agreement and subject to the provisions described below, we will not, and we will cause our subsidiaries and our and our subsidiaries’ officers and directors not to, and will instruct our and our subsidiaries’ employees, accountants, consultants, legal counsel, investment bankers, advisors, financing sources, representatives or authorized agents not to, directly or indirectly:
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solicit, initiate, knowingly encourage or knowingly facilitate any proposal or offer, or any inquiries or requests regarding the making of any proposal or offer, including any proposal or offer to our stockholders, that constitutes, or could reasonably be expected to lead to, a company takeover proposal; or

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a company takeover proposal.

We have further agreed we will not, and will cause our subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a company takeover proposal or similar matter in any agreement to which we are a party; provided that, if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be inconsistent with the directors’ duties under applicable law, we may grant a limited waiver of any standstill provision solely to the extent necessary to permit a third party to make a non-public company takeover proposal to our board of directors and, to the extent permitted by the merger agreement, thereafter negotiate and enter into any transaction in connection therewith.
Prior to the approval of the merger by holders of our Common Stock, if we receive a bona fide written company takeover proposal that did not result from a breach of the obligations described in “— No Solicitation” and as described below in “— Obligation of the Board of Directors with Respect to Its Recommendation,” and our board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such company takeover proposal constitutes or could reasonably be expected to lead to a company superior proposal, then we and our representatives may:
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furnish, pursuant to an acceptable confidentiality agreement, information with respect to us and our subsidiaries to the person that has made such company takeover proposal and its representatives; and

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engage in or otherwise participate in discussions or negotiations with the person making such company takeover proposal and its representatives regarding such company takeover proposal.

If we take any of the actions described in the two bullet points above, we will promptly (and in any event within 48 hours) notify Parent in writing.
We will notify Parent promptly (but in no event later than 48 hours) after receipt of any company takeover proposal or any initial request for non-public information regarding us or any of our subsidiaries from any person that informs us or our representatives that it is considering making, or has made, a company takeover proposal, or any other initial inquiry from any person regarding a possible company takeover proposal. Such notice will identify the person making such company takeover proposal or inquiry and the material terms and conditions of any company takeover proposals or inquiries. We will also promptly (and in any event within 48 hours) after the receipt thereof, provide to Parent copies of any written company takeover proposals or inquiries, including any written documentation (including drafts of proposed agreements) relating thereto and will notify Parent of any change to the financial and other material terms and material conditions of such company takeover proposal promptly (and in any event within 48 hours), including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto. We will promptly (and in any event within 48 hours) provide to Parent any non-public information concerning us or our subsidiaries that is provided to any other person in connection with any company takeover proposal that was not previously provided to Parent. Neither we nor any of our subsidiaries may, after the date of the merger agreement, enter into any confidentiality or similar agreement that would prohibit us from providing such information to Parent.
For purposes of the merger agreement, “company superior proposal” means a written company takeover proposal (except that each reference to “15%” in the definition of “company takeover proposal” will be replaced by “50%”) that our board of directors determines in good faith, after consultation with our independent financial advisors and outside legal counsel, (1) would result, if consummated, in a transaction that is more favorable to our stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the merger agreement and (2) is reasonably likely to be consummated, after taking into account such factors that our board of directors considers to be appropriate (e.g., the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the company takeover proposal, including the financing terms thereof) and any changes to the terms of the merger agreement proposed by Parent and any other information provided by Parent.
In addition, the merger agreement provides that we and our board of directors will not take any action to exempt any person, other than Parent, Merger Sub or their affiliates, from or render inapplicable:
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the “aggregate share ownership limit” or the “common share ownership limit” (including by establishing or increasing an “excepted holder limit,” in each case, as such terms are defined in our organizational documents); or

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any takeover statute unless, in the case of this bullet point and the one immediately above, such actions are taken substantially concurrently with the termination of the merger agreement subject to its terms in order to enter into a definitive agreement providing for the implementation of a company superior proposal.

Notwithstanding anything set forth herein to the contrary, we and our representatives are not restricted in any way with respect to proposals or offers relating to, or engaging in any discussions or negotiations regarding, furnishing information in connection with, or entering into any letter of intent, acquisition agreement or other agreement in connection with or with respect to, any transaction involving only Bluerock Homes, its subsidiaries or the Bluerock Homes Business, to the extent that any such transaction (1) would only be consummated following the merger effective time and (2) would not reasonably be expected to prevent or materially delay or impair our ability to consummate the merger.
Obligation of the Board of Directors with Respect to Its Recommendation
Except in the circumstances and pursuant to the procedures described below, neither our board of directors nor any committee thereof will:
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change, withhold, qualify or withdraw, in each case, in any manner adverse to Parent, the company recommendation (or resolve or publicly propose to do so);

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approve, adopt or recommend to our stockholders a company takeover proposal (or resolve or publicly propose to do so);

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fail to include the company recommendation in this proxy statement (each of the first three bullet points, a “company adverse recommendation change”); or

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authorize, cause or permit us or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or other agreement with a person that has informed us or our representatives that it is considering making, or has made, a company takeover proposal (or any representative of such person) relating to, or any agreement, providing for, a company takeover proposal (other than an acceptable confidentiality agreement).

Prior to the approval of the merger by holders of our Common Stock, our board of directors may make a company adverse recommendation change in response to an intervening event if, prior to taking such action, the board of directors has determined, in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the duties of our board of directors under applicable law; provided that prior to making such company adverse recommendation change:
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we have given Parent prior written notice of our intention to take such action specifying, in reasonable detail, the reasons therefor, including a description in reasonable detail of the intervening event;

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during the four (4) business day period following Parent’s receipt of the notice referenced in the bullet point immediately above (the “notice of intervening event period”), we will, and will cause our officers to, and will use reasonable best efforts to cause each of our other representatives to, negotiate with Parent in good faith (if Parent requests to negotiate) with respect to such adjustments in the terms and conditions of the merger agreement as are proposed in writing by Parent; and

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upon the end of the notice of intervening event period, our board of directors has considered any revisions to the terms of the merger agreement proposed in writing by Parent, and has determined in good faith, after consultation with its outside legal counsel, that the failure to make a company adverse recommendation change would still reasonably be inconsistent with the duties of our board of directors under applicable law if such revisions proposed by Parent were to be given effect.

Prior to the approval of the merger by holders of our Common Stock, if we have not breached our obligations described in this “— Obligation of the Board of Directors with Respect to Its Recommendation” and our board of directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that an unsolicited bona fide written company takeover proposal (that did not result from a breach from the Company’s obligations described in “— No Solicitation” or this “— Obligation of the Board of Directors with Respect to Its Recommendation”) constitutes a company superior proposal, then our board of directors may (A) make a company adverse recommendation change and/or (B) cause us to terminate the merger agreement in accordance with its terms in order to substantially concurrently enter into a definitive agreement providing for the implementation of such company superior proposal; provided that prior to making a company adverse recommendation change or terminating the merger agreement:
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we have given Parent prior written notice of our intention to take such action, including the material terms and conditions of, and the identity of the person making, any such company superior proposal and have contemporaneously provided to Parent a copy of the company superior proposal and a copy of any proposed agreements relating thereto;

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during the four (4) business day period following Parent’s receipt of the notice referred to in the bullet point above (the “match period”), we will, and will cause each of our officers to, and will use reasonable best efforts to cause each of our other representatives to, negotiate with Parent in good faith (if Parent requests to negotiate) with respect to such adjustments in the terms and conditions of the merger agreement as are proposed in writing by Parent;

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at the end of such match period, our board of directors has considered any revisions to the terms of the merger agreement proposed in writing by Parent, and has determined in good faith, after consultation with our independent financial advisors and outside legal counsel, that the company superior proposal would nevertheless continue to constitute a company superior proposal if such revisions proposed by Parent were to be given effect; and

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in the event of any change to any of the financial terms or any other material terms of such company superior proposal, we will, in each case, have delivered to Parent an additional notice consistent with that described in the first bullet point above and a new match period under the second bullet point above will commence during which time we will be required to comply with the requirements described by this bullet point and the three bullet points above anew with respect to such additional notice; provided, further, that any such new match period will be a period of two (2) business days following receipt by Parent of any such additional notice.

For purposes of the merger agreement, “intervening event” means a material change, event, circumstance, occurrence or development that (a) was unknown to (or, if known, the material consequences of which were not known or reasonably foreseeable by) our board of directors as of the date of the merger agreement and (b) becomes known to our board of directors prior to the receipt of approval of the merger by holders of our Common Stock; provided, however, that:
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the receipt, existence of or terms of an inquiry or company takeover proposal will not constitute an intervening event; and

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changes in the market price or trading volume of our Common Stock or our Preferred Stock or the fact that we (including after giving effect to the separation) or Bluerock Homes meet or exceed internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, in and of themselves, will not constitute an intervening event; provided, however, that the underlying causes of such changes will not be excluded by the provision described in this bullet point.

Nothing contained in the merger agreement will prohibit us or our board of directors from:
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taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act;

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making any “stop, look and listen” communication to our stockholders pursuant to Rule 14d-9(f) under the Exchange Act; or

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making any disclosure to our stockholders if our board of directors determines in good faith, after consultation with our outside legal counsel, that the failure of our board of directors to make such disclosure would be reasonably likely to be inconsistent with applicable law; provided that that neither we nor our board of directors will be permitted to recommend that our stockholders tender any securities in connection with any tender offer or exchange offer that is a company takeover proposal or otherwise effect a company adverse recommendation change with respect thereto, except as permitted by the merger agreement.
Financing Cooperation
The consummation of the merger is not conditioned upon Parent’s receipt of financing. Prior to the closing, we have agreed to use our reasonable best efforts, and to cause our subsidiaries to use their reasonable best efforts, and to use reasonable best efforts to cause our respective representatives, to provide all customary cooperation reasonably requested by Parent in writing in connection with the offering, arrangement, syndication, consummation or issuance of any debt financing with respect to us and our subsidiaries (after giving effect to the separation) or our real properties effective as of or after, and conditioned on the occurrence of, the merger effective time (the “debt financing”) (provided that such cooperation does not unreasonably interfere with our or our subsidiaries’ ongoing operations and subject to certain other exceptions described in the merger agreement), including, to the extent requested, using reasonable best efforts to:
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furnish to Parent and its financing sources for the debt financing (1) historical and projected financial, statistical or other pertinent information regarding us and our business (after giving effect to the separation) separate from the Bluerock Homes Business to the extent reasonably requested by Parent and customary in connection with a financing of the applicable type and (2) financial information necessary for Parent to prepare a pro forma balance sheet and related pro forma statement of income for us (after giving effect to the separation) as of and for the twelve (12)-month period ending on the last day of the most recent four-fiscal quarter period ending (A) in the case of a fiscal quarter (other than the fourth fiscal quarter of any fiscal year), at least 60 days prior to the closing date and (B) in the case of the fourth fiscal quarter of any fiscal year, at least 90 days prior to the closing date;

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provide reasonable and customary assistance to Parent in the preparation of customary offering documents, offering memoranda, syndication materials, information memoranda, lender presentations, materials for rating agency presentations, private placement memoranda, bank information memoranda, and similar documents necessary, proper or advisable in connection with such debt financing;

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make appropriate officers available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other syndication activities; provided that any such meeting or communication may be conducted virtually by videoconference or other media;

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cause the Company’s independent auditors to deliver customary “comfort letters” and customary consents to the use of accountants’ audit reports in connection with the debt financing;

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provide customary authorization letters authorizing the distribution of our information to prospective lenders in connection with a syndicated bank financing;

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provide customary prepayment and/or defeasance notices within the time periods contemplated by existing credit agreements and existing real property loan documents as reasonably requested by Parent;

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provide customary documents reasonably requested by Parent relating to (1) the repayment and/or defeasance of existing credit agreements and existing real property loan documents as of the merger effective time, and (2) the release of related liens, if any, including using reasonable best efforts to deliver customary payoff letters in respect of existing credit agreements or existing real property loan documents as reasonably requested by Parent;

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to the extent necessary or advisable, reasonably cooperate to facilitate executing and delivering customary pledge and security documents, and any other customary documents or instruments required for the creation and perfection of security interests in the collateral securing the debt financing as may be reasonably requested by Parent, or other customary definitive financing documents reasonably requested by the financing parties, in each case, required in connection with the debt financing and effective as of the closing;
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provide documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to us or any of our subsidiaries, in each case, as reasonably requested by Parent;

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cooperate with due diligence of the financing entities, to the extent customary and reasonable;

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consent to the use of our and our subsidiaries’ logos in connection with the debt financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage us or our subsidiaries or our or our subsidiaries’ reputation or goodwill;

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reasonably cooperate with the marketing efforts of Parent and its financing sources for any debt financing to be raised by Parent to complete the merger and the other transactions contemplated by the merger agreement;

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as may be reasonably requested by Parent, following the later of the obtainment of the approval of the merger by our stockholders and the effectiveness of the Bluerock Homes registration statement, we agree to form new direct or indirect subsidiaries pursuant to documentation reasonably satisfactory to Parent and us, in each case, effective as of the closing;

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as may be reasonably requested by Parent, following the later of the obtainment of the approval of the merger by our holders of our Common Stock and the effectiveness of the Bluerock Homes registration statement; and provided that such actions would not adversely affect our tax status or that of our subsidiaries or cause us or our subsidiaries to be subject to additional taxes or otherwise suffer or incur any amounts that are not indemnified by Parent under the merger agreement, transfer or otherwise restructure its ownership of our existing subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and us, in each case, effective as of the closing;

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provide reasonable and customary assistance with respect to attempting to obtain any third-party consents associated with the delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the debt financing;

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to the extent reasonably requested by Parent and necessary in connection with the debt financing, attempt to obtain estoppels and certificates from non-residential tenants, lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to any potential financing source; and

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to the extent reasonably requested by Parent and necessary in connection with the debt financing, provide customary and reasonable assistance to allow Parent and its representatives to conduct customary appraisal and non-invasive environmental and engineering inspections of each real estate property owned and, subject to obtaining required third-party consents with respect thereto, which we will use reasonable efforts to obtain to the extent reasonably requested by Parent and required in connection with such inspections, leased by us or any of our subsidiaries; provided, however, that (1) neither Parent nor its representatives will have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (2) Parent will schedule and coordinate all inspections with us in accordance with the merger agreement, and (3) we will be entitled to have representatives present at all times during any such inspection.

Nothing in the merger agreement will, however, require us or any of our subsidiaries or any of our or any of our subsidiaries’ representatives to take or permit the taking of any action to the extent it would:
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require us or our subsidiaries or any of our or their respective affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the debt financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, except for the authorization letter and the notices and documents expressly contemplated by the merger agreement;
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require us or any of our affiliates to (1) pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the debt financing prior to the closing or (2) have any obligation of ours or any of our affiliates under any agreement, certificate, document or instrument be effective until the closing, in each case, except for those fees, expenses, financial commitments or other financial obligations that we are reimbursed for by Parent;

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cause any director, officer, employee or stockholders of ours or any of our affiliates to incur any personal liability;

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conflict with our organizational documents, the partnership agreement of our operating partnership, any organizational documents of any of our other subsidiaries or any laws;

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result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which we or any of our affiliates are a party;

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provide access to or disclose information that we or any of our affiliates determines would jeopardize any attorney-client privilege or other legal privilege (provided, however, that the merger agreement requires us to use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this bullet); or

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require us to prepare or deliver certain financial statements or information or certain other information.

Other Transactions
In addition, the merger agreement requires that we use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (1) convert or cause the conversion of one or more of our subsidiaries (after giving effect to the separation) that are organized as corporations into limited partnership or limited liability companies and one or more subsidiaries of us (after giving effect to the separation) that are organized as limited partnership or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents reasonably requested by Parent, (2) sell, transfer or distribute, or cause to be sold, transferred or distributed, by merger or otherwise, stock partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by us (after giving effect to the separation) in one or more or our subsidiaries (after giving effect to the separation), including to us (after giving effect to the separation) or any other subsidiary of us (after giving effect to the separation), at a price and on such other terms as designated by Parent, (3) exercise any right of us or a subsidiary of us (after giving effect to the separation) to terminate, or cause to be terminated, any contract to which we or a subsidiary of us (after giving effect to the separation) is a party, and (4) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of the assets of us or one or more subsidiaries of us (after giving effect to the separation) (including to or any other subsidiary of us (after giving effect to the separation)) at a price and on such other terms as designated by Parent (clauses (1) through (4), each, a “parent-approved transaction”).
These rights of Parent are limited, however, in that (1) neither we nor any of our subsidiaries may be required to take any action in contravention of any of our or our subsidiaries’ organizational documents, any contract or applicable law, (2) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any parent-approved transaction or other obligations of ours or of our subsidiaries to incur any liabilities with respect thereto, will be contingent upon all conditions to the merger under the merger agreement having been satisfied and our receipt of a written notice from Parent stating that Parent and Merger Sub are prepared to proceed immediately with the closing of the merger and any other evidence reasonably requested by us that the closing of the merger will occur, (3) such actions (or the inability to complete such actions) will not affect or modify the obligations of Parent or Merger Sub under the merger agreement, including the amount of or timing of payment of the merger consideration or the obligation to complete the merger in accordance with the terms of the merger agreement, (4) neither we nor any of our subsidiaries will be required to take any action that could adversely affect our classification as a REIT or any of our subsidiaries that are classified as a REIT or could subject us (including after giving effect to the separation) or any such Subsidiary to any “prohibited transactions”

taxes or other material taxes under the Code (or other material entity-level taxes), (5) neither we nor any of our subsidiaries will be required to take any action that would reasonably cause any of our subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT or to incur any material taxes, (6) we and our subsidiaries will not be required to take any action that could result in any tax being imposed on, or any material adverse tax consequences to, any limited partner of our operating partnership, or any stockholder or other equity interest holder of ours (in such person’s capacity as a stockholder or other equity interest holder of ours), that are incrementally greater or more adverse than the taxes or other material adverse tax consequences that would be imposed on such party in connection with the consummation of the merger agreement in the absence of such action, and (7) we and our subsidiaries will not be required to provide any non-public information to a third party other than Parent and its affiliates and their respective representatives.
The Separation and the Distribution
We have agreed to use commercially reasonable efforts to, as promptly as reasonably practicable (but not prior to the satisfaction of the other conditions to closing of the merger), consummate the separation and the distribution as contemplated by, and subject to the terms of, the separation documentation. We and Parent have agreed to cooperate reasonably with each other to cause the distribution to be effected on the closing date, prior to the merger effective time.
We have agreed to cooperate with and keep Parent informed on a reasonably current basis and in good faith regarding our efforts and progress with respect to the separation and the distribution. We have agreed to prepare and provide drafts of the separation documentation to Parent reasonably in advance of the intended date for filing the forms of such documents as part of the Bluerock Homes registration statement and have agreed to make our applicable representatives available to Parent’s representatives for purposes of discussing such drafts. We and Bluerock Homes have agreed to not file forms or drafts of the separation documentation with the SEC without the prior written approval of Parent (not to be unreasonably withheld, delayed or conditioned).
We have agreed to provide a draft of the Bluerock Homes registration statement, or any amendment or supplement thereto, to Parent reasonably in advance of the intended date for the filing thereof with the SEC, and have agreed to cause our representatives to consider in good faith, prior to the filing thereof, the reasonable comments of Parent and its counsel to the extent relating to descriptions of the merger agreement, our assets and liabilities (after giving effect to the separation) or the separation documentation. We have agreed to notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Bluerock Homes registration statement and have agreed to cooperate with Parent with respect to any responses to such comments. We have agreed to promptly notify Parent in writing of the effectiveness of the Bluerock Homes registration statement and will consult with Parent regarding the timing of the declaration, payment and record date for the distribution.
Prior to the separation and the distribution, we and our applicable subsidiaries have agreed to enter into the separation documentation, which will contain terms consistent with the separation principles. The separation principles, which are included in Exhibit A hereto, provide that the separation and the distribution will generally be consummated pursuant to terms and conditions customary for public company spin-off transactions in conjunction with a business combination transaction with a third party involving the public company or the spun-off company, to the extent not otherwise provided in the merger agreement (including the separation principles). In connection with the separation, the separation principles provide, among other things, that all assets and liabilities of the Company and its subsidiaries primarily related to the Bluerock Homes Business, including certain specific assets identified therein, will be allocated to Bluerock Homes, and that all other assets and liabilities will be retained by us. The separation documentation will include customary indemnification provisions pursuant to which we (after giving effect to the separation) and Bluerock Homes will indemnify each other for certain specified losses.
Immediately prior to the effective time of the distribution, we will contribute to Bluerock Homes an amount of cash equal to $185,700,000, which amount will be (x) reduced dollar-for-dollar by (i) cash used or paid by us or our subsidiaries after the execution of the merger agreement to acquire assets that will be allocated to Bluerock Homes in the separation to the extent not funded with Bluerock Homes debt, (ii) cash used by us or our subsidiaries after the execution of the merger agreement to pay any principal in respect of Bluerock Homes debt, (iii) cash paid (and an equivalent amount for shares of our Common Stock issued above a specified threshold) in redemption of common units of our operating partnership after the execution of the merger agreement, and (iv) cash held by Bluerock Homes and its subsidiaries immediately prior to such contribution and (y) increased dollar-for-dollar by (i) the Employment Payments (as defined below), to the extent that such payments are waived by the applicable service provider(s), (ii) cash received by us and our subsidiaries after the execution of the merger agreement in connection with the disposition or redemption of assets to be allocated to Bluerock Homes, (iii) cash proceeds received in respect of Bluerock Homes debt incurred after the execution of the merger agreement, to the extent that the proceeds thereof or cash received therefrom are not used to acquire assets that will be allocated to Bluerock Homes in the separation, and (iv) the net levered cash flow attributable to the operation of the Bluerock Homes business after the execution of the merger agreement. To the extent that the cash amount referenced in the immediately prior sentence is a negative number, then immediately prior to the effective time of the distribution, Bluerock Homes will distribute to us an amount of cash equal to the absolute value of such cash amount.
The separation principles provide that Bluerock Homes will assume all assets and liabilities relating to current and former service providers of our or our subsidiaries and employee benefit plans and agreements, other than (i) liabilities with respect to the restricted stock awards (as described in “— Treatment of Common Stock, Preferred Stock, Company Warrants and Equity Awards — Restricted Stock Awards”) and (ii) certain employment payments (the “Employment Payments”) that certain service providers of ours are entitled to upon the consummation of the merger (subject to certain conditions), unless such Employment Payments are waived by the applicable service provider(s). With respect to transaction litigation, the separation principles provide that following the closing, Bluerock Homes will control the defense, settlement or prosecution of any transaction litigation, but may not compromise, settle or agree to compromise or settle any such litigation without our prior written consent (not to be unreasonably withheld, conditioned or delayed). Bluerock Homes will give the surviving company the opportunity to participate in (but not control) the defense or settlement of any such litigation and will give due consideration to the surviving company advice with respect to such litigation. Liabilities related to any such litigation will be borne by the surviving company, up to a specified deductible, then will be borne 25% by Bluerock Homes and 75% by the surviving company.
The separation principles provide that the consummation of the distribution will be subject to conditions customary for public company spin-off transactions, including (i) all necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of common stock of Bluerock Homes having been obtained and being in effect and such shares of common stock of Bluerock Homes having been approved for listing on the applicable stock exchange, (ii) our having received opinion(s) (which continue to be valid) in customary form from one or more nationally recognized valuation or accounting firms or investment banks reasonably acceptable to Parent, as to the solvency of Bluerock Homes after giving effect to the distribution, and (iii) certain internal restructuring steps contemplated by the separation principles, including the Exchange, having been completed in all material respects.
In order to implement the internal restructuring steps contemplated by the separation principles, among other things, our operating partnership will contribute its interests in our multi-family residential real estate business and certain other assets to a newly-formed limited partnership (“New LP”). Our operating partnership will then redeem all of our preferred units in the operating partnership and 25,210,092 of our common units in the operating partnership as consideration for all of the operating partnership’s interests in New LP in the Exchange. As a result, our operating partnership will cease to hold interests in our multi-family residential real estate business, and will only hold the assets related to the Bluerock Homes Business. All of our executive officers, other than Mr. Konig, along with certain entities related to them, have agreed to retain their interests in the operating partnership until the earlier of the merger effective time and the termination of the merger agreement, rather than redeeming their interests for cash or shares of Common Stock. As a result, immediately following the separation, taking into account the equity interests of our operating partnership held by the Company which are to be redeemed in the Exchange, the Company is expected to own approximately 35% of the Bluerock Homes Business and the holders of units in our operating partnership (other than the Company) will own approximately 65% of the Bluerock Homes Business. The Company’s approximately 35% interest in the Bluerock Homes Business will then be distributed to our common stockholders pursuant to the distribution. See “The Merger — Interests of Our Directors and Executive Officers in the Merger.”
In connection with the separation and the distribution, Bluerock Homes and the operating partnership (which will be controlled by Bluerock Homes following the separation) will enter into a management agreement with the Manager. The Manager will be an affiliate of Bluerock Real Estate, L.L.C., which is an affiliate of our former external manager, BRG Manager, LLC. The Manager will be responsible for, among other things, (i) the selection, purchase and sale of Bluerock Homes’ portfolio investments, (ii) Bluerock Homes’ financing activities, and (iii) providing Bluerock Homes with advisory services. Certain individuals who are currently our executive officers are expected to be executive officers of Bluerock Homes and the Manager following the distribution, and our directors are expected to be members of the board of directors of Bluerock Homes following the distribution. Bluerock Homes will pay the Manager a base management fee of 1.50% per year of Bluerock Homes’ new stockholders’ equity, per year. Bluerock Homes will also pay the Manager a quarterly incentive fee of an amount, not less than zero, equal to the difference between (1) the product of (i) 20% and (ii) the difference between (a) Bluerock Homes’ AFFO for the previous twelve (12)-month period and (b) the product of (A) the product of (x) the weighted average of the price per share of equity securities of Bluerock Homes as derived from the NAV and the issue price of equity securities of Bluerock Homes issued in future offerings and transactions, multiplied by (y) the weighted average number of all shares of common stock of Bluerock Homes outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock of Bluerock Homes, LTIP units, and other shares of common stock of Bluerock Homes underlying awards granted under incentive plans and units in the operating partnership) in the previous twelve (12)-month period multiplied by (B) 8%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous twelve (12)-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless AFFO is greater than zero for the four most recently completed calendar quarters, or the number of completed calendar quarters since the distribution date, whichever is less. For purposes of calculating the incentive fee during the first 12 months after completion of the distribution, AFFO will be determined by annualizing the applicable period following completion of the distribution. One half of each quarterly installment of each of the base management fee and the incentive fee will be payable in C-LTIPs. The remainder of each of the base management fee and the incentive fee will be payable in cash or C-LTIPs, at the election of Bluerock Homes’ board of directors. Bluerock Homes will also reimburse the Manager for certain expenses. The Management Agreement will have an initial term that will expire on the first anniversary of the distribution and will be automatically renewed for a one-year term on each anniversary date thereafter, unless terminated or not renewed pursuant to its terms. A termination fee of 3.0x the base management and incentive fees earned during the twelve (12) months prior to termination will be payable in the event the Management Agreement is not renewed or terminated in certain circumstances. Upon an internalization of the management of Bluerock Homes, the Management Agreement provides for a payment to the Manager in an amount equal to 2.75x the base management and incentive fees earned during the twelve (12) months prior to internalization.
Certain Other Covenants
The merger agreement contains certain other covenants of the parties to the merger agreement relating to, among other things:
•
giving Parent and its authorized representatives reasonable access to our and our subsidiaries’ properties, facilities, personnel and books and records;

•
the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on this proxy statement;

•
actions necessary to exempt the merger agreement and the transactions contemplated by the merger agreement from, or mitigate, the effect of any applicable anti-takeover statutes;

•
the consultation regarding any press releases or other public statements with respect to the merger agreement or the merger;

•
the indemnification of our and our subsidiaries’ directors and officers and certain other persons identified in the merger agreement;

•
notification of certain matters;

•
dividend payments required to maintain REIT status and elimination of our DRIPs;

•
certain tax matters;

•
cooperation in connection with the assumption of certain of our and our subsidiaries’ existing indebtedness and the modification of the loan documents relating thereto;

•
the process for conducting buyouts of certain equity joint ventures; and

•
the delisting of our Common Stock and Preferred Stock from the NYSE American.

Conditions to the Merger
The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:
•
the merger has been approved by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the merger by holders of issued and outstanding Common Stock;

•
the Bluerock Homes registration statement has become effective under the applicable securities laws and is not the subject of any proceedings seeking a stop order and no proceedings for that purpose have been initiated or threatened by the SEC and not withdrawn;

•
the separation and the distribution have been consummated; and

•
no governmental entity of competent jurisdiction has adopted, enacted or entered any law or order that is then in effect and has the effect of making the consummation of the merger, the separation or the distribution illegal.

The obligations of Parent and Merger Sub to complete the merger are further subject to the satisfaction or waiver of the following conditions:
•
our representations and warranties must be true and correct in all respects (determined without regard to any material adverse effect or material qualification therein) as of the closing date as though made on and as of the closing date, except where the failure of such representation and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, except for (1) certain of our representations and warranties regarding our, and our subsidiaries’ capitalization and our authority to enter into and consummate the transactions contemplated by the merger agreement, which must be true and correct in all material respects at and as of the closing date as though made on the closing date and (2) our representation and warranty regarding the absence of a material adverse effect, which must be true and correct in all respects; provided that representations and warranties that are made as of a particular date or period will be true and correct, as applicable, as of such date or period;

•
we have performed and complied in all material respects with all of our covenants required by the merger agreement to be performed or complied with on or prior to the merger effective time;

•
we have delivered to Parent a certificate dated as of the closing date signed by a duly authorized officer, certifying the conditions contained in the two bullet points immediately above have been satisfied; and

•
we have delivered to Parent a written opinion of our tax counsel, Vinson & Elkins LLP, or other counsel selected by us and reasonably acceptable to Parent, dated as of the closing date, concluding (subject to customary assumptions, qualifications and representations, including the representations made by us in a representation letter), that commencing with our taxable year ended December 31, 2010, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our actual method of operation has enabled us to continue to qualify for taxation as a REIT through and including the merger effective time.

Our obligations to complete the merger are further subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties of Parent and Merger Sub, must be true and correct in all respects (determined without regard to any parent material adverse effect or materiality qualification therein) as of the closing date as though made on and as of the closing date, except where the failure of such representation and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a parent material adverse effect, except for the representations and warranties of Parent and Merger Sub relating to Parent’s and Merger Sub’s authority to enter into and consummate the transactions contemplated by the merger agreement, which must be true and correct in all material respects at and as of the closing date as though made on the closing date; provided that representations and warranties that are made as of a particular date or period will be true and correct, as applicable, as of such date or period; for this purpose “parent material adverse effect” means any change, event, circumstance, occurrence or development that would prevent or materially impair the ability of Parent or Merger Sub to consummate the merger by the outside date;

•
Parent and Merger Sub have performed and complied in all material respects with all of their covenants required by the merger agreement to be performed or complied with on or prior to the merger effective time; and

•
Parent and Merger Sub have delivered to us a certificate dated as of the closing date and signed by a duly authorized executive officer of each Parent and Merger Sub, certifying the conditions contained in the two bullet points immediately above have been satisfied.

Termination of the Merger Agreement
We and Parent may mutually agree to terminate and abandon the merger agreement at any time prior to the closing date, even after we have obtained the requisite vote of holders of our Common Stock to approve the merger.
Termination by Either the Company or Parent
In addition, we, on the one hand, or Parent, on the other hand, may terminate and abandon the merger agreement by mutual written notice at any time prior to the closing date, in certain cases even after we have obtained the requisite vote of holders of our Common Stock to approve the merger, if:
•
the merger has not been consummated by the outside date; provided, that if the closing has not occurred by the outside date because the closing conditions relating to the Bluerock Homes registration statement and the consummation of the separation and the distribution were neither satisfied nor waived but all other conditions have been satisfied or waived (other than those that by their nature are to be satisfied at the closing, but which conditions are capable of being satisfied if the closing were to occur on such date), then either we or Parent may, by written notice on or before the second business date prior to the then-current outside date, extend the outside date by one month; provided that the outside date may, subject to certain restrictions, only be extended by us until the one-month anniversary of September 20, 2022, and Parent may not extend the outside date beyond the three-month anniversary of September 20, 2022; provided, further, that the right to terminate the merger agreement pursuant to this bullet point will not be available to a party if the failure to consummate the merger by the outside date is due to a breach by such party of any representation, warranty, covenant or other agreement set forth in the merger agreement;

•
any governmental entity of competent jurisdiction has issued an order permanently restraining, enjoining or otherwise prohibiting the consummation of the separation, distribution or merger and such order has become final and nonappealable; provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to a party if such order is due to the breach by such party of any representation, warranty, covenant or other agreement set forth in the merger agreement; and

•
the requisite vote of holders of our Common Stock to approve the merger has not been obtained at the special meeting (as it may be adjourned or postponed) at which the approval of the merger is voted upon and such vote has concluded.

Termination by the Company
We may also terminate and abandon the merger agreement by written notice to Parent at any time prior to the closing date, in certain cases even after we have obtained the requisite vote of holders of our Common Stock to approve the merger, if:
•
Parent or Merger Sub has breached or there has been any inaccuracy in any of their representations or warranties, or Parent or Merger Sub has breached or failed to perform any of their covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a closing condition to our obligation to effect the merger and (ii) is either not curable or is not cured by the earlier of the outside date and the date that is 30 days following written notice from us to Parent of such breach, inaccuracy or failure; provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to us if we are in breach of any of our representations, warranties, covenants or other agreements such that Parent has a right to terminate the merger agreement;

•
at any time prior to the receipt of the requisite vote of holders of our Common Stock to approve the merger, our board of directors has determined in accordance with the requirements described in “— Obligation of the Board of Directors with Respect to Its Recommendation” to cause us to terminate the merger agreement in order to substantially concurrently enter into a definitive agreement providing for the implementation of a company superior proposal; provided that we have previously or concurrently paid the company termination fee (as described below); and

•
(1) all of Parent’s and Merger Sub’s conditions to consummate the merger have been satisfied or waived by Parent (other than those that by their nature are to be satisfied at the closing, and the consummation of the separation and the distribution, which conditions are capable of being satisfied as of the date the closing should have occurred by the terms of the merger agreement); (2) on the date the closing should have occurred by the terms of the merger agreement, we have delivered written notice to Parent to the effect that (A) all of the aforementioned conditions have been satisfied or waived by Parent, (B) the Company is prepared to consummate the closing, and (C) the Company will be prepared to consummate the closing on the delayed closing date; (3) Parent fails to consummate the closing on the delayed closing date; and (4) we were prepared to consummate the closing on the delayed closing date.

Termination by Parent
Parent may also terminate and abandon the merger agreement by written notice to us at any time prior to the closing date, in certain cases even after we have obtained the requisite vote of holders of our Common Stock to approve the merger, if:
•
we have breached or there has been any inaccuracy in any of our representations or warranties, or we have breached or failed to perform any of our covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a closing condition to Parent’s and Merger Sub’s obligations to effect the merger and (ii) is either not curable or is not cured by the earlier of the outside date and the date that is 30 days following written notice from Parent to us of such breach, inaccuracy or failure; provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to Parent if Parent or Merger Sub is in breach of any of its representations, warranties, covenants or other agreements such that we have the right to terminate the merger agreement; and

•
(1) prior to the receipt of the requisite vote of holders of our Common Stock to approve the merger, a company adverse recommendation change occurs, (2) we have failed to publicly recommend against any tender offer or exchange offer for our Common Stock pursuant to Regulation 14D under the Exchange Act that constitutes a company takeover proposal, including by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders, within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, (3) prior to the receipt of the requisite vote of holders of our Common Stock to approve the merger, our board of directors has failed to publicly reaffirm the company recommendation within ten (10) business days after Parent’s written request following the date of a company takeover proposal has been first publicly announced (or if our special meeting is scheduled to be held within ten (10) business days after the date a company takeover proposal has been publicly announced, as far in advance of the date on which the special meeting is scheduled to be held as is reasonably practicable) or (4) we have entered into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or other agreement with a person that has informed us or our representatives that it is considering making, or has made, a company takeover proposal (or any representative of such person) relating to, or any agreement providing for, a company takeover proposal other than an acceptable confidentiality agreement.
Termination Fees
Termination Fee Payable by the Company
We have agreed to pay to Parent the company termination fee of $60 million if:
•
Parent terminates the merger agreement pursuant to the provision described in the second bullet point under “— Termination of the Merger Agreement — Termination by Parent”;

•
we terminate the merger agreement pursuant to the provision described in the second bullet point under “— Termination of the Merger Agreement — Termination by the Company”; or

•
all of the following requirements are satisfied:

◦
after the date of the merger agreement, a qualifying transaction has been received by us or our representatives or any person has publicly proposed or made a company takeover proposal (and in the case of a termination pursuant to the third bullet point under “— Termination of the Merger Agreement — Termination by Either the Company or Parent,” such company takeover proposal or publicly announced intention will have been made prior to the special meeting);

◦
thereafter the merger agreement is terminated by us or Parent pursuant to either the first or third bullet point under “— Termination of the Merger Agreement — Termination by Either the Company or Parent,” or by Parent pursuant to the first bullet point of “— Termination of the Merger Agreement — Termination by Parent;” and

◦
within twelve (12) months after the date of such termination referenced to in the immediately preceding sub-bullet point we or any of our subsidiaries completes or enters into a definitive agreement providing for the implementation of any qualifying transaction.

Termination Fee Payable by Parent
Parent has agreed to pay to us the parent termination fee of $200 million if we terminate the merger agreement pursuant to the provisions described in the first bullet point or third bullet point under “— Termination of the Merger Agreement — Termination by the Company,” or Parent terminates the merger agreement pursuant to the first bullet point of “— Termination of the Merger Agreement — Termination by Either the Company or Parent” at a time when we were then entitled to terminate the merger agreement pursuant to the provisions described in the first bullet point or third bullet point under “— Termination of the Merger Agreement — Termination by the Company.”
Guaranty and Remedies
In connection with the merger agreement, the Guarantor entered into a guaranty in our favor to guarantee Parent’s payment obligations with respect to the parent termination fee and certain expense reimbursement and indemnification obligations of Parent under the merger agreement, subject to the terms and limitations set forth in the guaranty.
The maximum aggregate liability of the Guarantor under the guaranty will not exceed the sum of (1) $200 million, (2) interest on any overdue portion of the parent termination fee as described in the merger agreement and (3) all reasonable and documented third-party costs and out-of-pocket expenses

(including reasonable fees of counsel) actually incurred by us relating to any litigation or other proceeding brought by us to enforce our rights under the guaranty, if we prevail in such litigation or proceeding.
We cannot seek specific performance to require Parent or Merger Sub to complete the merger and, subject to limited exceptions, including with respect to enforcing confidentiality provisions and certain expense reimbursement and indemnification obligations of Parent, our sole and exclusive remedy against Parent relating to any breach of the merger agreement or otherwise will be the right to receive the parent termination fee under the conditions described under “— Termination Fees — Termination Fee Payable by Parent.” Parent and Merger Sub may, however, seek specific performance to require us to complete the merger.
Amendment and Waiver
Any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by us, on the one hand, and Parent and Merger Sub, on the other hand, at any time before or after holders of our Common Stock have approved the merger but, after such approval, no amendment or waiver may be made that requires the approval of any such stockholders under applicable law or stock exchange rules without obtaining such further approval.
Support Agreements
In connection with the merger, the holders (R. Ramin Kamfar, James G. Babb III, Ryan S. MacDonald, Jordan B. Ruddy, Michael L. Konig (who are members of our management) and certain of their affiliated entities), solely in their capacity as our stockholders and limited partners of our operating partnership, have entered into support agreements with Parent pursuant to which the holders agreed, among other things, (i) to vote their respective covered shares other than any excess shares, in favor of the approval of the merger, (ii) to vote their respective covered shares, other than any excess shares, against any company takeover proposal and any other action that could reasonably be expected to impede, interfere with, delay, materially delay, materially postpone or adversely affect the merger or the other transactions contemplated by the merger agreement or result in a breach in any material respect of any of the covenants, representations or warranties or other obligations or agreements of us under the merger agreement, of us or Bluerock Homes under the separation documentation or of such holder under the applicable support agreement, and (iii) not to transfer their respective covered shares, in each case, subject to certain exceptions.
As of the record date, the covered shares represented approximately 11.69% of the outstanding voting power of our Common Stock after giving effect to the voting provisions relating to excess shares. Under the stockholders agreement, if at any meeting of stockholders the holders of our Class C Common Stock own shares of Class C Common Stock representing more than 9.9% of the voting rights of our then-outstanding Common Stock (the “excess shares”), then such holders shall vote such excess shares as directed by our board of directors. Under the merger agreement, unless our board of directors effects a company adverse recommendation change, any excess shares (which represented approximately 1.67% of the outstanding voting power of our Common Stock as of the record date) must be voted in favor of the approval of the merger.
The support agreements automatically terminate upon the earlier of (i) the merger effective time and (ii) the termination of the merger agreement in accordance with its terms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth, as of March 7, 2022, certain information regarding the total beneficial ownership of shares of our Class A Common Stock, shares of our Class C Common Stock, and shares of our Class A Common Stock issuable upon redemption of common units and LTIP Units, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (2) each of our directors and named executive officers, and (3) all of our directors and named executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to options, vesting or other rights (as set forth above) held by that person that are exercisable or will become exercisable or vest within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Name of Beneficial Owner	Title of Class of Securities Owned	Amount and Nature of Beneficial Ownership	Percent of Class(7)	Amount of Beneficial Ownership	Percent of Common Stock(8)
Executive Officers and Directors:(1)(7)
R. Ramin Kamfar	Class A Common Stock	26,241	*	70,242	*
	Class C Common Stock	41,979	54.80%
	Common Units(3)	1,956	*
	LTIP Units(2)(3)	66	*
Jordan B. Ruddy	Class A Common Stock	14,563	*	76,896	*
	Class C Common Stock	8,670	11.32%
	Common Units(5)	20,284	*
	LTIP Units(4)(5)	33,379	1.13%
James G. Babb	Class A Common Stock	11,980	*	945,972	2.48%
	Class C Common Stock	10,916	14.25%
	Common Units	633,250	10.76%
	LTIP Units(4)	289,826	9.83%
Ryan S. MacDonald	Class C Common Stock	2,729	3.56%	414,715	1.09%
	Common Units	167,289	2.84%
	LTIP Units(4)	244,697	8.30%
Christopher J. Vohs	Class A Common Stock	2,575	*	66,824	*
	LTIP Units(4)	64,249	2.18%
Michael L. Konig	Class A Common Stock	720,647	2.46%	729,317	1.91%
	Class C Common Stock	8,670	11.32%
Elizabeth Harrison, Independent Director	LTIP Units	28,054	*	28,054	*
Kamal Jafarnia, Independent Director	LTIP Units	20,982	*	20,982	*

Name of Beneficial Owner	Title of Class of Securities Owned	Amount and Nature of Beneficial Ownership	Percent of Class(7)	Amount of Beneficial Ownership	Percent of Common Stock(8)
I. Bobby Majumder, Independent Director	Class A Common Stock	14,225	*	47,877	*
	LTIP Units	33,652	1.14%
Romano Tio, Independent Director	Class A Common Stock	27,244	*	60,896	*
	LTIP Units	33,652	1.14%
All named executive officers and Directors as a Group(4)(7)		2,461,775	6.45%	2,461,775	6.45%
5% Stockholders:
None

*
Less than 1%.

(1)
The address of each beneficial owner listed is 1345 Avenue of the Americas, 32nd Floor, New York, New York 10105.

(2)
Totals do not include 236,594 remaining unvested LTIP Units issued to Mr. Kamfar pursuant to his Executive Agreement, which will vest and become nonforfeitable in accordance with the vesting periods (and any applicable performance criteria and targets) of each award, subject to continued employment and other conditions. 185,839 of the remaining unvested LTIP Units reflected are pledged as security in connection with third-party loans.

(3)
On September 23, 2020, for estate planning purposes, Mr. Kamfar transferred 4,317,840 OP Units and 1,658,404 LTIP Units to an irrevocable trust of which members of his immediate family are the beneficiaries and of which Mr. Kamfar is neither a trustee nor a beneficiary. On November 8, 2021, for estate planning purposes, Mr. Kamfar transferred an aggregate of 1,035,163 LTIP Units to irrevocable trusts of which members of his immediate family members are the beneficiaries and of which Mr. Kamfar is neither a trustee nor a beneficiary.

(4)
Totals do not include the following remaining unvested LTIP Units issued to each such executive officer pursuant to their Executive Agreement: (a) 133,819 unvested LTIP Units issued to Mr. Ruddy; (b) 212,265 unvested LTIP Units issued to Mr. Babb; (c) 342,062 unvested LTIP Units issued to Mr. MacDonald; (d) 73,966 unvested LTIP Units issued to Mr. Vohs; and (e) 273,022 unvested LTIP Units issued to Mr. Konig. The remaining unvested LTIP Units attributable to each such Executive Officer will vest and become nonforfeitable in accordance with the vesting periods (and any applicable performance criteria and targets) of each award, subject to continued employment and other conditions.

(5)
On December 22, 2020, for estate planning purposes, Mr. Ruddy transferred 494,588 OP Units to an irrevocable trust of which members of his immediate family are the beneficiaries and of which Mr. Ruddy is neither a trustee nor a beneficiary. On July 14, 2021, for estate planning purposes, Mr. Ruddy transferred 478,881 LTIP Units to an irrevocable trust of which members of his immediate family members are the beneficiaries and of which Mr. Ruddy is neither a trustee nor a beneficiary.

(6)
424,845 OP Units reflected in total are pledged as a security in connection with a third-party loan.

(7)
Numbers and percentages in the table are based on 29,260,629 shares of Class A Common Stock outstanding, 76,603 shares of Class C Common Stock outstanding, 5,884,827 OP Units outstanding and 2,947,233 vested LTIP Units outstanding, in each case as of March 7, 2022, for a total of 38,169,292 shares of Class A Common Stock, Class C Common Stock, OP Units and vested LTIP Units outstanding. Numbers and percentages in the table exclude 2,399,465 unvested LTIP Units outstanding as of March 7, 2022 as set forth in footnote (4) above.

Percentage for all NEOs and directors as a group is based on the combined total of all 38,169,292 shares of Class A Common Stock, Class C Common Stock, OP Units and vested LTIP Units, as each is an equivalent unit of ownership.
(8)
Percent of Common Stock for each executive officer and director is calculated using the combined total of all shares of Class A Common Stock, Class C Common Stock, OP Units and vested LTIP Units owned by each such individual, as each is an equivalent unit of ownership, relative to the combined total of 38,169,292 shares of Class A Common Stock and Class C Common Stock, OP Units, and vested LTIP Units outstanding as of March 7, 2022 (comprised of 29,260,629 shares of Class A Common Stock outstanding, 76,603 shares of Class C Common Stock outstanding, 5,884,827 OP Units outstanding, and 2,947,233 vested LTIP Units outstanding). Further, the number of vested LTIP Units owned by each of the following executive officers and directors include the indicated number of LTIP Units that, though vested, may not yet have achieved capital account equivalency with the OP Units held by the Company (at which time such LTIP Units may convert to OP Units and may then be settled in shares of Class A Common Stock): (a) 3,546 vested LTIP Units owned by Ms. Harrison; (b) 3,546 vested LTIP Units owned by Mr. Majumder; (c) 3,546 vested LTIP Units owned by Mr. Tio; and (d) 3,546 vested LTIP Units owned by Mr. Jafarnia.

NO DISSENTERS’ RIGHTS OF APPRAISAL
We are incorporated as a corporation under Maryland law. A holder of shares of Common Stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply. Our board of directors has made no such determination.

STOCKHOLDER PROPOSALS
Our 2022 annual meeting of stockholders has not been scheduled. We intend to hold an annual meeting of stockholders in 2022 only if the merger is not completed. If a stockholder wishes to nominate an individual for election to the board of directors or propose other business at the 2022 annual meeting, our bylaws currently require that the stockholder had given advance written notice to our secretary, Michael L. Konig, at our executive offices no earlier than January 26, 2022, and no later than 5:00 p.m., Eastern Time, on February 25, 2022. However, if we hold our 2022 annual meeting before July 13, 2022, or after September 11, 2022, stockholders must submit proposals no earlier than 150 days prior to the 2022 annual meeting date and no later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the 2022 annual meeting date or the tenth (10th) day after public announcement of the 2022 annual meeting date. The mailing address of our executive offices is 1345 Avenue of the Americas, 32nd Floor, New York, New York 10105.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by calling (212) 843-1601 or by directing your written request to: Bluerock Residential Growth REIT, Inc., 1345 Avenue of the Americas, 32nd Floor, New York, New York 10105, Attention: Michael L. Konig, Secretary. Pursuant to such request, the Company will undertake to promptly deliver a separate copy of the proxy statement or annual report, as applicable, to you. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers as specified above.

OTHER MATTERS
Pursuant to the Maryland General Corporation Law and our bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our SEC filings available free of charge under the “Investors” section of our website at www.bluerockresidential.com as soon as reasonably practicable after such materials are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement. In addition, information contained in the Form 10 filed by Bluerock Homes in connection with the distribution is not incorporated by reference into this proxy statement, and you should not consider information contained in the Form 10 to be part of this proxy statement. Our SEC filings, including this proxy statement, are also available to you on the SEC’s website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents that we filed with the SEC:
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our Annual Report on Form 10-K for the year ended December 31, 2020;

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our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021;

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our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 25, 2021;

•
our Current Report on Form 8-K filed with the SEC on March 4, 2022;

•
our Current Report on Form 8-K filed with the SEC on January 6, 2022;

•
our Current Report on Form 8-K filed with the SEC on December 30, 2021;

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our Current Report on Form 8-K filed with the SEC on December 28, 2021;

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our Current Report on Form 8-K filed with the SEC on December 21, 2021;

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our Current Report on Form 8-K filed with the SEC on December 20, 2021;

•
our Current Report on Form 8-K filed with the SEC on November 12, 2021;

•
our Current Report on Form 8-K filed with the SEC on November 8, 2021;

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our Current Report on Form 8-K filed with the SEC on August 18, 2021;

•
our Current Report on Form 8-K filed with the SEC on August 6, 2021;

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our Current Report on Form 8-K filed with the SEC on May 13, 2021;

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our Current Report on Form 8-K filed with the SEC on March 31, 2021;

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our Current Report on Form 8-K filed with the SEC on February 22, 2021, as amended by our Form 8-K/A filed with the SEC on March 1, 2021;

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our Current Report on Form 8-K filed with the SEC on January 15, 2021;

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our Current Report on Form 8-K filed with the SEC on January 6, 2021; and

•
all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.
We will provide without charge to each person, including any beneficial owner of shares Common Stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents that we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to Bluerock Residential Growth REIT, Inc., 1345 Avenue of the Americas, 32nd Floor, New York, New York 10105, Attention: Michael L. Konig, Secretary, or by telephone at (212) 843-1601.
If you have any questions about this proxy statement, the special meeting or the merger, or if you would like additional copies of this proxy statement, please contact us at:
Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, New York 10105
Attention: Michael L. Konig, Secretary
(212) 843-1601
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 10, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Exhibit A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
BLUEROCK RESIDENTIAL GROWTH REIT, INC.,
BADGER PARENT LLC,
and
BADGER MERGER SUB LLC
Dated as of December 20, 2021

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 20, 2021, is by and among Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”), Badger Parent LLC, a Delaware limited liability company (“Parent”), and Badger Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”) (Parent and Merger Sub are collectively referred to as the “Parent Entities”).
WITNESSETH:
WHEREAS, it is proposed that prior to the Effective Time: (a) the Company will effect a separation of the Company Remainco Business (which will remain with the Company and the Subsidiaries of Company Remainco) and the Spinco Business (which will be conveyed to and vest in Spinco and its Subsidiaries); and (b) the Company will distribute to the holders of shares of Company Common Stock as of the record date for such distribution all of the outstanding shares of Spinco Common Stock (the “Distribution”);
WHEREAS, Parent desires to acquire Company Remainco, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition of Company Remainco by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger, and each outstanding share of Company Common Stock (other than Cancelled Shares) shall be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined and declared that the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (c) resolved to recommend that the holders of Company Common Stock approve the Merger and (d) directed that the approval of the Merger be submitted for consideration by the Company’s stockholders at a meeting thereof;
WHEREAS, the sole member of Merger Sub has (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of Merger Sub and its sole member and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, Blackstone Real Estate Partners IX L.P. (the “Equity Investor”) is entering into (a) an Equity Commitment Letter and (b) a limited guarantee with the Company pursuant to which the Equity Investor is guaranteeing certain obligations of Parent hereunder (the “Limited Guarantee”); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1   Certain Specified Definitions.   As used in this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality

Agreement; provided that any such confidentiality agreement need not contain any standstill or similar provision that would prohibit the making of a non-public Company Takeover Proposal to the Company Board.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that, with respect to Parent and its Subsidiaries, “Affiliate” shall not include any portfolio company (excluding the Parent Entities and their Subsidiaries (including, following the Closing, the Surviving Company and its Subsidiaries)) affiliated with Blackstone Inc.; provided, further, that the preceding proviso shall not apply with respect to Section 5.14. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Book-Entry Shares” means shares of Company Common Stock that, immediately prior to the Effective Time, are not represented by Certificates but are represented in book-entry form.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.
“Certificate” means a stock certificate that, immediately prior to the Effective Time, represents shares of Company Common Stock.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company DRIP” means any of the Company’s dividend reinvestment plans.
“Company Equity Awards” means the awards of LTIP Units and the Company Restricted Stock Awards.
“Company LTIPs” means the Company’s 2014 Equity Incentive Plan for Entities, as amended, and the Company’s 2014 Equity Incentive Plan for Individuals, as amended.
“Company Real Property” means, collectively, the Owned Real Property and the property known as Arium Westside.
“Company Related Parties” means the Company, the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of the Company and any former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or successors and assignees of any of the foregoing.
“Company Remainco” means the Company after giving effect to the Separation and the Distribution (whether or not the Separation and the Distribution have been consummated as of the relevant time of determination) (it being understood, for the avoidance of doubt, that references to the Subsidiaries of Company Remainco shall mean the Subsidiaries of the Company, other than Spinco and its Subsidiaries, after giving effect to the Separation and the Distribution (whether or not the Separation and the Distribution have been consummated as of the relevant time of determination)).
“Company Remainco Business” means all businesses, operations and activities conducted prior to the Distribution by the Company or any of its Subsidiaries (including as conducted through joint ventures, including Preferred Equity Joint Ventures) other than the Spinco Business.
“Company Restricted Stock Award” means an award of shares of restricted Company Class A Common Stock that is subject to vesting requirements and/or transfer restrictions granted under a Company LTIP.
“Company Superior Proposal” means a written Company Takeover Proposal, substituting “50%” for “15%” in the definition thereof, that the Company Board determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, (a) would result, if consummated, in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and (b) is reasonably likely to be consummated, after taking into account such factors that the Company Board considers to be appropriate (e.g., the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Company Takeover Proposal, including the financing terms thereof) and any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 6.3 of this Agreement).
“Company Takeover Proposal” means any bona fide proposal or offer made by any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent and its Affiliates), and whether involving a transaction or series of related transactions, for (a) a merger, share exchange, consolidation, dissolution, liquidation or similar transaction to which the Company is a constituent entity, (b) the direct or indirect acquisition (whether by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) by any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent and its Affiliates), or the direct or indirect stockholders thereof, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the outstanding shares of Company Common Stock (or equity of the resulting company) or more than 15% of the outstanding voting power of all Company Common Stock (or voting power of the resulting company), in either case of this clause (b), then issued and outstanding (including through the acquisition of options, rights or warrants to purchase, or securities convertible into or exchangeable or redeemable for, such shares of Company Common Stock or equity of the resulting company, including any Company Warrants or Partnership Units) or (c) any sale, lease, exchange, mortgage, pledge, transfer, disposition or similar transaction (whether by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) pursuant to which any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent and its Affiliates), or the direct or indirect stockholders thereof, acquires or would acquire more than 15% of the assets of Company Remainco and its Subsidiaries, on a consolidated basis (as determined on a book value basis, including indebtedness secured solely by such assets) (in each case of this clause (c), including securities of the Subsidiaries of Company Remainco).
“Company Termination Fee” means an amount in cash equal to $60,000,000.
“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, loan, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof (including the “Delta” and “Omicron” variants) or any related epidemics, pandemic or disease outbreaks.
“COVID-19 Assistance” means any Law, executive order or executive memo, or U.S., non-U.S., state or local stimulus fund or relief program, intended to address the consequences of COVID-19, including the CARES Act, the Families First Act, the American Rescue Plan Act of 2021, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health Economic Assistance Liability and Schools Act.
“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other applicable safety or similar Law, decree, judgment, injunction, order, directive, guidelines or recommendations by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), Families First Act and American Rescue Plan Act of 2021.
“Data Protection Obligation” means all of the following relating to Personal Data or the security of IT Assets: (a) applicable Laws, (b) rules, requirements and binding standards of applicable industry and self-regulatory organizations, (c) material Contracts, and (d) posted or public policies (“Privacy Policies”).
“Distribution Date” means the date on which the Distribution shall occur (subject to the terms and conditions of this Agreement), which date shall be a Business Day selected by the Company in consultation with Parent and, in any event, shall be no less than ten (10) days nor more than twenty-five (25) days after the Declaration Date.

“Environmental Permit” means any Permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“Equity Joint Venture Agreements” means the organizational and other governing documents of the Equity Joint Ventures.
“Equity Joint Venture Buyout Agreements” means the agreements set forth on Section 1.1(e) of the Company Disclosure Schedule.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Existing Credit Agreements” means (1) that certain Amended and Restated Credit Agreement, dated as of March 6, 2020, by and among Bluerock Residential Holdings, L.P., Bluerock Residential Growth REIT, Inc., KeyBank National Association, as agent, and the other lenders and parties from time to time party thereto and (2) that certain Second Amended and Restated Credit Agreement, dated as of November 6, 2019, by and among Bluerock Residential Growth REIT, Inc. and BRG KB Borrower, LLC, KeyBank National Association, as agent, and the other lenders and parties from time to time party thereto, as first amended on October 20, 2020, and as second amended on September 21, 2021.
“Financing Entities” means each debt provider (including each agent and arranger) that commits to provide Debt Financing to Parent; provided that neither Parent nor any of its Affiliates shall be a Financing Entity.
“Financing Parties” means each Financing Entity, and their respective Representatives and Affiliates; provided that neither Parent nor any of its Affiliates shall be a Financing Party.
“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, any transnational governmental organization or any court of competent jurisdiction, arbitral tribunal, administrative agency or commission or other governmental authority, official, arbitrator or instrumentality, domestic or foreign.
“Hazardous Materials” means all substances, materials or wastes defined or regulated as hazardous, toxic, a pollutant or a contaminant under, or that could give rise to Liability under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, urea-formaldehyde insulation, lead, radon, mold, per- and polyfluoroalkyl substances, 1,4-dioxane, any hazardous waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
“Intellectual Property” means all worldwide intellectual property rights, including all (i) trademarks, service marks, trade names, logos, domain names, social and mobile media identifiers, and other indicators of source or origin along with the goodwill associated therewith; (ii) inventions, designs and patents; (iii) copyrights (including copyrights in IT Assets); (iv) trade secrets, methods, processes, and know-how; and (v) all registrations and applications for the foregoing.
“Intervening Event” means a material Change which (a) was unknown to (or, if known, the material consequences of which were not known or reasonably foreseeable by) the Company Board as of the date of this Agreement and (b) becomes known to the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that: (i) the receipt, existence of or terms of an Inquiry or Company Takeover Proposal will not constitute an Intervening Event and (ii) changes in the market price or trading volume of the Company Common Stock or Company Preferred Stock or the fact that the Company, Company Remainco or Spinco meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, in and of themselves, will not constitute an Intervening Event (provided, however, that the underlying causes of such Changes shall not be excluded by this clause (ii)).
“IT Assets” means computers, hardware, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment.

“Joint Venture Agreements” means, collectively, the Equity Joint Venture Agreements and the Preferred Equity Joint Venture Agreements.
“Joint Ventures” means, collectively, the Equity Joint Ventures and the Preferred Equity Joint Ventures.
“Knowledge” means (a) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed on Schedule I hereto and (b) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 1.1(k) of the Company Disclosure Schedule.
“Lessor Ground Lease” means, collectively, that certain Ground Lease Agreement, dated as of March   , 2020, between BRG Ground Lease Owner, LLC, as Landlord, and Zoey Austin LLC, as Tenant, and that certain Leasehold Financing Agreement, dated as of March   , 2020, between Citizens Bank, N.A., BRG Ground Lease Owner, LLC and Zoey Austin LLC.
“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.
“Lien” means any mortgage, lien, pledge, security interest, charge, conditional or installment sale agreement, Transfer Right, title retention agreement, deed of trust, right of way, easement, or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws and non-exclusive licenses of Intellectual Property granted in the ordinary course of business.
“LTIP Units” has the meaning set forth in the Company LTIPs.
“Operating Partnership” means Bluerock Residential Holdings, L.P.
“Operating Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., as amended, modified or supplemented from time to time.
“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive or award of a Governmental Entity, whether civil, criminal or administrative.
“Parent Related Parties” means the Parent Entities and the Equity Investor, the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Parties, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of any of the Parent Entities or the Equity Investor and any former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Parties, Affiliates, members, managers, general or limited partners, stockholders, or successors and assignees of any of the foregoing.
“Parent Termination Fee” means an amount in cash equal to $200,000,000.
“Permitted Lien” means (a) any Lien for Taxes (x) not yet due or payable or not yet delinquent or (y) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Company or Parent, as applicable, in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens in the ordinary course of business (i) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent, (ii) that are being contested in good faith by appropriate proceedings and (x) for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof in accordance with GAAP or (y) which do not exceed, in the aggregate, $2,000,000, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that non-compliance, individually or in the aggregate, does not materially interfere with the present use of the affected Company Real Property or business operations of Company Remainco or Parent, as applicable, and its Subsidiaries and their assets, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries (in the case of Company Remainco, not including Spinco and any of its Subsidiaries), (f) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar

Liens, but not including any monetary Liens, for which title insurance coverage has been obtained pursuant to a title insurance policy issued to the Company or any Subsidiary of the Company prior to the date hereof, (g) the terms of the Arium Westside Lease, and all right and title of The Atlanta Development Authority and any Liens thereon permitted pursuant to the terms of the Arium Westside Lease, (h) Liens securing the Existing Real Property Loans, (i) Liens securing indebtedness (A) permitted to be entered into pursuant to the terms of Section 6.1 (provided in the case of (x) the real property owned or leased, directly or indirectly by Company Remainco or any Subsidiary of Company Remainco or (y) the direct or indirect interests in any owner of real property pursuant to this clause (i)(A), this clause (i)(A) shall be limited to Existing Real Property Loans and Initial Preferred Equity Loans) and (B) under the Existing Credit Agreements, Existing Real Property Loan Documents and the Initial Preferred Equity Loans and (j) any other non-monetary Liens that would not reasonably be expected to, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property or asset.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.
“Personal Data” means any information that: (i) alone or in combination with other information, allows the identification of or contact with an individual natural person or household or can be used to identify an individual natural person or household and/or (ii) is defined as “personal data,” “personal information,” “personally identifiable information,” “PII,” “cardholder data” or any similar term by applicable Law or the Payment Card Industry Data Security Standard.
“Preferred Equity Joint Venture Agreements” means the organizational and other governing documents of the Preferred Equity Joint Ventures.
“Prior Sale Agreement” means any purchase or sale Contract relating to any fee interest in real property or leasehold interest in any ground lease (or any direct or indirect equity interest in any Subsidiary owning or leasing any real property) which real property or equity interest was conveyed, transferred, assigned or otherwise disposed of by Company Remainco or any Subsidiary of Company Remainco since January 1, 2019.
“Proceeding” means any action, suit, claim, hearing, investigation, arbitration, litigation or other proceeding, in each case, by or before any Governmental Entity.
“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Separation” means the separation of the Company Remainco Business from the Spinco Business.
“Separation Documentation” means a separation and distribution agreement and such other agreements as are customary for public company spin-off transactions that are entered into by the Parties (as defined in the Separation Principles) (and/or Subsidiaries thereof) in connection with the Separation or the Distribution, which shall contain terms consistent with the Separation Principles and other terms that are customary for a public company spin-off transaction in conjunction with a business combination transaction with a third party involving the public company or the spun-off company, and which agreements shall be reasonably acceptable to Parent.
“Separation Principles” means the separation principles set forth in Annex A, as such principles may be amended from time to time in accordance therewith.
“Spinco” means Bluerock Homes Trust, Inc., a Maryland corporation and currently a direct wholly owned Subsidiary of the Company, which, at the time of the Distribution, directly or indirectly through its

Subsidiaries, will hold all of the Spinco Business and none of the Company Remainco Business (it being understood, for the avoidance of doubt, that references to Spinco or the Subsidiaries of Spinco shall mean Spinco or the Subsidiaries of Spinco, as applicable, after giving effect to the Separation and the Distribution (whether or not the Separation and the Distribution have been consummated as of the relevant time of determination)).
“Spinco Business” means, subject to the following sentence, (a) the Company’s and its current and former Subsidiaries’ business, operations and activities (as conducted prior to the Distribution (including as conducted through joint ventures)) of investing in, owning, operating and leasing single-family residential real estate properties and (b) any terminated, divested or discontinued businesses, operations and activities to the extent, at the time of termination, divestiture or discontinuation, related to the business, operations and activities described in clause (a) as then conducted. The Company and the Parent Entities agree that the “Spinco Business” shall, except as otherwise expressly set forth in the Separation Principles, include only the business described in the immediately prior sentence and not any other businesses, operations or activities of the Company or any of its Subsidiaries (including as conducted through joint ventures), including the Company’s and its Subsidiaries’ business of investing in, owning, operating and leasing multi-family residential real estate properties.
“Spinco Common Stock” means the common stock of Spinco.
“Spinco Registration Statement” means the registration statement on Form 10 (or Form S-1 or Form S-11 if the conditions to the use of Form 10 described in Staff Legal Bulletin No. 4 issued by the SEC are not expected to be satisfied or if the Company so reasonably determines in consultation with Parent in response to the request or requirement of the SEC) to be filed with the SEC relating to the Distribution, as amended or supplemented from time to time.
“Stockholders Agreement” means that certain Stockholders Agreement, dated October 31, 2017, among the Company and the stockholders party thereto.
“Sublease” means that certain Sublease, dated as of February 15, 2019, between AllianceBernstein L.P., as sublandlord, and Bluerock Real Estate, L.L.C. and Bluerock Residential Growth REIT, Inc., collectively as subtenant, for a portion of the 32nd Floor, 1345 Avenue of the Americas, New York, New York.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (a) such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) of which such first Person is a general partner or managing member.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, alternative or add-on minimum, and property (real or personal) taxes, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.
“Tax Protection Agreement” means any agreement to which the Company, Company Remainco or any Subsidiary thereof is a party pursuant to which, in connection with the deferral of income Taxes of a holder of equity of a Subsidiary of Company Remainco (including holders of Partnership Units), Company Remainco or any of its Subsidiaries has agreed to (a) maintain a minimum level of debt or continue a particular debt or allow such holder to guarantee any debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) only dispose of assets in a particular manner, (d) use (or refrain from using) a specified method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties contributed to such Subsidiary by such holder and/or (e) use (or refrain from using) a particular method of allocating one or more Liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code.

“Tax Return” means any return, declaration, report or similar filing filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes and including any schedule, attachment or amendment thereto.
“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Transfer Right” means, with respect to Company Remainco or any Subsidiary thereof, a buy/sell, put option, call option, redemption right, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which Company Remainco or any Subsidiary thereof could be required to purchase or sell the applicable equity interests of any Person or any real property.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.
Section 1.2   Terms Defined Elsewhere.   The following terms are defined elsewhere in this Agreement, as indicated below:
Term	Section
Actions	9.4(b)
Agreement	Preamble
Arium Westside Acquisition	6.23
Arium Westside Lease	4.15(b)
Articles of Merger	2.4
Assumption Documents	6.13(b)(i)
Blackstone	6.5(c)
Cancelled Shares	3.1(a)(ii)
CARES Act	See definition of COVID-19 Measures, 1.1
Certificate of Merger	2.4
Change	4.1(c)
Chosen Courts	9.4(b)
Clearance Date	6.4(a)
Closing	2.3
Closing Date	2.3
Common Units	4.3(a)
Company	Preamble
Company Acquisition Agreement	6.3(e)
Company Adverse Recommendation Change	6.3(e)
Company Board	Recitals
Company Class A Common Stock	4.2(a)
Company Class C Common Stock	4.2(a)
Company Common Stock	4.2(a)
Company Disclosure Schedule	Article IV
Company Intellectual Property	4.16(a)
Company Material Adverse Effect	4.1(c)

Term	Section
Company Material Contracts	4.17(a)
Company Organizational Documents	4.1(b)
Company Preferred Stock	4.2(a)
Company Recommendation	4.4
Company SEC Documents	4.6(a)
Company Series A Preferred Stock	4.2(a)
Company Series B Preferred Stock	4.2(a)
Company Series C Preferred Stock	4.2(a)
Company Series D Preferred Stock	4.2(a)
Company Series T Preferred Stock	4.2(a)
Company Stockholder Approval	4.4
Company Stockholders’ Meeting	6.4(b)
Company Termination Fee Escrow Agreement	8.3(a)
Company Transaction Litigation	6.10
Company Warrant	6.18
Confidentiality Agreement	6.2(c)
Covered Persons	6.8(a)
D&O Insurance	6.8(c)
Debt Financing	6.13(a)
Declaration Date	2.1
Delayed Closing Date	8.1(i)
Distribution	Recitals
DLLCA	Recitals
Draft Audited Spinco Financial Statements	4.6(d)
DSOS	2.4
Effective Time	2.4
Enforceability Exceptions	4.4
Enforcement Expenses	8.3(d)
Environmental Laws	4.10
Equity Commitment Letter	5.12(a)
Equity Financing	5.12(a)
Equity Investor	Recitals
Equity Joint Ventures	4.3(a)
Existing Lender	6.13(b)(i)
Existing Real Property Loan Documents	4.17(a)(iv)
FCPA	4.9(c)
GAAP	4.6(b)
Initial Preferred Equity Loans	4.15(g)
Inquiry	6.3(a)
IRS	8.3(a)
Laws	4.9(a)
Leases	4.15(e)
Liability Limitation	9.5(c)

Term	Section
Limited Guarantee	Recitals
Match Period	6.3(f)
Merger	Recitals
Merger Amounts	5.12(c)
Merger Consideration	3.1(a)(iii)
Merger Sub	Preamble
Mezzanine Loan Documents	4.15(f)
Mezzanine Loans	4.15(f)
MGCL	Recitals
Notice of Intervening Event Period	6.3(e)
Outside Date	8.1(b)
Owned Real Property	4.15(a)
Parent	Preamble
Parent Entities	Preamble
Parent Material Adverse Effect	5.1(b)
Parent Termination Fee Escrow Agreement	8.3(b)
Parent-Approved Transaction	6.21
Participation Agreements	4.17(a)(viii)
Participation Interest	4.17(a)(viii)
Partnership Organizational Documents	4.1(b)
Partnership Units	4.3(a)
Paying Agent	3.2(a)
Payment Fund	3.2(b)
Permits	4.9(b)
Preferred Equity Joint Ventures	4.3(b)
Preferred Real Property	4.15(g)
Preferred Stock Redemption Amount	6.17
Preferred Stock Redemption Notice	6.17
Preferred Units	4.3(a)
Privacy Policies	See definition of Data Protection Obligation, 1.1
Proxy Statement	4.13
Qualifying REIT Income	8.3(a)
Qualifying Transaction	8.3(a)
Reimbursement Obligations	6.13(a)(ii)
Rent Roll	4.15(e)
Representatives	5.14
Sarbanes-Oxley Act	4.6(a)
Series B Preferred Units	4.3(a)
Series C Preferred Units	4.3(a)
Series D Preferred Units	4.3(a)
Series T Preferred Units	4.3(a)
Special Pre-Closing Dividend	6.16(a)
Specified Date	4.2(a)

Term	Section
Subject Debt	6.13(b)(i)
Surviving Company	2.2
Takeover Statute	4.21
Third Party	4.17(a)(viii)
Transaction Approvals	4.5(a)
Transfer Taxes	9.2(b)
Unaudited Spinco Financial Statement	4.6(d)
Warrant Agreements	4.17(a)(xi)
ARTICLE II.
THE DISTRIBUTION AND THE MERGER
Section 2.1   The Separation and the Distribution.   The Company shall, subject to applicable Law, use commercially reasonable efforts to, as promptly as reasonably practicable following the date hereof, and shall be permitted to, consummate the Separation and the Distribution as contemplated by, and subject to the applicable terms and conditions of, the Separation Documentation (provided that, in no event shall the Company be required to effect the Separation or the Distribution prior to the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing, and other than the condition set forth in Section 7.1(c))). Each of the Company and Parent shall cooperate reasonably with each other, and shall cause their respective controlled Affiliates to so cooperate, such that the Distribution shall be effected on the Closing Date, prior to the Effective Time. The Company shall publicly announce the Company Board’s declaration of the Distribution on a date (the “Declaration Date”) that is no later than the second (2nd) Business Day following the satisfaction of the condition set forth in Section 7.1(b).
Section 2.2   The Merger.   At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the MGCL and the DLLCA, the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Company”) and a wholly owned Subsidiary of Parent.
Section 2.3   Closing.   The closing of the Merger (the “Closing”) shall take place (a) at 10:00 a.m. New York City time remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the day on which the last of the conditions set forth in Article VII to be satisfied or waived (other than (x) those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing and (y) the condition set forth in Section 7.1(c), but subject to the satisfaction of such condition prior to the Effective Time) shall be satisfied or waived in accordance with this Agreement (provided that, in any event the Closing shall not occur prior to the Distribution Date) or (b) at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.4   Effective Time.   On the Closing Date, (i) the Company and Merger Sub shall file with the State Department of Assessments and Taxation of the State of Maryland articles of merger (the “Articles of Merger”), executed in accordance with, and containing such information as is required by, the applicable provisions of the MGCL and (ii) Merger Sub shall file with the Secretary of State of the State of Delaware (the “DSOS”) a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the applicable provisions of the DLLCA, in each case, in order to effect the Merger. The Merger shall become effective upon the later of (i) such time as the Articles of Merger have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland, (ii) the filing of the Certificate of Merger with the DSOS or (iii) such other time as may be agreed between the parties hereto and specified in the Articles of Merger and Certificate of Merger in accordance with the relevant provisions of the MGCL and the DLLCA (such time is hereinafter referred to as the “Effective Time”); provided that in no event shall the Effective Time occur at or prior to the effective time of the Distribution or be later than the Closing Date.

Section 2.5   Effects of the Merger.   The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the MGCL and the DLLCA.
Section 2.6   Organizational Documents of the Surviving Company.
(a)   At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.
(b)   At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law; provided that the limited liability company agreement of the Surviving Company shall contain provisions with respect to exculpation of, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time as required by Section 6.8.
Section 2.7   Officers.   Except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 2.8   Tax Treatment of the Merger.   The Company and the Parent Entities intend that, for U.S. federal (and applicable state and local) income tax purposes, (a) the Merger will be treated as a taxable sale by the Company of all of the Company’s assets (for the avoidance of doubt, after taking into account the Separation and Distribution) to Merger Sub (or, if Merger Sub is a “disregarded entity,” its regarded owner for U.S. federal income tax purposes) in exchange for the Merger Consideration, the Preferred Stock Redemption Amount, the assumption of all of the Company’s liabilities (for the avoidance of doubt, after taking into account the Separation and Distribution), and any other applicable amounts, immediately followed by the distribution of the Merger Consideration and the Preferred Stock Redemption Amount (and any other applicable amounts) by the Company to the holders of equity interests in the Company, which distribution, together with the Distribution, shall be treated as a distribution in liquidation of the Company pursuant to Revenue Ruling 69-6, 1969-1 C.B. 104, Section 331(a) of the Code and Section 562(b)(1) of the Code, and (b) this Agreement constitutes, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes pursuant to which the Distribution and the distribution of the Merger Consideration and the Preferred Stock Redemption Amount (and any other applicable amounts) to the holders of equity interests in the Company in complete liquidation of the Company is effectuated.
ARTICLE III.
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 3.1   Effect on Capital Stock.
(a)   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of the following securities:
(i)   Limited Liability Company Interests of Merger Sub.   Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding limited liability company interest of the Surviving Company and shall not be affected by the Merger.
(ii)   Cancellation and Conversion of Certain Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any wholly owned Subsidiaries of Parent or the Company, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (such shares of Company Common Stock, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(iii)   Conversion of Shares of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than

Cancelled Shares) shall be automatically converted into the right to receive $24.25 in cash, without interest (the “Merger Consideration”), as may be adjusted pursuant to Section 3.1(c) or Section 6.16.
(iv)   Treatment of Company Preferred Stock.   Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be redeemed in accordance with the terms of Section 6.17, and from and after the Effective Time, shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, except that such holders shall retain the right to receive, and shall receive, payment of the applicable portion of the Preferred Stock Redemption Amount in accordance with the terms of Section 6.17.
(b)   Shares of Dissenting Stockholders.   No dissenters’ or appraisal rights, or rights of an objecting stockholder, will be available with respect to the Merger, including any right or remedy under Subtitle 2 of Title 3 of the MGCL.
(c)   Certain Adjustments.   If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that (i) nothing in this paragraph shall prohibit any action by the Company or any of its Subsidiaries to be taken as required by the Separation Documentation and (ii) no adjustment shall be made pursuant to this paragraph as a result of or in respect of the Separation or the Distribution to the extent such action is required by the Separation Documentation.
Section 3.2   Exchange of Certificates.
(a)   Appointment of Paying Agent.   Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.
(b)   Deposit of Merger Consideration.   At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock (other than Cancelled Shares), cash sufficient to pay the aggregate Merger Consideration (such cash, the “Payment Fund”), except as otherwise provided in Section 3.3.
(c)   Exchange Procedures.   As promptly as practicable (and no later than the fifth Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise deliver (i) to each holder of record of one or more Certificates whose shares of Company Common Stock were converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(a)(iii), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (ii) to each holder of record of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(a)(iii), instructions for use in effecting the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of one or more Certificates, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, and each holder of record of Book-Entry Shares, upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request), shall be entitled to receive in exchange therefor the amount of Merger Consideration to which such holder is entitled pursuant to Section 3.1(a)(iii) (less such amounts as are required to be withheld or deducted under applicable Tax Law with respect to the making of such payment), and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(c), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.
(d)   No Further Ownership Rights in Company Common Shares.   From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(c), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.
(e)   Investment of Payment Fund.   The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided that any such investments shall be in obligations of, or guaranteed by, the United States government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide or cause to be provided additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Payment Fund.
(f)   Termination of Payment Fund.   Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 12 months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article III shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article III, without any interest thereon.
(g)   No Liability.   Subject to applicable Law, none of Parent, the Company, the Surviving Company, Merger Sub or the Paying Agent, or any employee, officer, director, manager, member, agent or Affiliate thereof, shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(h)   Withholding Rights.   Each of the Company, the Surviving Company, Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted, withheld and remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(i)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the Paying Agent and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(f), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.
Section 3.3   Treatment of Company Restricted Stock Awards.
(a)   At the Effective Time, each Company Restricted Stock Award that is outstanding as of immediately prior to the Effective Time, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive (without interest and less such amounts as are required to be withheld or deducted under applicable Tax Law with respect to the vesting of such Company Restricted Stock Award and/or the making of such payment) an amount in cash equal to (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration.
(b)   Parent, the Company and the Surviving Company shall cooperate to cause the payment due pursuant to this Section 3.3 to be made promptly following the Effective Time, including that the Surviving Company shall cause payments due to current and former employees to be paid through its payroll system or payroll provider in no event later than five (5) Business Days following the Closing Date.
(c)   At or prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions approving the treatment of Company Restricted Stock Awards contemplated by this Section 3.3.
Section 3.4   Further Assurances.   If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as expressly set forth herein, no representations and warranties are being made in this Agreement by the Company with respect to Spinco, its Subsidiaries or the Spinco Business; provided that, in addition to any express references herein to Spinco, its Subsidiaries or the Spinco Business, references to Subsidiaries of the Company in Section 4.5, Section 4.6, Section 4.7 and Section 4.13 shall be deemed to include Spinco and its Subsidiaries. Except (a) as disclosed in any Company SEC Document (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections to the extent they are cautionary, predictive or forward-looking in nature) filed with, or furnished to, the SEC since January 1, 2020 and prior to the date hereof and available through the SEC’s Electronic Data Gathering and Retrieval System or (b) as disclosed in the corresponding section of the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure

Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as follows:
Section 4.1   Organization.
(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The Company has made available to Parent prior to the date of this Agreement true and complete copies of (i) the Company’s charter (including the related articles supplementaries) and bylaws (collectively, the “Company Organizational Documents”) and (ii) the certificate of limited partnership of the Operating Partnership and the Operating Partnership Agreement (the “Partnership Organizational Documents”), in each case, as amended or supplemented through the date hereof. Each of the Company Organizational Documents and the Partnership Organizational Documents is in full force and effect, and neither the Company nor the Operating Partnership is in violation of any of their provisions in any material respect.
(c)   As used in this Agreement, “Company Material Adverse Effect” means any change, event, circumstance, occurrence or development (each, a “Change”) that has a material adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, excluding, however, the impact of (i) any Changes in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any Changes in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any Changes in or affecting domestic or any foreign interest or exchange rates, (ii) Changes in GAAP or interpretation thereof after the date hereof, (iii) Changes in Law or in the interpretation or enforcement thereof after the date hereof, (iv) Changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (v) Changes in the business or regulatory conditions generally affecting the residential real-estate industry, (vi) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby or the Separation or the Distribution, including the identity of Parent, Merger Sub or any of their respective Affiliates (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners), (vii) natural disasters or weather or public health developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, mudslides and wildfires, epidemics, pandemics, plagues or disease outbreaks, manmade disasters or acts of God, (viii) any Changes arising out of COVID-19 or the implementation or compliance by the Company and its Subsidiaries of or with any COVID-19 Measures, (ix) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) the failure to meet any internal or analysts’ projections, guidance, budgets, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder; provided, further, that this clause (x) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any internal or analysts’ projections, guidance, budgets, forecasts or estimates),

(xi) any action required to be taken or omitted to be taken by this Agreement, (xii) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent, (xiii) any Company Transaction Litigation, (xiv) any breach by Parent or Merger Sub of this Agreement, or (xv) the failure to obtain any approvals or consents from any Governmental Entity or other Person in connection with the transactions contemplated by this Agreement, the Separation or the Distribution; provided, however, that, to the extent such Change referred to in clauses (i), (ii), (iii), (iv), (v), (vii) or (viii) has a disproportionate adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the residential real estate industry in the United States, only the incremental disproportionate impact may be taken into account when determining whether there has been or would reasonably be expected to be a “Company Material Adverse Effect,” except to the extent otherwise excluded; provided, further, that clauses (vi) and (xv) shall not apply to the use of Company Material Adverse Effect in Section 4.5 (or Section 7.2(a) as it relates to Section 4.5). The determination of “Company Material Adverse Effect” shall in all events not take into account any Changes to the extent related to Spinco, its Subsidiaries or the Spinco Business.
Section 4.2   Capital Stock and Indebtedness.
(a)   The authorized capital stock of the Company as of the date hereof consists of 750,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), and 250,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). Of the authorized shares of Company Common Stock as of the date hereof, 747,509,582 shares have been classified as Class A Common Stock, par value $0.01 per share (the “Company Class A Common Stock”), 804,605 shares have been classified as Class B-1 Common Stock, par value $0.01 per share, 804,605 shares have been classified as Class B-2 Common Stock, par value $0.01 per share, 804,605 shares have been classified as Class B-3 Common Stock, par value $0.01 per share, and 76,603 shares have been classified as Class C Common Stock, par value $0.01 per share (the “Company Class C Common Stock”). Of the authorized shares of Company Preferred Stock as of the date hereof, 10,875,000 shares have been classified as 8.250% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Stock”), 1,225,000 shares have been classified as Series B Redeemable Preferred Stock, par value $0.01 per share (the “Company Series B Preferred Stock”), 4,000,000 shares have been classified as 7.625% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Company Series C Preferred Stock”), 4,000,000 shares have been classified as 7.125% Series D Cumulative Preferred Stock, par value $0.01 per share (the “Company Series D Preferred Stock”), and 32,000,000 shares have been classified as Series T Redeemable Preferred Stock, par value $0.01 per share (the “Company Series T Preferred Stock”). As of December 15, 2021 (the “Specified Date”), (i) 26,365,898 shares of Company Class A Common Stock were issued and outstanding (including 126,489 shares subject to Company Restricted Stock Awards), (ii) 76,603 shares of Company Class C Common Stock were issued and outstanding, (iii) 359,349 shares of Company Series B Preferred Stock were issued and outstanding, (iv) 2,295,845 shares of Company Series C Preferred Stock were issued and outstanding, (v) 2,774,338 shares of Company Series D Preferred Stock were issued and outstanding, (vi) 28,244,755 shares of Company Series T Preferred Stock were issued and outstanding, (vii) 6,384,340 shares of Company Class A Common Stock were subject to issuance pursuant to 319,217 Company Warrants, (viii) 976,087 shares of Company Class A Common Stock and 106,000 shares of Company Series T Preferred Stock were subject to issuance pursuant to dividend reinvestment plans and (ix) no other shares of capital stock or other voting securities of the Company were issued or outstanding. Section 4.2(a) of the Company Disclosure Schedule sets forth as of the Specified Date (x) for each of the Company Warrants that is outstanding as of the Specified Date, the issuance date, the exercise price and the expiration date thereof, and the number of shares of Company Class A Common Stock issuable upon exercise thereof (assuming exercised for cash and not a “net exercise”) and (y) all holders of Company Class C Common Stock and the number of shares thereof held by each such holder.
(b)   All outstanding shares of Company Common Stock and Company Preferred Stock are (and when issued upon exercise of any Company Warrants will be) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2(a) or as provided in the Company Organizational Documents or the Operating Partnership Agreement, as of the date of this

Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which any of Company Remainco, Spinco or any of their respective Subsidiaries is a party obligating such party to (i) issue, transfer, convert, exchange or sell any shares of capital stock or other equity or voting interests of the Company or securities convertible into or exchangeable for such shares or equity or voting interests or (ii) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company. Except as set forth in Section 4.2(a) or as provided in the Company Organizational Documents or the Operating Partnership Agreement, as of the date of this Agreement, there are no outstanding rights, agreements or commitments to which any of Company Remainco, Spinco or any of their respective Subsidiaries is a party (A) obligating such party to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of the Company, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company. The Company Board has adopted resolutions to suspend the Company DRIP as promptly as reasonably practicable following the date of this Agreement. As of the date of this Agreement, neither Company Remainco, Spinco nor any of their respective Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or its Subsidiaries on any matter.
(c)   As of the date of this Agreement, there are no voting trusts or other agreements or understandings by which any of Company Remainco, Spinco or any of their respective Subsidiaries is bound with respect to the voting or registration of the capital stock or other equity interest of the Company.
(d)   Since the Specified Date through the date of this Agreement, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards or other equity securities. As of the date of this Agreement, except as set forth in Section 4.2(a) or Section 4.3(a), there are no outstanding restricted shares, restricted share units, share appreciation rights, performance shares, performance units, deferred share units, contingent value rights, “phantom” shares or similar rights issued or granted by the Company or any Subsidiary of the Company that are linked to the value of the Company Common Stock. The Company does not have a stockholder rights plan in place. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, the Company has not exempted any Person from the “Aggregate Share Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Organizational Documents, in each case which exemption or “Excepted Holder Limit” is in effect as of the date hereof.
(e)   As of the date of this Agreement, there is no outstanding indebtedness for borrowed money of the Company and Subsidiaries of the Company in excess of $5,000,000 in principal amount in the aggregate, other than indebtedness in the principal amounts identified by instrument in Section 4.2(e) of the Company Disclosure Schedule.
Section 4.3   Subsidiaries.
(a)   Section 4.3(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Subsidiary of Company Remainco and its jurisdiction of incorporation, formation or domicile, including a list of (i) each such Subsidiary that is (A) a Qualified REIT Subsidiary, (B) a Taxable REIT Subsidiary, (C) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary or (D) an entity treated for United States federal income tax purposes as a partnership or disregarded entity, (ii) each such Subsidiary of Company Remainco in which a Person other than Company Remainco or a Subsidiary of Company Remainco holds an equity interest as of the date of this Agreement (the “Equity Joint Ventures”) and (iii) the percentage equity interest in each Subsidiary owned by Company Remainco, a Subsidiary of Company Remainco’s or, with respect to the Equity Joint Ventures, any other Person. As of the date hereof, all of the outstanding capital stock of, or other voting securities or ownership or equity interests in, each of the Subsidiaries of Company Remainco as set forth in Section 4.3(a) of the Company Disclosure Schedule is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens). As of the date hereof, the Company is, and immediately prior to the consummation of the Separation the Company will be, the sole general partner of the Operating Partnership. As of the Specified Date, there were 32,752,173 issued and outstanding Common Units (as defined in the Operating Partnership Agreement) in the Operating Partnership (of which 26,442,501 were held by the Company together with its wholly owned Subsidiaries as of the Specified Date) (the “Common Units”), 359,349 Series B Preferred Units (as defined in the Operating Partnership Agreement) (the “Series B Preferred Units”) issued and outstanding (all of which were held by the Company as of the Specified Date), 2,295,845 7.625% Series C Cumulative Redeemable Preferred Units (as defined in the Operating Partnership Agreement) (the “Series C Preferred Units”) issued and outstanding (all of which were held by the Company as of the Specified Date), 2,774,338 7.125% Series D Cumulative Redeemable Preferred Units (as defined in the Operating Partnership Agreement) (the “Series D Preferred Units”) issued and outstanding (all of which were held by the Company as of the Specified Date), 28,244,755 Series T Preferred Units (as defined in the Operating Partnership Agreement) (the “Series T Preferred Units” and together with the Series B Preferred Units, Series C Preferred Units and Series D Preferred Units, the “Preferred Units”) issued and outstanding (all of which were held by the Company as of the Specified Date), and 5,196,894 issued and outstanding LTIP Units (of which 2,855,639 were vested as of the Specified Date) (the Common Units, Preferred Units and LTIP Units collectively, the “Partnership Units”). Other than the foregoing, as of the Specified Date no other Partnership Units or other equity interests in the Operating Partnership are issued or outstanding. All outstanding shares of capital stock or other equity interests of each Subsidiary of Company Remainco are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as provided in the Company Organizational Documents or the Partnership Organizational Documents, as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (i) issue, transfer, convert, exchange or sell any shares of capital stock or other voting or equity interests of any Subsidiary of Company Remainco or securities convertible into or exchangeable for such shares or voting or equity interests, or (ii) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of any Subsidiary of Company Remainco. Except as provided in the Company Organizational Documents, the Operating Partnership Agreement or the Equity Joint Venture Agreements, as of the date of this Agreement, there are no outstanding rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting or equity interests of any Subsidiary of Company Remainco, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Subsidiary of Company Remainco. Each of the Subsidiaries of Company Remainco is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of Company Remainco is duly qualified, authorized or licensed to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. References to “Subsidiary” in this Section 4.3(a) shall be deemed to include the Operating Partnership but not any other Subsidiary of Spinco. Since the Specified Date through the date of this Agreement, the Operating Partnership has not issued or repurchased any Partnership Units or other equity securities.
(b)   Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of Persons, other than Subsidiaries of the Company, in which Company Remainco or any Subsidiary of Company Remainco directly or indirectly has an equity interest as of the date of this Agreement recorded on the Company’s most recent balance sheet in an amount in excess of $1,500,000, together with Company Remainco’s or its applicable Subsidiary’s direct and indirect ownership interests and stated percentage interests in each such entity (the “Preferred Equity Joint Ventures”).

(c)   Section 4.3(c) of the Company Disclosure Schedule sets forth a list as of the Specified Date of all holders of the Common Units and the LTIP Units and the number of each such Partnership Units held by each such holder.
Section 4.4   Corporate Authority Relative to This Agreement.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Merger by the affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the Merger by the holders of issued and outstanding Company Common Stock (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been (or, in the case of the Separation and the Distribution, at the Closing, will have been) duly and validly authorized by the Company Board and, except for the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of the State of Maryland and the filing of the Certificate of Merger with the DSOS, no other corporate action or proceedings on the part of the Company or partnership action or proceedings on the part of the Operating Partnership or vote, consent or approval of the Company’s stockholders or limited partners of the Operating Partnership is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. The Company Board has unanimously (a) determined and declared that the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (c) resolved to recommend that the holders of Company Common Stock approve the Merger (the “Company Recommendation”) and (d) directed that the approval of the Merger be submitted for consideration by the Company’s stockholders at a meeting thereof, in each case, by resolutions duly adopted, which resolutions, except as permitted by Section 6.3, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).
Section 4.5   Consents and Approvals; No Violation.
(a)   Other than in connection with or in compliance with (i) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of the State of Maryland and the filing of the Certificate of Merger with the DSOS; (ii) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws; and (iii) the rules and regulations of the NYSE American; (clauses (i) – (iii), collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.3(a), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is (with or without notice or lapse of time, or both) required to be made or obtained under applicable Law by the Company or any Subsidiary of the Company for the execution, delivery or performance of this Agreement by the Company and its applicable Subsidiaries and the consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure to make or obtain (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date.
(b)   The execution, delivery and performance by the Company of this Agreement do not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (with or without notice or lapse of time, or both), (i) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration, notification, purchase, sale or cancellation of, or result in the triggering of any payment or the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound or any Permit of the Company or its Subsidiaries, except as (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date, (ii) conflict with or result in any violation of any provision of (A) the Company Organizational Documents or the Partnership Organizational Documents or (B) the organizational documents of any Subsidiary of the Company (other than the Operating Partnership) and the Joint Venture Agreements except with respect to this clause (ii)(B) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iii) conflict with or violate any applicable Laws, except as (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) would not reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date.
Section 4.6   Reports and Financial Statements.
(a)   The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2019 (all such forms, documents and reports filed or furnished by the Company since January 1, 2019, including subsequent to the date hereof, and all supplements, modifications and amendments thereto, the “Company SEC Documents”). As of their respective filing or furnishing dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except in connection with the Separation and Distribution, none of the Subsidiaries of the Company is, or at any time since January 1, 2019 has been, required to file any forms, reports or other documents with the SEC.
(b)   The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the notes thereto, none of which are expected to be material), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (as in effect in the United States on the date of such financial statement) (except, in the case of the unaudited statements, as permitted by the SEC) as applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.
(c)   The Company has made available to Parent prior to the date of this Agreement all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2019 to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company with the SEC and, as of the date hereof, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE American.

(d)   The Company has made available to Parent prior to the date hereof true, correct and complete copies of (x) the draft audited combined balance sheet of the Spinco Business as of December 31, 2020 and the related draft audited combined statements of operations, combined statements of changes in equity and combined statements of cash flows for the period then ended and related notes thereto (the “Draft Audited Spinco Financial Statements”) and (y) the unaudited combined balance sheet of the Spinco Business as of September 30, 2021 (the “Unaudited Spinco Financial Statement”). The Draft Audited Spinco Financial Statements fairly present in all material respects the consolidated financial position of Spinco and its consolidated Subsidiaries as of the date thereof, and the consolidated results of their operations and their consolidated cash flows for the period then ended and were prepared in conformity with GAAP (as in effect in the United States on the date of such financial statement) as applied in the United States on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The Unaudited Spinco Financial Statement is derived from the consolidated financial statements and books and records of the Company and (subject to normal year-end audit adjustments which are not material) fairly presents in all material respects the consolidated financial position of Spinco and its consolidated Subsidiaries as of the date thereof.
Section 4.7   Internal Controls and Procedures.   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2019, none of the Company, the Company’s auditors, the Company Board or the audit committee of the Company Board has received any written notification of (a) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting of the Company or (b) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section 4.8   No Undisclosed Liabilities.   There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except for (a) Liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2020 (including any notes thereto) or the unaudited interim consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, (b) Liabilities arising in connection with the transactions contemplated by this Agreement or in connection with the Separation or the Distribution, (c) Liabilities incurred in the ordinary course of business since September 30, 2021, (d) Liabilities that have been discharged or paid in full in the ordinary course of business and (e) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.9   Compliance with Law; Permits.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date, Company Remainco and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable federal, state, local and foreign laws (including common law), statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws”) and Data Protection Obligations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or alleged failure of Company Remainco or any of its Subsidiaries to comply with any Law.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date, Company Remainco and its Subsidiaries hold all authorizations, franchises, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (collectively, “Permits”) necessary for Company Remainco and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted. All such Permits are in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date. No suspension or cancellation of any Permit of Company Remainco or its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company Remainco nor any of its Subsidiaries, nor, to the Company’s Knowledge, any director, officer or employee of Company Remainco, Spinco or any of their respective Subsidiaries, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.
Section 4.10   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) Company Remainco and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with applicable Laws intended to protect the environment, natural resources or, to the extent relating to exposure to harmful or deleterious substances, human health and safety (collectively, “Environmental Laws”), and each has all Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, and each such Environmental Permit is in full force and effect, (b) none of Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that Company Remainco or any of its Subsidiaries is in violation of, or liable under, and there is no Proceeding with respect to Company Remainco or any of its Subsidiaries, or to which Company Remainco or any of its Subsidiaries is a party, pending or, to the Knowledge of the Company, threatened pursuant to, any Environmental Law, including with respect to any suspension or cancellation of any Environmental Permit, (c) none of Company Remainco or any of its Subsidiaries is subject to any judgement, decree or Order relating to compliance with or Liability under Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, (d) Hazardous Materials are not present at any Company Real Property or any other location for which Company Remainco or any of its Subsidiaries may be liable in quantities or circumstance that would be reasonably expected to result in Liability to Company Remainco or any of its Subsidiaries or adversely affect the use of any Company Real Property and (e) none of Company Remainco or any of its Subsidiaries has assumed or retained as a result of any agreement any Liability under any Environmental Law or regarding Hazardous Materials.
Section 4.11   Absence of Certain Changes or Events.   (a) Since December 31, 2020, there has not been any Change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) since December 31, 2020 until the date of this Agreement, except in connection with process and negotiations resulting in this Agreement, the transactions contemplated by this Agreement and any actions taken to respond to COVID-19 Measures, Company Remainco and its Subsidiaries, taken as a whole, have conducted their respective businesses in all material respects in the ordinary course of business and (c) since September 30, 2021 until the date of this Agreement, except for regular quarterly or monthly cash dividends or cash distributions on the Company Common Stock, Company Preferred Stock and Partnership Units and the regular annual stock dividend on Company Series T Preferred Stock, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock, Company Preferred Stock or Partnership Units.
Section 4.12   Litigation.   (a) There is no Proceeding with respect to Company Remainco or any of its Subsidiaries, or to which Company Remainco or any of its Subsidiaries is a party pending or, to the Knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date and (b) neither Company Remainco nor any of its Subsidiaries is subject to any outstanding Order by a Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date. As of immediately prior to the date of this Agreement, there is no Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 4.13   Company Information.   (a) The proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof and (b) the Spinco Registration Statement will not, at the time it is filed with the SEC or at the time of any amendment or supplement thereof, at the time it is declared effective by the SEC, at the time it is first mailed to the Company’s stockholders, or on the date of the Distribution, in each case of clauses (a) and (b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference therein.
Section 4.14   Tax Matters.
(a)   (i) Company Remainco and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all income and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) Company Remainco and each of its Subsidiaries have paid (or there have been paid on their behalf) all material Taxes due (whether or not shown as due on any such Tax Return), except, in each case of clauses (i) and (ii), with respect to matters for which adequate reserves have been established, in accordance with GAAP, (iii) adequate reserves or accruals for Taxes have been made in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith; (iv) as of the date of this Agreement, there are not pending, or threatened in writing, any audits, examinations, investigations or other administrative or judicial proceedings in respect of any material Taxes of Company Remainco or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP; and (v) there is no waiver of any statute of limitations in respect of material Taxes or an agreement to any extension of time with respect to a material Tax assessment or deficiency in respect of material Taxes of Company Remainco or any of its Subsidiaries (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business). No power of attorney with respect to any Tax matter is currently in force.
(b)   Company Remainco and each of its Subsidiaries have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(c)   There are no Liens for material Taxes on any property of Company Remainco or any of its Subsidiaries other than Permitted Liens.
(d)   Neither Company Remainco nor any of its Subsidiaries was a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof.
(e)   None of Company Remainco and its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(f)   Neither Company Remainco nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.
(g)   Neither Company Remainco nor any of its Subsidiaries has (x) entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (y) requested, has received or is subject to any ruling of a Taxing Authority.
(h)   Each Subsidiary of Company Remainco has been since the later of its acquisition by Company Remainco or formation, and continues to be, treated for U.S. federal income tax purposes, as set forth in Section 4.3 of the Company Disclosure Schedule, as (A) a partnership (or a disregarded entity), (B) a Qualified REIT Subsidiary, (C) a Taxable REIT Subsidiary or (D) a REIT.
(i)   The Company (A) for all taxable years commencing with its taxable year ended December 31, 2010 has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, (B) has operated and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date, and (C) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify as a REIT and no challenge to the Company’s status as a REIT is pending or, to the Company’s Knowledge, threatened.
(j)   Neither the Company nor any of Company Remainco’s Subsidiaries (x) has engaged in any transaction that reasonably would be expected to give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case as defined in Section 857(b)(7) of the Code, (y) has incurred any liability for Taxes under (I) Section 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6), 857(b)(7), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code or the Treasury Regulations thereunder or (II) Section 856(c)(7)(C) of the Code (for asset test violations) or Section 856(g)(5)(C) of the Code (for violations of qualification requirements applicable to REITs) or (z) has engaged in any transaction that would reasonably be expected to give rise to any “prohibited transactions” tax within the meaning of Section 857(b)(6) of the Code.
(k)   There is no Tax allocation or sharing agreement or similar arrangement with respect to which Company Remainco or any of its Subsidiaries is a party (other than (w) agreements solely between Company Remainco and/or its Subsidiaries, (x) the Operating Partnership Agreement, (y) agreements entered into in connection with the Separation and Distribution (as contemplated by the Separation Principles) and (z) customary arrangements and indemnification or gross up provisions under commercial contracts or borrowings entered into in the ordinary course of business, the primary purpose of which is not Taxes). There are no Tax Protection Agreements in force as of the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Company’s Knowledge threatened to raise, a claim against Company Remainco or any of its Subsidiaries for any breach of any Tax Protection Agreement.
(l)   Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits at the close of any taxable year (including the taxable year that includes the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(m)   Neither Company Remainco nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code or the Treasury Regulations thereunder).
(n)   The aggregate basis of the assets of Company Remainco and its Subsidiaries (other than Taxable REIT Subsidiaries) exceeds the amount of the liabilities of Company Remainco and its Subsidiaries (other than Taxable REIT Subsidiaries) as determined for U.S. federal income tax purposes.
(o)   Neither Company Remainco nor any of its Subsidiaries: (i) has agreed to make any material adjustment pursuant to Section 481(a) of the Code, (ii) has any Knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to Company Remainco or any of its Subsidiaries or (iii) has any application pending with the IRS or any other Governmental Entity requesting permission for any change in accounting method.
(p)   Neither Company Remainco nor any of its Subsidiaries has (i) made any election to defer any payroll Taxes under the CARES Act or (ii) claimed any Tax credit pursuant to Section 7001 or 7003 of the Families First Coronavirus Response Act of 2020.
Section 4.15   Real Property.
(a)   Section 4.15(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the common street address for all real property owned by Company Remainco or any of its Subsidiaries in fee (the “Owned Real Property”) and sets forth the Subsidiary of Company Remainco owning such Owned Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Remainco or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, including all buildings, structures and other improvements and fixtures located on or under such real property, in each case free and clear of all Liens (other than Permitted Liens).
(b)   None of Company Remainco or any of its Subsidiaries holds as lessee or sublessee any leasehold or ground lease or ground sublease interest in any real property other than that certain property known as Arium Westside, pursuant to that certain Lease Agreement between The Atlanta Development Authority and Ten Side Holdings, LLC as amended or supplemented through the date hereof (the “Arium Westside Lease”).
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to any of the Company Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Subsidiaries of Company Remainco have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens.
(d)   To the Knowledge of the Company, none of the Company or any of its Subsidiaries have received any written notice of (i) any outstanding violation of any Law, including zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation, for any Company Real Property, or (ii) any default under any agreement evidencing any Lien or other agreement affecting the Company Real Property, except, in each case of the foregoing clauses (i) and (ii), for violations or defaults, as applicable, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Section 4.15(e) of the Company Disclosure Schedule lists each multi-family residential real estate lease, sublease or other right of occupancy to which the Company or a Subsidiary of Company Remainco is a party as landlord with respect to each of the applicable Company Real Properties (the

“Leases”) and the unit number, size of unit and base rent (such information in Section 4.15(e) of the Company Disclosure Schedule, the “Rent Roll”), which Rent Roll is accurate as of the applicable date stated therein except such discrepancies as would not reasonably be expected to have a Company Material Adverse Effect, and such Rent Roll is the rent roll used by the Company and the Subsidiaries of Company Remainco in the ordinary course of its business. True and complete copies of the Rent Roll have been made available to Parent.
(f)   Section 4.15(f) of the Company Disclosure Schedule sets forth a correct and complete list of (i) the indebtedness pursuant to which Company Remainco or any Subsidiary of Company Remainco is the lender as of the date hereof (the “Mezzanine Loans”), (ii) the documents and instruments evidencing and securing the Mezzanine Loans and any related intercreditor or similar agreements with respect thereto (the “Mezzanine Loan Documents”), (iii) the common street address for each real property securing the Mezzanine Loans and (iv) as of the date set forth therein, the outstanding principal and current interest with respect to the Mezzanine Loans.
(g)   Section 4.15(g) of the Company Disclosure Schedule sets forth (i) all of the Company Real Property which is held by the Company or a Subsidiary of Company Remainco in respect of which any Third Party currently has a Participation Interest and (ii) the common street address for all real property owned or ground leased by a Preferred Equity Joint Venture or any of its Subsidiaries in whole or in part (the property described in this clause (ii), the “Preferred Real Property”), and setting forth the Joint Venture Agreements or Participation Agreements, as the case may be, pertaining thereto. Except for indebtedness specifically referenced in the Preferred Equity Joint Venture Agreements (the “Initial Preferred Equity Loans”), as of the date hereof, neither the Company nor any Subsidiary of the Company has approved or otherwise consented to the incurrence of indebtedness by any Preferred Equity Joint Venture or its Subsidiaries in excess of $1,000,000 other than trade payables in the ordinary course of business. To the Company’s Knowledge, true, correct and complete copies of the documents evidencing and securing the Initial Preferred Equity Loans have been provided to Parent. To the Company’s Knowledge, the borrower under the Initial Preferred Equity Loans has not received or delivered any written notice of default with respect to the Initial Preferred Equity Loans.
(h)   As of the date hereof, (i) neither the Company nor any Subsidiary of Company Remainco has exercised any Transfer Right with respect to any real property or Person in an amount in excess of $1,500,000, individually or in the aggregate, which transaction has not yet been consummated and (ii) no Third Party has exercised in writing any Transfer Right with respect to any Subsidiary of Company Remainco or Company Real Property, Participation Agreement or Mezzanine Loan Document, which transaction has not yet been consummated.
(i)   Other than as set forth in Section 4.15(i) of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date hereof, none of Company Remainco or any of the Subsidiary of Company Remainco has received any written notice of any outstanding claims under any Prior Sale Agreements which would reasonably be expected to result in Liability to Company Remainco or any Subsidiary of Company Remainco in an amount, in the aggregate, in excess of $1,500,000.
Section 4.16   Intellectual Property, IT and Data.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company Remainco and its Subsidiaries do not exclusively own any registrations or applications for registration for Intellectual Property, (ii) Company Remainco and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names, copyrights and patents (including any registrations or applications for registration of any of the foregoing) necessary to carry on their business substantially as currently conducted (collectively, the “Company Intellectual Property”), (iii) neither the Company nor of its Subsidiaries has received any notice of infringement of or conflict with, and to the Knowledge of the Company, there are no such infringements of or conflicts with the Intellectual Property of others with respect to the use of any Company Intellectual Property and/or operation of the Company Remainco Business and (iv) to the Knowledge of the Company, no Person is infringing or violating any of the Company Intellectual Property.

(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company Remainco and its Subsidiaries have implemented and maintained commercially reasonable data backup, data storage, IT Asset redundancy, security and disaster avoidance and recovery procedures, (ii) the IT Assets used by or on behalf of Company Remainco and its Subsidiaries are adequate for the operation of, and perform, the functions necessary to carry on the conduct of their respective businesses and are free of material viruses, malware or other corruptants and there have been no violations, breaches, outages, corruptions or unauthorized uses of or unauthorized access to same (or any data, including Personal Data, processed by or stored in same).
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no claims pending or, to the Knowledge of the Company, threatened against Company Remainco or its Subsidiaries alleging a violation of any Person’s rights with respect to Personal Data, and (ii) since January 1, 2019, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of Personal Data collected or processed by or on behalf of Company Remainco or its Subsidiaries in the possession or control of Company Remainco, its Subsidiaries or third-party vendors.
Section 4.17   Material Contracts.
(a)   As of the date of this Agreement, neither Company Remainco nor any of its Subsidiaries is a party to or bound by:
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
(ii)   any Contract that expressly imposes any restriction on the right or ability of Company Remainco, any of its Subsidiaries or any of their Affiliates to compete in any material respect with any other Person, in any geographic area or in any type of business, other than non-compete provisions and similar leasing restrictions entered into in the ordinary course of business;
(iii)   any Contract with an express obligation on Company Remainco, its Subsidiaries or any of their Affiliates to conduct business with any third party on a preferential or exclusive basis;
(iv)   any Contract relating to (x) indebtedness for borrowed money (other than intercompany indebtedness owed by the Company or any wholly owned Subsidiary of the Company to any other wholly owned Subsidiary of the Company, or by any wholly owned Subsidiary of the Company to the Company) of Company Remainco or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000 or any guarantee thereof including “Existing Real Property Loans” as designated in Section 4.17(a)(iv) of the Company Disclosure Schedule (the Contracts evidencing such Existing Real Property Loans, the “Existing Real Property Loan Documents”) or (y) interest rate caps, interest rate collars or hedging (including interest rates, currency, commodities or derivatives) other than those required by the Existing Real Property Loan Documents;
(v)   any Contract that (i) grants any Transfer Right with respect to any Company Real Property or any other material assets, rights or properties of Company Remainco or its Subsidiaries, (ii) is the Arium Westside Lease, (iii) is the Lessor Ground Lease or (iv) is the Sublease or pursuant to which the Company or any Subsidiary of Company Remainco is the lessee or sublessee thereof in excess of 5,000 square feet or a term longer than one year;
(vi)   any Contract that provides for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or stock or otherwise) of (A) any real property (including any Company Real Property or Preferred Real Property) to the extent such Contract was executed on or after January 1, 2019 or (B) other material assets (other than acquisitions or dispositions of non-real property assets in the ordinary course of business), including any Transfer Right, which Contract in the case of clause (A), is pending or in the case of clauses (A) and (B), has outstanding obligations as of the date of this Agreement that are reasonably likely to be in excess of $3,000,000;
(vii)   each Contract (A) pursuant to which the Company or any of the Subsidiaries of the Company manages, is a development manager of or is the leasing agent of any real properties for any Third Party or (B) that provides for the provision by a Third Party to Company Remainco or any Subsidiary of Company Remainco or their assets or other real property of property management or similar services or development, construction or similar services, including pursuant to sub-management agreements;
(viii)   any Contract (collectively, the “Participation Agreements”) with any Person other than the Company or a wholly owned Subsidiary of Company Remainco (a “Third Party”) which provides for a right of such Third Party to receive fees or receive a profits interest in, invest, join or partner in (whether characterized as a contingent fee, profits interest, equity interest or otherwise), or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture or partnership with respect to any current or future real property in which the Company or any Subsidiary of Company Remainco has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Third Party (a “Participation Interest”);
(ix)   any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, financing or control of any joint venture, partnership or limited liability company, including the Joint Venture Agreements, but excluding any such Contract solely between Company Remainco and the wholly owned Subsidiaries of Company Remainco or among Company Remainco’s wholly owned Subsidiaries;
(x)   any Contract with an Affiliate of Company Remainco or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act or with a stockholder owning or controlling 5% or more (based on beneficial ownership or voting power) of outstanding Company Common Stock (including Bluerock Real Estate, L.L.C.), or, to the Company’s Knowledge, any Affiliate or member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of any of the foregoing;
(xi)   any Contract that (x) requires Company Remainco or any of its Subsidiaries to make any investment (in each case, in the form of a loan, capital contribution, preferred equity investment or similar transaction) in any Person (other than a wholly owned Subsidiary of Company Remainco) in excess of $1,500,000, (y) evidences a loan (whether secured or unsecured) made to any other Person in excess of $1,000,000, including the Mezzanine Loan Documents or (z) governs Company Warrants (the “Warrant Agreements”);
(xii)   any Contract that relates to the settlement (or proposed settlement) of any pending or threatened Proceeding, other than any settlement that (A) provides for the payment of less than $2,000,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by Company Remainco or any Subsidiary of Company Remainco) and (B) does not restrict the conduct of the business of Company Remainco or any of its Subsidiaries or involve any finding or admission of any violation of Law or wrongdoing by Company Remainco or any of its Subsidiaries; and
(xiii)   except to the extent described in clauses (i) – (xii) above, any Contract that calls for or guarantees (A) aggregate payments by Company Remainco or any of its Subsidiaries of more than $7,500,000 over the remaining term of such Contract or (B) annual aggregate payments by Company Remainco or any of its Subsidiaries of more than $5,000,000.
All contracts of the types referred to in clauses (i) through (xiii) above are referred to herein as “Company Material Contracts.” The Company has made available to Parent true and complete copies of all Company Material Contracts as of the date of this Agreement (including all amendments or supplements thereto).
(b)   Neither Company Remainco nor any Subsidiary of Company Remainco is in (or has received any written claim of) breach of or default in any respect under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through Company Remainco’s or any of its Subsidiaries’

action or inaction or, to the Company’s Knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under, result in the termination of or a right of termination, amendment or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of Company Remainco or the Subsidiary of Company Remainco that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no disputes pending or, to the Company’s Knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.18   Employees and Benefit Plans.
(a)   Neither Company Remainco nor any Subsidiary of Company Remainco employs or engages any individual service providers.
(b)   Neither Company Remainco nor any Subsidiary of Company Remainco sponsors, maintains or contributes to any employee benefit plans, and neither Company Remainco nor any Subsidiary of Company Remainco has any Liability or obligation, contingent or otherwise, in respect of employees, individual independent contractors or employee benefit plans.
(c)   Neither Company Remainco nor any Subsidiary of Company Remainco is party to an employment agreement or collective bargaining agreement or any other labor-related contract.
Section 4.19   Finders or Brokers.    Except as set forth in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has employed or entered into any agreement with any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger (in the case of Spinco or any of the Subsidiaries of Spinco, solely to the extent the Surviving Company, Parent, Merger Sub or their Affiliates may be liable for such fee following Closing). The Company has furnished to Parent true and complete copies of all Contracts between the Company and the Persons set forth in Section 4.19 of the Company Disclosure Schedule relating to the transactions contemplated by this Agreement, which agreements disclose all fees payable thereunder.
Section 4.20   Opinion of Financial Advisor.       The Company Board has received the opinion of Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Consideration (as defined therein) to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders of shares of Company Common Stock.
Section 4.21   State Takeover Statutes and Appraisal Rights.   Assuming the accuracy of the Parent Entities’ representations and warranties set forth in Section 5.10, no state “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other anti-takeover or similar Laws (each, a “Takeover Statute”) is applicable to this Agreement, the Merger, any of the other transactions contemplated by this Agreement or, to the Knowledge of the Company, the Parent Entities. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and the Parent Entities.
Section 4.22   Insurance. Section 4.22    of the Company Disclosure Schedule sets forth a correct and complete list of the material insurance policies held by, or for the benefit of, the Company and its Subsidiaries as of the date of this Agreement (excluding any solely for the benefit of the Spinco Business), including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all such insurance policies are in full force and effect, (b) all premiums due and payable thereon have been paid, and (c) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice of termination or cancellation or denial of coverage with respect to any insurance policy, or written notice of failure to renew any such insurance policy or refusal of coverage thereunder, or any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.
Section 4.23   Investment Company Act.    Neither the Company nor any Subsidiary of the Company is required to be registered as an investment company under the Investment Company Act of 1940.
Section 4.24   No Other Representations.    The Company acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes, and the Company has not relied on and hereby disclaims, any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses or with respect to the accuracy or completeness of any other information provided to the Company in connection with the transactions contemplated by this Agreement (including the Separation and Distribution), other than the representations and warranties contained in Article V, and in any of the Separation Documentation or any certificate delivered in connection with the transactions contemplated by this Agreement, or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects). Without limiting the foregoing, the Company acknowledges and agrees that, except for any remedies available under or in connection with this Agreement with respect to the representations and warranties expressly set forth in Article V, in any of the Separation Documentation or in any certificate delivered in connection with the transactions contemplated by this Agreement, neither Parent, Merger Sub nor any other Person shall have or be subject to any liability or other obligation to the Company or its Representatives or Affiliates or any other Person resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents or other material made available to the Company or its Representatives or Affiliates.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 5.1   Organization.
(a)   Each of the Parent Entities is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Parent Entities has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Entities is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   As used in this Agreement, “Parent Material Adverse Effect” means any Change that would prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger by the Outside Date.
Section 5.2   Corporate Authority Relative to This Agreement.
(a)   Each of the Parent Entities has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the

Merger. The execution, delivery and performance by the Parent Entities of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the sole member or applicable governing body of each of the other Parent Entities. Except for the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of the State of Maryland and the filing of the Certificate of Merger with the DSOS, no other limited liability company action or proceedings on the part of any of the Parent Entities, or other vote of any of the equityholders of any of the Parent Entities, is necessary to authorize the execution and delivery by the Parent Entities of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by the Parent Entities and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of the Parent Entities and is enforceable against the Parent Entities in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b)   The sole member of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Equity Financing.
(c)   The sole member of Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of Merger Sub and its sole member and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Equity Financing.
Section 5.3   Consents and Approvals; No Violation.
(a)   Other than in connection with or in compliance with the Transaction Approvals, and subject to the accuracy of the Company’s representations and warranties set forth in Section 4.5(a), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is (with or without notice or lapse of time, or both) required to be made or obtained, under applicable Law by a Parent Entity, for the execution, delivery and performance by the Parent Entities of this Agreement and the consummation by the Parent Entities of the transactions contemplated by this Agreement, including the Merger and the Equity Financing, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   The execution, delivery and performance by the Parent Entities of this Agreement do not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not (with or without notice or lapse of time, or both), (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration, notification, purchase, sale or cancellation of, or result in the triggering of any payment or the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Parent Entities or any of their Subsidiaries pursuant to, any Contract to which the Parent Entities or any of their Subsidiaries is a party or by which any of them or any of their respective properties or assets are bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of formation or limited liability company agreement of any of the Parent Entities or (iii) conflict with or violate any applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.4   Litigation; Compliance with Laws.    As of the date hereof, (a) there is no Proceeding to which any of the Parent Entities is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) none of the Parent Entities is subject to any outstanding Order by a Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Parent Entities is in, and since January 1, 2019 have been, in compliance with all applicable Laws and Data Protection Obligations. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, none of the Parent Entities has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Entity regarding any actual or alleged failure of any Parent Entity to comply with any Law.
Section 5.5   Parent and Merger Sub Information.    The information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.
Section 5.6   Finders or Brokers.    Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger for which the Company would be liable if the Closing did not occur.
Section 5.7   Solvency.    The Parent Entities are not entering into this Agreement and the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent and its controlled Affiliates (including, from and after Closing, the Company). As of the Closing, after giving effect to any indebtedness being incurred on such date in connection herewith, assuming that (x) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived, (y) the representations and warranties set forth in Article IV are true and correct, and (z) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, (a) Parent and its Subsidiaries, taken as a whole, will not have incurred indebtedness beyond their ability to pay such indebtedness as they mature or become due, (b) the then present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable Liabilities (including the probable amount of all contingent Liabilities) and indebtedness as it becomes absolute or matured, (c) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their probable Liabilities (including the probable amount of all contingent Liabilities) and indebtedness and (d) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.
Section 5.8   Merger Sub.    Merger Sub is a wholly owned Subsidiary of Parent. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub. Since its date of formation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 5.9   Certain Arrangements.    Other than the support agreements which have been made available to the Company prior to the execution and delivery of this Agreement, there are no Contracts, whether written or oral, between Parent, Merger Sub or any of their controlled Affiliates, on the one hand, and any beneficial owner (or Affiliate of a beneficial owner) of any shares of Company Common Stock or any employee or member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company or the management or control of the Company), the transactions contemplated by this Agreement or the operations of the Surviving Company after the Effective Time.

Section 5.10   Ownership of Shares of Company Common Stock.    None of Parent or Merger Sub or, to the Knowledge of Parent, any of their respective Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for Company Common Stock or any equity securities of any Subsidiary of the Company, and none of Parent or Merger Sub or, to the Knowledge of Parent, any of their respective Affiliates has any rights to acquire, directly or indirectly, any Company Common Stock, except pursuant to this Agreement. None of Parent or Merger Sub or any of their “affiliates” or, to the Knowledge of Parent, the “associates” of any such Person is, or at any time during the last five (5) years has been, an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.
Section 5.11   No Vote of Parent Members.    No vote of the members of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger and the Equity Financing.
Section 5.12   Financing.
(a)   Parent is a party to and has accepted a fully executed commitment letter dated the date of this Agreement (the “Equity Commitment Letter”) from the Equity Investor pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein. The Equity Investor has access to sufficient capital to satisfy the full amount of the equity commitment under the Equity Commitment Letter. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” Parent has delivered to the Company a true, complete and correct copy of the fully executed Equity Commitment Letter.
(b)   Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investor to provide the Equity Financing or any contingencies that could permit the Equity Investor to reduce the total amount of the Equity Financing, including any condition or other contingency relating to the amount of availability of the Equity Financing pursuant to any “flex” provision. As of the date of this Agreement, other than the Equity Commitment Letter, neither Parent nor Merger Sub or any of their respective controlled Affiliates has entered into any Contract or other arrangement pursuant to which any Person has the right to amend, restate or otherwise modify the Equity Commitment Letter in a manner that could reasonably be expected to adversely affect the availability of the full amount of the Merger Amounts at the Closing. Assuming the accuracy of the representations and warranties set forth in this Agreement, the performance in all material respects by the Company of its obligations under this Agreement and the satisfaction of the conditions to Closing set forth in Section 7.1 and Section 7.2, Parent does not have any reason to believe that the Equity Financing will not be available to Parent on the Closing Date or that it will be unable to satisfy on a timely basis all conditions and material terms to be satisfied by it in the Equity Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge that the Equity Investor will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Equity Commitment Letter that could affect the availability, conditionality, enforceability, termination or amount of the Equity Financing.
(c)   Assuming the accuracy of the representations and warranties set forth in this Agreement and the performance in all material respects by the Company of its obligations under this Agreement, the Equity Financing, when funded in accordance with the Equity Commitment Letter, shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Equity Commitment Letter, including the payment of the Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Company or its Subsidiaries and prepay, repay, refinance or satisfy and discharge all outstanding indebtedness of Company RemainCo and its Subsidiaries that is required pursuant to its terms to be prepaid, repaid, refinanced or satisfied and discharged at the Closing (such amounts, collectively, the “Merger Amounts”).

(d)   The Equity Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Parent and all the other parties thereto and is in full force and effect. No event has occurred which, with or without notice, lapse of time, or both, constitutes, or could reasonably be expected to constitute, a default, breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Equity Commitment Letter. Parent has paid in full any and all commitment fees and other fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due after the date of this Agreement as and when due. The Equity Commitment Letter has not been modified, amended or altered as of the date hereof; the Equity Commitment Letter will not be amended, modified or altered at any time through the Closing; and the commitment under the Equity Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no termination, reduction, withdrawal or rescission thereof is contemplated.
(e)   In no event shall the receipt or availability of any funds or financing (including the Equity Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
Section 5.13   Limited Guarantee.    The Equity Investor has delivered to the Company a true, complete and correct copy of the executed Limited Guarantee. The Limited Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Equity Investor in favor of the Company, enforceable by the Company in accordance with its terms except as any enforcement may be limited by the Enforceability Exceptions. As of the date hereof, the Equity Investor is not in default or breach under any of the terms and conditions of the Limited Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under any of the terms and conditions of the Limited Guarantee.
Section 5.14   Investigation; No Other Representations.    Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, intellectual property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Affiliates, officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, financing sources, representatives or authorized agents (collectively, “Representatives”) have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub has relied upon and hereby disclaims, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or its and their respective businesses or with respect to the accuracy or completeness of any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement or in connection with the Separation or the Distribution, other than the representations and warranties contained in Article IV (as qualified by the Company Disclosure Schedule), in any of the Separation Documentation or in any certificate delivered in connection with the transactions contemplated by this Agreement, or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects). Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that, except for any remedies available under or in connection with this Agreement with respect to the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Schedule), in any of the Separation Documentation or in any certificate delivered in connection with the transactions contemplated by this Agreement, neither the Company nor any other Person shall have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, or in connection with the Separation or the Distribution.
ARTICLE VI.
COVENANTS AND AGREEMENTS
Section 6.1    Conduct of Business.
(a)   During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (v) as may be required by applicable Law, (w) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (x) in connection with the Separation or the Distribution as contemplated by the Separation Principles or as required or expressly contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule, or (z) as the Company reasonably determines may be necessary to comply with any COVID-19 Measures after using commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto, the Company shall and shall cause each of its Subsidiaries to use commercially reasonable efforts (i) to conduct its business in all material respects in the ordinary course and to maintain the status of the Company as a REIT, (ii) to maintain and preserve substantially intact its current business organization and (iii)  to preserve its goodwill and relationships with landlords, tenants, customers, lessors and lessees; provided, however, that no action by the Company or its Subsidiaries with respect to matters expressly addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision; provided, further, that, the restrictions set forth in Section 6.1(a) and Section 6.1(b), to the extent (in the absence of this proviso) applicable to Spinco, its Subsidiaries and the Spinco Business, shall apply thereto solely to the extent (1) that the failure to comply with such restrictions with respect thereto would reasonably be expected to (x) adversely affect Company Remainco and its Subsidiaries following the Effective Time in any material respect or (y) prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date; provided, further, that the preceding proviso shall not apply to Section 6.1(b)(iii) through (x); or (2) expressly provided herein with respect to Spinco, any of its Subsidiaries or the Spinco Business.
(b)   During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (v) as may be required by applicable Law, (w) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (x) in connection with the Separation or the Distribution as contemplated by the Separation Principles or as required or expressly contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the Subsidiaries of Company Remainco to:
(i)   (w) amend the Company Organizational Documents or Partnership Organizational Documents or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Partnership Organizational Documents, (x) amend the organizational documents of any other Subsidiary of Company Remainco, other than organizational documents of wholly owned Subsidiaries of the Company Remainco or (y) (1) consent to the taking of any “major decision” or similar term under the Preferred Equity Joint Venture Agreements or take any “major decision” or similar term solely in the control of a Subsidiary of Company Remainco under the Preferred Equity Joint Venture Agreements other than as set forth in Section 6.1 of the Company Disclosure Schedule or (2) amend the Mezzanine Loan Documents, Preferred Equity Joint Venture Agreements or take any action to exempt any Person from any provision of the Preferred Equity Joint Venture Agreements;
(ii)   split, combine or reclassify any capital stock, voting securities or other equity interests of the Company, any of the non-wholly owned Subsidiaries of Company Remainco or, if solely in the control of the Company, any Preferred Equity Joint Ventures or any Subsidiaries of Preferred Equity Joint Ventures;

(iii)   authorize, set aside, make, declare or pay any dividend, or make any other distribution (whether in cash, shares or property, or any combination thereof) on, or redeem, repurchase or otherwise acquire, any shares of its capital stock or other equity interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except for (A) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) the acceptance of shares of Company Common Stock, or withholding of shares of Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof (or Company Equity Awards issued after the date hereof in accordance with this Agreement), (C) without limiting Section 6.16, the making, declaration or payment of regular quarterly cash dividends or distributions by the Company and the Operating Partnership on Company Common Stock and Common Units for the fiscal quarters ending March 30, 2022 and June 30, 2022 (and corresponding dividends, distributions or equivalents with respect to the Company Equity Awards, as and if required by the terms thereof), in each case in an amount per share or unit, as applicable, not in excess of $0.1625 per quarter (provided that the record and payment dates shall be consistent with historical declaration, record and payment dates from fiscal year 2021 or if such date is not a Business Day, the next day that is a Business Day) and the payment of the dividend on Company Common Stock and Common Units declared on December 10, 2021, (D) the Distribution or the Separation to the extent contemplated in the Separation Documentation, (E) cash dividends and distributions on Company Preferred Stock and Preferred Units in accordance with the terms of the Company Organizational Documents and the Operating Partnership Agreement that are not in excess of the quarterly or monthly dividends paid in fiscal year 2021 and with record dates that are consistent with the historical record dates from fiscal year 2021 (and with respect to the Company Series T Preferred Stock, other dividends and distributions, solely to the extent required by the Company Organizational Documents), (F) redemption of the Company Preferred Stock in accordance with the terms of the Company Organizational Documents and (G) the redemption of partnership interests in the Operating Partnership for cash in accordance with the terms of the Operating Partnership Agreement; provided that notwithstanding the restrictions on dividends and other distributions in this Section 6.1(b), the Company and any Subsidiary of the Company shall be permitted to make distributions in accordance with Section 6.15 and Section 6.16(a) and corresponding distributions in cash with respect to partnership interests in the Operating Partnership in accordance with the Operating Partnership Agreement;
(iv)   grant any equity or equity-based awards under the Company LTIPs or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or other equity or equity-based interests, in each case except as set forth in Section 6.1 of the Company Disclosure Schedule and other than capital stock or other equity or equity-based interests of Spinco or its Subsidiaries;
(v)   except as required by any employee benefit plan maintained by the Company or its Subsidiaries as of the date of this Agreement, (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, other than increases or grants to any such individuals who are not directors or executive officers of the Company or its Subsidiaries in the ordinary course of business, (B) grant or increase any severance, change of control or termination pay or termination benefits, (C) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or individual consultants of the Company or its Subsidiaries, (D) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (E) take any action to fund, accelerate or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or (F) other than in the ordinary course of business, hire or engage any new executive officer, any new employee or individual consultant or increase headcount; provided that this Section 6.1(b)(v) shall not apply to the extent such action will only impact Spinco following the consummation of the Separation and Distribution;

(vi)   (A) issue or sell any additional shares of its capital stock or other equity interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity interests or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other equity interests, except for (1) the issuance or sale of shares of Company Class A Common Stock or Common Units pursuant to the exercise, vesting and/or settlement of Company Equity Awards or Company Warrants outstanding as of the date hereof as set forth in Section 4.2 (or Company Equity Awards issued after the date hereof in accordance with this Agreement) in accordance with their terms, (2) the issuance of partnership interests in the Operating Partnership in accordance with the Company Organizational Documents and the Operating Partnership Agreement in connection with the issuance of shares of capital stock of the Company permitted hereby, (3) in transactions solely among Company Remainco and its wholly owned Subsidiaries or among Company Remainco’s wholly owned Subsidiaries, or among Spinco and its Subsidiaries or among Spinco’s Subsidiaries or (4) issuances of Company Series T Preferred Stock in connection with dividends to the extent required by the Company Organizational Documents or (B) enter into any agreement, understanding or arrangement with respect to the sale, registration or voting of its capital stock or equity interests;
(vii)   with respect to the Company, its Subsidiaries and any Preferred Equity Joint Venture, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion or other reorganization, other than any such transactions solely among Company Remainco and its Subsidiaries or among the Subsidiaries of Company Remainco;
(viii)   (A) incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities, except for (1) any indebtedness solely among Company Remainco and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of Company Remainco, (2) indebtedness under the Existing Credit Agreements incurred (x) in the ordinary course of business or (y) to fund the acquisition by Spinco of the real property permitted to be acquired pursuant to the proviso to Section 6.1(b)(x) (provided that indebtedness incurred pursuant to this clause (2) shall not exceed $135,274,000), (3) indebtedness under Existing Real Property Loan Documents and the Initial Preferred Equity Loans, in each case of this clause (3), in the ordinary course of business, except that there shall be no future or additional advances under the Existing Real Property Loan Documents, (4) guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of indebtedness for borrowed money of the Company or any of its Subsidiaries, to the extent such indebtedness is (x) in existence on the date hereof or (y) incurred in compliance with this Section 6.1(b)(viii), (5) indebtedness in an amount not to exceed $115,000,000 that will, at or prior to the Effective Time, be assumed and/or transferred to Spinco and/or its Subsidiaries and, to the extent the Company and its Subsidiaries other than Spinco and its Subsidiaries are obligators or guarantors thereunder, they shall be fully released therefrom before the Effective Time and (6) additional indebtedness incurred by the Company or any of its Subsidiaries other than in accordance with clauses (1) through (5) not to exceed $5,000,000 in aggregate principal amount outstanding at any time that is not secured by any Company Real Property or Preferred Real Property (provided that any such indebtedness shall be prepayable at any time without penalty or premium); (B) prepay, defease, refinance or amend any indebtedness for borrowed money or any debt securities, except for (1) intercompany indebtedness among Company Remainco and/or any of its wholly owned Subsidiaries, (2) repayments under the Existing Credit Agreements in the ordinary course of business (specifically excluding the Existing Real Property Loan Agreements) and (3) mandatory payments under the terms of any indebtedness existing as of the date hereof in accordance with its terms or (C) originate or make any loans, advances, capital contributions or other investments in any Person except for (1) any such investments solely among Company Remainco and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of Company Remainco, (2) pursuant to Mezzanine Loans in the ordinary course of business or (3) other than as required or permitted under this Section 6.1(b);
(ix)   sell, transfer, license, mortgage, lease, assign, encumber or otherwise dispose of (A) any of its material properties or assets to any Person (other than to Company Remainco or any wholly owned Subsidiary of Company Remainco and other than residential leases for multi-family units entered into and Permitted Liens) or (B) any real property (including any Company Real Property or

Preferred Real Property) or any interest in any Joint Ventures or Mezzanine Loans, in each case other than (1) with respect to the assets of Spinco, its Subsidiaries or the Spinco Business, (2) in the case of clause (B), for the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to materially impair the existing use, operation or value of the property or asset affected by the applicable instrument or 3) in the case of clause (A), non-exclusive licenses granted in the ordinary course of business;
(x)   (A) acquire any assets (other than acquisitions of personal property and equipment in the ordinary course of business) for aggregate consideration exceeding $3,000,000 or real property other than the Arium Westside Acquisition or (B) acquire any interest in any other Person or business of any other Person, whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, or make any investment in any Person, in each case, other than a wholly owned Subsidiary of Company Remainco (or any assets thereof), including by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person; provided that this clause (x) shall not apply to Spinco, its Subsidiaries or the Spinco Business so long as neither Company Remainco nor any of its Subsidiaries shall have any material Liability in respect of such acquisition following the Closing (except for immaterial Liabilities that are fully indemnified by Spinco under the Separation Documentation) and all such acquisitions permitted pursuant to this proviso are payable solely in cash;
(xi)   (A) terminate (except upon expiration thereof), modify or amend in any material respect, or waive any material rights under, any Company Material Contract, (B) assign, renew or extend (except as may be required under the terms thereof) any Company Material Contract, or (C) enter into any new Contract that, if entered into prior to the date of this Agreement, would have been a Company Material Contract; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a good faith request for additional information) within forty-eight (48) hours of receipt of any such request made to each of the Persons set forth on Schedule A hereto in the manner set forth in Section 9.7, Parent shall be deemed to have given its written consent to such action; provided, further, that the immediately preceding proviso does not apply to the Arium Westside Acquisition or Contracts for acquisitions, dispositions, development projects or joint ventures; provided, further, that this clause (xi) shall not restrict the Company or any of its Subsidiaries from entering into a Contract that implements an action permitted by Section 6.1(b)(i) through Section 6.1(b)(xxii) (other than this Section 6.1(b)(xi));
(xii)   implement or adopt any material change in its financial accounting principles, procedures or its methods, other than as may be required by GAAP or applicable Law;
(xiii)   with respect to the Company Remainco Business, make or commit to make capital expenditures other than (A) within the applicable threshold set forth in Section 6.1 of the Company Disclosure Schedule, (B) as required by Law, (C) expenditures that the Company determines are necessary in its reasonable judgment to avoid a material business interruption, maintain the ability to operate in the ordinary course of business or maintain the safety and integrity of any asset or property, in each case of this clause (C) in response to any emergency, force majeure event or unanticipated and subsequently discovered Change, (D) paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company or (E) for the maintenance and repair at existing Company Real Property in the ordinary course of business;
(xiv)   with respect to Company Remainco and its Subsidiaries, (A) change any material method of Tax accounting, (B) make, change or rescind any entity classification or other material election with respect to Taxes, (C) file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments) or amend any material Tax Return, (D) settle or compromise any material Tax Liability, claim or assessment, (E) enter into any closing agreement related to a material amount of Taxes, (F) consent (other than in the ordinary course of business) to any extension or waiver of a statute of limitations with respect to any material Tax Return, (G) enter into, amend or modify any Tax Protection Agreement, or take any action or fail to take any action that would violate or be inconsistent with any Tax Protection Agreement or otherwise give rise to a material Liability with respect thereto, (H) surrender any right to claim a refund of a material amount of Taxes or consent (other than in the ordinary course of business) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, except, in each case, after prior consultation with Parent, if the Company determines in good faith that such action is reasonably necessary to preserve the Company’s qualification as a REIT under the Code or the status of any Subsidiary as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xv)   take any action, or fail to take any action, which would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any of the Company Remainco’s Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xvi)   create any material Lien (other than Permitted Liens) on shares of stock, partnership interests or other equity interests of the Company or any Subsidiary of Company Remainco or on any real property of the Company, any Subsidiary of Company Remainco, any Preferred Equity Joint Venture or Subsidiary of a Preferred Equity Joint Venture;
(xvii)   settle or compromise any Proceeding against Company Remainco or any of its Subsidiaries (or for which they would be financially responsible) (whether or not commenced prior to the date of this Agreement), except for (i) settlements or compromises providing for payment of amounts (net of any amount covered by insurance or indemnification that is reasonably expected to be received by Company Remainco or any Subsidiary of Company Remainco) less than $2,000,000 individually, or $5,000,000 in the aggregate, and which do not restrict the conduct of the business of Company Remainco and its Subsidiaries or involve any finding or admission of any violation of Law or wrongdoing by Company Remainco or any of its Subsidiaries or (ii) Proceedings arising from the ordinary course of operations of the Company which are fully covered by insurance or indemnification (subject to applicable deductibles); provided, that Company Transaction Litigation shall not be governed by this Section 6.1(b)(xvii) and shall instead be governed by the provisions of Section 6.10 (for the avoidance of doubt, this Section 6.1(b)(xvii) also shall not apply to any claim, suit or proceeding with respect to Taxes);
(xviii)   with respect to Company Remainco or its Subsidiaries, enter into any new line of business;
(xix)   (A) initiate or consent to any zoning reclassification of any Company Real Property, Preferred Real Property or any change to any approved site plan, special use permit or other land use entitlement affecting any Company Real Property or Preferred Real Property or (B) amend, modify or terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any Permit of Company Remainco or its Subsidiaries, in each case of clauses (A) and (B) except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject Company Real Property or Preferred Real Property;
(xx)   (A) other than in the ordinary course of business, fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies of Company Remainco and its Subsidiaries or replace such insurance policies with comparable insurance policies covering Company Remainco or any of its Subsidiaries and their respective properties, assets and businesses (including Company Real Property) or (B) agree to any material condemnation or payment of material condemnation proceeds;
(xxi)   other than in the ordinary course of business, make any material adverse change with respect to the Privacy Policies of Company Remainco or any of its Subsidiaries or the operation or security of their IT Assets, except as required by applicable Law;
(xxii)   apply for or otherwise take action to receive any relief under any COVID-19 Assistance; or

(xxiii)   agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).
(c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of the Company, upon advice of counsel, and, after prior consultation with Parent, is reasonably necessary for (x) any of the Company or its Subsidiaries to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making any dividend or other distribution payments to stockholders of the Company, to avoid the payment of income or excise Tax (including under Sections 857 or 4981 of the Code) or any other entity-level Tax or (y) any of the Company’s Subsidiaries to maintain its status as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be.
(d)   Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 6.2   Access.
(a)   The Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, to Third Parties that are party to any Participation Agreement (provided that the Company is provided a reasonable opportunity to participate in any discussions with such Third Parties and Parent shall provide the Company with updates on the status of discussions upon the Company’s reasonable request), personnel, properties, contracts, commitments, books and records and such other information concerning its business, properties and personnel and permit such inspections (in each case to the extent relating to the Company Remainco Business) as Parent may reasonably request for purposes of consummating the transactions contemplated hereby. All access pursuant to this Section 6.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the General Counsel of the Company or a designee thereof.
(b)   Notwithstanding anything to the contrary contained in this Section 6.2, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, to the extent doing so would, in the reasonable judgment of the Company’s legal counsel, (i) cause a risk of loss or waiver of the protection of any attorney-client, attorney work product or other legal privilege or (ii) conflict with any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and, on Parent’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii). Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.2 with respect to the provision of access to information or personnel by electronic means if physical access is not reasonably feasible as a result of COVID-19 or any COVID-19 Measures.
(c)   The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of September 23, 2021, between the Company and Blackstone Real Estate Services L.L.C. (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms, subject to the proviso in Section 6.13(a)(iv).

Section 6.3   No Solicitation.
(a)   Except as permitted by this Section 6.3,    the Company shall not, and shall cause each of its Subsidiaries, and each of its and their respective officers and directors not to, and shall instruct each of its and their other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries or requests regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (an “Inquiry”) or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than (A) in response to an unsolicited inquiry, to refer the inquiring Person to this Section 6.3 and to limit its conversation or other communication exclusively to such referral and (B) the Company Board may correspond in writing with any Person making such an unsolicited written Company Takeover Proposal to request clarification of the terms and conditions thereof so as to determine whether such Company Takeover Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal). The Company shall promptly following the date hereof (x) request that each Person (other than Parent, its controlled Affiliates and their respective Representatives) that has executed a confidentiality agreement in connection with any Company Takeover Proposal promptly return or destroy all non-public information concerning Company Remainco or its Subsidiaries furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date hereof and (y) terminate any data room access of, or provision of other diligence materials to, each such Person (and its Representatives).
(b)   The Company shall immediately cease and cause to be terminated any activities, solicitations, discussions or negotiations with any Persons (other than Parent and Merger Sub) that may be ongoing with respect to a Company Takeover Proposal. The Company shall not, and shall cause its Subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to a Company Takeover Proposal or similar matter in any agreement to which the Company is a party; provided that, notwithstanding anything in this agreement to the contrary, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, the Company may grant a limited waiver of any standstill provision solely to the extent necessary to permit a third party to make a non-public Company Takeover Proposal to the Company Board and, to the extent permitted by the other subsections of this Section 6.3, thereafter negotiate and enter into any transaction in connection therewith.
(c)   Notwithstanding anything to the contrary contained in this Agreement, if (x) at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Company Takeover Proposal from any Person that did not result from a breach of this Section 6.3, and (y) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then, prior to obtaining the Company Stockholder Approval, the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information with respect to the Company and its Subsidiaries to the Person that has made such Company Takeover Proposal and its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent in writing if the Company takes any of the actions in clauses (i) and (ii) above.
(d)   The Company shall promptly (and in no event later than 48 hours after receipt) notify Parent in writing in the event that the Company or any of its Affiliates receives a Company Takeover Proposal or any initial request for nonpublic information regarding the Company or any of its Subsidiaries from any Person that informs the Company or its Representatives that it is considering making, or has made, a Company Takeover Proposal, or any other initial Inquiry from any Person regarding a Company

Takeover Proposal. Such notice shall indicate the identity of the Person making the Company Takeover Proposal or Inquiry and the material terms and conditions thereof. In addition, the Company shall promptly (but in any event within forty-eight (48) hours) after the receipt thereof provide to Parent copies of any written Company Takeover Proposals or Inquiries, including any written documentation (including drafts of proposed agreements) relating thereto and shall notify Parent of any change to the financial and other material terms and material conditions of any such Company Takeover Proposal promptly (and in any event within 48 hours), including by providing a copy of all written proposals, offers, draft of proposed agreements or correspondence relating thereto; provided that the Company may redact the documentation and terms and conditions of any such Company Takeover Proposal or Inquiries, to the extent the Company determines in good faith, after consultation with its outside legal counsel, that such redactions are required by existing contractual obligations to protect confidential information of the business or operations of the Person making such Company Takeover Proposal or Inquiry. The Company shall promptly (and in any event within 48 hours) provide to Parent any nonpublic information concerning the Company or any of its Subsidiaries that is provided to any other Person in connection with any Company Takeover Proposal that was not previously provided to Parent. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing the information described in Sections 6.3(c) and 6.3(d) to Parent.
(e)   Except as permitted by this Section 6.3(e) or Section 6.3(f), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, qualify or withdraw, in each case in any manner adverse to Parent, the Company Recommendation (or resolve or publicly propose to do so), (B) approve, adopt or recommend to the stockholders of the Company a Company Takeover Proposal (or resolve or publicly propose to do so) or (C) fail to include the Company Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or other agreement with a Person that has informed the Company or its Representatives that it is considering making, or has made, a Company Takeover Proposal (or any Representative of such Person) relating to, or any agreement providing for, a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)) (a “Company Acquisition Agreement”) or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change in response to an Intervening Event if, prior to taking such action, the Company Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s duties under applicable Law; provided that prior to making such Company Adverse Recommendation Change, (1) the Company has given Parent prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor (including a description in reasonable detail of the Intervening Event), (2) during the four (4) Business Day period following Parent’s receipt of the notice referred to in the preceding clause (1) (the “Notice of Intervening Event Period”), the Company shall, and shall cause each of its officers to, and shall use its reasonable best efforts to cause each of its other Representatives to, negotiate with Parent in good faith (if Parent requests to negotiate) with respect to such adjustments in the terms and conditions of this Agreement as are proposed in writing by Parent and (3) upon the end of the Notice of Intervening Event Period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would still reasonably be expected to be inconsistent with the Company directors’ duties under applicable Law if such revisions proposed by Parent were to be given effect.
(f)   Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, if (x) the Company has not breached Section 6.3(e) or this Section 6.3(f) and has not breached the other subsections of this Section 6.3 in any material respect and (y) the Company Board has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that an unsolicited bona fide written Company Takeover

Proposal that did not result from a breach of this Section 6.3 made after the date hereof constitutes a Company Superior Proposal, then the Company Board may (A) make a Company Adverse Recommendation Change and/or (B) cause the Company to terminate this Agreement in accordance with Section 8.1(h) in order to substantially concurrently enter into a definitive agreement providing for the implementation of such Company Superior Proposal; provided that prior to so making a Company Adverse Recommendation Change or terminating this Agreement, (1) the Company has given Parent prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements, (2) during the four (4) Business Day period following Parent’s receipt of the notice referred to in the preceding clause (1) (the “Match Period”), the Company shall, and shall cause each of its officers to, and shall use reasonable best efforts to cause each of its other Representatives to, negotiate with Parent in good faith (if Parent requests to negotiate) with respect to such adjustments in the terms and conditions of this Agreement as are proposed in writing by Parent, (3) at the end of such Match Period, the Company Board shall have considered any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if such revisions proposed by Parent were to be given effect, and (4) in the event of any change to any of the financial terms or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (1) through (4) of this proviso; provided, further, that any such new notice period shall be a period of two (2) Business Days following receipt by Parent of any such additional notice.
(g)   Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with applicable Law; provided that that neither the Company nor the Company Board shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is a Company Takeover Proposal or otherwise effect a Company Adverse Recommendation Change with respect thereto, except as permitted by Section 6.3(e) or Section 6.3(f).
(h)   Notwithstanding anything set forth herein to the contrary, the Company and its Representatives shall not be restricted in any way with respect to proposals or offers relating to, or engaging in any discussions or negotiations regarding, furnishing information in connection with, or entering into any letter of intent, acquisition agreement or other agreement in connection with or with respect to, any transaction involving only Spinco, its Subsidiaries or the Spinco Business, to the extent any such transaction (i) would only be consummated following the Effective Time and (ii) would not reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger.
(i)   The Company and the Company Board shall not take any action to exempt any person (other than Parent, Merger Sub or their Affiliates) from or render inapplicable (A) the “Aggregate Share Ownership Limit” or the “Common Stock Ownership Limit” (including by establishing or increasing an “Excepted Holder Limit”) in each case as such terms are defined in the Company Organizational Documents or (B) any Takeover Statute unless, in the case of clauses (A) and (B), such actions are taken substantially concurrently with the termination of this Agreement in accordance with Section 8.1(h).

Section 6.4   Filings; Other Actions.
(a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare a preliminary Proxy Statement and shall provide Parent with a reasonable opportunity to review and comment on such preliminary Proxy Statement and the Company shall consider in good faith any comments on such response reasonably and timely proposed by Parent and, after approval by Parent (which shall not be unreasonably withheld, delayed or conditioned), file with the SEC the preliminary proxy statement. Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement and shall furnish all information concerning Parent and Merger Sub that is required in connection with the preparation of the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC. The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall promptly supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to responding to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably and timely proposed by Parent. The Proxy Statement and the Spinco Registration Statement shall each comply as to form and substance in all material respects with the applicable requirements of the Exchange Act (or the Securities Act, in the case of a Spinco Registration Statement filed on Form S-1 or Form S-11 under the Securities Act). If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof), in the case of the Proxy Statement, or the effectiveness of the Spinco Registration Statement or the consummation of the Distribution, in the case of the Spinco Registration Statement, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement or the Spinco Registration Statement, so that the Proxy Statement, Spinco Registration Statement or other filings would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company (or Spinco, as applicable) with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company; provided, however, that no amendment or supplement to the Proxy Statement will be filed with the SEC or mailed by the Company without affording Parent a reasonable opportunity in advance for consultation and review, and the Company shall consider in good faith any comments on such materials reasonably and timely proposed by Parent. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the earlier of (x) the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement or (y) the receipt of notification that the SEC is not reviewing the preliminary Proxy Statement (such date, the “Clearance Date”).
(b)   Subject to Section 6.4(c), the Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the mailing of the Proxy Statement for the purpose of the Company stockholders’ voting upon the approval of the Merger (the “Company Stockholders’ Meeting”) as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Adverse Recommendation Change to the extent permitted by Section 6.3, the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting (including by soliciting proxies in favor of the approval of this Agreement).
(c)   The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Stockholders’ Meeting after consultation with Parent (i) to the extent reasonably necessary to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) if the Company reasonably determines in good faith that additional time is required to solicit proxies in favor of the approval of the Merger (provided that in the case of clauses (ii) and (iii), without the prior written consent of Parent, in no event shall the Company Stockholders’ Meeting be held on a date that is more than thirty (30) days after the date for which the Company Stockholders’ Meeting was originally scheduled (as set forth in the Proxy Statement)) or (iv) with the prior written consent of Parent. Without the prior written consent of Parent (x) the approval of the Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the approval of the Merger) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting and (y) the Company shall not submit to the vote of its stockholders any Company Takeover Proposal. Unless the Company shall have made a Company Adverse Recommendation Change to the extent permitted by Section 6.3, the Company shall ensure that the Company Board directs any “Excess Shares” (as defined in the Stockholders Agreement) be voted in favor of approval of the Merger at the Company Stockholders’ Meeting. Unless this Agreement shall have been terminated in accordance with its terms, the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholders’ Meeting and mail the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s stockholders shall not be affected by a Company Adverse Recommendation Change.
(d)   The Company shall cooperate with and keep Parent informed on a reasonably current basis and in good faith regarding its efforts and progress with respect to the Separation and Distribution. The Company shall prepare and provide drafts of the Separation Documentation to Parent reasonably in advance of the intended date for filing the forms thereof with the SEC as part of the Spinco Registration Statement, and, subject to Section 6.2, shall make its applicable Representatives available to Parent’s Representatives for purposes of discussing such drafts. The Company shall not (and shall cause Spinco not to) file forms or drafts of the Separation Documentation with the SEC without the prior written approval of Parent (not to be unreasonably withheld, delayed or conditioned). As promptly as reasonably practicable following the execution of this Agreement, the Company shall cause Spinco to prepare the Spinco Registration Statement, provide Parent with a reasonable opportunity to review and comment on the Spinco Registration Statement and consider in good faith, prior to the filing thereof, the reasonable comments of Parent and its counsel to the extent relating to descriptions of this Agreement, the assets and liabilities of Company Remainco or the Separation Documentation in the Spinco Registration Statement. The Company shall provide a draft of the Spinco Registration Statement, or any amendment or supplement thereto, to Parent reasonably in advance of the intended date for the filing thereof with the SEC, and shall cause its Representatives to consider in good faith, prior to the filing thereof, the reasonable comments of Parent and its counsel to the extent relating to descriptions of this Agreement, the assets and liabilities of Company Remainco or the Separation Documentation. The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Spinco Registration Statement and shall promptly supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Spinco Registration Statement. Prior to responding to any comments of the SEC or the staff of the SEC with respect to the Spinco Registration Statement, the Company shall provide Parent with a reasonable opportunity to consult and review such response and the Company shall consider in good faith any comments on such response reasonably and timely proposed by Parent to the extent relating to descriptions of this Agreement, the assets and liabilities of Company Remainco or the Separation Documentation. The Company shall promptly notify Parent in writing of the effectiveness of the Spinco Registration Statement under the Securities Act or the Exchange Act, as applicable, and shall consult with Parent regarding the timing of the declaration, payment and record date for the Distribution. Prior to the Separation and Distribution, the Company and its applicable Subsidiaries shall enter into the Separation Documentation.

Section 6.5   Regulatory Approvals; Efforts.
(a)   Prior to the Closing, each of the Parent Entities and the Company shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date), including (i) using reasonable best efforts to take, or cause to be taken, all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits in connection with the transactions contemplated by this Agreement, (iii) taking all reasonable steps as may be necessary or desirable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other Proceedings), and (iv) defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and using reasonable best efforts to avoid each and every impediment under any antitrust, merger control, competition, trade regulation or other Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consents in connection with the transactions contemplated by this Agreement from any Person, (I) without the prior written consent of Parent, none of Company Remainco or any Subsidiary thereof shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability or other obligation, (II) none of Parent or any of its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability and (III) none of the Company or its Subsidiaries shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability, except in each case of this clause (III) if the payment, commitment or obligation is conditioned upon the Closing.
(b)   To the extent permissible under applicable Law or restriction of any Governmental Entity, each of the Company and the Parent Entities shall, and shall cause each of their respective Subsidiaries to, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication received by such party from, any Governmental Entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other substantive communication given by it to any Governmental Entity or, in connection with any proceeding by any private party, with any other Person (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger), (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, any such Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

(c)   If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company and the Parent Entities shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated hereby on the terms set forth in this Agreement as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date); provided, however, that nothing in this Section 6.5 or any other provision of this Agreement shall require Parent or any Affiliates of Parent (including Blackstone Inc. (“Blackstone”)) to agree or otherwise be required to take any action, including any action with respect to any Affiliates of Parent (including Blackstone and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein (in each case other than with respect to the Parent Entities and their Subsidiaries (including, following the Closing, the Surviving Company and its Subsidiaries)).
Section 6.6   Takeover Statutes.    If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.
Section 6.7   Public Announcements.    The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties hereto and that the parties hereto shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) so long as such statements are substantially similar to or consistent with previous statements made jointly by the Company and Parent or (b) (after prior consultation and an opportunity to review and comment, to the extent reasonably practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that (i) subject to Section 6.3, the Company shall be permitted to issue press releases or make public announcements with respect to any Company Adverse Recommendation Change made in accordance with this Agreement, and (ii) the foregoing restrictions shall not apply to any public announcements or press releases in connection with any litigation between the parties to this Agreement or to the Separation Documentation relating to this Agreement or the transactions contemplated hereby or the Separation or Distribution.
Section 6.8   Indemnification and Insurance.
(a)   From and after the Effective Time, the Surviving Company and Parent shall each indemnify and hold harmless all past and present directors and officers of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the fullest extent permitted by Law against any reasonable costs and expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by Law, but subject to the proviso to the third to last sentence of this Section 6.8(a)), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time to the extent that they are based on or arise out of the fact that such person is or was a Covered Person (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company). Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. From and after the Effective Time, Parent, the Company and the Surviving Company shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 6.8(a) in accordance with the procedures (if any) set forth in the Company Organizational Documents, the certificate of incorporation and/or bylaws, or other organizational or governance documents, of any Subsidiary of the Company, and indemnification agreements, if any, in existence on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification). Notwithstanding anything to the contrary herein, (x) none of Parent or the Surviving Company shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (y) none of Parent or the Surviving Company shall be obligated under this Section 6.8(a) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Covered Persons) for all Covered Persons in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such Covered Person’s counsel, two or more of such Covered Persons shall have conflicting interests in the outcome of such action. In the event of any such Proceeding or investigation, Parent and the Surviving Company shall reasonably cooperate with the Covered Person in the defense of any such Proceeding or investigation.
(b)   For not less than six years from and after the Effective Time, the limited liability company agreement of the Surviving Company, and the certificate of incorporation and bylaws of each of its corporate Subsidiaries, shall contain provisions no less favorable with respect to exculpation of, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Organizational Documents. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements set forth in Section 6.8(b) of the Company Disclosure Schedule, which have previously been made available to Parent, with any of the directors, officers or employees of the Company or any of its Subsidiaries shall be assumed by the Surviving Company, without any further action, and shall continue in full force and effect in accordance with their terms.
(c)   For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Company to maintain in effect the current policies of directors’ and officers’, employment practices and fiduciary liability insurance maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers or provide substitute policies for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (regardless of when such claims are brought) (with reputable and financially sound insurance carriers) (the “D&O Insurance”) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that neither Parent nor the Surviving Company shall be required to pay an annual aggregate premium for the D&O Insurance in excess of 300% of the annualized rate being paid by the Company for D&O Insurance prior to the Closing Date, but in such case shall purchase as much coverage as is available for such amount. In lieu of the foregoing, prior to the Effective Time, the Company shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, subject to the limitations set forth in the proviso above in this Section 6.8(c), and the Surviving Company’s maintenance of such “tail” policy or policies in effect for such six-year period shall satisfy the provisions of this Section 6.8(c); provided that the Company shall reasonably cooperate and consult with Parent prior to the purchase of any such tail policy; provided, further, that if Parent can procure a “tail” policy on superior or equivalent terms, but at a lower price, as compared to any such policy that may be procured by the Company, then, subject to the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent may obtain such policy effective as of the Effective Time, in which case the Company shall not obtain such policy.
(d)   In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.8.
(e)   The obligations under this Section 6.8 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns), it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be third party beneficiaries of this Section 6.8. In the event of any breach by the Surviving Company or Parent of this Section 6.8, the Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.8 as such fees are incurred, upon the written request of such Covered Person.
Section 6.9   Section 16 Matters.    Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock, Company Preferred Stock or other equity securities (including the Company Warrants and other derivative securities with respect to Company Common Stock or Company Preferred Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.10   Transaction Litigation.    Each party hereto shall promptly notify the other parties hereto in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it, its Affiliates or their respective directors or executive officers or other Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or proceedings as may be reasonably requested). Prior to the Closing, the Company shall control the defense, settlement or prosecution of any stockholder litigation or other litigation or Proceeding against the Company, its Affiliates or their respective directors or executive officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, including the Separation or the Distribution (“Company Transaction Litigation”); provided, that the Company shall not compromise, settle or agree to compromise or settle any Company Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Company shall, subject to the preservation of privilege and confidential information, give Parent the opportunity to participate in (but not control) the defense or settlement of any Company Transaction Litigation and shall give due consideration to Parent’s advice with respect to such Company Transaction Litigation.
Section 6.11   Obligations of Merger Sub and Parent.    Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
Section 6.12   Stock Exchange Delisting; Deregistration.    Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE American to cause the delisting of the Company and of the Company Common Stock and the Company Preferred Stock from the NYSE American as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock, Company Preferred Stock and Company Warrants under the Exchange Act as promptly as practicable after such delisting.
Section 6.13   Financing Cooperation.
(a)   Debt Financing.
(i)   Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use their reasonable best efforts, and shall use reasonable best efforts to cause their respective Representatives, to provide all customary cooperation reasonably requested by Parent in writing (email being sufficient) in connection with the offering, arrangement, syndication, consummation, or issuance of any debt financing with respect to the Company, the Subsidiaries of Company Remainco or the Company Real Properties effective as of or after (and conditioned on the occurrence of) the Effective Time (the “Debt Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including, to the extent so requested, using reasonable best efforts to:
(a)   furnish to Parent and its financing sources for the Debt Financing (i) historical and projected financial, statistical or other pertinent information regarding the Company and the Company Remainco Business separate from the Spinco Business to the extent reasonably requested by Parent and customary in connection with a financing of the applicable type and (ii) financial information necessary for Parent to prepare a pro forma balance sheet and related pro forma statement of income for Company Remainco as of and for the twelve (12)-month period ending on the last day of the most recent four-fiscal quarter period ending (A) in the case of a fiscal quarter (other than the fourth fiscal quarter of any fiscal year), at least 60 days prior to the Closing Date and (B) in the case of the fourth-fiscal quarter of any fiscal year, at least 90 days prior to the Closing Date;
(b)   provide reasonable and customary assistance to Parent in the preparation of customary offering documents, offering memoranda, syndication materials, information memoranda, lender presentations, materials for rating agency presentations, private placement memoranda, bank information memoranda, and similar documents necessary, proper or advisable in connection with such Debt Financing;
(c)   make appropriate officers of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with providers of the Debt Financing), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other syndication activities; provided that any such meeting or communication may be conducted virtually by videoconference or other media;
(d)   cause the Company’s independent auditors to deliver customary “comfort letters” and customary consents to the use of accountants’ audit reports in connection with the Debt Financing;
(e)   provide customary authorization letters authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing;
(f)   provide customary prepayment and/or defeasance notices within the time periods contemplated by the Existing Credit Agreements and Existing Real Property Loan Documents as reasonably requested by Parent (provided that no such notices shall be required unless such notice states that such notice is conditioned on the occurrence of the Closing and is revocable at the option of the Company or the applicable Remainco Subsidiary);
(g)   provide customary documents reasonably requested by Parent relating to (A) the repayment and/or defeasance of the Existing Credit Agreements and the Existing Real Property Loan Documents as of the Effective Time, and (B) the release of related Liens (if any), including using reasonable best efforts to deliver customary payoff letters in respect of the Existing Credit Agreements or Existing Real Property Loan Documents as reasonably requested by Parent (provided that the Company will not be required to deliver documents pursuant to this Section 6.13(a)(i)(g) unless such delivery is not conditioned on the occurrence of the Closing);
(h)   to the extent necessary or advisable, reasonably cooperate to facilitate the executing and delivering of customary pledge and security documents (and any other customary documents or instruments required for the creation and perfection of security interests in the collateral securing the Debt Financing as may be reasonably requested by Parent) or other customary definitive financing documents reasonably requested by the Financing Parties, in each case required in connection with the Debt Financing and effective as of the Closing (but not prior to the Closing);
(i)   provide documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any Subsidiary of the Company, in each case as reasonably requested by Parent;
(j)   cooperate with due diligence of the Financing Entities, to the extent customary and reasonable;
(k)   consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill;
(l)   reasonably cooperate with the marketing efforts of Parent and its financing sources for any Debt Financing to be raised by Parent to complete the Merger and the other transactions contemplated by this Agreement;
(m)   as may be reasonably requested by Parent, following the later of the obtainment of the Company Stockholder Approval and the effectiveness of the Spinco Registration Statement, form new direct or indirect Subsidiaries of the Company pursuant to documentation reasonably satisfactory to Parent and the Company, in each case effective as of the Closing (but not prior to the Closing);
(n)   as may be reasonably requested by Parent and subject to Section 6.13(a)(i) of the Company Disclosure Schedule, following the later of the obtainment of the Company Stockholder Approval and the effectiveness of the Spinco Registration Statement and provided such actions would not adversely affect the Tax status of the Company or Subsidiaries of the Company or cause the Company or any of its Subsidiaries to be subject to additional Taxes or otherwise suffer or incur any amounts that are not indemnified by Parent under the last sentence of Section 6.13(a)(ii), transfer or otherwise restructure its ownership of existing Subsidiaries of the Company, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company, in each case effective as of the Closing (but not prior to the Closing);
(o)   provide reasonable and customary assistance with respect to attempting to obtain any third-party consents associated with the delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the Debt Financing;
(p)   to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, attempt to obtain estoppels and certificates from non-residential tenants, lenders, managers, franchisors, ground lessors, ground lessees and counterparties to reciprocal easement agreements, declarations and similar agreements in form and substance reasonably satisfactory to any potential financing source; and
(q)   to the extent reasonably requested by Parent and necessary in connection with the Debt Financing, provide customary and reasonable assistance to allow Parent and its Representatives to conduct customary appraisal and non-invasive environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain to the extent reasonably requested by Parent and required in connection with such inspections), leased by the Company or any of the Subsidiaries of the Company (provided, however, that (A) neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, (B) Parent shall schedule and coordinate all inspections with the Company in accordance with Section 6.2, and (C) the Company shall be entitled to have representatives present at all times during any such inspection).
(ii)   Notwithstanding anything to the contrary in this Section 6.13(a) or Section 6.13(b), none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.13 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except for the authorization letter contemplated by Section 6.13(a)(i)(d) and (e) and the notices and documents expressly contemplated by and in accordance with Section 6.13(a)(i)(f) – (i) and Section 6.13(a)(i)(m) – (p)), (ii) require the Company or any of its Affiliates to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or (B) have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, in each case except for those fees, expenses financial commitments or other financial obligations that the Company is reimbursed for by Parent, (iii) cause any director, officer, employee or stockholders of the Company or any of its Affiliates to incur any personal liability, (iv) conflict with the Company Organizational Documents, the Operating Partnership Agreement, any organizational documents of any other Subsidiaries of the Company or any Laws, (v) result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which the Company or any of its Affiliates is a party, (vi) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other legal privilege (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (vi)), (vii) require the Company to prepare or deliver any (A) (1) financial statements or information that is not available to it and prepared in the ordinary course of its financial reporting practice or (2) pro forma financial statements or pro forma financial information not otherwise prepared in the ordinary course of its financial reporting practice, in each case other than pro forma financial statements or pro forma financial information for Company Remainco after giving effect to the Separation and the Distribution, (B) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for private placements of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (C) risk factors relating to all or any component of the Debt Financing, (D) (1) historical financial statements or other information required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3 16, Rule 13-01 or 13-02 of Regulation S-X under the Securities Act, (2) any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (3) separate Subsidiary financial statements, related party disclosures, or any segment reporting or disclosure, including any required by FASB Accounting Standards Codification Topic 280 or (4) other information customarily excluded from an offering memorandum for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (E) projections, “management’s discussion and analysis” or similar narrative disclosures for the Company or its Subsidiaries or (F) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing. None of the representations, warranties, covenants or agreements of the Company or any Subsidiaries of the Company shall be deemed to apply to, or deemed breached or violated by, any of the actions, transactions or cooperation contemplated by this Section 6.13. Nothing contained in this Section 6.13 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly on request by the Company, reimburse the Company and any of its Affiliates for all reasonable out-of-pocket costs incurred by them or their respective Representatives in connection with the Debt Financing or in performing their obligations under this Section 6.13(a), and Parent shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all Liabilities, losses, Taxes, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them relating to or arising from the Debt Financing, any actions, transactions or cooperation contemplated by this Section 6.13, or any information used in connection therewith other than information provided in writing by the Company or the Subsidiaries of the Company specifically in connection with their obligations pursuant to this Section 6.13 (the obligations in this sentence, together with the obligations in the last sentence of Section 6.21 and the penultimate sentence of Section 6.13(b)(ii), the “Reimbursement Obligations”).
(iii)   The parties hereto acknowledge and agree that the provisions contained in this Section 6.13 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Parent or any of its Affiliates be a condition to any of Parent’s obligations under this Agreement.
(iv)   All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and its Representatives may initiate contact with and pursue potential financing parties in connection with the Debt Financing, in each case subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement.
(b)   Cooperation Regarding Existing Loans.
(i)   Promptly following Parent’s request, the Company or its applicable Subsidiary shall deliver (or use commercially reasonable efforts to cause any Joint Venture to deliver) to each of the lenders under debt of any of the Subsidiaries of Company Remainco (any such debt, “Subject Debt”) or any agent or trustee acting on their behalf (each an “Existing Lender”), a notice prepared by Parent, in form and substance reasonably approved by the Company, requesting that such Existing Lender deliver to Parent and the Company (or the applicable Joint Venture) a written statement or documents (the “Assumption Documents”) (i) confirming (A) the aggregate principal amount of the indebtedness outstanding under such Subject Debt, (B) the date to which interest and principal has been paid in respect of such Subject Debt, and (C) the amount of any escrows being held by such Existing Lender in respect of such Subject Debt; and (ii) consenting to (A) the Equity Joint Venture Buyout (if applicable), the assumption of the existing indebtedness, the termination of all agreements with any affiliate of any counterparty to an Equity Joint Venture Buyout (if applicable), the replacement of any guaranty from any affiliate of any counterparty to an Equity Joint Venture Buyout from and after the Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement, and (B) to the modifications of the terms of such Subject Debt that Parent may reasonably request after the date hereof; provided that the Company shall be informed of any such request or modification; provided, further, that, in the event Parent requests Assumption Documents in accordance with this Section 6.13(b) (x) the consummation of the Merger shall not be conditioned on, or delayed or postponed as a result of the receipt of (or failure to receive) such Assumption Documents from all or any portion of the Existing Lenders and (y) the Assumption Documents will be effective as of or immediately prior to and conditioned on the occurrence of the Effective Time. Without limiting the foregoing, in connection with any indebtedness that Parent intends not to repay, defease or not to cause the Company or any Subsidiaries of Company Remainco to repay or defease at the Closing, the Company and each of the Subsidiaries of Company Remainco shall reasonably cooperate with Parent in connection with maintaining such continuing indebtedness. In furtherance of the foregoing, at the option of Parent, (x) the Company (or its applicable Subsidiary) shall use commercially reasonable efforts to cause any Joint Venture to cooperate in connection with the execution and delivery of the Assumption Documents and (y) Parent shall have the right to discuss with any such lender maintaining the indebtedness for the Company Real Property (provided that the Company is provided a reasonable opportunity to participate in the discussions and Parent shall provide the Company with updates on the status of discussions upon the Company’s reasonable request) and make all determinations and decisions regarding such indebtedness from and after the Closing and any payment of costs or fees relating thereto from or after the Closing.
(ii)   Parent shall pay all fees and expenses payable in connection with the Assumption Documents, including premiums for any endorsements to or re-date of the title insurance policy previously issued to the Existing Lenders, servicing fees, rating agency fees, assignment and assumption fees, attorneys’ fees and disbursements and processing fees required to be paid to the Existing Lenders as a condition to issuance of the Assumption Documents. Neither the Company nor any of the Subsidiaries of the Company shall be obligated to pay any commitment or similar fee or incur any other expense, liability or obligation in connection with this Section 6.13(b) prior to the Closing, and Parent shall indemnify and hold harmless the Company and the Subsidiaries of the Company for any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their actions and cooperation pursuant to this Section 6.13(b). The Company’s obligations pursuant to this Section 6.13(b) shall be subject to the limitations set forth in Section 6.13(a)(ii).
Section 6.14   Equity Joint Venture Buyouts.    Within three (3) Business Days of Parent providing written notice to the Company, the Company shall cause its applicable Subsidiary to provide a Forced Sale Notice (as defined in each Equity Joint Venture Buyout Agreement) to the applicable counterparty to such Equity Joint Venture Buyout Agreement in compliance with the terms of such Equity Joint Venture Buyout Agreement. From and after the delivery of the Forced Sale Notice and prior to the Effective Time, none of the Company nor its Subsidiaries shall withdraw such Forced Sale Notice or terminate, modify or amend in any respect, or waive any material rights under any Equity Joint Venture Buyout Agreement without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Company shall cause each applicable Subsidiary to comply in all respects with its respective obligations under each Equity Joint Venture Buyout Agreement and consummate the transactions contemplated thereby in all respects upon the terms and subject to the conditions set forth in the applicable Equity Joint Venture Buyout Agreement, and Parent shall reasonably cooperate with respect thereto, which may include execution of asset level purchase agreements; provided that Parent shall have the right to cause the Company to withdraw a Forced Sale Notice prior to the expiration of such right in the Equity Joint Venture Buyout Agreement, and to otherwise consult with the Company in connection with and reasonably approve the Company’s actions in consummating and closing the transactions contemplated under the Equity Joint Venture Buyout Agreements, including the calculation of the “Sale Consideration” (as defined in each Equity Joint Venture Buyout Agreement).
Section 6.15   Accrued Dividends.    In the event that a distribution with respect to shares of Company Common Stock or Company Preferred Stock permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of shares of Company Common Stock or Company Preferred Stock entitled to receive such distribution on the Closing Date immediately prior to the Effective Time.
Section 6.16   Dividends.
(a)   Notwithstanding anything to the contrary in this Agreement, from and after the date hereof and prior to the Effective Time, in addition to quarterly cash dividends on Company Common Stock permitted pursuant to Section 6.1(b)(iii), the Company shall be permitted to declare and pay a dividend to its stockholders distributing any amounts reasonably determined by the Company to be required to be distributed in order for the Company to (i) maintain the Company’s qualification for taxation as a REIT under the Code and (ii) avoid or reduce the payment of income or excise Tax (including under Sections 857 or 4981 of the Code) or any other entity-level Tax (a “Special Pre-Closing Dividend”). If the Company declares a Special Pre-Closing Dividend, the Merger Consideration shall be decreased by an amount equal to the Special Pre-Closing Dividend that is declared.

(b)   Prior to the Effective Time, the Company Board shall adopt such resolutions or take such other actions as may be required to terminate the Company DRIP, effective prior to, but subject to the occurrence of, the Effective Time, and ensure that no purchase or other rights under the Company DRIP enable the holder of such rights to acquire any interest in Parent, the Company or any Subsidiary thereof as a result of such purchase or the exercise of such rights at or after the Effective Time.
Section 6.17   Redemption of Company Preferred Stock.    (a) Promptly after the date the Proxy Statement is mailed to the stockholders of the Company, the Company shall deliver a notice of redemption (the “Preferred Stock Redemption Notice”) with respect to each of the shares of the Company Preferred Stock to each holder of record thereof, (b) at or prior to the Effective Time, Parent, on behalf of the Surviving Company, shall irrevocably set aside and deposit, separate and apart from its other funds, in trust for the benefit of the holders of the Company Preferred Stock, cash in immediately available funds in the amount of (i) $25.00 plus an amount equal to all accrued and unpaid dividends to and including the redemption date set forth in the Preferred Stock Redemption Notice, without interest, per share of Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series T Preferred Stock and (ii) $1,000.00 plus an amount equal to all accrued and unpaid dividends to and including the redemption date set forth in the Preferred Stock Redemption Notice, without interest, per share of Company Series B Preferred Stock (the collective amounts set forth in clauses (i) and (ii), the “Preferred Stock Redemption Amount”) and (c) Parent and the Company shall, effective as of the Effective Time, give irrevocable instructions for the payment of the Preferred Stock Redemption Amount, in each case in accordance with the Company Organizational Documents. At and following the Closing, the Surviving Company shall complete the redemption of the Company Preferred Stock in accordance with the Company Organizational Documents and Preferred Stock Redemption Notices. The Preferred Stock Redemption Notices shall be prepared by the Company and be reasonably acceptable to Parent, and shall comply in all material respects with the specifications and timing requirements of the Company Organizational Documents for each applicable series of Company Preferred Stock and shall state that each series of Company Preferred Stock shall be redeemed effective as of, and conditioned upon the occurrence of, the Effective Time.
Section 6.18   Company Warrants.    At least ten (10) Business Days prior to the Effective Time, the Company shall notify the warrant agent in accordance with the Warrant Agreements with respect to outstanding warrants to purchase Company Class A Common Stock (a “Company Warrant”) of the Merger, including that each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be automatically converted by virtue of the Merger into the right to receive the Merger Consideration, and that as of the Effective Time, the Exercise Price (as defined in the Warrants Agreements) of the Company Warrants will be adjusted so that the holder of any Company Warrant exercised after such date shall be entitled to receive in cash the amount of the Merger Consideration which, if the Company Warrant had been exercised by such holder immediately prior to the Closing Date, such holder would have been entitled to receive upon the closing of the Merger. The notice provided to the warrant agent shall be prepared by the Company and be reasonably acceptable to Parent and shall comply in all material respects with the specifications and timing requirements of the Warrant Agreements.
Section 6.19   Tax Matters.
(a)   The Company shall deliver to Parent, at or prior to the Closing, a properly completed and duly executed IRS Form W-9.
(b)   The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinion referred to in Section 7.2(d), and (ii) deliver to Company Tax counsel, or other tax counsel to the Company delivering the opinion referred to in Section 7.2(d), a tax representation letter, dated as of the Closing Date, and signed by an officer of the Company, substantially in the form attached as Section 6.19(b) of the Company Disclosure Schedule (and with such changes as are mutually agreeable to the Company, Parent and such counsel), containing customary representations of the Company reasonably necessary or appropriate to enable such counsel to render the tax opinion described in Section 7.2(d).
Section 6.20   Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement (other than with respect to the Proxy Statement or Spinco Registration Statement, which are governed by Section 6.4), or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 6.21   Other Transactions.    The Company shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more Subsidiaries of Company Remainco that are organized as corporations into limited partnerships or limited liability companies and one or more Subsidiaries of Company Remainco that are organized as limited partnerships or limited liability companies into limited liability companies, limited partnerships or corporations, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by Company Remainco in one or more Subsidiaries of Company Remainco (including to Company Remainco or any other Subsidiary of Company Remainco) at a price and on such other terms as designated by Parent, (c) exercise any right of Company Remainco or a Subsidiary of Company Remainco to terminate, or cause to be terminated, any Contract to which Company Remainco or a Subsidiary of Company Remainco is a party and (d) sell, transfer or distribute, or cause to be sold, transferred or distributed, any of the assets of Company Remainco or one or more Subsidiaries of Company Remainco (including to Company Remainco or any other Subsidiary of Company Remainco) at a price and on such other terms as designated by Parent (any action or transaction described in clauses (a) through (d), a “Parent-Approved Transaction”); provided that (i) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of its Subsidiaries, (B) any Contract, or (C) applicable Law, (ii) any such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article VII having been satisfied (or, with respect to Section 7.2, waived) and receipt by the Company of a written notice from Parent stating that Parent and Merger Sub are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Merger set forth in Section 7.1 and Section 7.2 have not been satisfied (other than the conditions set forth in Section 7.1(b) and Section 7.1(c), delivery by the Company at the Closing of the certificate specified in Section 7.2(c) and the opinion specified in Section 7.2(d)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event that such transactions will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Merger in accordance with the terms of this Agreement, (iv) neither the Company nor any of the Subsidiaries of the Company shall be required to take any action, or fail to take any action, that could adversely affect the classification as a REIT of the Company or any Subsidiary of the Company that is classified as a REIT or could subject the Company, Company Remainco or any such Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes), (v) neither the Company nor any Subsidiary of the Company shall be required to take any action, or to fail to take any action, which would reasonably be expected to cause any Subsidiary of the Company to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provision of Section 856 of the Code, as the case may be, or to incur any material Taxes, (vi) neither the Company nor any Subsidiary of the Company shall be required to take any action, or to fail to take any action, that could result in any Tax being imposed on, or any material adverse Tax consequences to, any limited partner of the Operating Partnership, or any stockholder or other equity interest holder of the Company (in such person’s capacity as a stockholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other material adverse Tax consequences that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 6.21, and (vii) neither the Company nor any of the Subsidiaries of the Company shall be required to provide any non-public information to a third party other than Parent and its Affiliates and their respective Representatives (it being understood that such information shall be governed by the Confidentiality Agreement). Such actions or transactions shall be undertaken in the manner (including in the order) reasonably specified by Parent and shall be subject to the limits set forth above and, except as agreed by Parent and the Company, such actions or transactions shall be implemented not earlier than immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties, covenants or agreements of the Company or any of the Subsidiaries of the Company shall be deemed to apply to, or be deemed to be breached or violated by, the actions, transactions or cooperation contemplated by this Section 6.21. The Company shall not be deemed to have made a Company Adverse Recommendation Change as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction or pursuant to Section 6.13. Parent shall, promptly upon request by the Company, reimburse the Company and any of its Affiliates for all reasonable out-of-pocket costs incurred by them or their respective Representatives in connection with any Parent-Approved Transaction or in performing their obligations under this Section 6.21, and Parent shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all Liabilities, losses, Taxes, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them relating to or arising from any Parent-Approved Transaction or any actions, transactions or cooperation contemplated by this Section 6.21.
Section 6.22   Termination of Contracts and Resignation of Directors.
(a)   At or prior to the Closing, the Company shall take, and cause its Affiliates to take, all actions as may be necessary to terminate or cause to be terminated, effective no later than the Effective Time, all Contracts set forth on Section 6.22(a)(i) of the Company Disclosure Schedule (including all terms thereof which would purport to survive following the termination thereof), without any cost, Liability or obligation to or binding upon Parent, Merger Sub or their Affiliates (including, following the Closing, the Surviving Company and its Affiliates). Prior to the Closing, neither the Company nor any of its Subsidiaries shall pay any amounts to BRG Manager, LLC or any of its Affiliates other than pursuant to the Contracts set forth on Section 6.22(a)(ii) in accordance with their terms as in effect on the date hereof.
(b)   The Company shall cause to be delivered to Parent at or prior to the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of the directors of the Company.
Section 6.23   Arium Westside.    On or prior to the expiration of the Arium Westside Lease, the Company shall use commercially reasonable efforts, and cause its Affiliates to use commercially reasonable efforts, to acquire the fee interest in that certain property known as Arium Westside from The Atlanta Development Authority pursuant to Section 12.1 of the Arium Westside Lease (the “Arium Westside Acquisition”).
ARTICLE VII.
CONDITIONS TO THE MERGER
Section 7.1   Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law; provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Effective Time of the following conditions:
(a)   The Company Stockholder Approval shall have been obtained.
(b)   The Spinco Registration Statement shall have become effective under the Securities Act or the Exchange Act, as applicable, and shall not be the subject of any stop order or proceedings seeking a stop order and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(c)   The Separation and the Distribution shall have been consummated.

(d)   No injunction or Order by any Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Merger, the Separation or the Distribution.
Section 7.2   Conditions to Obligation of Parent to Effect the Merger.    The respective obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)   (i) Other than Section 4.2 (other than clause (c)), Section 4.4 and Section 4.11(a), the representations and warranties of the Company set forth in Article IV (determined without regard to any “Company Material Adverse Effect” or “material” qualification) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 4.2 (other than clause (c)) and Section 4.4 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date and (iii) the representations and warranties of the Company set forth in Section 4.11(a) shall be true and correct as of the Closing Date as though made at and as of the Closing Date; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii) as applicable) as of such date or period.
(b)   The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c)   The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)   The Company shall have delivered to Parent a written opinion of Vinson & Elkins L.L.P., Tax counsel to the Company (or other counsel selected by the Company and reasonably acceptable to Parent), on which Parent and Merger Sub shall be entitled to rely, dated as of the Closing Date, in form and substance substantially as set forth in Section 7.2(d) of the Company Disclosure Schedule (and with such changes as are mutually agreeable to the Company, Parent and such counsel), which opinion concludes (subject to customary assumptions, qualifications and representations, including the representations made by the Company in the tax representation letter described in Section 6.19), that commencing with the Company’s taxable year ended December 31, 2010 the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to continue to qualify for taxation as a REIT through and including the Effective Time.
Section 7.3   Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)   (i) Other than Section 5.2, the representations and warranties of Parent and Merger Sub set forth in Article V (determined without regard to any “Parent Material Adverse Effect” or “material” qualification) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2 shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) as of such date or period.
(b)   Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)   Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) for each of Parent and Merger Sub, respectively, have been satisfied.
ARTICLE VIII.
TERMINATION
Section 8.1   Termination or Abandonment.    Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (except as otherwise provided below):
(a)   by the mutual written consent of the Company and Parent;
(b)   by either the Company or Parent, by written notice to the other, if the Merger shall not have been consummated on or before September 20, 2022 (the “Outside Date”); provided that if the Closing shall not have occurred by the Outside Date (as it may be extended pursuant to this Section 8.1(b)), but on that date the conditions set forth in Section 7.1(b) or Section 7.1(c) have not been satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied if the Closing were to occur on such date), then either Parent or the Company may, in its sole discretion, by written notice to the other on or before the second Business Day prior to the then-current Outside Date, extend the Outside Date to the one-month anniversary of the then-current Outside Date; provided, further, that the Outside Date may only be extended by the Company until the one-month anniversary of the original Outside Date and in any event only to the extent that the date to consummate a “Sale” (as defined in each Equity Joint Venture Buyout Agreement) has been extended to at least the one-month anniversary of the original Outside Date; provided, further, that the Outside Date may not be extended by Parent beyond the three-month anniversary of the original Outside Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party if the failure of the Merger to be consummated by such date shall be due to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;
(c)   by either the Company or Parent, by written notice to the other, if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Separation, Distribution or Merger and such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if such Order shall be due to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;
(d)   by either the Company or Parent, by written notice to the other, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting (as it may be adjourned or postponed) at which the approval of the Merger is voted upon and such vote has concluded;
(e)   by the Company, by written notice to Parent, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from the Company to Parent of such breach, inaccuracy or failure; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if the Company is then in breach of any of its representations, warranties, covenants or other agreements such that Parent has the right to terminate this Agreement pursuant to Section 8.1(f);
(f)   by Parent, by written notice to the Company, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and

(ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from Parent to the Company of such breach, inaccuracy or failure; provided that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to Parent if Parent or Merger Sub are then in breach of any of its representations, warranties, covenants or other agreements such that the Company has the right to terminate this Agreement pursuant to Section 8.1(e);
(g)   by Parent, by written notice to the Company, in the event that (A) at any time prior to the receipt of the Company Stockholder Approval, a Company Adverse Recommendation Change occurs, (B) the Company shall have failed to publicly recommend against any tender offer or exchange offer for the Company Common Stock subject to Regulation 14D under the Exchange Act that constitutes a Company Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, (C) at any time prior to the receipt of the Company Stockholder Approval, the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date of Parent’s written request following the date a Company Takeover Proposal shall have been first publicly announced (or if the Company Stockholders’ Meeting is scheduled to be held within ten (10) Business Days after the date a Company Takeover Proposal shall have been publicly announced, as far in advance of the date on which the Company Stockholders’ Meeting is scheduled to be held as is reasonably practicable) or (D) the Company enters into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.3);
(h)   at any time prior to the receipt of the Company Stockholder Approval, by the Company, by written notice to Parent, in accordance with Section 6.3(f); provided that the Company shall have previously or concurrently paid the Company Termination Fee in accordance with Section 8.3(a) (and such termination shall not be effective until the Company has paid such Company Termination Fee in accordance with Section 8.3(a)); and
(i)   by the Company, by written notice to Parent delivered on or after the Delayed Closing Date, if (A) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing and the condition set forth in Section 7.1(c), which conditions are capable of being satisfied as of the date the Closing should have occurred pursuant to Section 2.3), (B) on the date the Closing should have occurred pursuant to Section 2.3, the Company shall have delivered written notice to Parent to the effect that (x) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing and Section 7.1(c), but which conditions are capable of being satisfied as of the date the Closing should have occurred pursuant to Section 2.3), (y) it is prepared to consummate the Closing and (z) will be prepared to consummate the Closing on the Delayed Closing Date, (C) Parent fails to consummate the Closing on the Delayed Closing Date, and (D) the Company was prepared to consummate the Closing on the Delayed Closing Date. “Delayed Closing Date” means the earliest date following the date on which the Closing should have occurred pursuant to Section 2.3 that the Separation and Distribution may be completed in accordance with applicable Law and stock exchange rules, but in any event not less than three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 2.3.
Section 8.2   Effect of Termination.    In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and be null and void, and there shall be no other Liability on the part of the Company Related Parties, on the one hand, or the Parent Related Parties, on the other hand, to the other relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement); provided that the Confidentiality Agreement, the Limited Guarantee, the Reimbursement Obligations, Section 4.24, Section 5.14, Section 6.2(c), Section 6.13(a)(iv), this Section 8.2, Section 8.3 and Article IX shall each survive any termination and continue in full force and effect in accordance with their respective terms; provided, further, that, subject to Section 9.5, nothing herein shall relieve any party hereto from any Liability for any fraud or any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.3   Termination Fees.
(a)   Company Termination Fee.   If (i) this Agreement is terminated (A) by Parent pursuant to Section 8.1(g) or (B) by the Company pursuant to Section 8.1(h) or (ii) (A) after the date of this Agreement, a Company Takeover Proposal (substituting 50% for the 15% threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been received by the Company or its Representatives or any Person shall have publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) a Company Takeover Proposal (and, in the case of a termination pursuant to Section 8.1(d), such Company Takeover Proposal or publicly proposed or announced intention shall have been made prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof)), (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), or by Parent pursuant to Section 8.1(f), and (C) at any time on or prior to the date that is twelve (12) months after the date of such termination, the Company or any of its Subsidiaries completes, or enters into a definitive agreement providing for the implementation of, any Qualifying Transaction, then the Company shall pay, at the direction of Parent, the Company Termination Fee by wire transfer of immediately available funds (to an account designated by Parent) (1) in the case of clause (i)(A), within two (2) Business Days after the date of such termination, (2) in the case of clause (i)(B), prior to or concurrently with such termination or (3) in the case of clause (ii), within the earlier of (x) two (2) Business Days after the entry into a definitive agreement providing for the implementation of any Qualifying Transaction and (y) concurrently with the consummation of any Qualifying Transaction. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. If the Company becomes obligated to pay the Company Termination Fee under this Section 8.3(a), then, if requested by Parent, the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company that is reasonably acceptable to Parent pursuant to a written escrow agreement (the “Company Termination Fee Escrow Agreement”) reflecting the terms set forth in this Section 8.3(a) and otherwise reasonably acceptable to the escrow agent. The Company Termination Fee Escrow Agreement shall provide that the Company Termination Fee in escrow or the applicable portion thereof shall be released to Parent on an annual basis based upon the delivery by Parent to the escrow agent of any one (or a combination) of the following: (i) a letter from the independent certified public accountants of any direct or indirect equity owner of Parent that is a REIT indicating the maximum amount that can be paid by the escrow agent to Parent or its designee without causing such direct or indirect equity owner of Parent that is a REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of such REIT determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to Parent or its designee such maximum amount stated in the accountant’s letter; (ii) a letter from counsel of any direct or indirect equity owner of Parent that is a REIT indicating that such REIT received a private letter ruling from the Internal Revenue Service (“IRS”) holding that the receipt by Parent or its designee of the Company Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Parent or its designee the remainder of the Company Termination Fee; (iii) a letter from the counsel of any direct or indirect equity owner of Parent that is a REIT indicating that such REIT has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by Parent or its designee of the Company Termination Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Parent or its designee the remainder of the Company Termination Fee; or (iv) a letter from any direct or indirect equity owner of Parent that is a REIT designating a Taxable REIT Subsidiary of such REIT as the recipient of the Company Termination Fee, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent or its designee. The Company Termination Fee Escrow Agreement shall further provide that, at the end of the fifth calendar year beginning after the date on which the Company’s obligation to pay the Company Termination Fee arose (or earlier if directed by Parent), any remaining amount then being held in escrow by the escrow agent shall be disbursed to the Company. The parties agree to cooperate in good faith to amend this Section 8.3(a) at the reasonable request of Parent in order to (A) maximize the portion of the applicable Company Termination Fee that may be distributed to Parent or its designee hereunder without causing any direct or indirect equity owner of Parent that is a REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the direct or indirect owner of Parent that is a REIT’s chances of securing the favorable private letter ruling from the IRS described in this Section 8.3(a) or (C) assist the direct or indirect owner of Parent that is a REIT in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.3(a). The Company Termination Fee Escrow Agreement shall provide that Parent shall bear all costs and expenses under the Company Termination Fee Escrow Agreement.
(b)   Parent Termination Fee.   If this Agreement is terminated by the Company pursuant to Section 8.1(e) or Section 8.1(i) (or by Parent pursuant to Section 8.1(b) at a time when the Company was then entitled to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(i)), then Parent shall pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of immediately available funds within two (2) Business Days of such termination, to an account designated by the Company. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. If Parent becomes obligated to pay the Parent Termination Fee under this Section 8.3(b), then, if requested by the Company, Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee with an escrow agent selected by Parent that is reasonably acceptable to the Company pursuant to a written escrow agreement (the “Parent Termination Fee Escrow Agreement”) reflecting the terms set forth in this Section 8.3(b) and otherwise reasonably acceptable to the escrow agent. The Parent Termination Fee Escrow Agreement shall provide that the Parent Termination Fee in escrow or the applicable portion thereof shall be released to the Company on an annual basis based upon the delivery by the Company to the escrow agent of any one (or a combination) of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Company determined as if the payment of such amount did not constitute Qualifying REIT Income, in which case the escrow agent shall release to the Company such maximum amount stated in the accountant’s letter; (ii) a letter from the Company’s counsel indicating that the Company received a private letter ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Company the remainder of the Parent Termination Fee; (iii) a letter from the Company’s counsel indicating that the Company has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Company the remainder of the Parent Termination Fee; or (iv) a letter from the Company designating a Taxable REIT Subsidiary of the Company as the recipient of the Parent Termination Fee, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company or its designee. The Parent Termination Fee Escrow Agreement shall further provide that, at the end of the fifth calendar year beginning after the date on which Parent’s obligation to pay the Parent Termination Fee arose (or earlier if directed by the Company), any remaining amount then being held in escrow by the escrow agent shall be disbursed to Parent. The parties agree to cooperate in good faith to amend this Section 8.3(b) at the reasonable request of the Company in order to (A) maximize the portion of the applicable Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Company’s chances of securing the favorable private letter ruling from the IRS described in this Section 8.3(b) or (C) assist the Company in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.3(b). The Parent Termination Fee Escrow Agreement shall provide that the Company shall bear all costs and expenses under the Parent Termination Fee Escrow Agreement.
(c)   Each of the parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such Company Termination Fee or Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, while Parent may pursue both a grant of specific performance that requires the Closing to occur in accordance with Section 9.5 and the payment of the Company Termination Fee, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that requires the Closing to occur and payment of the Company Termination Fee.
(d)   Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, or if Parent fails to pay in a timely manner the Parent Termination Fee, as applicable, then the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum (the “Enforcement Expenses”).
(e)   Sole and Exclusive Remedy.
(i)   If this Agreement is terminated pursuant to Section 8.1, subject to Section 9.5, the Company’s right to receive the Parent Termination Fee in full in the circumstances in which it is payable, the Enforcement Expenses and the Reimbursement Obligations shall be the sole and exclusive remedy of the Company against the Parent Related Parties in connection with this Agreement, any agreement executed in connection herewith, the transactions contemplated hereby or thereby, the termination of this Agreement, any breach of this Agreement or any such other agreement, or the failure to consummate the Merger or any of the other transactions contemplated hereby or thereby, and the Parent Related Parties shall not have any further Liability in connection with the foregoing. Notwithstanding the foregoing, this Section 8.3(e)(i) (x) will not relieve Blackstone Real Estate Services L.L.C. from Liability to the extent provided in the Confidentiality Agreement, (y) will not limit the Company’s right to specific performance pursuant to the proviso to the last sentence of Section 9.5(a) and (z) subject to the Liability Limitation (which shall not limit Section 4 of the Limited Guarantee) and the other limitations described in the Limited Guarantee, will not limit the Equity Investor’s obligations under and to the extent provided in the Limited Guarantee.
(ii)   If this Agreement is terminated pursuant to Section 8.1, (A) Parent’s right to receive the Company Termination Fee in full in the circumstances in which it is payable and the Enforcement Expenses shall be the sole and exclusive remedy of Parent, Merger Sub or the Equity Investor against the Company Related Parties in connection with this Agreement, any agreement executed in connection herewith, the transactions contemplated hereby or thereby, the termination of this Agreement, any breach of this Agreement or any such other agreement, or the failure to consummate the Merger or any of the other transactions contemplated hereby or thereby, and the Company Related Parties shall not have any further Liability in connection with the foregoing and (B) in no event will (1) any Company Related Party (other than the Company) have any liability for monetary damages arising out of this Agreement or the Merger or (2) without limiting clause (A), except in the case of fraud or willful and material breach, any Parent Related Party (including Parent, Merger Sub or the Equity Investor) obtain any monetary recovery or award in excess of $60,000,000 plus the Enforcement Expenses. Notwithstanding the foregoing, this Section 8.3(e)(ii) (x) will not limit Parent’s right to specific performance pursuant to Section 9.5 and (y) will not relieve the Company from Liability to the extent provided in the Confidentiality Agreement.

ARTICLE IX.
MISCELLANEOUS
Section 9.1   No Survival.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
Section 9.2   Expenses; Transfer Taxes.
(a)   Except as otherwise provided in this Agreement (including in Section 8.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.
(b)   Except as otherwise provided in Section 3.2(c), all real property transfer, stock transfer, documentary, sales, use, stamp, recording, value added, registration or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne and timely paid by Parent or Merger Sub and expressly shall not be a liability of holders of Company Common Stock. Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or caused to be prepared, executed and filed, all returns, questionnaires, application or other documents relating to Transfer Taxes.
Section 9.3   Counterparts; Effectiveness.    This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
Section 9.4   Governing Law; Jurisdiction.
(a)   This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.
(b)   Each of the parties hereto irrevocably agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement and the rights and obligations arising in connection herewith, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns (“Actions”), exclusively in (i) the Circuit Court for Baltimore City, Maryland, (ii) in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or other proceeding, the United States District Court for the District of Maryland, Baltimore Division or (iii) in the event (but only in the event) that such courts identified in clauses (i) and (ii) do not have subject matter jurisdiction over such suit, action or other proceeding, any other state or federal court located within the State of Maryland (the “Chosen Courts”), and solely in connection with Actions (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 9.4 and any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such

Action in the Chosen Courts and (D) waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any party hereto or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In the case of any Proceeding in the Circuit Court for Baltimore City, Maryland or any other state court located in the State of Maryland, each of the parties irrevocably agrees to request and/or consent to the assignment of any such Proceeding to such court’s Business and Technology Case Management Program. Each party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties hereto is or may be subject, by suit upon such judgment. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7 in accordance with applicable Law and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Maryland. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
Section 9.5   Specific Enforcement; Liability Limitation.
(a)   The parties hereto agree that if any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 9.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (b) the Company waives any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the Company shall waive, in any action for specific performance, the defense of adequacy of a remedy at law. Parent’s or Merger Sub’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which Parent or Merger Sub may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by Parent and Merger Sub. It is explicitly agreed that, subject only to the proviso in the immediately following sentence, the Company shall not have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger or otherwise to prevent a breach of this Agreement or enforce specifically the terms hereof. It is explicitly agreed that the Company’s sole and exclusive remedy relating to a breach of this Agreement by Parent or Merger Sub shall be the Parent Termination Fee, in the circumstances in which it is payable in accordance with Section 8.3(b), the Enforcement Expenses and the Reimbursement Obligations; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to specific performance to prevent any breach by Parent of Section 6.2(c).
(b)   The parties further agree (i) the seeking of remedies pursuant to Section 9.5(a) shall not in any respect constitute a waiver by either of Parent or Merger Sub seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 8.3(a), in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 9.5(a) are not available or otherwise not granted and (ii) nothing set forth in this Agreement shall require Parent or Merger Sub to institute any proceeding for (or limit any of Parent’s or Merger Sub’s right to institute any proceeding for) specific performance under this Section 9.5 prior or as a condition to exercising any termination right under Article VIII (and pursuing any remedy permitted hereunder after such termination), nor shall the commencement of any legal proceeding by either of Parent or Merger Sub seeking remedies pursuant to Section 9.5(a) or anything set forth in this Section 9.5 restrict or limit Parent’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
(c)   Notwithstanding anything to the contrary in this Agreement, the maximum aggregate Liability of Parent and Merger Sub together for any losses, damages, costs or expenses of the Company or its Affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by Parent or Merger Sub or otherwise in connection with this Agreement or the transactions contemplated hereunder, shall be limited to an amount equal to the Parent Termination Fee plus the Enforcement Expenses (the “Liability Limitation”), and in no event shall the Company or any of its Affiliates seek any amount in excess of the Liability Limitation (provided that the Liability Limitation shall not limit Section 4 of the Limited Guarantee) in connection with this Agreement or the transactions contemplated hereby or in respect of any other documents or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. The Company agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Parent Related Parties (other than Parent or Merger Sub to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against any Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Equity Investor (but not any other Parent Related Party) under and to the extent provided in the Limited Guarantee and subject to the Liability Limitation (which shall not limit Section 4 of the Limited Guarantee) and the other limitations described therein. Recourse against the Equity Investor under the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Equity Investor and any other Parent Related Party (other than Parent or Merger Sub to the extent provided in this Agreement and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document entered into in connection herewith or therewith or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of the Company against Parent or Merger Sub hereunder and against Blackstone Real Estate Services L.L.C. under the Confidentiality Agreement, in no event shall the Company or its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Related Party (other than the Equity Investor to the extent provided in the Limited Guarantee and subject to the Liability Limitation (which shall not limit Section 4 of the Limited Guarantee) and the other limitations described therein). Notwithstanding anything to the contrary herein, nothing in this Agreement, express or implied, is intended to or shall limit the rights or remedies available to a party to the Separation Documentation against any other party to the Separation Documentation.
Section 9.6   WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.
Section 9.7   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when sent by email by the party to be notified (provided that no automated notice of delivery failure is received by the sender); or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:
Badger Parent LLC
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10154
Attention: Jacob Werner
Email:
realestatenotices@blackstone.com
Werner@Blackstone.com

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
Brian M. Stadler, Esq.
Matthew B. Rogers, Esq.

Email:
BStadler@stblaw.com
MRogers@stblaw.com

To the Company:
Bluerock Residential Growth REIT, Inc.
1345 Avenue of the America, 32nd Floor
New York, New York 10105
Attention:
Jordan Ruddy

Email:
jruddy@bluerock.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Victor Goldfeld, Esq.
Matthew T. Carpenter, Esq.
Elizabeth A. Ingriselli, Esq.

Email:
VGoldfeld@wlrk.com
MTCarpenter@wlrk.com
EAIngriselli@wlrk.com

and
Kaplan Voekler Cunningham & Frank PLC
1401 East Cary Street
Richmond, Virginia 23219
Attention:
Richard P. Cunningham, Jr., Esq.
Kathy A. Lawrence, Esq.

Email:
rcunningham@kv-legal.com
klawrence@kv-legal.com

or to such other address as any party hereto shall specify by written notice so given.
Section 9.8   Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided that each of Merger Sub and Parent may assign any of their rights hereunder to any Affiliate of Parent without the prior written consent of the Company, but no such assignment shall (x) relieve Parent or Merger Sub of any of its obligations hereunder or (y) impede or delay the consummation of the transactions contemplated by this Agreement, the Separation or the Distribution. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.
Section 9.9   Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.10   Entire Agreement.    This Agreement (together with the exhibits hereto, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements (except the Confidentiality Agreement, which shall survive in accordance with its terms) and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, as well as the Separation and the Distribution.
Section 9.11   Amendments; Waivers.    At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, on the one hand, and Parent and Merger Sub, on the other hand; provided that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE American require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 9.12   Headings.    Headings of the Articles and Sections of this Agreement are for convenience of the parties hereto only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.13   No Third-Party Beneficiaries.    Each of the Parent Entities and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon Section 6.8 (provided that the rights of any Covered Persons shall not arise unless and until the Effective Time occurs).
Section 9.14   Interpretation.    (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (d) the word “or” shall not be deemed to be exclusive; (e) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”; (f) all references herein to “$” or “dollars” shall be to U.S. dollars; (g) references to “written” or “in writing” include in electronic form; (h) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related rules and regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related rules and regulations thereunder and published interpretations thereof, in each case, as of such date; (n) to the extent that any covenant or agreement in this Agreement requires an Affiliate of any party hereto to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate to take or omit to take such action, whether or not such covenant or agreement expressly so states; (o) references in this Agreement to the “transactions contemplated hereby,” the “transactions contemplated by this Agreement” and words or phrases of similar import shall include the Separation or the Distribution and the transactions contemplated thereby; (p) references in this Agreement to the “ordinary course of business” with respect to any Person shall refer to an action taken by a Person that is consistent in all material respects in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person (including, for the avoidance of doubt, any good faith response to COVID-19 Measures prior to the date of this Agreement); and (q) references to documents or other information having been “made available,” “delivered” or “provided” or words of similar import, shall be deemed to mean that such information or documents were (i) posted by the Company or any of its Representatives to the Project Navigator virtual data room hosted by Datasite.com, (ii) filed with, or furnished to, the SEC since January 1, 2020 and available through the SEC’s Electronic Data Gathering and Retrieval System or (iii) otherwise made reasonably available by the Company or its Representatives to Parent or its Representatives, in each case of this clause (q) prior to the date hereof. Each of the parties hereto has participated in the drafting and negotiation of this Agreement and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
BLUEROCK RESIDENTIAL GROWTH REIT, INC.
By:	/s/ Ramin Kamfar Name: Ramin Kamfar Title: Chairman and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

BADGER PARENT LLC
By:	/s/ Jacob Werner Name: Jacob Werner Title: Senior Managing Director and Vice President
BADGER MERGER SUB LLC
By:	/s/ Jacob Werner Name: Jacob Werner Title: Senior Managing Director and Vice President
[Signature Page to Agreement and Plan of Merger]

Annex A
Separation Principles
To the extent not otherwise addressed in the Agreement (including these Separation Principles), the Separation and the Distribution will be consummated pursuant to terms and conditions customary for public company spin-off transactions in conjunction with a business combination transaction with a third party involving the public company or the spun-off company. Capitalized terms used but not defined in these Separation Principles shall have the meanings ascribed to them in the Agreement.
For purposes of these Separation Principles:
•
“Company Group” means, individually or collectively, as the case may be, (a) the Company and any of its Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal income tax purposes (or for purposes of any state, local or foreign tax law) immediately after the Effective Time (and giving effect to the Distribution), (b) any Person that shall have merged or liquidated into the Company or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

•
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, losses, remediation, deficiencies, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any law, action (including any third-party claim) or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

•
“Parties” means Spinco and Company Remainco (including, following the Merger, the Surviving Company) and “Party” means one of them.

•
“Spinco Group” means individually or collectively, as the case may be, (a) Spinco, the Operating Partnership and any of their respective Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal income tax purposes (or for purposes of any state, local or foreign tax law)) immediately after the Effective Time (and giving effect to the Distribution), (b) any Person that shall have merged or liquidated into Spinco, the Operating Partnership or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

•
“Transactions” means the Merger and the other transactions contemplated by the Agreement, the Separation and the Distribution.

•
“Waived Employment Payments” means the aggregate amount of the Employment Payments waived in whole or in part by the Applicable Individuals, if any.

1.
The Separation:

Prior to the Effective Time, the Company and its Subsidiaries will undertake the internal restructuring steps as set forth in the step plan attached as Annex A (as modified in accordance with the terms hereof, the “Step Plan”) (the “Internal Restructuring”). The Company may make modifications to these Separation Principles and the Step Plan from time to time; provided that any such modification shall not be adverse (other than in a de minimis respect) to Company Remainco or, after giving effect to the Merger, Parent, unless Parent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed).
•
Assets and Liabilities Generally:   Except as otherwise described herein, without duplication, (i) all assets of the Company and its Subsidiaries primarily related to the Spinco Business, (ii) the assets included on Schedule A, (iii) the assets included or reflected as assets of Spinco or any of its Subsidiaries on Unaudited Spinco Financial Statement, subject to any dispositions of such assets subsequent to the date of the Unaudited Spinco Financial Statement and (iv) acquisitions of assets since the date of the Unaudited Spinco Financial Statement that are of a nature or type that would have been included on a pro forma combined balance sheet of the Spinco Business or any notes or subledgers thereto as of the effective time of the Distribution, including any inventory (were such balance sheet, notes and subledgers prepared on a basis consistent with the Unaudited Spinco Financial Statement) (such balance sheet and notes and subledgers thereto, the “Pro Forma Spinco Balance Sheet”), in each case will be allocated to Spinco (or one or more of its Subsidiaries). Without duplication, all Liabilities of the Company and its Subsidiaries (whether or not such Liabilities arose or are asserted before, at or after the Distribution) (i) to the extent related to the Spinco assets or the Spinco Business (including all Liabilities to the extent related to Bluerock REIT Operator, LLC), (ii) included or reflected as liabilities of Spinco or any of its Subsidiaries on the Unaudited Spinco Financial Statement, subject to any discharge of such Liabilities subsequent to the date of the Unaudited Spinco Financial Statement, or (iii) in existence as of the effective time of the Distribution that are of a nature or type that would have resulted in such Liabilities being included or reflected as Liabilities of the Spinco Business on the Pro Forma Spinco Balance Sheet, in each case, will be allocated to Spinco (or one or more of its Subsidiaries). In addition to any other exceptions described in these Separation Principles, exceptions to the foregoing sentences (1) that would not be adverse (other than in a de minimis respect) to Company Remainco or, after giving effect to the Merger, Parent or (2) with Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall also be permitted. All assets and Liabilities not allocated to Spinco (or one or more of its Subsidiaries) will be retained by Company Remainco (or one or more of its Subsidiaries). For the avoidance of doubt, cash and debt shall be addressed by Sections 2 and 3 of these Separation Principles rather than the foregoing provisions of this bullet, and Company Transaction Litigation shall be addressed by Section 11 of these Separation Principles. The separation and distribution agreement relating to the Separation and the Distribution will include customary indemnification provisions pursuant to which Spinco and Company Remainco will indemnify the other for any losses relating to:
•
the Liabilities allocated to the indemnifying Party (and its Subsidiaries) and the failure of the indemnifying Party (or its Subsidiaries) to satisfy any such Liabilities in accordance with their terms;

•
any breach by the indemnifying Party (or its Subsidiaries) of the separation and distribution agreement or other agreements entered into by the Parties (and/or Subsidiaries thereof) in connection with the Separation or the Distribution;

•
performance or other guarantees or similar undertakings for the benefit of the indemnifying Party (or its Subsidiaries) by the other Party (or its Subsidiaries); and

•
if the indemnifying Party is Spinco, any untrue statement or omission (or alleged untrue statement or omission) of material fact in the Spinco Registration Statement, information statement, prospectus, offering memorandum, offering circular or similar disclosure document that describes the Separation and the Distribution; subject to Section 11 of these Separation Principles, Company Remainco will indemnify Spinco for claims relating to any untrue statement or omission (or alleged untrue statement or omission) of material fact in the Company’s pre-Distribution disclosure documents.

•
No Party will make any representations or warranties to the other as to the assets or Liabilities to be transferred.

•
To the extent that an asset or Liability (or a portion thereof) is not transferred from one Party to the other prior to the Distribution (because of a failure to receive a consent or otherwise), the transferring Party will retain that asset or Liability for the transferee Party (with the transferee bearing all of the benefits and burdens of the asset or Liability), and the asset or Liability will be transferred as soon as it can be transferred.

•
Subject to customary exceptions, including for Liabilities arising under any agreement between the Parties (and/or Subsidiaries thereof) that is in effect following the Distribution, each of Spinco and Company Remainco will release the other and the other’s non-recourse parties (current or former stockholders, directors, officers, employees, etc.) from all Liabilities of the releasing Party or with respect to the releasing Party’s assets or business arising before the Distribution.
•
Prior to the Effective Time, the warrant agreements relating to the Company Warrants will be amended so that each holder of a Company Warrant that is exercisable but not exercised as of the Effective Time will be entitled to receive in respect of such Company Warrant only an amount of cash equal to the difference between the Merger Consideration and the exercise price for each share of Company Common Stock underlying such Company Warrant immediately prior to the Effective Time.

•
Except with respect to Company Transaction Litigation, which shall be governed by Section 11 of these Separation Principles, Company Remainco will be responsible for all of the out-of-pocket fees, costs and expenses of investment bankers, legal counsel, accountants, experts and other third-party professional advisors, SEC filing fees, printing and mailing costs, proxy solicitation costs and all transfer taxes, in each case incurred by or on behalf of either Party at or prior to the Effective Time in connection with the transactions contemplated by the Agreement.

•
From and after the Closing, Spinco shall be entitled to the benefit of the Reimbursement Obligations except that they shall be obligations of Company Remainco, mutatis mutandis.

2.
Indebtedness:

•
Company Remainco and its Subsidiaries will not be obligated on and, to the extent necessary, will be released from, Spinco’s debt which shall include debt for borrowed money, bonds or similar instruments, letters of credit, capitalized leases, derivatives and related guarantees (including a new credit facility that is contemplated to fund certain acquisitions before the closing of the Merger) (“Spinco Debt”).

•
Spinco and its Subsidiaries will not provide credit support for debt remaining with Company Remainco and its Subsidiaries in accordance with these Separation Principles.

3.
Cash:

•
Immediately prior to the effective time of the Distribution, the Company will contribute to Spinco an amount of cash equal to the “Spinco Cash Amount”, which shall be equal to $185,700,000,

a.
reduced dollar-for-dollar by:

i.
any cash used or paid by the Company or any of its Subsidiaries after the execution of the Agreement to acquire assets that will be allocated to Spinco in the Separation (“Spinco Assets”), but excluding amounts used to acquire Spinco Assets to the extent funded with the proceeds of Spinco Debt,

ii.
the amount of cash used by the Company or any of its Subsidiaries after the execution of this Agreement to pay any principal in respect of Spinco Debt,

iii.
any cash paid in redemption of Common Units of the Operating Partnership after the execution of the Agreement,

iv.
the product of (x) the aggregate number of shares of Company Class A Common Stock issued after the execution of the Agreement in respect of the redemption of a number of Common Units of the Operating Partnership in excess of 940,567 Common Units multiplied by (y) the Merger Consideration, and

v.
the amount of cash held by Spinco and its Subsidiaries immediately prior to such contribution by the Company (other than cash received by Spinco or its Subsidiaries pursuant to the Reimbursement Obligations); and

b.
increased dollar-for-dollar by:

i.
the Waived Employment Payments,

ii.
any cash received by the Company or any of its Subsidiaries after the execution of the Agreement in connection with the disposition or redemption of assets that will be allocated to Spinco in the Separation (including, for the avoidance of doubt, mezzanine or preferred investments that will be allocated to Spinco),

iii.
any cash proceeds received in respect of Spinco Debt incurred after the execution of the Agreement (including, for the avoidance of doubt, cash proceeds received by the Company or any of its Subsidiaries after the execution of the Agreement derived from levering a Spinco Asset), to the extent the proceeds thereof or cash received therefrom are not used to acquire Spinco Assets, and

iv.
the net levered cash flow (taking into account capital expenditures and interest expense, but excluding amounts already taken into account in clauses (a)(i), (a)(ii) or (b)(ii)) attributable to the operation of the Spinco Business after the execution of the Agreement.

•
Notwithstanding the foregoing, to the extent that the Spinco Cash Amount, as adjusted as set forth above, is a negative number, then immediately prior to the effective time of the Distribution, Spinco shall distribute to the Company an amount of cash equal to the absolute value of the Spinco Cash Amount, as adjusted. Cash shall be deemed to include restricted cash and cash equivalents.

4.
Shared Contracts:   The interests of the Company under that certain Sublease, dated as of February 15, 2019, between AllianceBernstein L.P., as Sublandlord, and Bluerock Real Estate L.L.C. (“BRE”) and the Company, collectively, as Subtenant, for a portion of the 32nd Floor, 1345 Avenue of the Americas, New York, New York (the “Sublease”) will be assigned (subject to any required consents of Sublandlord and Landlord) to Spinco, including all of the Company’s Liabilities associated therewith, and the Company (until the consummation of the Distribution) and Spinco (after the consummation of the Distribution) will use commercially reasonable efforts to cause the release, as of the Distribution, by Sublandlord of Company Remainco from any obligations under the Sublease as of and after the consummation of the Distribution; provided that, notwithstanding the foregoing, Parent shall pay to Spinco at the Closing $2.5 million of the remaining Fixed Rent (as defined in the Sublease) as of the consummation of the Distribution, and each of BRE and Spinco shall indemnify Company Remainco from obligations accruing under the Sublease from and after the consummation of the Distribution. Shared supply, vendor and other agreements will be transferred to Spinco (or one or more of its Subsidiaries). However, Spinco and its Subsidiaries will use commercially reasonable efforts to obtain any necessary third party consents so that the Company Remainco Business can obtain the benefits currently enjoyed and assume the burdens undertaken (e.g., through a new agreement, amendment or partial assignment) by the Company Remainco Business under those agreements.

5.
Intercompany Accounts and Other Agreements:

•
Agreements between (a) Company Remainco or any of its Subsidiaries, on the one hand, and (b) Spinco or any of its Subsidiaries, on the other hand, will be terminated as of the completion of the Distribution without Liability to either Party, other than the separation and distribution agreement and such other agreements as are customary for public company spin-off transactions that are entered into by the Parties (and/or Subsidiaries thereof) in connection with the Separation or the Distribution.

•
Without limiting the foregoing, (i) the Administrative Services Agreement, dated October 31, 2017, by and among Bluerock Real Estate, L.L.C., Bluerock Real Estate Holdings, LLC, the

Company, Bluerock Residential Holdings, L.P., Bluerock TRS Holdings, LLC and Bluerock REIT Operator, LLC, (ii) the Amended and Restated Trademark License Agreement, dated as of October 31, 2017, by and between Bluerock Real Estate, L.L.C., BRG Manager, LLC and Bluerock REIT Operator, LLC and (iii) any other Contract between Company Remainco (on the one hand) and BRG Manager, LLC or its Affiliates (on the other hand) (other than Contracts in respect of existing preferred investment and co-investments and other than the indemnification agreements set forth on Section 6.8(b) of the Company Disclosure Schedule), will also be terminated as of the completion of the Distribution without Liability to either Party.
•
Intercompany accounts between (a) Company Remainco or any of its Subsidiaries, on the one hand, and (b) Spinco or any of its Subsidiaries, on the other hand (other than arising out of agreements described in the preceding two sub-bullets) shall be settled no later than as of immediately prior to the Distribution.

6.
Tax Matters:

•
Intended U.S. Federal Income Tax Characterization of the Transactions.   For U.S. federal income tax purposes, (a) the transfer of the entity or entities holding the Company Remainco Business to the Company in exchange for the Company’s interests in the Company operating partnership (the “Operating Partnership”) shall be treated as a distribution in partial liquidation of the Company’s interest in the Operating Partnership, (b) the contribution by the Company of its Operating Partnership interests to Spinco shall be treated as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (c) the Distribution, in conjunction with the Merger, shall be treated as a distribution made pursuant to the liquidation of the Company and described in Section 331(a) of the Code, (d) the Merger shall be treated as (i) a taxable sale by the Company of all of its assets (as of immediately after the Distribution) to Merger Sub (or, if Merger Sub is a “disregarded entity,” its regarded owner for U.S. federal income tax purposes) in exchange for the merger consideration, the preferred redemption amount and the assumption of the Company’s Liabilities (and any other applicable amounts), followed by (ii) a complete liquidation of the Company, and (e) the Distribution, together with the receipt by the shareholders of the Company of the merger consideration and the preferred redemption amount (and any other applicable amounts) pursuant to the Merger or the preferred stock redemption, shall be treated as a distribution made in complete liquidation of the Company described in Section 331(a) of the Code and as in full payment in exchange for the Company’s stock (the “Intended Tax Treatment”). The Parties will prepare all tax returns in a manner consistent with the Intended Tax Treatment and no Party shall take any contrary or inconsistent position, whether in a tax return or otherwise, except to the extent otherwise required pursuant to a final determination by a taxing authority.

•
Spinco REIT Election.   Spinco shall make an election to be treated as a real estate investment trust under Sections 856-860 of the Code and a protective election with the Company to be treated as a taxable REIT subsidiary under Section 856(l) of the Code, in each case effective as of the date of the Distribution.

•
Allocation of Taxes.

•
The Company shall be responsible for, without duplication, (a) any taxes imposed with respect to any Combined Tax Return, (b) any taxes imposed on any member of the Company Group for any taxable period, (c) any imputed underpayments or related taxes imposed on or with respect to the Operating Partnership and attributable to the Company or any member of the Company Group for any taxable period, and (d) any taxes resulting from any inaccuracy in or breach by the Company or any member of the Company Group (or any successor) of any representation, warranty or covenant made by the Company in the separation-related agreements, in the case of clauses (a) through (c) above, other than any Spinco Taxes described in clause (b) in the immediately succeeding bullet (“Company Taxes”).

•
Spinco and the Operating Partnership shall be responsible for, without duplication, (a) any taxes imposed on Spinco, the Operating Partnership or any of its Subsidiaries for any taxable period and (b) any taxes resulting from any inaccuracy in or breach by Spinco of any representation, warranty or covenant made by Spinco in the separation-related agreements, in the case of clause (a), other than any Company Taxes (“Spinco Taxes”).
•
Preparation of Tax Returns; Tax Proceedings.

•
Consolidated, combined, affiliated or similar tax returns that include one or more members of the Company Group together with one or more members of the Spinco Group (a “Combined Tax Return”) will be prepared and filed (or cause to be prepared and filed) by the entity that is the common parent of such group (or otherwise the Party required to file such Combined Tax Return under applicable Law) for the relevant period.

•
Any separate tax return required to be filed by the Company and any of its Subsidiaries (and any successor to the Company) (a “Company Tax Return”) will be prepared and filed (or cause to be prepared and filed) by the Company.

•
Any separate tax return required to be filed by Spinco, the Operating Partnership or any of their respective Subsidiaries (a “Spinco Tax Return”) will be prepared and filed (or cause to be prepared and filed) by Spinco.

•
To the extent any tax return required to be prepared and filed by a member of one group could reasonably be expected to reflect taxes for which a member of the other group is responsible, the parent of such other group will be afforded customary review and comment rights to the extent relating to such taxes, and the Company shall have approval rights (any such approval not to be unreasonably withheld, conditioned or delayed) over any Combined Tax Return that it is not responsible for preparing.

•
Notwithstanding any of the foregoing, (a) all tax returns shall be prepared in accordance with the Intended Tax Treatment and (b) any tax returns of the Operating Partnership to the extent relating to the Internal Restructuring shall be prepared as determined by Spinco, subject to customary review and comment rights (and subject to customary dispute resolution procedures) to the extent such return could reasonably be expected to reflect Company Taxes, and no Party shall take any position inconsistent therewith, except to the extent otherwise required pursuant to a final determination by a taxing authority.

•
Control rights and customary non-controlling party protections with respect to tax audits, reimbursement of taxes or other proceedings to be generally consistent with the foregoing.

7.
Allocation of Employee Liabilities:   Spinco will assume all assets and Liabilities (whether or not such Liabilities arose or are asserted before, at or after the Distribution) relating to current and former service providers of the Company and its Subsidiaries and employee benefit plans and agreements, other than (a) as provided in Section 3.3 of the Agreement (cash out of Company Restricted Stock Awards) and (b) the employment payments set forth on Schedule B (the “Employment Payments”) to be paid to Ramin Kamfar, Jordan Ruddy, James Babb, Ryan MacDonald, Christopher Vohs, Michael Konig (through his wholly-owned entity, Konig & Associates, LLC) and Michael DiFranco (collectively, the “Applicable Individuals”) upon consummation of the Merger, which shall be assumed by Company Remainco so long as the applicable individual is employed by the Company or a Subsidiary as of immediately prior to the Closing and executes customary release documentation in favor of Company Remainco and Parent relating to (i) such individual’s employment or termination of employment with the Company and its Subsidiaries through the date of release and (ii) such individual’s (or its Affiliates’) capacity as a stockholder of the Company or partner in the Operating Partnership (which release shall exclude such individual’s right to receive the consideration he or she is entitled to under the Merger Agreement, including, but not limited to, the consideration he or she is entitled to with respect to any Company Restricted Stock Award), and Spinco will indemnify Company Remainco and Parent for any such claims made by such individual. Notwithstanding anything to the contrary in clause (b) of this Section 7, any Waived Employment Payments shall be assumed by Spinco.

8.
Bluerock Name and Bluerock Marks:   Following the consummation of the Distribution, Company Remainco and its controlled Affiliates shall be permitted to use the “Bluerock” name and the Bluerock Marks (including, for the avoidance of doubt, BLUEROCK RESIDENTIAL GROWTH

REIT (U.S. reg. no. 5114015) (the “BRE Trademark”)) for a period of 180 days for the purpose of winding down such use; provided that Company Remainco and its controlled Affiliates shall use commercially reasonable efforts to minimize and eliminate the use of the “Bluerock” name and the Bluerock Marks (including the BRE Trademark) as soon as reasonably practicable; provided, further, that from and after such 180 day period, Company Remainco and its controlled Affiliates may no longer use the “Bluerock” name or the Bluerock Marks (including the BRE Trademark or any trademark confusingly similar thereto and Company Remainco and its controlled Affiliates shall not purport to authorize any other persons to use such trademark, whether as a trademark, service mark, corporate, trade or d/b/a name, logo or otherwise). From and following the consummation of the Distribution, BRE, Spinco and their respective Affiliates shall cease all use of the BRE Trademark or any trademark confusingly similar thereto and shall not purport to authorize any other persons to use such trademark, whether as a trademark, service mark, corporate, trade or d/b/a name, logo or otherwise. Notwithstanding the foregoing, at all times after the consummation of the Distribution, Company Remainco and its controlled Affiliates shall be permitted to use the Bluerock Marks, and BRE, Spinco and their respective Affiliates shall be permitted to use the BRE Trademark, in each case (x) in legal and business materials that exist as of the date of the Distribution and are not visible to the general public, (y) in a neutral, non-trademark manner to describe the history of Company Remainco, BRE, Spinco and the relationship of the Parties and (z) as required by applicable Law; provided that such use does not give rise to a likelihood of confusion as to the source or origin of any goods or services or imply any endorsement by, or ongoing association with, BRE, (in the case of Company Remainco) Spinco, (in the case of Spinco) Company Remainco, or their respective controlled Affiliates.
9.
Insurance:   The Company’s and its Subsidiaries’ occurrence-based policies will be allocated to Spinco (and its Subsidiaries). Company Remainco (and its Subsidiaries) will be entitled (at its cost) to make occurrence-based claims in respect of losses incurred prior to the Distribution under the Company and its Subsidiaries’ occurrence-based policies in effect as of the Distribution to the extent such policies provided coverage for Company Remainco (or any of its Subsidiaries) prior to the Distribution. The Company’s and its Subsidiaries’ property-level insurance policies will be allocated to Spinco to the extent they provided coverage for the Spinco assets. Company Remainco shall provide customary indemnity and cost reimbursement to Spinco to the extent resulting from access by Company Remainco to such insurance policies post-Distribution (including bearing all deductibles, retentions, coinsurance, fees, retroactive and/or future premium increase) and may not make any claim to the extent it would adversely affect Spinco’s relationship with any such insurer. Each Party will control its relationship with its own insurers post-Distribution.

10.
Conditions to the Distribution:   The consummation of the Distribution shall be subject to conditions customary for public company spin-off transactions, including the following conditions:

•
All necessary permits and authorizations under the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock shall have been obtained and be in effect and such shares of Spinco Common Stock shall have been approved for listing on the applicable stock exchange.

•
The Company shall have received opinion(s) (which continue to be valid) in customary form from one or more nationally recognized valuation or accounting firms or investment banks reasonably acceptable to Parent, as to the solvency of Spinco after giving effect to the Distribution.

•
The Internal Restructuring shall have been completed in all material respects.

11.
Company Transaction Litigation:

a.
Following the Closing, Spinco shall control the defense, settlement or prosecution of any Company Transaction Litigation; provided that Spinco shall not compromise, settle or agree to compromise or settle any Company Transaction Litigation without Company Remainco’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Following the Closing, Spinco shall, subject to the preservation of privilege and confidential information, give Company Remainco the opportunity to participate in (but not control) the defense or settlement of any Company Transaction Litigation and shall give due consideration to Company Remainco’s advice with respect to such Company Transaction Litigation.
b.
The first amount of Liabilities incurred by either Party or its Affiliates (whether arising before or after the Closing) relating to any Company Transaction Litigation (including the defense, settlement or prosecution thereof), including any indemnification obligations of Company Remainco (including pursuant to Section 6.8 of the Agreement) up to the Deductible Amount (as defined on Schedule C), will be borne by Company Remainco, with Liabilities above the Deductible Amount to be borne 25% by Spinco and 75% by Company Remainco.

c.
To the extent any Company Transaction Litigation results in the repayment of Spinco Debt, such repayment shall be borne by Spinco.

12.
Other Matters:   The separation and distribution agreement shall contain other terms and conditions customary for public company spin-off transactions in conjunction with a business combination transaction with a third party involving the public company or the spun-off company, including as to confidentiality, legal privilege, litigation support, financial statement support, access to books and records, and replacement and release of guarantees and other credit support.

Exhibit B
December 19, 2021
Board of Directors
Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas
32nd Floor
New York, New York 10105
Members of the Board:
We understand that Bluerock Residential Growth REIT, Inc. (the “Company”), Badger Parent LLC (the “Buyer”) and Badger Merger Sub LLC, a wholly owned subsidiary of the Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 19, 2021 (the “Merger Agreement”), which contemplates, among other things, (i) the separation of the Company Remainco Business (as such term is defined in the Merger Agreement) from the Spinco Business (as such term is defined in the Merger Agreement) (the “Separation”), followed by the distribution to the holders of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) as of the record date for such distribution all of the outstanding shares of common stock, par value $0.01 per share, of Bluerock Homes Trust, Inc. (“Spinco”), (“Spinco Common Stock,” and such distribution, the “Distribution”), and (ii) the subsequent merger (the “Merger,” and together with the Separation and the Distribution, the “Transactions”) of the Company with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of the Buyer. Pursuant to the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares of Company Common Stock owned by the Buyer or any wholly owned subsidiaries of the Buyer or the Company, will be converted into the right to receive $24.25 per share in cash, without interest (such $24.25 per share cash consideration, together with the shares of Spinco Common Stock to be received by holders of shares of Company Common Stock in the Distribution, the “Consideration”). Certain terms and conditions of the Separation, the Distribution and the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of Company Common Stock.
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)
Reviewed certain financial projections prepared by the management of the Company;

4)
Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)
Reviewed the reported prices and trading activity for Company Common Stock;

6)
Compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their respective securities;

7)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)
Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain other parties and their financial and legal advisors;

9)
Reviewed the Merger Agreement, including the Separation Principles, the term sheet for the Management Agreement to be entered into among Spinco, Bluerock Residential Holdings, L.P. and an external manager to be newly formed in connection with the Separation and the Distribution and the equity commitment letter, limited guaranty and support agreement, each substantially in the form of the drafts dated December 19, 2021, and certain related documents; and

10)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and we express no opinion on such projections. In addition, we have assumed that the Transactions and the other transactions contemplated by the Merger Agreement will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions that would be material to our analysis. We express no opinion as to the terms of financing by Buyer or the terms or conditions upon which it is obtained. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We have also assumed that the definitive Merger Agreement will not differ in any material respect from the December 19, 2021 draft thereof furnished to us. Morgan Stanley & Co. LLC (“Morgan Stanley”) has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required in connection with the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of Company Common Stock in the transaction. Morgan Stanley also expresses no opinion as to the relative fairness of any consideration to be received pursuant to the Merger Agreement to holders of any other equity securities of the Company. Our opinion does not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Spinco, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is payable quarterly, a portion of which is contingent upon rendering of this financial opinion and a portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company or any of their respective affiliates, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law or regulation. In addition, this opinion does not in any manner address the prices at which Spinco Common Stock will trade following consummation of the Transactions or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of Company Common Stock.
Very truly yours,
MORGAN STANLEY & CO. LLC
By:
/s/ Seth Weintrob

Seth Weintrob
Managing Director

Exhibit C
December 19, 2021
Confidential
Board of Directors
Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas
32nd Floor
New York, NY 10105
Ladies and Gentlemen:
Bluerock Residential Growth REIT, Inc. (the “Company”) has engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Board of Directors) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company, of the Consideration (as defined below) to be paid by the Company in the Exchange (as defined below).
Description of the Proposed Transaction
It is Duff & Phelps’ understanding that the Company will undertake a series of transactions resulting in the separation of the Company’s single-family residential real estate business (and certain build-to-rent and non-single-family residential real estate properties) (together, the “Single Family Business”) from the Company’s multi-family residential real estate business (the “Multi-Family Business”), followed by the distribution to the holders of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), as of the record date for such distribution, all of the outstanding shares of common stock, par value $0.01 per share, of Bluerock Homes Trust, Inc. (“Spinco”) and the subsequent merger (the “Merger”) of the Company with and into a wholly owned subsidiary of Badger Parent LLC (the “Purchaser”), as follows:
The Company’s existing operating partnership (the “OP”) will form a lower-tier limited partnership or limited liability company (the “New LP”). The OP will then contribute its interests in the Multi-Family Business to the New LP. The OP will then distribute its interests in the New LP to the Company as consideration for a redemption of all of the Company’s preferred interest in the OP and 25,210,092 of the Company’s common units in the OP (the “Consideration,” and the transactions described in this paragraph, the “Exchange”).
After completing the Exchange, the Company will contribute its remaining interest in the OP (including the general partnership interest) to Spinco and distribute its ownership interest in Spinco to the Company’s common stockholders (the “Distribution”). Immediately following the Distribution, the Merger will be consummated, and each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares of Company Common Stock owned by the Purchaser or any wholly owned subsidiaries of the Purchaser or the Company, will be converted into the right to receive $24.25 per share in cash, without interest. The Exchange, the Distribution and the Merger are collectively referred to herein as the “Proposed Transaction.” This opinion does not address any aspect of the Distribution or the Merger.
Duff & Phelps 167 North Green Street 12th Floor Chicago, IL 60607	T +1 312 697 F 4600 +1 312 697 0112

Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in real estate and business valuations, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.
Reviewed certain information prepared and provided to Duff & Phelps by the Company’s management regarding the Single Family Business including, but not limited to:

a.
Portfolio summary schedule of the Single Family Business;

b.
Financial models for the Single Family Business;

c.
Development cost schedules for in-process development properties;

d.
Recent appraisals and Broker Price Opinions for certain properties in the Single Family Business;

e.
Investment Memorandums for the Single Family Business; and

f.
Other internal documents relating to the Single Family Business provided to Duff & Phelps by management of the Company.

2.
Reviewed certain information prepared and provided to Duff & Phelps by the Company’s management regarding Spinco including, but not limited to, the following documents:

a.
The Company’s annual reports and audited financial statements included in the Company’s Reports on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2019 and December 31, 2020 and the Company’s unaudited interim financial statements for the nine months ended September 30, 2021 included in the Company’s Report on Form 10-Q filed with the SEC;

b.
Unaudited segment and pro forma financial information for the Company for the nine months ended September 30, 2021 and for the estimated year ended December 31, 2021, which the Company’s management identified as being the most current financial statements available;

c.
Other internal documents relating to Spinco provided to us by management of the Company; and

d.
Documents related to the Proposed Transaction (the “Transaction Documents”), including a draft Agreement and Plan of Merger dated December 19, 2021, by and among the Company, the Purchaser and Badger Merger Sub LLC (the “Merger Agreement”).

3.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

4.
Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including discounted cash flow analyses, a direct capitalization analysis, an analysis of implied overall capitalization ratios based on market data, and an analysis of publicly traded REITs that Duff & Phelps deemed relevant; and

6.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Exchange, Duff & Phelps, with the Company’s consent:

1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Exchange and the other aspects of the Proposed Transaction (it being understood that such counsel is not representing, or otherwise acting as counsel to, Duff & Phelps), including whether all procedures required by law to be taken in connection with the Exchange and the other aspects of the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.
Assumed that information supplied and representations made by Company management are substantially accurate regarding Spinco and the Exchange;

5.
Assumed that the Merger is consummated at the price set forth in the Merger Agreement and that such price represents a fair value for the Company after giving effect to the Distribution;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that the Exchange will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Exchange will be obtained without any adverse effect on the Company or the Single Family Business.

To the extent that any of the foregoing assumptions or any of the material facts on which this Opinion is based prove to be untrue in any material respect, this Opinion should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Exchange.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Exchange.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not advise the Board of Directors or any other party with respect to alternatives to the Exchange.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.
This Opinion is furnished solely for the use and benefit of the Board of Directors and the Company in connection with its consideration of the Exchange pursuant to the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except as otherwise set forth in the Engagement Letter (as defined below). This Opinion (i) does not address the fairness of the consideration to be received by the Company’s shareholders in the Merger; (ii) does not address the merits of the underlying business decision to enter into the Exchange versus any alternative strategy or transaction; (iii) does not address any transaction related to the Exchange, including the Distribution and the Merger; (iv) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (v) does not indicate that the Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Consideration in the Exchange is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Exchange and the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated December 14, 2021 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Board of Directors that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has provided certain valuation services to the Company and it is the intent of the Company to engage Duff & Phelps for certain opinion services related to the Distribution. Additionally, Duff & Phelps has in the past provided, and continues to provide, the Purchaser with periodic portfolio valuation services. Furthermore, Duff & Phelps has previously been and is currently engaged to provide financial advisory services to the Purchaser in connection with related party transactions and valuation advisory services for certain of the Purchaser’s portfolio companies. For these prior and future engagements, Duff & Phelps received, and will receive, customary fees, expense reimbursement, and indemnification. For the avoidance of any doubt, Duff & Phelps is not engaged to provide any services to the Purchaser in connection with the Proposed Transaction.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Consideration to be paid by the Company in the Exchange is fair, from a financial point of view, to the Company.
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
/s/ Kroll, LLC
Duff & Phelps, A Kroll Business
Kroll, LLC

Exhibit D
Robert A. Stanger & Company, Inc. 1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702 732-389-3600
The Board of Directors of
Bluerock Residential Growth REIT, Inc.
712 Fifth Avenue, 9th Floor
New York, NY 10019
Gentlemen:
Robert A. Stanger & Co., Inc. (“Stanger”) has been advised that Bluerock Residential Growth REIT, Inc. (the “Company”) is contemplating separating its single-family residential real estate business and certain build-to-rent and non-single-family residential real estate properties (the “Spinco Business”) from its multi-family residential real estate business (the “Spinco Transaction”). Stanger has been advised that the Company has formed Spinco, named Business Bluerock Homes Trust, Inc. (“Spinco”), which, after an internal restructuring, is anticipated to hold the assets and liabilities related to the Spinco Business, including the general partner interest and an anticipated minority limited partner interest in Bluerock Residential Holdings, L.P., (the “Operating Partnership”) holding the Spinco Business. Stanger has been advised that the Company intends to then distribute 100% of Spinco common shares to its shareholders. Stanger has been further advised that after this distribution, Spinco and the Operating Partnership intend to enter into a management contract (the “Management Agreement”) with an external manager. The Company, which would no longer hold Spinco and the Spinco Business, would then merge into a merger sub wholly owned by a third party purchaser.
The board of directors of the Company (the “Board of Directors”) has requested that Stanger provide to the Board of Directors its opinion (the “Opinion”) as to the fairness, from a financial point of view, to Spinco of the terms of the Management Agreement.
Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include strategic planning, mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions.
Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships, and the securities issued by and the assets owned through such entities including, but not limited to, real properties and property interests.
In the course of our review to render this opinion, we have, among other things:
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Reviewed a copy of the Management Agreement Term Sheet setting forth the key terms of the Management Agreement (the “Term Sheet”);

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Reviewed a five year projection model for the Spinco Business as prepared by management of the Company;

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Reviewed the financial terms of management agreements for 12 publicly traded REITs;

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Reviewed the financial terms of management agreements for 15 non-traded NAV REITs; and

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Conducted such other analyses as we deemed appropriate.

In conducting our review and in rendering this fairness opinion, we have assumed with your consent that the terms of the Management Agreement will not, when executed, differ in any material respect from

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the Term Sheet, including that the Management Agreement, when executed, will not require Spinco to internalize Spinco at any time. In rendering this opinion, we have been advised that we may rely upon, and therefore have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to us by the Company.
We have not been engaged to, and therefore did not: (i) appraise the assets or liabilities of Spinco; (ii) estimate or opine to the impact of the Management Agreement on the anticipated trading price of the Spinco shares; (iii) make any recommendation to the Company with respect to whether or not to adopt the Management Agreement or the impact, tax or otherwise, of adopting the Management Agreement; (iv) express any opinion as to (a) the business decision to pursue the implementation of the Management Agreement or alternatives to the Management Agreement; (b) the amount of expenses relating to the Management Agreement; (c) any legal, tax, regulatory or accounting matters; or (d) any other aspect of the Management Agreement other than the fairness, from a financial point of view, to Spinco of the terms of the Management Agreement as set forth in the Term Sheet; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any officers, directors, or employees of any of the Parties, or any class of such persons, relative to the compensation or consideration to be paid to the stockholders of Company common stock in the Spinco Transaction.
Our opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of this letter and addresses the terms of the Management Agreement. Events occurring after that date may materially affect the assumptions used in preparing this opinion.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the terms of the Management Agreement are fair to Spinco, from a financial point of view.
This opinion, the issuance of which has been approved by our Opinion Committee, is for the exclusive use and benefit of the Board of Directors and the Company. This opinion is not intended to be and does not constitute a recommendation to the Board of Directors to enter into the Management Agreement.
Stanger has been paid fees in connection with this opinion, none of which are contingent upon our findings with respect to fairness. The Company has also agreed to pay certain expenses and indemnify us against certain liabilities in connection with our engagement and the services rendered with respect to this opinion. During the past two years Stanger has not been engaged by the Company. In connection with this assignment we served as financial advisor to the Board of Directors.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion.
Yours truly,
Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
December 19, 2021

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SCAN TOVIEW MATERIALS & VOTEBLUEROCK RESIDENTIAL GROWTH REIT, INC. 1345 AVENUE OF THE AMERICAS, 32ND FLOOR NEW YORK, NEW YORK 10105VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/BRG2022SMYou may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D67182-TBDKEEP THIS PORTION FOR YOUR RECORDSBLUEROCK RESIDENTIAL GROWTH REIT, INC.THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYTHE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS 1, 2 AND 3. For Against Abstain1. To approve the merger of Bluerock Residential Growth REIT, Inc. (the "Company") with and into Badger Merger Sub LLC (“Merger Sub”), a whollyowned subsidiary of Badger Parent LLC (“Parent”), contemplated by the Agreement and Plan of Merger, dated as of December 20, 2021, and as it may ! ! !be amended from time to time, among the Company, Parent and Merger Sub (the “proposal to approve the merger”).2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on ! ! !or otherwise relates to the merger (the “proposal to approve the merger-related compensation”).3. To approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting ! ! !to approve the merger (the “proposal to approve adjournment of the meeting”).Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

D67183-TBDBLUEROCK RESIDENTIAL GROWTH REIT, INC.1345 Avenue of the Americas, 32nd Floor New York, New York 10105THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned stockholder of Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”), hereby appoints R. Ramin Kamfar and Jordan B. Ruddy, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of the Stockholders of the Company to be held online as a virtual meeting on April 12, 2022, at 11:00 a.m., New York time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy heretofore given with respect to such meeting.The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” the proposal to approve the merger, “for” the proposal to approve the merger-related compensation and “for” the proposal to approve adjournment of the meeting. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement or adjournment thereof.IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPEIf you vote by telephone or the Internet, please DO NOT mail back this proxy card. (Continued and to be signed on the reverse side.)